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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CoSine Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1.	1. Title of each class of securities to which transaction applies: Common Stock, par value $.0001 per share, of CoSine Communications, Inc. ("CoSine Common Stock"); Common Stock, par value $.0001 per share, of Tut Systems, Inc. ("Tut Systems Common Stock").
	2.	Aggregate number of securities to which transaction applies: 10,253,385 shares of CoSine Common Stock to be converted in the merger into 6,000,000(1) shares of Tut Systems Common Stock.
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $2.385 per share of CoSine Common Stock(2)
	4.	Proposed maximum aggregate value of transaction: $24,044,187.83(2)
	5.	Total fee paid: $2,830.00 (1/50th of 1% of the maximum aggregate value of the transaction, rounded up to the nearest whole dollar amount).
☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	6.	Amount Previously Paid: A fee of $2,830.00 was paid by Tut Systems, Inc. in connection with the registration of the shares of Tut Systems Common Stock to be issued in exchange for shares of CoSine Common Stock in the merger. The entire fee payable with this filing is offset by the amount previously paid.
	7.	Form, Schedule or Registration Statement No.: Registration Statement on Form S-4
	8.	Filing Party: Tut Systems, Inc.
	9.	Date Filed: February 15, 2005
(1)
Represents the maximum number of shares of Tut Systems Common Stock issuable in exchange for shares of CoSine with the merger of CoSine with and into a subsidiary of Tut Systems pursuant to the merger transaction described herein. This amount also includes additional shares of Tut Systems common stock that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction involving Tut Systems or CoSine Common Stock under Rule 416 of the Securities Act.

(2)
Each share of CoSine Common Stock will be converted into the right to receive approximately 0.6 shares of the Tut Systems Common Stock pursuant to the merger of CoSine described herein. Pursuant to Rule 457(f)(1) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices per share of the CoSine Common Stock to be cancelled in the exchange as reported on The Nasdaq National Market on February 11, 2005.

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Tut Systems Stockholder:

        Tut Systems, Inc. ("Tut Systems") has agreed to acquire CoSine Communications, Inc. ("CoSine"). In the proposed transaction, CoSine will be merged into a wholly-owned subsidiary of Tut Systems.

        In the merger, holders of CoSine common stock will be entitled to receive approximately [0.6] shares of Tut Systems common stock for each share of CoSine common stock they own, and Tut Systems will issue an aggregate of approximately [6,000,000] shares of Tut Systems common stock to the former holders of CoSine common stock. Tut Systems common stock is traded on The Nasdaq National Market under the symbol "TUTS".

        You are cordially invited to attend a special meeting of stockholders of Tut Systems in connection with the acquisition of CoSine. At the special meeting, you will be asked to approve the issuance of additional shares of Tut Systems common stock to be issued in connection with the merger. Our board of directors unanimously recommends that our stockholders vote FOR the issuance of additional shares of Tut Systems common stock in connection with the merger. Detailed information about the proposed merger is contained in this joint proxy statement/prospectus. We urge you to read this document carefully, including the section describing the risk factors that begins on page 13.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting of stockholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

        The date, time and place of the special meeting to consider and vote upon these proposals is as follows:

                        , 2005
10:00 a.m., local time
Tut Systems, Inc.
6000 SW Meadows Road, Suite 200
Lake Oswego, Oregon 97035

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Tut Systems common stock to be issued in connection with the transactions nor determined whether this joint proxy statement/prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated                        , 2005, and is first being mailed to our stockholders on or about                        , 2005.

        Your vote is very important.    Whether or not you plan to attend the special meeting, if you are a holder of Tut Systems common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Salvatore D'Auria Chairman, President and Chief Executive Officer Tut Systems, Inc.

i

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear CoSine Communications Stockholder:

        Our board of directors has approved a merger pursuant to which CoSine Communications, Inc. ("CoSine") will be acquired by Tut Systems, Inc. ("Tut Systems").

        If the merger is completed, holders of CoSine common stock will be entitled to receive approximately [0.6] shares of Tut Systems common stock for each share of CoSine common stock they own, and Tut Systems will issue an aggregate of approximately [6,000,000] shares of Tut Systems common stock to the former holders of CoSine common stock. Tut Systems common stock is traded on The Nasdaq National Market under the symbol "TUTS".

        Our stockholders will be asked at a special meeting of our stockholders to adopt the merger agreement and approve the merger. Our board of directors unanimously recommends that our stockholders vote FOR the adoption of the merger agreement and approval of the merger. Detailed information about the proposed merger is contained in this joint proxy/prospectus. We urge you to read this document carefully, including the section describing the risk factors that begins on page 13.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting of stockholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

        The date, time and place of the special meeting to consider and vote upon these proposals is as follows:

                        , 2005
10:00 a.m., local time
Hotel Sofitel
223 Twin Dolphin Drive
Redwood City, California 94065

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Tut Systems common stock to be issued in connection with the transactions nor determined whether this joint proxy statement/prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated                        , 2005, and is first being mailed to our stockholders on or about                        , 2005.

        Your vote is very important.    Whether or not you plan to attend the special meeting, if you are a holder of CoSine common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Terry Gibson Chief Executive Officer CoSine Communications, Inc.

Tut Systems, Inc.
6000 SW Meadows Road, Suite 200
Lake Oswego, Oregon 97035
(971) 217-0400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2005

To the Stockholders of Tut Systems, Inc.:

        A special meeting of stockholders of Tut Systems, Inc., a Delaware corporation ("Tut Systems"), will be held on                             , 2005 at 10:00 a.m., local time, at Tut Systems, Inc. located at 6000 SW Meadows Road, Suite 200, Lake Oswego, Oregon 97035, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the issuance of additional shares of Tut Systems common stock in connection with the Agreement and Plan of Merger, dated as of January 7, 2005, as amended, by and among Tut Systems, Cadillac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Tut Systems ("Merger Sub"), and CoSine Communications, Inc. ("CoSine"), pursuant to which CoSine will be merged with and into a wholly-owned subsidiary of Tut Systems and each outstanding share of CoSine common stock will be converted into the right to receive approximately [0.6] shares of Tut Systems common stock. The number of shares of Tut Systems common stock into which each share of CoSine common stock will be converted is subject to adjustment based upon CoSine's cash position, as agreed upon by CoSine and Tut Systems, no later than [DATE]. Stockholders should check the Tut Systems website (www.tutsystems.com) or call 800.        .                for the final conversion ratio.

  2.
  To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

  3.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Our board of directors has fixed the close of business on                        , 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Tut Systems common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote                        shares of common stock.

        Our directors and our executive officers who collectively were the beneficial owners of approximately [8%] of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date have entered into individual voting agreements with CoSine pursuant to which they have agreed to vote their shares of Tut Systems common stock in favor of the issuance of additional shares of common stock in connection with the merger, and against any proposal adverse to the merger.

        Your vote is important. In order to approve the issuance of additional shares of Tut Systems common stock in connection with the merger, the affirmative vote of the holders of a majority of the shares present and voting, in person or by proxy, at a meeting at which a quorum is present is required. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the issuance of additional shares of Tut Systems common stock in connection with the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at our special meeting and will not affect the voting for or against the proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

Lake Oswego, Oregon , 2005	Salvatore D'Auria Chairman, President and Chief Executive Officer

CoSine Communications, Inc.
560 S. Winchester Blvd., Suite 500
San Jose, California 95128
(408) 236-7517

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2005

To the Stockholders of CoSine Communications, Inc.:

        A special meeting of stockholders of CoSine Communications, Inc., a Delaware corporation ("CoSine"), will be held on                             , 2005 at 10:00 a.m., local time, at the Hotel Sofitel located at 223 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes:

  1.
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 2005, as amended, by and among Tut Systems, Inc., a Delaware corporation ("Tut Systems"), Cadillac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Tut Systems ("Merger Sub"), and CoSine, pursuant to which CoSine will be merged with and into a wholly-owned subsidiary of Tut Systems and each outstanding share of CoSine common stock will be converted into the right to receive approximately [0.6] shares of Tut Systems common stock, and to approve the merger of CoSine with Merger Sub. The number of shares of Tut Systems common stock into which each share of CoSine common stock will be converted is subject to adjustment based upon CoSine's cash position as agreed upon by CoSine and Tut Systems, no later than [DATE]. Stockholders should check the Tut Systems website (www.tutsystems.com) or call 800.        .                for the final conversion ratio.

  2.
  To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

  3.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Our board of directors has fixed the close of business on                            , 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of CoSine common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote                        shares of common stock. Holders of CoSine common stock are NOT entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

        Our directors and our executive officers who collectively were the beneficial owners of approximately [11]% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date have entered into individual voting agreements with Tut Systems pursuant to which they have agreed to vote their shares of CoSine common stock in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger.

v

        Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of CoSine common stock is required to adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at our special meeting and will effectively be counted as a vote against approval and adoption of the merger agreement and the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

San Jose, California , 2005	Terry Gibson Chief Executive Officer

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Tut Systems from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

        You may also request copies of these documents from Tut Systems or CoSine, without charge, upon written or oral request to:

TUT SYSTEMS, INC. Randall Gausman 6000 SW Meadows Road, Suite 200 Lake Oswego, Oregon 97035 Telephone No.: (917) 217-0400	COSINE COMMUNICATIONS, INC. Terry Gibson 560 S. Winchester Blvd., Suite 500 San Jose, California 95128 Telephone No.: (408) 236-7517

        In order to receive timely delivery of the documents, you must make your request no later than                        , 2005.

        See also "WHERE YOU CAN OBTAIN MORE INFORMATION," on page 127 of this joint proxy statement/prospectus.

Voting by CoSine's Directors and Executive Officers	29
Voting of Proxies	30
Revocability of Proxies	30
Solicitation of Proxies	30
Adjournment and Postponement	31
THE MERGER	32
General	32
Background to the Merger	32
Reasons for the Merger	36
Tut Systems' Board of Directors' Recommendation	36
CoSine's Board of Directors' Recommendation	36
Opinion of Tut Systems' Financial Advisor	37
Opinion of CoSine's Financial Advisor	42
Interests of Tut Systems' Directors and Management in the Merger	49
Interests of CoSine's Directors and Management in the Merger	49
No Appraisal Rights	50
Delisting and Deregistration of CoSine's Common Stock	50
Material United States Federal Income Tax Consequences of the Merger	50
THE MERGER AGREEMENT AND VOTING AGREEMENTS	52
The Merger Agreement	52
The Merger	52
Effective Time	52
Merger Consideration	52
Net Cash Adjustment	52
Exchange of Certificates	54
No Appraisal Rights	54
Representations and Warranties	54
Covenants Relating to the Conduct of Business	55
Restrictions Against Solicitation	57
Conditions to the Closing of the Merger	59
Termination	61
Expenses and Termination Fees	63
Further Actions	63
Public Announcements	63
Director's and Officer's Insurance and Indemnification	63
Stock Options	64
Stock Plans	64
Listing of Additional Shares	64
Amendment and Waiver	64
The Voting Agreements	64
TUT SYSTEMS AND CADILLAC MERGER SUB'S BUSINESS	66
Overview	66
Industry Background and Dynamics	66
Our Solutions	68
Strategy	68
Our Products	70
Customers and Markets	72
Marketing, Sales and Customer Support Marketing	73
Research and Development	73
Intellectual Property	74

Manufacturing	74
Competition	75
Employees	75
Facilities	75
Available Information	76
Cadillac Merger Sub, Inc.	76
TUT SYSTEMS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	77
Overview	77
Evaluation of Fiscal Year 2003	79
Evaluation of Fiscal Year 2004	81
Results of Operations	82
Liquidity and Capital Resources	86
Critical Accounting Policies and Estimates	88
Recent Accounting Pronouncements	90
TUT SYSTEMS' MANAGEMENT	91
TUT SYSTEMS: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	93
TUT SYSTEMS' PRINCIPAL STOCKHOLDERS	94
COSINE'S BUSINESS	96
Overview	96
COSINE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	97
Overview	97
Critical Accounting Policies and Estimates	98
Results Of Operations	102
COSINE'S MANAGEMENT	109
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF COSINE	110
Indebtedness Of Management	110
Certain Transactions	110
COSINE'S PRINCIPAL STOCKHOLDERS	111
DESCRIPTION OF TUT SYSTEMS COMMON STOCK	113
General	113
Common Stock	113
Preferred Stock	113
Options	113
Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute	113
Transfer Agent and Registrar	114
COMPARISON OF RIGHTS OF TUT SYSTEMS STOCKHOLDERS AND COSINE STOCKHOLDERS	115
Capitalization	115
Classification, Number and Election of Directors	115
Vacancies on the Board of Directors and Removal of Directors	116
Committees of the Board of Directors	116
Amendments to the Certificate of Incorporation	117
Amendments to Bylaws	118
Ability to Call Special Meetings	118
Notice of Stockholder Action	118
Indemnification of Directors and Officers	120
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	122
LEGAL MATTERS	126

x

EXPERTS	126
STOCKHOLDER PROPOSALS	126
WHERE YOU CAN OBTAIN MORE INFORMATION	127
INFORMATION INCORPORATED BY REFERENCE	127
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF TUT SYSTEMS	FI-1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF COSINE	FII-1
ANNEX A AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B FORM OF VOTING AGREEMENT FOR TUT SYSTEMS	B-1
ANNEX C FORM OF VOTING AGREEMENT FOR COSINE	C-1
ANNEX D OPINION OF NEEDHAM & COMPANY, INC.	D-1
ANNEX E OPINION OF BROADVIEW INTERNATIONAL LLC	E-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the current expectations, assumptions, estimates and projections of Tut Systems, Inc., or "Tut Systems," and CoSine Communications, Inc., or "CoSine," about their respective companies and industries. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should," and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks concerning our respective operations as set forth in the section of this joint proxy statement/prospectus titled "Risk Factors," starting on page 13. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our respective forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        Q:    What will I receive in the merger?

        A:    If the merger is completed, holders of CoSine common stock will be entitled to receive approximately [0.6] shares of Tut Systems common stock for each share of CoSine common stock owned, subject to adjustment based on the estimated cash position of CoSine, as agreed upon by Tut Systems and CoSine prior to the date of the stockholders meetings. For example, if you own 100 shares of CoSine common stock, you will receive [60] shares of Tut Systems common stock (subject to adjustment) in exchange for such shares.

        Q:    What do I need to do now?

        A:    We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of stockholders.

        Q:    What vote is needed to in connection with the merger?

  Tut Systems Stockholders

        A:    The affirmative vote of a majority of the shares of Tut Common Stock voting at a meeting at which a quorum is present is required to approve the issuance of additional shares of Tut Systems common stock in connection with the merger. Each holder of Tut Systems common stock is entitled to one vote per share of Tut Systems common stock held.

  CoSine Stockholders

        A:    The affirmative vote of a majority of the outstanding shares of common stock of CoSine is required to approve the merger. Each holder of CoSine common stock is entitled to one vote per share of CoSine common stock held.

        Q:    Have you obtained any voting commitments for the merger?

  Tut Systems

        A:    Yes. The directors and executive officers of Tut Systems, who collectively were the beneficial owners of approximately 8% of Tut Systems' outstanding shares entitled to vote at Tut Systems' special meeting as of the close of business on the record date, entered into individual voting agreements with CoSine pursuant to which they have agreed to vote their shares of Tut Systems common stock in favor of the issuance of additional shares of Tut Systems common stock in connection with the merger, and against any proposal adverse to the merger.

  CoSine

        A:    Yes. The directors and executive officers of CoSine, who collectively were the beneficial owners of approximately 11% of CoSine's outstanding shares entitled to vote at CoSine's special meeting as of the close of business on the record date, entered into individual voting agreements with Tut Systems pursuant to which they have agreed to vote their shares of CoSine common stock in favor of approval and adoption of the merger agreement and the merger.

        Q:    How does our board of directors recommend I vote?

  The Board of Directors of Tut Systems:

        A:    The board of directors has unanimously approved our acquisition of CoSine and determined the transaction is advisable and fair to, and in the best interests of, Tut Systems and its stockholders. The board of directors has also unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of additional shares of Tut Systems common stock in this transaction. Our board of directors unanimously recommends that you vote FOR the issuance of additional shares of Tut Systems common stock in connection with the merger. The reasons for our board of directors' determination are discussed below in this joint proxy statement/prospectus. Our board of directors also unanimously recommends that you vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to issue additional shares in connection with the merger.

  The Board of Directors of CoSine:

        A:    The board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, CoSine and stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of its stockholders that you adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. Our board of directors unanimously recommends that you vote FOR adoption of the merger agreement and approval of the merger. The reasons for our board of directors' determination are discussed below in this joint proxy statement/prospectus. Our board of directors also unanimously recommends that you vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

        Q:    What happens if I do not return a proxy card?

        A:    If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, if you are a CoSine stockholder, the failure to return your proxy card will have the same effect as voting against the merger proposal.

        Q:    May I vote in person?

        A:    Yes. If your shares are not held in "street name" through a broker or bank, you may attend the special meeting of stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in "street name," you must get a proxy from your broker or bank in order to attend the special meeting and vote.

        Q:    Do I need to attend the special meeting in person?

        A:    No. You do not have to attend the special meeting in order to vote your shares of common stock. Your shares can be voted at the special meeting of stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

        Q:    May I change my vote after I have mailed my signed proxy card?

        A:    Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Tut Systems or CoSine, as appropriate, stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

        Q:    If my broker holds my shares in "street name," will my broker vote my shares for me?

        A:    Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be counted as present and will not be voted. For Tut Systems'

stockholders, if a quorum is present and voting, this will have no affect on the result. For CoSine's stockholders, this which will have the same effect as a vote against the proposal.

        Q:    Should I send in my CoSine stock certificates now?

        A:    No. After the merger is completed, holders of CoSine common stock will receive written instructions for exchanging shares of CoSine common stock for the merger consideration of approximately [0.6] shares of Tut Systems common stock for each share of CoSine common stock owned, subject to the terms of the merger agreement.

        Q:    When do you expect the merger to be completed?

        A:    We are working toward completing the merger as quickly as possible. We expect to complete the merger during the [second] quarter of 2005. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived.

        Q:    What if the proposed merger is not completed?

        A:    It is possible that the proposed merger will not be completed for any one of a number of reasons, such as the holders of a majority of either Tut Systems or CoSine common stock failing to adopt the proposals. If the merger is not completed because the CoSine board of directors withdraws its support for the transaction or if the CoSine board fails to reject a competing Acquisition Proposal (as that term is defined in the Merger Agreement), CoSine is required to pay Tut Systems $1,500,000. In the event the merger is not completed, CoSine will continue its current operations and will remain a publicly-held company.

        Q:    Am I entitled to appraisal rights?

        A:    No. Neither holders of Tut Systems nor CoSine common stock are entitled to appraisal rights under the Delaware General Corporation Law.

        Q:    Will the merger be a taxable transaction for me?

        A:    The exchange of shares of CoSine common stock for shares of Tut Systems common stock and any cash instead of a fractional share will be a taxable transaction to CoSine stockholders for United States federal income tax purposes.

        Q:    What will happen with any options to acquire CoSine common stock upon the merger?

        A:    Each option to purchase shares of CoSine common stock outstanding immediately prior to completion of the merger, which has not been exercised prior to completion of the merger, will be terminated. Each option to purchase CoSine common stock issued under CoSine's 1997 Stock Plan, 2000 Stock Plan, 2002 Stock Plan and the 2000 Director Option Plan, which would otherwise be outstanding will vest and become immediately exercisable upon notice from CoSine to be provided to optionees prior to completion of the merger.

        Q:    What other matters will be voted on at the special meeting?

        A:    We do not expect to ask you to vote on any other matters at the special meeting.

        Q:    Who can help answer my questions?

        A:    If you would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

  Tut Systems Stockholders:

  Tut Systems, Inc.
  Randall Gausman
  6000 SW Meadows Road, Suite 200
  Lake Oswego, Oregon, 97035
  Telephone No.: (917) 217-0400

  CoSine Stockholders:

  CoSine Communications, Inc.
  Terry Gibson
  560 S. Winchester Blvd., Suite 500
  San Jose, California 95128
  Telephone No.: (408) 236-7517

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire joint proxy statement/prospectus and the documents we refer to herein. See "WHERE YOU CAN OBTAIN MORE INFORMATION." The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement since it is the legal document that governs the merger.

The Companies

TUT SYSTEMS, INC.
6000 SW Meadows Road, Suite 200
Lake Oswego, Oregon 97035
Telephone No.: (917) 217-0400

        Tut Systems designs, develops, and sells digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals across their networks. Tut Systems also offers digital video processing systems that enable private enterprise and government entities to transport video signals across satellite, fiber, radio, or copper facilities for surveillance, distance learning, and TV production applications. Tut Systems also offers broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper wire networks within hotels and private campus facilities.

        Historically, Tut Systems had derived most of its sales from its broadband transport and service management products. In November 2002, Tut Systems acquired VideoTele.com, or VTC, from Tektronix, Inc., to extend Tut Systems' product offerings to include digital video processing systems. These video-based products now represent a majority of Tut Systems' sales and will provide most of Tut Systems' growth opportunities for the foreseeable future.

        On February 11, 2005 the Company entered into an Agreement and Plan of Merger and Reorganization with Copper Mountain Networks, Inc. ("Copper Mountain"). The proposed merger will be a stock-for-stock transaction valued at approximately $10 million. Upon closing the Copper Mountain transaction, Tut Systems will issue approximately 2.5 million shares of its common stock to the stockholders of Copper Mountain. The Copper Mountain transaction is conditioned upon the approval of the merger by a majority of the shares of Copper Mountain common stock, and other customary closing conditions.

        See "TUT SYSTEMS AND CADILLAC MERGER SUB'S BUSINESS" beginning on page 66.

COSINE COMMUNICATIONS, INC.
560 S. Winchester Blvd., Suite 500
San Jose, California 95128
(408) 236-7517

        Currently, CoSine's business consists primarily of a customer service capability relating to CoSine's historical product line, operated under contract by a third party.

        Prior to and during the period ended September 30, 2004, CoSine developed, marketed and sold a communications platform referred to as its IP Service Delivery Platform. CoSine's product was designed to enable network service providers to rapidly deliver a portfolio of communication services to business and consumer customers. CoSine marketed its IP Service Delivery Platform through its direct sales force and through resellers to network service providers in Asia, Europe and North America. CoSine provided customer service and support for its products, and after the merger will continue to provide service and support through its support partner.

        The market for CoSine's IP Service Delivery Platform is still in the early stages of development, and the volume and timing of orders are difficult to predict. A customer's decision to purchase CoSine's platform typically involved a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. The long sales cycle and the timing of customer rollout of services made possible by CoSine's platform, caused CoSine's revenue and operating results to vary significantly and unexpectedly from quarter to quarter and constrained CoSine's ability to secure new customers. CoSine has not generated sufficient revenue to fund its operations and has been unable to increase its revenue in order to reduce its cash consumption and remain a viable and competitive supplier.

        On July 29, 2004, CoSine announced that it was exploring various strategic alternatives and that CoSine had engaged an investment bank as its financial advisor, which had been first retained in May 2003.

        On September 8, 2004, CoSine announced, in connection with its ongoing evaluation of strategic alternatives, that it had initiated actions to lay-off most of its employees, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Since September 8, 2004, CoSine has taken a number of actions to reduce its operating expenses and conserve its cash. CoSine has notified its existing customers that the CoSine products have been formally discontinued, and offered existing customers the opportunity to place 'lifetime buy' orders to support their platform transition plans. CoSine has written its inventory down to estimated net realizable value at September 30, 2004. CoSine has terminated its contract manufacturing arrangements, contractor and consulting arrangements and facility leases.

        On October 28, 2004, CoSine announced that it had signed an agreement for early termination of its lease for its headquarters facility in Redwood City, California. Pursuant to the agreement, the lease was terminated on December 31, 2004.

        As a result of these activities, as of December 31, 2004, CoSine had no employees, with two officers serving as consultants. CoSine's business consisted of primarily a customer service capability operated by a third party.

        Since January 3, 2005, Terry Gibson has served as CoSine's Chief Financial Officer and Secretary and as a consultant to CoSine for which he is paid $22,083 per month. On January 16, 2005, Mr. Gibson assumed the additional duties of Chief Executive Officer subsequent to the death of Mr. Goggiano. Mr. Gibson's consultancy is to terminate on March 31, 2005 unless otherwise extended by the board of directors.

        On January 18, 2005, a complaint entitled Senior v. CoSine Communications, Inc., et al., Case No. CIV444292, was filed in San Mateo County Superior Court against CoSine Communications, Inc. and its officers and directors alleging breach of fiduciary duties by CoSine's officers and directors, requesting that the acquisition of CoSine by Tut Systems be enjoined. CoSine believes the allegations to be meritless and intends to vigorously defend against such claims and proceed with the Tut transaction.

        See "COSINE'S BUSINESS" beginning on page 96.

Cadillac Merger Sub, Inc.
6000 SW Meadows Road, Suite 200
Lake Oswego, OR 97035
Telephone No.: (917) 217-0400

        Incorporated in Delaware on January 5, 2005, Cadillac Merger Sub, Inc. ("Merger Sub") is a wholly-owned subsidiary of Tut Systems organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

        All information related to Merger Sub in this joint proxy statement/prospectus has been provided by Tut Systems for inclusion in this document.

        See "TUT SYSTEMS AND CADILLAC MERGER SUB'S BUSINESS" beginning on page 66.

The Special Meeting of Tut Systems' Stockholders

        Time, Date and Place.    A special meeting of our stockholders will be held on                , 2005, at Tut Systems, Inc., 6000 SW Meadows Road, Suite 200, Lake Oswego, Oregon 97035 at 10:00 a.m., local time, to consider and vote upon a proposal to approve the issuance of additional shares of common stock in connection with the acquisition of CoSine and a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of additional shares of common stock in connection with the merger.

        Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of Tut Systems common stock at the close of business on                            , 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of Tut Systems common stock you owned at the close of business on the record date. There are                        shares of Tut Systems common stock entitled to be voted at the special meeting.

        Required Vote.    The approval of the stock issuance for the acquisition of CoSine requires the affirmative vote of a majority of the shares of Tut Systems common stock present and voting at the meeting.

        Voting by our Directors and our Executive Officers.    Our directors and our executive officers have entered into individual voting agreements with CoSine pursuant to which they have agreed to vote their shares of Tut Systems common stock in favor of the issuance of additional shares of common stock in connection with the merger; as of the close of business on the record date such directors and officers collectively were the beneficial owners of approximately [8%] of our outstanding shares entitled to vote at the special meeting.

The Special Meeting of CoSine's Stockholders

        Time, Date and Place. A special meeting of our stockholders will be held on                , 2005, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement and approve the merger and a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

        Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of CoSine common stock at the close of business on                            , 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of CoSine common stock you owned at the close of business on the record date. There are                        shares of CoSine common stock entitled to be voted at the special meeting.

        Required Vote.    The adoption of the merger agreement requires the affirmative vote of a majority of the shares of CoSine common stock outstanding at the close of business on the record date.

        Voting by our Directors and our Executive Officers.    Our directors and our executive officers have entered into individual voting agreements with Tut Systems pursuant to which they have agreed to vote their shares of CoSine common stock beneficially owned by them in favor of adoption of the merger agreement and approval of the merger; as of the close of business on the record date such directors and officers collectively were the beneficial owners of approximately [11]% of our outstanding shares entitled to vote at the special meeting.

        See "THE COSINE SPECIAL MEETING" beginning on page 29.

Merger Consideration for CoSine Stockholders

        If the merger is completed, CoSine stockholders will be entitled to receive approximately [0.6] shares of Tut Systems common stock, in exchange for each share of CoSine common stock that you own. The number of shares of Tut Systems common stock into which each share of CoSine common stock will be converted is subject to adjustment based upon CoSine's cash position, as agreed upon by CoSine and Tut Systems, no later than                        . Stockholders should check the Tut Systems website (www.tutsystems.com) or call 800.    .            for the final conversion ratio.

        After the merger is completed, CoSine stockholders will have the right to receive the merger consideration but will no longer have any rights as a CoSine stockholder. CoSine stockholders will receive their portion of the merger consideration after exchanging their stock certificates of CoSine common stock in accordance with the instructions contained in a letter of transmittal to be sent to them shortly after completion of the merger.

        See "THE MERGER AGREEMENT AND VOTING AGREEMENTS—Merger Consideration" beginning on page 52.

Treatment of Options Outstanding under CoSine's Stock Plans

        Each option to purchase CoSine common stock issued under CoSine's 1997 Stock Plan, 2000 Stock Plan, 2002 Stock Plan and the 2000 Director Option Plan, which would otherwise be outstanding if not for the merger, will vest and become immediately exercisable upon notice from CoSine to be provided to optionees prior to completion of the merger. Each option to purchase shares of CoSine common stock outstanding immediately prior to completion of the merger, which has not been exercised prior to completion of the merger, will be terminated.

        See "THE MERGER AGREEMENT AND VOTING AGREEMENTS—Stock Plans" beginning on page 64.

Material United States Federal Income Tax Consequences of the Merger

        The exchange of shares of CoSine common stock for shares of Tut Systems common stock and any cash instead of a fractional share will be a taxable transaction to CoSine stockholders for United States federal income tax purposes.

        See "THE MERGER—Material United States Federal Income Tax Consequences of the Merger" beginning on page 50.

        Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Accounting Treatment

        Tut Systems will account for the business combination as a "purchase," as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of CoSine as of the effective time of the merger will be recorded at their respective fair values and added to those of Tut Systems. Any excess of purchase price over the net fair values of CoSine assets and liabilities will be recorded as goodwill (excess purchase price). Any excess of the fair value of CoSine's net assets over the purchase price will be allocated as a pro rata reduction of the amounts that would otherwise have been assigned to certain of CoSine's non-current assets acquired. Financial statements of Tut Systems issued after the merger will reflect such fair values. The results of operations of CoSine will be included in the results of operations of Tut Systems beginning on the effective date of the merger. See "SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" on page 122 for more information.

Regulatory Approvals

        Neither Tut Systems nor CoSine is aware of any regulatory approvals that are required prior to the parties' consummation of the merger. Should any approvals be required, it is presently contemplated that such approvals would be sought, but neither Tut Systems nor CoSine can assure you that such approvals would be obtained.

Tut Systems' Reasons for the Merger

        Tut Systems' board of directors approved the merger based on a variety of considerations, including factors taken into account after consultation with Tut Systems' senior management, legal counsel and financial advisors. Tut Systems believes that the combination of Tut Systems and CoSine will provide Tut Systems additional financial resources for accelerating Tut Systems' plans for growth in the Telco TV industry. Additionally, Tut Systems' board believes the merger with CoSine will be a more efficient method for Tut Systems to obtain additional financial resources in comparison to alternative transactions.

        See "THE MERGER—Reasons for the Merger" and "THE MERGER—Tut Systems' Board of Directors' Recommendation" beginning on page 36.

CoSine's Reasons for the Merger

        CoSine's board of directors approved the merger based on a variety of considerations, including factors taken into account after consultation with CoSine's senior management, legal counsel and financial advisors. CoSine believes that the combination of Tut Systems and CoSine will provide CoSine stockholders with the best opportunity to realize the value of their shares of CoSine common stock and will ensure that CoSine's existing customers' support agreements will continue to be honored.

        See "THE MERGER—Reasons for the Merger" and "THE MERGER—CoSine's Board of Directors' Recommendation" beginning on page 36.

Tut Systems' Recommendation to Stockholders

        Tut Systems' board of directors has unanimously:

  •
  determined that the merger is advisable and fair to, and in the best interests of, Tut Systems and Tut Systems' stockholders;

  •
  approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of additional shares of common stock in connection with the merger;

  •
  recommended that our stockholders vote FOR the approval of the issuance of additional shares of common stock in connection with the merger; and

  •
  recommended that our stockholders vote FOR the approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of additional shares of common stock in connection with the merger.

        See "THE MERGER—Reasons for the Merger" and "THE MERGER—Tut Systems' Board of Directors' Recommendation" beginning on page 36.

CoSine's Recommendation to Stockholders

        CoSine's board of directors has unanimously:

  •
  determined that the merger is advisable and fair to, and in the best interests of, CoSine and our stockholders and represents the best strategic alternative available to CoSine after a thorough and comprehensive investigation of all known possible alternatives, including liquidation, over a period of more than 18 months;

  •
  approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  •
  declared that it is in the best interests of CoSine's stockholders that you adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement;

  •
  recommended that our stockholders vote FOR the adoption of the merger agreement and the approval of the merger; and

  •
  recommended that our stockholders vote FOR the approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

        See "THE MERGER—Reasons for the Merger" and "THE MERGER—CoSine's Board of Directors' Recommendation" beginning on page 36.

Opinion of Tut Systems' Financial Advisor

        On January 7, 2005, Needham & Company, Inc. delivered to Tut Systems' board of directors its written opinion, that, as of the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Tut Systems.

        The full text of the Needham & Company opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken by Needham & Company in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Tut Systems' stockholders should read the opinion in its entirety. The Needham & Company opinion addresses only the fairness, from a financial point of view, of the exchange ratio to Tut Systems as of the date of the Needham & Company opinion, and does not constitute a recommendation as to how any Tut Systems stockholder or any other person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter.

        See "THE MERGER—Opinion of Tut Systems' Financial Advisor" beginning on page 37.

Opinion of CoSine's Financial Advisor

        Broadview International, a division of Jefferies & Company, Inc., delivered its opinion to CoSine's board of directors that, as of January 6, 2005, and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, an exchange ratio of 0.5898 shares of Tut Systems common stock in exchange for each share of CoSine common stock was fair to CoSine's common stockholders from a financial point of view.

        The full text of the Broadview International opinion, dated January 6, 2005, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this joint proxy statement/prospectus. CoSine's stockholders should read the opinion in its entirety. Broadview International delivered its opinion solely to the CoSine board of directors in connection with and for the purposes of its consideration of the transaction contemplated by the merger agreement. The Broadview opinion does not constitute a recommendation as to how any CoSine stockholder or any other person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter.

        See "THE MERGER—Opinion of CoSine's Financial Advisor" beginning on page 42.

Interests of Tut Systems' Directors and Management in the Merger

        To the knowledge of Tut Systems, none of its directors or its executive officers have a material interest in the merger different from or in addition to the interests of Tut Systems' stockholders generally.

        See "THE MERGER—Interests of Tut Systems' Directors and Management in the Merger" beginning on page 49.

Interests of CoSine's Directors and Management in the Merger

        When considering the unanimous recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours, including, among others:

  •
  certain indemnification and insurance arrangements for our directors and officers will be continued if the merger is completed; and

  •
  certain of our officers will be entitled to payment of their health care coverage through December 31, 2005 regardless of whether the merger is completed.

        See "THE MERGER—Interests of CoSine's Directors and Management in the Merger" beginning on page 49.

Tut Systems Market Price and Dividend Data

        The common stock of Tut Systems is listed on The Nasdaq National Market under the symbol "TUTS." On January 6, 2005, the last full trading day prior to the public announcement of the proposed merger, Tut Systems common stock closed at $4.06. On                            , 2005, the last trading day prior to the date of this joint proxy statement/prospectus, Tut Systems common stock closed at $[    ].

        For additional information regarding the trading price of Tut Systems' common stock, see "COMPARATIVE PER SHARE INFORMATION" beginning on page 12.

CoSine Market Price and Dividend Data

        The common stock of CoSine is listed on The Nasdaq National Market under the symbol "COSN." On January 6, 2005, the last full trading day prior to the public announcement of the proposed merger, CoSine common stock closed at $2.82. On                            , 2005, the last trading day prior to the date of this joint proxy statement/prospectus, CoSine common stock closed at $[    ].

        For additional information regarding the trading price of CoSine's common stock, see "COMPARATIVE PER SHARE INFORMATION" beginning on page 12.

The Merger Agreement

        Under the terms of the merger agreement, CoSine will merge with and into Merger Sub, a wholly owned subsidiary of Tut Systems that was created to effect the merger. As a result of the merger, Merger Sub will be the surviving entity in the merger, and will remain a wholly owned subsidiary of Tut Systems.

        This summary of certain of the principal provisions of the merger agreement is qualified in its entirety both by the more detailed description that appears later in this joint proxy statement/prospectus and by the full text of the merger agreement attached to this joint proxy statement/prospectus as Annex A.

        All references to the merger agreement that are contained in this joint proxy statement/prospectus mean the merger agreement, dated January 7, 2005, as amended on February     , 2005.

        For additional information regarding the merger agreement see "THE MERGER AGREEMENT AND VOTING AGREEMENTS" beginning on page 52.

Voting Agreements

        Tut Systems' directors and executive officers who were the beneficial owners of approximately [8%] of Tut Systems' outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with CoSine. Pursuant to the voting agreements, Tut Systems' directors and executive officers have agreed to vote their shares of Tut Systems common stock in favor of the issuance of additional shares of common stock in connection with the merger, and against any proposal adverse to the merger. Tut Systems' directors and executive officers have also provided proxies giving CoSine the right to vote the shares of Tut Systems common stock beneficially owned by them, including shares of Tut Systems common stock acquired after the date of the voting agreement, in favor of the issuance of additional shares of common stock in connection with the merger, and against any proposal adverse to the merger.

        CoSine's directors and executive officers who collectively were the beneficial owners of approximately [11%] of CoSine's outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Tut Systems. Pursuant to the voting agreements, CoSine's directors and executive officers have agreed to vote shares of CoSine common stock beneficially owned by them in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger. CoSine's directors and executive officers have also provided proxies giving Tut Systems the right to vote the shares of CoSine common stock beneficially owned by them, including shares of CoSine common stock acquired after the date of the voting agreement, in favor of the adoption of the merger agreement and approval of the merger and against any proposal adverse to the merger.

        See "THE MERGER AGREEMENT AND VOTING AGREEMENTS—The Voting Agreements" beginning on page 64.

No Appraisal Rights

        Neither holders of Tut Systems nor CoSine common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

TUT SYSTEMS SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

        The following table presents selected historical financial information for Tut Systems for each of the years ended December 31, 2000 through 2004. We have derived our summary consolidated statement of operations data for each of these years from our audited consolidated financial statements, and such summary consolidated financial data are qualified by reference to the audited consolidated financial statements and related notes included therein. In addition, the summary consolidated financial data below should be read in conjunction with "TUT SYSTEMS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in this joint proxy statement/prospectus. Due to the acquisitions we have made, our results of operations are not necessarily comparable between periods presented. In particular, our November 2002 acquisition of VTC has had a significant impact on every aspect of our financial statements since the acquisition. The historical results presented below are not necessarily indicative of future results.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(in thousands, except per share data)
Statement of Operations Data:
Total revenues	$71,991	$13,748	$9,371	$32,192	$24,992
Cost of goods sold	69,983	40,489	13,909	15,646	16,980

Gross profit (loss)	2,008	(26,741)	(4,538)	16,546	8,012

Operating expenses	80,004	81,712	37,105	22,093	21,436

Loss from operations	(77,996)	—	(41,643)	(5,547)	(13,424)
Impairment of certain equity investments	(3,100)	—	(592)	—	—
Gain on sale of investments	—	—	—	—	125
Interest and other income, net	6,998	4,127	610	30	(161)

Net loss	$(74,098)	$(104,326)	$(41,625)	$(5,517)	$(13,460)

Net loss per share, basic and diluted	$(4.98)	$(6.39)	$(2.45)	$(0.28)	$(0.63)

Shares used in computing net loss per share, basic and diluted	14,866	16,326	16,957	19,996	21,392

	December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$102,614	$49,367	$25,571	$14,370	$12,440
Working capital	110,920	51,484	24,396	21,815	19,385
Total assets	205,588	78,992	39,729	42,771	27,965
Long-term debt	—	—	3,262	3,523	3,816
Total stockholders' equity	166,173	66,096	28,231	23,655	19,378

COSINE SUMMARY SELECTED HISTORICAL FINANCIAL DATA

        The tables below present summary selected historical consolidated financial data of CoSine. You should read the information set forth below in conjunction with the consolidated financial statements (including the notes thereto) for the year ended December 31, 2003 and the unaudited condensed consolidated financial statements (including the notes thereto) and management's discussion and analysis of the financial condition and results of operations for the quarter ended September 30, 2004, that are included in this document. You should also read the management's discussion and analysis of the financial condition and results of operations for the fiscal year ended December 31, 2003, which is not included in this document.

        The selected historical consolidated statements of operations data for the fiscal years ended December 31, 2003, 2002 and 2001 and the selected historical consolidated balance sheets data as of December 31, 2003 and 2002 are derived from the audited consolidated financial statements of CoSine contained in CoSine's consolidated financial statements, and the related notes thereto, that are included in this document. The selected historical consolidated statement of operations data for the nine months ended September 31, 2004 and 2003 and the selected historical consolidated balance sheet data as of September 30, 2004 are derived from the unaudited condensed consolidated financial statements of CoSine, and the related notes thereto, which are included in this document. The selected historical consolidated balance sheets data as of September 30, 2003 are derived from the unaudited condensed consolidated financial statements and the related notes thereto, that are not included in this document. The selected historical consolidated statement of operations data for the year ended December 31, 2000, and 1999 and the selected historical consolidated balance sheet data as of October 31, 2001, 2000 and 1999 are derived from audited consolidated financial statements that are not included in this document.

        The consolidated statement of operations information for the nine months ended September 30, 2004 and 2003 and the consolidated balance sheets information as of September 30, 2004 and 2003 are unaudited but include, in the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of such information. Results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

	December 31,
						September 30, 2004
	1999	2000	2001	2002	2003
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	—	$31,107	$34,293	$23,632	$14,621	$8,111
Cost of goods sold	—	23,926	30,214	13,807	6,765	7,373

Gross profit	—	7,181	4,079	9,825	7,856	738
Total Operating Expenses	38,393	169,246	158,607	106,164	43,126	32,750

Loss from operations	(38,393)	(162,065)	(154,528)	(96,339)	(35,270)	(32,012)
Total other income (expense)	672	6,203	9,112	2,882	625	304

Loss before income tax provision	(37,721)	(155,862)	(145,416)	(93,457)	(34,645)	(31,708)
Income tax provision	—	264	837	509	287	2

Net loss	$(37,721)	$(156,126)	$(146,253)	$(93,966)	$(34,932)	$(31,710)

Deemed dividend to series D preferred stockholders	—	(2,500)	—	—	—	—

Net loss allocable to common stockholders	$(37,721)	$(158,626)	$(146,253)	$(93,966)	$(34,932)	$—

Basic and diluted net loss per common share	$(74.99)	$(52.27)	$(15.09)	$(9.72)	$(3.57)	$(3.17)
Shares used in computing basic and diluted net loss per common share	503	3,035	9,695	9,670	9,791	9,998

	Year Ended December 31,
						September 30, 2004
	1999	2000	2001	2002	2003
	(in thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$54,586	$288,282	$164,878	$101,467	$57,752	$33,623
Working capital	49,584	283,027	163,424	91,868	59,705	30,658
Total assets	66,070	353,928	221,203	119,561	73,426	38,816
Working capital loans	6,037	4,541	1,992	131	—	—
Accrued rent	1,648	2,154	2,556	2,069	2,078	2,049
Long-term capital lease obligations	—	5,391	1,905	—	—	—
Other long-term liabilities	222	132	11	—	—	—
Redeemable convertible preferred stock	89,388	—	—	—	—	—
Total stockholders' equity (net capital deficiency)	(38,374)	304,763	187,065	93,481	61,174	28,767

COMPARATIVE PER SHARE INFORMATION(5)
(in thousands except per share data)

	Tut Systems Historical	CoSine Historical	CoSine Equivalent Pro Forma(4)	Combined Pro Forma for Tut System(1)(4)
	December 31, 2004	September 30, 2004	September 30, 2004	December 31, 2004
Book value per share(2)
Net assets	$19,378	$28,767		$50,548
Shares outstanding	25,180	10,076		32,605

Book value	$0.77	$2.86	$0.93	$1.55

	Tut Systems Year Ended December 31, 2004	CoSine Historical Twelve Months Ended September 30, 2004	CoSine Equivalent Pro Forma Twelve Months Ended September 30, 2004	Combined Pro Forma for Tut Systems Year Ended December 31, 2004
Basic and diluted net loss per share(3)
Net loss	$(13,460)	$(41,878)		$(55,338)
Shares used in calculation	21,392	9,974		28,817

Basic and diluted net loss per share	$(0.63)	$(4.20)	$(1.15)	$(1.92)

(1)
Tut Systems' pro forma income statement information for its latest fiscal year is for the year ended December 31, 2004 combined with CoSine's income statement information for the twelve month period ended September 30, 2004.

(2)
The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period. The pro forma number of shares has been adjusted to give effect to the issuance of 7,425 shares of Tut Systems common stock as merger consideration. The preliminary purchase price determined per the merger agreement of $24,100 plus net cash adjustment of the excess of net assets above $22,750 or $6,017 as of CoSine's September 30, 2004 balance sheet results in a calculation of preliminary Tut Systems shares to be issued of 7,425. Actual shares to be issued upon consummation of the merger are expected to be less due to the subsequent decline in CoSine's net assets. See calculation of shares on page 122.

(3)
The pro forma combined net loss per Tut Systems share is computed by combining the net loss for Tut Systems with the proposed acquisition of CoSine and any pro forma adjustments and dividing the sum by the pro forma weighted average number of shares of common stock and equivalents outstanding during the period. The pro forma number of shares has been adjusted to give effect to the issuance of 7,425 shares of Tut Systems common stock as merger consideration. See calculation of shares on page 122.

(4)
Results provided in these columns are subject to the Net Cash Adjustment as defined in the Merger Agreement as discussed in detail on page 52.

(5)
The per share information presented above should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements on page 122.

RISK FACTORS

        You should carefully consider the following risk factors relating to the merger and to ownership of Tut Systems' common stock. Many of the risks described below under "Risks Related to CoSine's Business" will become additional risks related to Tut System's business if the merger is completed. You should also consider the other information included or incorporated by reference in this joint proxy statement/prospectus. See "WHERE YOU CAN OBTAIN MORE INFORMATION" for directions on how to obtain additional information.

        In this section on risk factors, pronouns such as "we," "our" and "us" refer to Tut Systems.

Risks Related to the Merger

The number of shares of Tut Systems' common stock that CoSine stockholders will receive in the merger will depend upon the net cash position of CoSine.

        The number of shares of our common stock that CoSine stockholders will receive at the effective time of the merger cannot presently be determined. The exchange ratio, which determines the number of shares of our common stock that CoSine stockholders will receive in the merger, will not be determined until just prior to the stockholder meetings. Upon completion of the merger, each share of CoSine common stock will be converted into the right to receive a fraction of a share of Tut Systems common stock equal to the exchange ratio. Under the terms of the merger agreement, the exchange ratio is adjustable. The exact exchange ratio will depend on CoSine's estimated net cash and cash equivalent position on March 31, 2005, as agreed by Tut Systems and CoSine prior to the stockholder meetings. See "THE MERGER AGREEMENT AND VOTING AGREEMENTS—Net Cash Adjustment" on page 52.

CoSine's directors and officers have interests in the merger besides those of a stockholder.

        CoSine's directors and officers have various interests in the merger besides being CoSine stockholders. These interests include the agreement by us to continue to indemnify and insure CoSine's directors and officers for various claims.

Most of our shares issued in the merger will be eligible for sale immediately after the merger is completed, which could result in a high volume of sales by former CoSine stockholders following the merger and a decline in our stock price.

        Holders of CoSine common stock who are not affiliates of Tut Systems or CoSine will receive approximately                        freely tradable shares of our common stock in exchange for their shares of CoSine common stock upon the consummation of the merger. If one or more former stockholders of CoSine sells substantial amounts of our common stock into the public market following this merger, the market price of the our common stock could decline significantly.

        These sales also might make it more difficult for us to sell equity or equity-related securities at a time and price that we deem appropriate.

The cash acquired by us in connection with the merger may be less, or the liabilities assumed by us in connection with the merger may be greater, than anticipated by the parties.

        The merger consideration was calculated based upon the projected cash balance and outstanding liabilities of CoSine as of a particular date. To the extent that cash is less or the actual liabilities of CoSine as of or following the closing are greater than the amounts projected by the parties, we obtain less net cash and may incur additional expenses in connection with the merger, which could negatively impact our financial condition.

Failure to complete the merger could negatively impact our stock price and future business and operations.

        If the merger is not completed, we will be subject to a number of material risks, including the following:

  •
  the price of our common stock may decline to the extent the relevant current market price reflects a value based on completion of the transaction;

  •
  costs related to the merger, such as legal, accounting, certain financial advisory and financial printing fees must be paid even if the merger is not completed; and

  •
  we may need to engage in other future transactions to raise additional working capital.

The completion of the merger is subject to the satisfaction of conditions.

        The obligations of CoSine and us to complete the merger are subject to the satisfaction or waiver, where permissible, of certain conditions set forth in the merger agreement. Some of these conditions cannot be waived, including obtaining the requisite approval of CoSine's stockholders and our stockholders. If these conditions are not satisfied, the merger will not be completed. Also, even if all of these conditions are satisfied, the merger may not be completed, as CoSine and we each have the right to terminate the merger under certain circumstances. See "THE MERGER AGREEMENT AND VOTING AGREEMENTS."

The issuance of shares of our common stock in this offering may cause the market price of our stock to decline.

        Although our common stock is quoted on The Nasdaq National Market, it does not have a high average trading volume. The reported sales price of our common stock on The Nasdaq National Market on February 9, 2005 was $3.85 per share. The 6,000,000 shares that we are offering through this prospectus represents 23.8% of our 25,181,610 outstanding shares of common stock as of February 8, 2005. After the completion of this offering, the market price of our common stock may decline in response to the introduction into a thinly traded public market for our common stock of the substantial number of additional shares that are being offered.

CoSine is currently engaged in a class action lawsuit, which, if it results in an unfavorable resolution, could adversely affect the merger transaction.

        On January 18, 2005, a complaint entitled Senior v. CoSine Communications, Inc., et al., Case No. CIV444292, was filed in San Mateo County Superior Court against CoSine and its officers and directors, requesting that the acquisition of CoSine by Tut Systems, Inc. be enjoined due to alleged self-dealing and breach of fiduciary duties by CoSine's officers and directors. CoSine believes the allegations contained in the complaint to be meritless and intends to vigorously defend against such claims. Nevertheless, an unfavorable resolution of this litigation could have a material adverse effect on the merger transaction.

Risks Related to Our Business

We have a history of significant losses, and we may never achieve profitability.

        We have incurred substantial net losses and experienced negative cash flow for each quarter since our inception. As of December 31, 2004, we had an accumulated deficit of $295.5 million. We expect to incur losses in the near future. Moreover, we may never achieve profitability and, even if we do, we may not be able to maintain profitability. We may not be able to generate a sufficient level of revenue to offset our current level of expenses. Moreover, because our expenditures for sales and marketing, research and development, and general and administrative functions are relatively fixed in the short term, we may be unable to adjust our spending in a timely manner to respond to any unanticipated decline in revenue. If we fail to achieve profitability within the timeframe expected by securities analysts or investors, then the market price of our common stock will likely decline.

Each sale of our digital headend systems represents a significant portion of our revenue for any given quarter. Our failure to meet our quarterly forecast of sales of digital headend systems in any given quarter could have a material adverse impact on our financial results for a given quarter.

        Since we acquired VTC in November 2002, a large part of our quarterly revenue is associated with the sale of digital headend systems. Each sale represents a significant portion of our revenue for each quarter. We base our operating forecast on our historical sales. Because of the high cost per unit of our digital headend systems, if we were to sell even one less system than our forecasted number of headend sales per quarter, such a decrease in sales would have a material and adverse impact on our revenue for that quarter.

We operate in an intensely competitive marketplace, and many of our competitors have greater resources than we do.

        Our primary competitors in the digital TV headend market are small private companies that are focused on a more narrow product line than ours, thereby allowing these competitors to devote substantially more targeted resources to developing and marketing new products than we can. As we target larger telco customers for our video content processing systems, we expect more competition from large public companies like Harmonic, Inc., Tandberg Television ASA, and Motorola, Inc., all of which have substantially greater financial, technical and other resources than we do. These competitors have achieved success in providing headend components for cable multiple system operators and satellite TV providers and, we expect these competitors to market some of their products for use in TV over DSL applications. For example, in the past, Harmonic provided video content processing systems to SaskTel, a large Canadian telephone service provider. Harmonic also recently announced that it will provide video content processing systems to Video Networks Limited, a video-over-DSL provider in the United Kingdom.

        Our competition in the market for video transmission processing products primarily comes from small private companies such as SkyStream Networks and public companies such as Optibase Inc. and Tandberg Television that, together, offer a wide array of products with special features and functions. Our broadband transport and service management business tends to compete against public, private and foreign network equipment companies.

        To the extent that any of these current or potential future competitors enter or expand further into our markets, develop superior technology and products or offer superior prices or performance features relative to our products, such competition could result in lost sales and severe downward pressure on our pricing, either of which would adversely affect our revenue and profitability.

Commercial acceptance of any technological solution that competes with technology based on communication over copper telephone wire could materially and adversely impact demand for our products, our revenue and growth strategy.

        The markets for video content processing, transmission and high-speed data access systems and services are characterized by several competing communication technologies, including fiber optic cables, coaxial cables, satellites and other wireless facilities. Many of our products are based on communication over copper telephone wire. Because there are physical limits to the speed and distance over which data can be transmitted over copper wire, our products may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire. Our customer base is concentrated on telephone service providers that have a large investment in copper wire technology. If these customers lose market share to their competitors who use competing technologies that are not as constrained by physical limitations as copper telephone wire, and that are able to provide faster access, greater reliability, increased cost-effectiveness or other advantages, demand for our products will decrease. Moreover, to the extent that our customers choose to install fiber optic cable or other transmission media as part of their infrastructure, or to the extent that homes and businesses install other transmission media within buildings, demand for our products may decline. The occurrence of any one or more of these events would harm demand for our products, which would thereby adversely affect our revenue and growth strategy.

If the projected growth in demand for video services from telephone service providers does not materialize or if our customers find alternative methods of delivering video services, future sales of our video content processing systems will suffer.

        We manufacture video content processing systems that enable telephone service providers to offer video services to their customers. Our customers, the telephone service providers, face competition from cable companies, satellite service providers and wireless companies. For some users, these competing solutions provide fast access, high reliability and cost-effective solutions for delivering data, including video services. Telephone service providers hope to maintain their market share in their core business of voice telephony as well as increase their revenue per customer by offering their customers more services, including video services and high-speed data services. However, if the telephone service providers find alternative ways of maintaining and growing their market share in their core business that do not require that they offer video services, demand for our products will decrease substantially. Moreover, if technological advancements are developed that allow our customers to provide video services without upgrading their current system infrastructure, or that offer our customers a more cost-effective method of delivering video services, sales of our video content processing systems will suffer. Alternatively, even if the telephone service providers choose our video content processing systems, the service providers may not be successful in marketing video services to their customers, in which case our sales would decrease substantially.

Our operating results fluctuate significantly from quarter to quarter, and this may cause the price of our stock to decline.

        Over the last 12 quarters, our sales per quarter have fluctuated between $9.2 million and $2.0 million. Over the same periods, our losses from operations as a percentage of revenue has fluctuated between approximately 5.2% and 1.274% of revenue. We anticipate that our sales and operating margins will continue to fluctuate. We expect this fluctuation to continue for a variety of reasons, including:

  •
  the timing of customers' purchase decisions, acceptance of our new products and possible cancellations;

  •
  competitive pressures, including pricing pressures from our partners and competitors;

  •
  delays or problems in the introduction of our new products;

  •
  announcements of new products, services or technological innovations by us or our competitors; and

  •
  management of inventory levels.

The sales cycle for video content processing systems is long and unpredictable, which requires us to incur high sales and marketing expenses with no assurance that a sale will result.

        The sales cycle for our headend systems can be as long as 12-18 months. Additionally, with respect to the sale of our products to U.S. and foreign government organizations, we may experience long sales cycles as a result of government procurement processes. As a result, while we continue to incur costs associated with a particular sale prior to payment from the customer, we may not recognize revenue from efforts to sell particular products for extended periods of time.

        As a result, our quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and may not provide an accurate indicator of our future performance. Our operating results in one or more future quarters may fail to meet the expectations of investment research analysts or investors, which could cause an immediate and significant decline in the trading price of our common stock.

If we fail to accurately forecast demand for our products, our revenue, profitability and reputation could be harmed.

        We rely on contract manufacturers and third-party equipment manufacturers, or OEMs, to manufacture, assemble, test and package our products. We also depend on third-party suppliers for the materials and parts that constitute our products. Our reliance on contract manufacturers, OEMs and third-party suppliers requires us to accurately forecast the demand for our products and coordinate our efforts with those of our contract manufacturers, OEMs and suppliers. We often make significant up-front financial commitments with our contract manufacturers, OEMs and suppliers in order to procure the raw materials and begin manufacturing and assembly of the products. If we fail to accurately forecast demand or coordinate our efforts with our suppliers, OEMs and contract manufacturers, we may face supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products, which could lead to the loss of existing or potential customers and could thereby result in lost sales and damage to our reputation, which would adversely affect our revenue and profitability. Further, we outsource the manufacturing of our products based on forecasts of sales. If orders for our products exceed our forecasts, we may have difficulty meeting customers' orders in a timely manner, which could damage our reputation or result in lost sales. Conversely, if our forecasts exceed the orders we actually receive and we are unable to cancel future purchase and manufacturing commitments in a timely manner, our inventory levels would increase. This could expose us to losses related to slow moving and obsolete inventory, which would have a material adverse effect on our profitability.

If we fail to develop and introduce new products in response to the rapid technological changes in the markets in which we compete, we will not remain competitive.

        The markets for video content processing, transmission and high-speed data access systems are characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in end-user requirements and evolving industry standards. To remain competitive, we must continually improve the performance, features and reliability of our products. For example, advancements in compression technology are leading the video content processing industry to begin the transition to next generation compression standards. These advances will allow for further reductions in the bandwidth required to deliver standard definition video channels and introduce the possibility of delivering high-definition television over asymmetric digital subscriber lines, or ADSL, for the first time. ADSL is a new technology that allows more data to be transmitted over copper telephone lines than standard DSL. Further advances in compression technology, or the emergence of new industry standards would require that we further redesign our products to incorporate, and remain compatible with, emerging technologies and industry standards.

        We cannot assure you that we will be able to respond quickly and effectively to technological change. We may have only limited time to enter certain markets, and we cannot assure you that we will be successful in achieving widespread acceptance of our products before competitors can offer products and services similar or superior to our products. If we fail to introduce new products that address technological changes or if we experience delays in our product introductions, our ability to compete would be adversely affected, thereby harming our revenue, profitability and growth strategy.

We depend on international sales for a significant portion of our revenue, which subjects our business to a number of risks. If we are unable to generate significant international sales, our revenue, profitability and share price could be materially and adversely affected.

        Sales to customers outside of the United States accounted for approximately 43.0%, 18.4% and 23.3% of revenue for the years ended December 31, 2002, 2003 and 2004, respectively. Sales and operating activities outside of the United States are subject to inherent risks, including fluctuations in the value of the United States dollar relative to foreign currencies; tariffs, quotas, taxes and other market barriers; political and economic instability; restrictions on the export or import of technology; potentially limited intellectual property protection; difficulties in staffing and managing international operations and potentially adverse tax consequences. Any of these factors may have a material adverse effect on our ability to grow or maintain international revenue.

        We expect sales to customers outside of the United States to represent a significant and growing portion of our revenue. However, we cannot assure you that foreign markets for our products will develop at the rate or to the extent that we anticipate. If we fail to generate significant international sales, our revenue, profitability and share price could be materially and adversely affected.

Fluctuations in interest and currency exchange rates may decrease demand for our products.

        Substantially all of our foreign sales are invoiced in U.S. dollars. As a result, fluctuations in currency exchange rates could cause our products to become relatively more expensive for international customers, thereby reducing demand for our products. We anticipate that we will generally continue to invoice foreign sales in U.S. dollars. We do not currently engage in foreign currency hedging transactions. However, as we expand our current international operations, we may allow payment in foreign currencies and, as a result, our exposure to foreign currency transaction losses may increase. To reduce this exposure, we may purchase forward foreign exchange contracts or use other hedging strategies. However, we cannot assure you that any currency hedging strategy would be successful in avoiding exchange-related losses. Any such losses would adversely impact our profitability.

If our contract manufacturers, third-party OEMs and third-party suppliers fail to produce quality products or parts in a timely manner, we may not be able to meet our customers' demands.

        We do not manufacture our products. We rely on contract manufacturers and OEMs to manufacture, assemble, package and test substantially all of our products and to purchase most of the raw materials and components used in our products. Additionally, we depend on third-party suppliers to provide quality parts and materials to our contract manufacturers and OEMs, and we obtain some of the key components and sub-assemblies used in our products from a single supplier or a limited group of suppliers. Neither we nor our contract manufacturers or OEMs have any guaranteed supply arrangements with the suppliers. If our suppliers fail to provide a sufficient supply of key components, we could experience difficulties in obtaining alternative sources at reasonable prices, if at all, or in altering product designs to use alternative components. Moreover, if our contract manufacturers or OEMs fail to deliver quality products in a timely manner, such failure would harm our ability to meet our scheduled product deliveries to customers. Delays and reductions in product shipments could increase our production costs, damage customer relationships and harm our revenue and profitability. In addition, if our contract manufacturers and OEMs fail to perform adequate quality control and testing of our products, we would experience increased production costs for product repair and replacement, and our profitability would be harmed. Moreover, defects in products that are not discovered in the quality assurance process could damage customer relationships and result in product returns or product liability claims, each of which could harm our revenue, profitability and reputation.

Design defects in our products could harm our reputation and our revenue, profitability and reputation.

        Any defect or deficiency in our products could reduce the functionality, effectiveness or marketability of our products. These defects or deficiencies could cause customers to cancel or delay their orders for our products, reduce revenue or render our product designs obsolete. In any of these events, we would be required to devote substantial financial and other resources for a significant period of time to develop new product designs. We cannot assure you that we would be successful in addressing any design defects in our products or in developing new product designs in a timely manner, if at all. Any of these events, individually or in the aggregate, could harm our revenue, profitability and reputation.

Our business depends on the integrity of our intellectual property rights. If we fail to adequately protect our intellectual property, our revenue, profitability, reputation or growth strategy could be adversely affected.

        We attempt to protect our intellectual property and proprietary technology through patents, trademarks and copyrights, by generally entering into confidentiality or license agreements with our employees, consultants, vendors, strategic partners and customers as needed, and by generally limiting access to and distribution of our trade secret technology and proprietary information. However, any of our pending or future patent or trademark applications may not ultimately be issued as patents or trademarks of the scope that we sought, if at all, and any of our patents, trademarks or copyrights may be invalidated, deemed unenforceable, or otherwise challenged. In addition, other parties may circumvent or design around our patents and other intellectual property rights, may misappropriate our proprietary technology, or may otherwise develop similar, duplicate or superior products. Further, the intellectual property laws and our agreements may not adequately protect our intellectual property rights and effective intellectual property protection may be unavailable or limited in certain foreign countries in which we do business or may do business in the future.

        The telecommunications and data communications industries are characterized by the existence of extensive patent portfolios and frequent intellectual property litigation. From time to time, we have received, and may in the future receive, claims that we are infringing third parties' intellectual property rights. Any present or future claims, with or without merit, could be time-consuming, result in costly litigation, divert management time and attention and other resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us. In addition, any such litigation could force us to cease selling or using certain products or services, or to redesign such products or services. Further, we may in the future, initiate claims or litigation against third-parties for infringement of our intellectual property rights or to determine the scope and validity of our intellectual property rights or those of competitors. Such litigation could result in substantial costs and diversion of resources. Any of the foregoing could have an adverse effect upon our revenue, profitability, reputation or growth strategy.

If we fail to provide our customers with adequate and timely customer support, our relationships with our customers could be damaged, which would harm our revenue and profitability.

        Our ability to achieve our planned sales growth and retain customers will depend in part on the quality of our customer support operations. Our customers generally require significant support and training with respect to our products, particularly in the initial deployment and implementation stage. As our systems and products become more complex, we believe our ability to provide adequate customer support will be increasingly important to our success. We have limited experience with widespread deployment of our products to a diverse customer base, and we cannot assure you that we will have adequate personnel to provide the levels of support that our customers may require during initial product deployment or on an ongoing basis. Our failure to provide sufficient support to our customers could delay or prevent the successful deployment of our products. Failure to provide adequate support could also have an adverse impact on our reputation and relationship with our customers, could thereby prevent us from gaining new customers and could harm our revenue and profitability.

If we fail to manage our expanding operations, our ability to increase our revenues and improve our results of operations could be harmed.

        We anticipate that, in the future, we may need to expand certain areas of our business to grow our customer base and exploit market opportunities. In particular, we expect to face numerous challenges in the implementation of our business strategy to focus on selling our products to the larger, more established service providers. To manage our operations, we must, among other things, continue to implement and improve our operational, financial and management information systems, hire and train additional qualified personnel, continue to expand and upgrade core technologies and effectively manage multiple relationships with various customers, suppliers and other third-parties. We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to exploit fully the market for our products or systems. If we are unable to manage our operations effectively, our revenue, operations and share price could be harmed.

If material weaknesses in our internal controls over financial reporting were to develop (such as those that our independent registered public accounting firm identified in January 2004) and we were unable to remedy such weaknesses in an effective- and timely manner, such weaknesses could materially and adversely affect our ability to provide the public with timely and accurate material information about our company.

        In January 2004, our independent registered public accounting firm identified deficiencies in our internal controls that they considered to be material weaknesses. Based on these weaknesses, our chief executive officer and chief financial officer determined that, as of December 31, 2003, our disclosure controls and procedures were not effective to record, process, summarize and report information required to be reported within the time periods specified by the SEC and accumulated and communicated to our management, including our chief executive officer and chief financial officer, to allow timely discussions regarding required disclosure. These material weaknesses related to our inventory and our accounts payable processes, both of which affect our balance sheet and may also affect our income statement reporting. We believe that we have fully addressed these issues, and, therefore, our chief executive officer's and chief financial officer's evaluation of our disclosure controls and procedures as of December 31, 2004 concluded that they were effective. (See Item 9A of our Form 10-K for the year ended December 31, 2004 as filed with the SEC for further discussion of these weaknesses as well as for our chief executive officer's and chief financial officer's evaluation as of December 31, 2004.) In order for investors and the equity analyst community to make informed investment decisions and recommendations about our securities, it is important that we provide them with accurate and timely information in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder. Material weaknesses in our internal controls over financial reporting and our disclosure controls and procedures would hinder the flow of timely and accurate information to investors. If such material weaknesses were to develop and we did not address them in a timely matter, investors might sell our shares and industry analysts might either make incorrect recommendations about our company or else end coverage of our company altogether, any of which results could harm our reputation and adversely impact our share price.

We are currently engaged in a securities class action lawsuit which, if it were to result in an unfavorable resolution, could adversely affect our reputation, profitability and share price.

        We are currently engaged as a defendant in a lawsuit (i.e., Whalen v. Tut Systems, Inc. et al.) that alleges securities law violations against us and certain of our current and former officers and directors under Section 11 of the Securities Act of 1933, as amended, and Section 10(b) and Rule 10b-5 of the Exchange Act. While we have reached a settlement with the plaintiffs in this lawsuit, the settlement is subject to certain contingencies, including court approval of the terms of settlement. If the court does not approve this settlement, or any other applicable contingencies are not resolved or otherwise addressed, we would be required to resume litigation in this matter. If we were to resume litigation in this matter, there is no assurance that we would prevail and, if the outcome of such litigation were unfavorable to us, our reputation, profitability and share price could be adversely affected.

If our products do not comply with complex government regulations, our product sales will suffer.

        We and our customers are subject to varying degrees of federal, state and local as well as foreign governmental regulation. Our products must comply with various regulations and standards defined by the Federal Communications Commission, or FCC. The FCC has issued regulations that set installation and equipment standards for communications systems. Our products are also required to meet certain safety requirements. For example, Underwriters Laboratories must certify certain of our products in order to meet federal safety requirements relating to electrical appliances to be used inside the home. In addition, certain products must be Network Equipment Building Standard certified before certain of our customers may deploy them. Any delay in or failure to obtain these approvals could harm our business, financial condition or results of operations. Outside of the United States, our products are subject to the regulatory requirements of each country in which our products are manufactured or sold. These requirements are likely to vary widely. If we do not obtain timely domestic or foreign regulatory approvals or certificates, we would not be able to sell our products where these regulations apply, which could prevent us from maintaining or growing our revenue or achieving profitability.

        In addition, regulation of our customers may adversely impact our business, operating results and financial condition. For example, FCC regulatory policies affecting the availability of data and Internet services and other terms on which telecommunications companies conduct their business may impede our entry into certain markets. In addition, the increasing demand for communications systems has exerted pressure on regulatory bodies worldwide to adopt new standards, generally following extensive investigation of competing technologies. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers, which in turn may harm our sale of products to these customers.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to manage our business successfully, which could materially and adversely affect our growth strategy, reputation and share price.

        We depend on the performance of Salvatore D'Auria, our President, Chief Executive Officer and Chairman of the Board, and on other senior management and technical personnel with experience in the video and data communications, telecommunications and high-speed data access industries. The loss of any one of them could harm our ability to execute our business strategy, which could adversely affect our reputation and share price. Additionally, we do not have employment contracts with any of our executive officers. We believe that our future success will depend in large part on our continued ability to identify, hire, retain and motivate highly skilled employees who are in great demand. We cannot assure you that we will be able to do so.

We routinely evaluate acquisition candidates and other diversification strategies.

        We have completed a number of acquisitions as part of our efforts to expand and diversify our business. For example, we acquired our video content processing and video transmission businesses from Tektronix in November 2002 when we purchased its subsidiary, VTC. We intend to continue to evaluate new acquisition candidates, divestiture and diversification strategies, and if we fail to manage the integration of acquired companies, it could adversely affect our operations and growth strategy. Any acquisition involves numerous risks, including difficulties in the assimilation of the acquired company's employees, operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company's key employees. Additionally, we may incur unanticipated expenses, difficulties and other adverse consequences relating to the integration of technologies, research and development, and administrative and other functions. Any future acquisitions may also result in potentially dilutive issuances of our equity securities, acquisition or divestiture related write-offs and the assumption of debt and contingent liabilities. Any of the above factors could adversely affect our revenue, profitability, operations or growth strategy.

Our stock price is volatile, and, if you invest in our Company, you may suffer a loss of some or all of your investment.

        The market price and trading volume of our common stock has been subject to significant volatility, and this trend may continue. In particular, trading volume historically has been low and the market price of our common stock has increased dramatically in recent months. Since the announcement of our acquisition of VTC, the closing price of our common stock, as traded on The Nasdaq National Market, has fluctuated from a low of $1.23 to a high of $7.49 per share. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

  •
  our perceived prospects;

  •
  variations in our operating results and whether we have achieved our key business targets;

  •
  the limited number of shares of our common stock available for purchase or sale in the public markets;

  •
  differences between our reported results and those expected by investors and securities analysts;

  •
  announcements of new contracts, products or technological innovations by us or our competitors; and

  •
  market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors.

        Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources.

Our charter, bylaws, retention and change of control plans and Delaware law contain provisions that could delay or prevent a change in control.

        Certain provisions of our charter and bylaws and our retention and change of control plans, the 'Plans,' may have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of us. The provisions of the charter and bylaws and the

Plans could limit the price that certain investors may be willing to pay in the future for shares of our common stock. Our charter and bylaws provide for a classified board of directors, eliminate cumulative voting in the election of directors, restrict our stockholders from acting by written consent and calling special meetings, and provide for procedures for advance notification of stockholder nominations and proposals. In addition, our board has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding voting stock. The Plans provide for severance payments and accelerated stock option vesting in the event of termination of employment following a change of control. The provisions of the charter and bylaws, and the Plans, as well as Section 203 of the Delaware General Corporation Law, to which we are subject, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management.

Risks Related to CoSine's Business

If the merger is not completed, a continued investment in CoSine by its stockholders is subject to substantial risks. CoSine has substantially ceased all revenue generating operations and sold its operating assets.

        CoSine has incurred losses since inception and expects that its net losses and negative cash flow will continue for the foreseeable future as CoSine seeks to consummate the merger with us or another strategic alternative, if any. In September 2004, in connection with its ongoing evaluation of strategic alternatives, CoSine announced the termination of most of its employees and the discontinuance of its products to conserve its cash. As CoSine seeks to consummate the merger with us or another strategic alternative, CoSine continues to expend its remaining cash resources. Further, CoSine may incur significant expenses in connection with the merger with us or other possible strategic alternatives. If CoSine fails to merge with us, consummate another strategic alternative or raise additional capital, the resulting reduction of its available cash resources could result in CoSine selling its remaining assets, ceasing operations and liquidating. In the case of a liquidation or bankruptcy, CoSine would need to hold back or distribute assets to cover liabilities before paying stockholders and, therefore, stockholders may not receive any proceeds for their ownership in CoSine. However, management believes that CoSine has adequate cash resources to continue to realize CoSine's assets and discharge its liabilities as a company through 2005.

There can be no assurance that CoSine will be able to consummate a strategic alternative.

        CoSine has incurred recurring operating losses, and operations have not generated positive cash flows. CoSine has determined that the merger with us is the best means available to leverage remaining cash resources and to maximize stockholder value. In the event CoSine is unable to effect the merger with us, CoSine will be required to find another buyer or distribute its assets. In the case of a distribution, CoSine would be required to hold back assets to cover direct or contingent liabilities for up to a three year period. As such, stockholders would be expected to receive significantly less than they would in the merger, and may not receive any proceeds.

In the event the merger is not consummated, CoSine may elect to dissolve and distribute assets to its stockholders if CoSine's board of directors determines that such action is in the best interest of its stockholders.

        As a result of CoSine's exploration of strategic alternatives, its board of directors may deem it advisable to dissolve the company and distribute assets to stockholders. Liquidation and dissolution may not create value to CoSine's stockholders or result in any remaining capital for distribution to its stockholders. The precise nature, amount and timing of any distribution to CoSine's stockholders would depend on and could be delayed by, among other things, sales of their non-cash assets and claim settlements with creditors for direct and contingent liabilities and would take up to three years to complete.

CoSine's customers may sue CoSine because CoSine has announced the discontinuance of its products and may not meet all of its contractual commitments.

        Certain of CoSine's customer contracts contain provisions relating to the availability of products, spare parts and services for periods up to ten years. CoSine is in discussions with its customers and CoSine and its customers are jointly developing alternative plans, but CoSine's customers may choose to sue CoSine for breach of contract. Additionally, Mr. Goggiano, CoSine's former Chief Executive Officer and the company's lead on its relationships with it's customers, passed away on January 14, 2005. Without Mr. Goggiano's personal attention to CoSine's customer relationships, such customer relationships may suffer.

CoSine is currently engaged in two class action lawsuits, either of which, if they were to result in an unfavorable resolution, could adversely affect the merger transaction.

        On January 18, 2005, a complaint entitled Senior v. CoSine Communications, Inc., et al., Case No. CIV444292, was filed in San Mateo County Superior Court against CoSine and its officers and directors, requesting that the acquisition of CoSine by Tut Systems, Inc. be enjoined due to alleged self-dealing and breach of fiduciary duties by CoSine's officers and directors. CoSine believes the allegations contained in the complaint to be meritless and intends to vigorously defend against such claims. Nevertheless, an unfavorable resolution of this litigation could have a material adverse effect on the merger transaction.

        CoSine is currently engaged as a defendant in a lawsuit entitled In re Initial Public Offering Securities Litigation, Case No. 21 MC 92 (SAS), pending in the United States District Court for the Southern District of New York. The plaintiffs allege securities law violations against us and certain of our current and former officers and directors under Section 11 of the Securities Act of 1933, as amended (the so-called IPO laddering litigation). While we have reached a settlement with the plaintiffs in this lawsuit, the settlement is subject to certain contingencies, including certification of a class for settlement purposes and formal court approval of the terms of settlement. If the court does not approve this settlement, or any other applicable contingencies are not resolved or otherwise addressed, we would be required to resume litigation in this matter. If we were to resume litigation in this matter, there is no assurance that we would prevail and, if the outcome of such litigation were unfavorable to us, our reputation, profitability and share price could be adversely affected.

CoSine's IP Service Delivery Platform was its only product line, and the availability of strategic alternatives may depend on its perceived value in the telecommunications industry.

        CoSine's IP Service Delivery Platform, which is comprised of hardware and software, was the only product line that CoSine offered to its customers and has been discontinued. CoSine has no plans to offer any other product line. If the telecommunications industry does not value CoSine's intellectual property, its strategic alternatives will be adversely impacted.

If CoSine's products contain defects, CoSine may be subject to significant liability claims from its customers, distribution partners and the end-users of its products and incur significant unexpected expenses and lost sales.

        CoSine's products are technically complex and can be adequately tested only when put to full use in large and diverse networks with high amounts of traffic. CoSine's products have in the past contained, and may in the future contain, undetected or unresolved errors or defects. Despite extensive testing, errors, defects or failures may be found in CoSine's current products or enhancements after commencement of commercial shipments. If this happens, CoSine may experience product returns, injury to its reputation, increased service and warranty costs, any of which could have a material adverse effect on its business, financial condition and results of operations. Moreover, because CoSine's products are designed to provide critical communications services, CoSine may receive significant liability claims. CoSine attempted to include in its agreements with customers and distribution partners provisions intended to limit CoSine's exposure to liability claims. However, its customers and distribution partners may not be willing to agree to such provisions, and in any event such provisions may not be effective in any or all cases or under any or all scenarios, and they may not preclude all potential claims resulting from a defect in one of CoSine's products or from a defect related to the installation or operation of one of its products. Although CoSine maintains product liability and errors and omissions insurance covering certain damages arising from implementation and use of its products, CoSine's insurance may not cover all claims sought against it. Liability claims could require CoSine to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage CoSine's reputation and its business.

Because the markets in which CoSine competed are prone to rapid technological change and the adoption of standards different from those that CoSine used, its products could become obsolete, adversely impacting strategic alternatives available.

        The market for managed network-based IP services is prone to rapid technological change, the adoption of new standards, frequent new product introductions and changes in customer and end-user requirements. The introduction of new products or technologies by competitors, or the emergence of new industry standards, could render CoSine's intellectual property obsolete, adversely impacting strategic alternatives available.

If CoSine becomes involved in an intellectual property dispute, it could be subject to significant liability, and the time and attention of CoSine's management could be diverted from pursuing strategic alternatives.

        CoSine may become a party to litigation in the future to protect its intellectual property or because others may allege infringement of their intellectual property. These claims and any resulting lawsuits could subject CoSine to significant liability for damages or invalidate CoSine's proprietary rights. These lawsuits, regardless of their merits, likely would be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation alleging CoSine's infringement of a third-party's intellectual property also could force CoSine to:

  •
  obtain from the owner of the infringed intellectual property right a license to sell the relevant technology, which license may not be available on reasonable terms, or at all; or

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  redesign those products or services that use the infringing technology.

THE TUT SYSTEMS SPECIAL MEETING

        Tut Systems is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting.

Date, Time and Place

        Tut Systems will hold a special meeting at its offices located at 6000 SW Meadows Road, Suite 200, Lake Oswego, Oregon 97035 at 10:00 a.m., local time, on                            , 2005.

Purpose of Special Meeting

        At the special meeting, Tut Systems will ask holders of Tut Systems common stock to approve the issuance of additional shares of Tut Systems common stock in connection with the merger. Tut Systems' board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Tut Systems and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of additional shares of common stock in connection with the merger. Our board of directors unanimously recommends that our stockholders vote FOR the approval of the issuance of additional shares of Tut Systems common stock in connection with the merger.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of additional shares of Tut Systems common stock in connection with the merger.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of Tut Systems common stock at the close of business on                            , 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date,                        shares of Tut Systems common stock were issued and outstanding and held by approximately                        holders of record. A quorum is present at the special meeting if a majority of the shares of Tut Systems common stock issued and outstanding and entitled to vote on the record date is represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Tut Systems common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the issuance of additional shares of Tut Systems common stock in connection with the merger.

Votes Required

        The approval of the issuance of additional shares of Tut Systems common stock in connection with the merger requires the affirmative vote of the holders of a majority of the shares voting in person or by proxy at a meeting at which a quorum is present. If a holder of Tut Systems common stock fails to vote, either in person or by proxy, such holder's shares will not be counted toward determining whether a quorum is present at the Tut special meeting. If a quorum is otherwise present, shares not voted will have no effect on the result of the voting. Broker non-votes will also have no effect on the result of the voting.

Voting by Tut Systems' Directors and Executive Officers

        Tut Systems' directors and executive officers, who collectively beneficially owned approximately [8%] of Tut Systems' outstanding shares entitled to vote at the special meeting as of the close of business on the record date, entered into individual voting agreements with CoSine. Pursuant to the voting agreements, Tut Systems' directors and executive officers have agreed to vote their shares of Tut Systems common stock in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger. Tut Systems' directors and executive officers have also provided proxies giving CoSine the right to vote the shares of Tut Systems common stock beneficially owned by them, including shares of Tut Systems common stock they acquire after the date of the voting agreement, in favor of the issuance of additional shares of common stock in connection with the merger, and against any proposal adverse to the merger.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified on the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the issuance of additional shares of Tut Systems common stock in connection with the merger and FOR the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies necessary to approve the issuance of additional shares of Tut Systems common stock in connection with the merger.

        Shares of Tut Systems common stock represented at the special meeting but not voting, including shares of Tut Systems common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the approval of the issuance of additional shares of Tut Systems common stock in connection with the merger, including properly executed proxies that do not contain voting instructions, will be counted as 'yes' votes for the proposal. If a holder of Tut Systems common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the approval of the issuance of additional shares of Tut Systems common stock in connection with the merger. Brokers who hold shares of Tut Systems common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These broker non-votes will effectively count as neither present nor voting at the meeting, and will have no effect on the approval of the issuance of additional shares of Tut Systems common stock in connection with the merger.

        The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

        Tut Systems does not expect that any matter other than the proposal to approve the issuance of additional shares of Tut Systems common stock in connection with the merger will be brought before the special meeting. If, however, our board properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

        The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

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  filing with Tut Systems' Secretary a duly executed revocation of proxy;

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  submitting a duly executed proxy to Tut Systems' Secretary bearing a later date; or

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  appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

        All costs of solicitation of proxies will be shared by Tut Systems and CoSine. Tut Systems has retained                        to aid in the solicitation of proxies and to verify records relating to the solicitation.                        will receive customary fees and expense reimbursement for these services. In addition, Tut Systems' directors and officers and employees may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile, or in person.

        The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. Tut Systems also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Adjournment and Postponement

        Tut Systems' bylaws provide that, in the event that a quorum does not exist at a stockholder meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time. If a quorom is not present at the special meeting, Tut Systems currently anticipates that the chairman of the meeting will exercise his bylaw authority to adjourn the meeting by means of such adjournment. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special metting to approve the proposal, holders of Tut Systems common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

THE COSINE SPECIAL MEETING

        CoSine is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting.

Date, Time and Place

        CoSine will hold a special meeting at its offices located at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065 at 10:00 a.m., local time, on                , 2005.

Purpose of Special Meeting

        At the special meeting, CoSine will ask holders of CoSine common stock to adopt the merger agreement and approve the merger. CoSine's board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, CoSine and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that it is in the best interests of our stockholders that you adopt the merger agreement and approve the merger. Our board of directors unanimously recommends that our stockholders vote FOR the adoption of the merger agreement and approve the merger.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of CoSine common stock at the close of business on                            , 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, approximately                        shares of CoSine common stock were issued and outstanding and held by approximately                        holders of record. A quorum is present at the special meeting if a majority of the shares of CoSine common stock issued and outstanding and entitled to vote on the record date is represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of CoSine common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and approve the merger.

Votes Required

        The adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of CoSine common stock outstanding on the record date. If a holder of CoSine common stock fails to vote or abstains from voting, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. Broker non-votes will also have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Voting by CoSine's Directors and Executive Officers

        CoSine's directors and executive officers who collectively were the beneficial owners of approximately [11%] of CoSine's outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Tut Systems. Pursuant to the voting agreements, CoSine's directors and executive officers have agreed to vote their shares of CoSine common stock in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger. CoSine's directors and executive officers have also provided proxies giving Tut Systems the right to vote the shares of CoSine common stock beneficially owned by them, including shares of CoSine common stock they acquire after the date of the voting agreement, in favor of adoption of the merger agreement and approval of the merger and against any proposal adverse to the merger.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified on the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR adoption of the merger agreement and approval of the merger and FOR the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies necessary to approve the adoption of the merger agreement and approval of the merger.

        Shares of CoSine common stock represented at the special meeting but not voting, including shares of CoSine common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the adoption of the merger agreement and approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as 'yes' votes for those proposals. If a holder of CoSine common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement and approval of the merger. Brokers who hold shares of CoSine common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These broker non-votes will effectively count as votes against the adoption of the merger agreement and approval of the merger.

        The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

        CoSine does not expect that any matter other than the proposals to adopt the merger agreement and approve the merger will be brought before the special meeting. If, however, CoSine's Board properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

        The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

  •
  filing with CoSine's Secretary a duly executed revocation of proxy;

  •
  submitting a duly executed proxy to CoSine's Secretary bearing a later date; or

  •
  appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

        All costs of solicitation of proxies will be shared by CoSine and Tut Systems. CoSine has retained                        to aid in the solicitation of proxies and to verify records relating to the solicitation.                        will receive customary fees and expense reimbursement for these services. In addition,

CoSine's directors and officers and employees may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of CoSine's board of directors and its officers have interests in the merger that are different from, or in addition to, yours. See "THE MERGER—Interests of CoSine's Directors and Management in the Merger" beginning on page 49.

        The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. CoSine also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

        Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of CoSine common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Adjournment and Postponement

        CoSine's bylaws provide that, in the event that a quorum does not exist at a stockholder meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time. If a quorom is not present at the special meeting, CoSine currently anticipates that the chairman of the meeting will exercise his bylaw authority to adjourn the meeting by means of such adjournment. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger, holders of CoSine common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

THE MERGER

General

        The boards of directors of Tut Systems, CoSine and Merger Sub, have each approved the merger agreement, which provides for the merger of CoSine with and into Merger Sub, a wholly owned subsidiary of Tut Systems that was created to effect the merger. As a result of the merger, Merger Sub will be the surviving entity in the merger, and will remain a wholly owned subsidiary of Tut Systems.

        In the merger, each outstanding share of CoSine common stock will be converted into the right to receive approximately [0.6] shares of common stock of Tut Systems. Under the terms of the merger agreement, the exchange ratio is adjustable. The exact exchange ratio will depend on CoSine's estimated net cash and cash equivalent position on March 31, 2005, as agreed by Tut Systems and CoSine prior to the stockholder meetings. See "THE MERGER AGREEMENT AND VOTING AGREEMENTS-Net Cash Adjustment" on page 52.

Background to the Merger

        The terms of the merger agreement are the result of arms-length negotiations between representatives, legal counsel and financial advisors of CoSine and Tut Systems. The following is a brief discussion of the background of those negotiations.

CoSine Events Leading to the Merger

        CoSine was originally incorporated in California in April 1997 and reincorporated in Delaware in August 2000. CoSine's business was focused on the development of hardware and software products that enabled network service providers to rapidly deliver computer applications and communications services from within their networks using Internet protocol. CoSine began shipping CoSine's first communications platform, the IPSX 9000 and related software, in the first quarter of 2000. In September 2000, CoSine completed an initial public offering of CoSine's common stock, which began trading on The Nadaq National Market under the symbol "COSN." By the end of 2000, CoSine's quarterly revenues had grown from $2.4 million to $16.3 million.

        Beginning in 2001, however, CoSine found that many of CoSine's customers and potential customers were unable or unwilling to finance the significant infrastructure changes which would be required to integrate the CoSine hardware and software into their networks. Many of them either reduced or discontinued the build-out of their networks, including purchases of CoSine's products and many of them ultimately ceased or drastically curtailed business operations or filed for bankruptcy protection. As a result, CoSine's sales were negatively impacted and CoSine continued to incur significant operating losses. CoSine's quarterly revenues declined from $16.3 million in the fourth quarter of 2000 to an average of $8.6 million in 2001, $5.9 million in 2002 and to $3.7 million in 2003. In response, beginning in the first quarter of 2002, CoSine began a series of restructurings of CoSine's operations that resulted in overall company headcount being reduced from 506 at the end of 2000 to 148 by the end of 2003. CoSine also closed all of CoSine's engineering and sales facilities outside of CoSine's Redwood City, California headquarters and negotiated a termination of CoSine's lease for approximately half of CoSine's Redwood City facility.

        Beginning in December 2002 and continuing through 2003 and into 2004, at several board of directors meetings, CoSine's board of directors and management discussed business and market strategies for CoSine in light of the substantial deterioration of opportunities in CoSine's market, reduced capital spending by CoSine's customers, the general lack of demand for CoSine's products and the use of CoSine's cash reserves to fund ongoing operations without offsetting revenue. CoSine determined that pursuing a market for new products required either significant continued investments in product development and sales and marketing, or seeking a strategic partner. Due to the cost and risk of making such significant investments, CoSine announced in January 2003 in its year end financial conference call that CoSine was exploring various strategic alternatives, including possible merger and asset sale transactions, licensing arrangements, and dissolution of CoSine and distribution of assets to stockholders.

        In May 2003, CoSine also engaged Broadview as CoSine's financial advisor to facilitate the exploration of strategic alternatives. The scope of Broadview's engagement included searching for a purchaser or partner acceptable to CoSine, coordinating visits of potential purchasers, performing financial analyses and assisting CoSine in negotiating the financial aspects of any transaction. In connection with the engagement, Broadview was paid an engagement fee of $250,000 and a retainer of $25,000 per month. Between May 2003 and January 2005, at the direction of CoSine's board of directors, Broadview and CoSine's management contacted over 50 prospective strategic partners, both domestic and international public and private companies. This list of prospects represented Broadview and CoSine's, and their respective advisors' collective knowledge of companies that were active in the telecommunications equipment provider market or whom Broadview and CoSine believed could have an interest in that market. While no party expressed interest in acquiring all of CoSine's ongoing operations, a number of parties did express interest in acquiring a portion of CoSine's assets, having CoSine make a cash investment in them, making a cash investment in CoSine and redeploying CoSine into unspecified new ventures, or engaging in a reverse merger transaction whereby a private or public company with substantially less cash than CoSine would merge with CoSine. However, none of these expressions of interest resulted in any firm offers or promised to return to CoSine stockholders more than could be obtain on liquidation.

        On September 1, 2004, CoSine's board of directors held a meeting at which it concluded that, in light of the extensive and unsuccessful efforts to locate a strategic partner for CoSine by both Broadview and CoSine's management, it was unlikely that an acquisition or merger opportunity that provided greater stockholder value than liquidation and dissolution would become available to CoSine. During this process, however, Broadview and management were directed to continue to search for strategic alternatives that had the promise of returning more value to shareholders than liquidation or that would return value more rapidly than liquidation.

        Consistent with this direction from the board, on September 8, 2004 the Company announced that it was laying off all of CoSine's employees except for a small group that would continue to service CoSine's customers while CoSine began to transition customers to service and support arrangements provided by a third party, document CoSine's intellectual property for possible sale or licensing, negotiate a termination of CoSine's remaining leases and other contractual obligations, and continue to explore strategic alternatives. As a result of these activities, as of December 31, 2004, CoSine had no employees, with two officers serving as consultants. CoSine's operations consisted of a customer service capability operated under contract by a third party.

        In late December 2004, management and the board, after consultation with Broadview, estimated CoSine's present value in liquidation at approximately $2.01 per share, assuming a first distribution to shareholders occurring in the third quarter of 2005 and final distribution as late as 2008. The liquidation analysis assumed that CoSine would continue to honor its existing service commitments through December 2005, at a loss, that it funded all the actions needed to fully liquidate its operations, including completion of restructuring activities announced in September 2004 and the completion of further restructuring activities initiated in the quarter ended December 31, 2004 and activities to be initiated in 2005. It also assumed that the company completed the formal liquidation of all wholly-owned foreign and domestic entities and payment of all related professional fees and taxes, that it continued to meet its SEC and Nasdaq requirements as a listed company, including annual audits, quarterly reviews and filing of Forms 10-K and 10-Q and that it maintained suitable insurance coverage, including the purchase of directors and officers insurance. The liquidation analysis also assumed that the liquidation process would be managed by a third party liquidation firm for the three year period mandated by Delaware law. The liquidation analysis contemplated the inclusion of an estimate of value for a possible sale or license of the company's intellectual property but the likely proceeds were deemed immaterial, based on the company's efforts to sell or license the intellectual property over the past 18 months. The liquidation analysis also assumed that the company would not be subject to litigation during the liquidation process.

        In August 2004, Sal D'Auria, the Chief Executive Officer of Tut Systems, initiated preliminary discussions with Steve Goggiano, the Chief Executive Officer of CoSine. These preliminary discussions addressed each party's potential interest in a transaction. In that same time period, CoSine was already holding preliminary discussions with a number of other potential merger partners, of which the most serious discussions were with a foreign-based company that expressed interest in merging with CoSine to gain access to CoSine's cash and to take advantage of CoSine's status as a Nasdaq listed company. CoSine held its initial discussions with Tut Systems in parallel with discussions of these other potential merger opportunities. On September 10, 2004, Broadview was informed that the foreign company had determined not to pursue any transaction with CoSine, and CoSine sought to more actively pursue further discussions with remaining potential merger partners, including the discussions with Tut Systems.

        On September 21, 2004, CoSine and Tut Systems entered into a confidentiality agreement, providing for confidential treatment by each party of the other's non-public information. On that same day, Mr. D'Auria and Mr. Goggiano had a meeting to discuss CoSine's business and its future prospects. A representative of Broadview was also present at this meeting, as financial advisor to CoSine. The parties and their advisors remained in contact over the next several weeks, and had limited, informal discussions regarding a possible transaction and began to share due diligence materials.

        During the month of October 2004, Tut Systems entered into a quiet period associated with a follow-on pubic offering of its common stock that closed on October 13, 2004. After that transaction had closed, Mr. D'Auria again contacted Mr. Goggiano and their discussions were resumed.

        On November 4, 2004, Mr. Goggiano and Mr. Gibson met with Mr. D'Auria and members of management of Tut Systems at the offices of Tut Systems in Lake Oswego, Oregon. Representatives of Needham & Company and Broadview were also present at this meeting. During this meeting, the parties further discussed their interest in a potential transaction.

        Early in December, Broadview contacted another party to explore their potential interest in a merger transaction with CoSine, with stock of that other party as consideration. Broadview and CoSine began parallel discussions with that other party.

        On December 15, 2004, the Tut Systems board of directors held a meeting to discuss the parameters of a potential transaction with CoSine. At this meeting, representatives of Needham & Company, Inc. made a presentation and discussed the potential transaction with the Tut Systems board of directors. At the conclusion of the meeting, the Tut Systems board of directors approved an initial set of parameters for the potential transaction and authorized management to pursue further negotiations. On behalf of Tut Systems, Needham & Company communicated these parameters to Broadview.

        On December 16, 2004, the CoSine board of directors held a meeting to discuss the potential transaction proposed by Tut Systems. At the CoSine board of directors' request, Mr. D'Auria attended the beginning portion of the meeting, and presented Tut Systems' business opportunities and financial outlook. Later in that meeting, Broadview provided further information regarding the other potential merger partner for CoSine. The CoSine board of directors determined to hold a further meeting on December 17, 2004, and to invite the other company to make a presentation.

        On December 17, 2004, the CoSine board met to further discuss the potential merger transactions. At the CoSine board of directors' invitation, representatives of the other potential bidder attended the beginning portion of the meeting to make a presentation regarding its business opportunities and financial outlook. Later in that meeting, Broadview presented to the CoSine board a proposed term sheet for a merger that was delivered by the other company's management. After discussions that included consideration of Broadview's comparative analysis of the new offer and the current Tut Systems proposal, as well as a comparison of other factors affecting the two offers, the two bidder companies and the markets in which they operate, the CoSine board determined that the new offer from the other company was marginally superior to the current Tut proposal, and authorized CoSine management and Broadview to pursue the other party's offer. At the same time, CoSine management and Broadview continued to negotiate for, and received, an increased offer from Tut Systems.

        On December 22, 2004, the other potential bidder informed Broadview that its board of directors had determined not to pursue a merger transaction with CoSine. On the same day, the CoSine board met to review the situation, and authorized management and Broadview to seek to reach an agreement in principle for a merger with Tut Systems consistent with the terms and conditions discussed previously. Later on December 22, 2004, the parties reached an agreement in principle as to the parameters of the proposed transaction, and exchanged detailed due diligence requests.

        On December 27, 2004, the parties executed a non-binding letter of intent, and legal counsel for Tut Systems distributed initial drafts of a merger agreement to legal counsel for CoSine on December 29, 2004.

        On January 4, 2005, Mr. Goggiano and Mr. Gibson, met with Mr. D'Auria and Mr. Scott Spangenburg, Controller of Tut Systems, at the offices of Tut Systems in Lake Oswego, Oregon. Representatives of Needham & Company and Broadview were also present at this meeting. During this meeting, the parties engaged in an intensive due diligence discussion, where both parties were able to ask detailed questions about the other party's financial and business prospects.

        Throughout January 4 and 5, 2005, legal counsel for both Tut Systems and CoSine negotiated the terms of the transaction. On January 6, 2005, the Tut Systems board held a special meeting to consider the proposed transaction. At this meeting, Mr. D'Auria and legal counsel summarized the material terms of the proposed merger agreement. Mr. D'Auria reviewed the status of the acquisition negotiations, legal counsel reviewed in detail the outstanding issues in connection with the merger agreement, and Tut Systems management and legal counsel answered the questions of the Tut Systems board with regard to the acquisition. Also at this meeting, Needham & Company reviewed with the board its financial analysis of the proposed transaction and delivered its oral opinion (subsequently confirmed in writing as of January 7, 2005), that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio was fair to Tut Systems from a financial point of view. Following their discussion, the Tut Systems board unanimously resolved that the proposed merger was fair to, and in the best interest of, Tut Systems' stockholders, approved the material terms of the merger agreement, related agreements and transactions, and authorized management to continue negotiations to finalize the transaction documents. The Tut Systems board further resolved to recommend that the stock issuance in connection with the merger be approved by Tut Systems' stockholders.

        CoSine's board conducted a series of meetings to review the terms of the proposed transaction on January 5, 6 and 7, 2005. CoSine's legal counsel was present at each meeting, summarized the material terms of the proposed merger agreement, as well as the status of negotiations with regard to outstanding issues, and answered questions from members of CoSine's board with regard to the merger agreement and the status of negotiations. Representatives of Broadview were also present at each meeting. Broadview presented its initial financial analysis pertaining to the transaction at the January 5, 2005 meeting of CoSine's Board. At that meeting, CoSine's board instructed management to conduct final negotiations regarding the terms of the merger agreement. At the January 6, 2005 meeting, management advised the board that final negotiations had resulted in slight modifications to the agreement, which resulted in reduction in the exchange ratio, as calculated as if the closing under the merger were to occur on January 7, 2005, from 0.5992 to 0.5898 shares of Tut Systems common stock in exchange for each share of CoSine common stock. As a result, Broadview updated its financial analyses and at the request of CoSine's board delivered its opinion to CoSine's board that, as of January 6, 2005, and based upon and subject to various qualifications, limitations, factors and assumptions set forth therein, an exchange ratio of 0.5898 shares of Tut Systems common stock in exchange for each share of CoSine common stock was fair to CoSine's common stockholders from a financial point of view.

        Following extensive discussions, including discussion regarding the absence of alternative transaction possibilities and the conclusion that the proposed transaction would deliver greater value to the stockholders than a liquidation and dissolution of CoSine, the CoSine board directed management to finalize the transaction documents, unanimously resolved that the proposed merger was fair to, and in the best interest of, CoSine's shareholders, approved and declared the advisability of the merger agreement, related transactions and agreements and unanimously recommended that CoSine's stockholders approve the merger.

        Throughout January 6 and 7, 2005, management of Tut Systems and CoSine and legal counsel to both parties negotiated and finalized the remaining terms of the transaction. The parties executed the transaction agreements on the evening of January 7, 2005, and Tut Systems issued a press release announcing the transaction. On January 10, 2005, Tut Systems held a conference call to discuss the transaction and provide preliminary 2004 revenue results.

Reasons for the Merger

        Tut Systems believes that the combination of Tut Systems and CoSine will provide Tut Systems additional financial resources. Additionally, the merger with CoSine was a more efficient method for Tut Systems to acquire additional financial resources in comparison to alternative transactions. CoSine believes that the combination of Tut Systems and CoSine will provide CoSine stockholders with the best opportunity to realize the value of their shares of CoSine common stock and will ensure that CoSine's existing customers' support agreements will continue to be honored. CoSine has engaged a third-party software and information technology company to provide technical assistance to CoSine's customers for CoSine's existing products.

Tut Systems' Board of Directors' Recommendation

        After careful consideration, Tut Systems' board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of Tut Systems and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of additional shares of common stock in connection with the merger. Accordingly, our board of directors unanimously recommends that Tut Systems' stockholders vote FOR the approval of the issuance of additional shares of common stock in connection with the merger.

CoSine's Board of Directors' Recommendation

        After careful consideration, CoSine's board of directors, having considered all known possible strategic alternatives available to CoSine, including liquidation, over a period of more than 18 months, has unanimously determined that the merger is advisable and fair to, and in the best interests of CoSine and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of its stockholders that CoSine stockholders adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. Accordingly, our board of directors unanimously recommends that CoSine stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Opinion of Tut Systems' Financial Advisor

        Tut Systems retained Needham & Company to furnish financial advisory and investment banking services with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, to Tut Systems of the exchange ratio pursuant to the merger agreement. The exchange ratio was determined through arm's length negotiations between Tut Systems and CoSine and not by Needham & Company, although Needham & Company assisted Tut Systems in these negotiations.

        On January 7, 2005, Needham & Company delivered to the Tut Systems board of directors its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio was fair to Tut Systems from a financial point of view. The Needham & Company opinion is addressed to the Tut Systems board, is directed only to the financial terms of the merger agreement, and does not constitute a recommendation to any stockholder as to how that stockholder should vote on, or take any other action relating to, the merger.

        The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Needham & Company, is attached to this joint proxy statement/prospectus as Annex D. The summary of the Needham & Company opinion set forth in this document is qualified in its entirety by reference to the Needham & Company opinion. Tut Systems stockholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

        In arriving at its opinion, Needham & Company, among other things:

  •
  reviewed a draft of the merger agreement dated January 6, 2005 but circulated to the parties on January 7, 2005;

  •
  reviewed certain publicly available information concerning Tut Systems and CoSine and certain other relevant financial and operating data of Tut Systems and CoSine furnished to Needham & Company by Tut Systems and CoSine;

  •
  reviewed the historical stock prices and trading volumes of Tut Systems common stock and CoSine common stock;

  •
  held discussions with members of management of Tut Systems and CoSine concerning their current and future business prospects and joint prospects for the combined companies;

  •
  reviewed certain research analyst projections with respect to Tut Systems and held discussions with members of management of Tut Systems concerning those projections;

  •
  reviewed certain financial forecasts with respect to CoSine prepared by the management of CoSine and held discussions with members of management of CoSine concerning those forecasts;

  •
  reviewed the financial terms of certain financings for companies whose securities are traded in the public markets and that Needham & Company deemed generally relevant;

  •
  reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

  •
  performed and/or considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

        In connection with its review and in arriving at its opinion, Needham & Company assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. Needham & Company assumed that the management financial forecasts relating to CoSine and information relating to the joint prospects of the combined companies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Tut Systems and CoSine, at the time of preparation, of the future operating and financial performance of CoSine and the combined companies. Needham & Company also assumed, based on discussions with Tut Systems' management, that the research analyst projections relating to Tut Systems represent reasonable estimates as to the future financial performance of Tut Systems. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Tut Systems or CoSine. The Needham & Company opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to what the value of Tut Systems common stock would be when issued to the stockholders of CoSine pursuant to the merger, or the prices at which Tut Systems common stock or CoSine common stock would actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, Tut Systems' underlying business decision to engage in the merger, the relative merits of the merger as compared to other business strategies that might exist for Tut Systems, or the effect of any other transaction in which Tut Systems might engage.

        No limitations were imposed by Tut Systems on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

        In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary.

Pro Forma Dilution Analysis

        Needham & Company reviewed and analyzed the pro forma contribution of each of Tut Systems and CoSine to pro forma combined balance sheet information. In calculating the pro forma combined balance sheet information, Needham & Company used Tut Systems' December 31, 2004 balance sheet, CoSine's targeted net cash as of the closing of the merger pursuant to the merger agreement of $22.75 million, and total transaction expenses estimated by Tut Systems and CoSine management of $1.5 million. Needham & Company reviewed, among other things, the pro forma contributions to cash and equivalents, total current assets, total assets, stockholders' equity and working capital. This analysis indicated that CoSine would have contributed

  •
  64.1% of pro forma combined cash and equivalents;

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  48.6% of pro forma combined total current assets;

  •
  45.0% of pro forma combined total assets;

  •
  53.7% of pro forma combined stockholders' equity; and

  •
  53.6% of pro forma combined working capital.

        Based on the exchange ratio pursuant to the merger agreement (assuming no adjustment), CoSine's stockholders will own approximately 18.6% of Tut Systems after the merger.

        Needham & Company also reviewed the pro forma dilutive impact of the merger on the holders of Tut Systems common stock for calendar year 2005, based on the exchange ratio pursuant to the merger agreement, assuming no net cash adjustment, and using CoSine management's estimates of the financial results of CoSine for the remaining nine months of 2005, and assuming the merger closes on March 31, 2005. The projected financial results for Tut Systems for 2005 were based upon research analyst estimates. Based upon these estimates, projections and assumptions, Needham & Company noted that the merger would result in dilution to the projected earnings per share of Tut Systems common stock for calendar year 2005 of $(0.025). The actual operating or financial results achieved by the combined entity may vary from projected results, and these variations may be material.

Selected Transaction Analysis

        Needham & Company analyzed publicly available financial information for the following selected mergers and acquisitions of technology companies that represent transactions completed from January 1, 2003 to December 31, 2004 involving U.S. publicly traded target companies with an enterprise value below $5.0 million and pre-merger cash greater than $2.5 million:

Target	Acquirer
Gradco Systems, Inc.	Gradco Holdings L.L.C.
i3 Mobile, Inc.	ACE*COMM Corporation
FirePond, Inc.	Jaguar Technology Holdings, LLC
Engage, Inc.	JDA Software Group, Inc.
AlphaNet Solutions, Inc.	CIBER, Inc.
Predictive Systems, Inc.	International Network Services, Inc.
Tanning Technology Corporation	Platinum Equity, LLC
Eloquent, Inc.	Open Text Corporation
TCSI Corporation	Rocket Software, Inc.
Razorfish, Inc.	SBI and Company
AvantGo, Inc.	Sybase, Inc.
PartsBase, Inc.	Hammond I, Inc.

        In examining the selected transactions, Needham & Company analyzed:

  •
  the premium of consideration offered to the acquired company's stock price one day prior to the announcement of the transaction;

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  the premium of consideration offered to the acquired company's stock price seven days prior to the announcement of the transaction; and

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  the premium of consideration offered to the acquired company's stock price 28 days prior to the announcement of the transaction.

        Needham & Company calculated premiums for CoSine based upon the exchange ratio pursuant to the merger agreement and the closing price of CoSine common stock on January 6, 2005 of $2.82 per share. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the proposed merger.

	Selected Transactions
					Tut Systems/ CoSine Merger
	High	Low	Mean	Median
One day stock price premium	476%	(59)%	85%	59%	(16)%
Seven day stock price premium	620%	(9)%	104%	63%	(14)%
Twenty-eight day stock price premium	308%	(5)%	95%	52%	(23)%

Selected Precedent Financing Analysis

        Using publicly available information, Needham & Company compared selected data for the CoSine merger to the corresponding data for selected follow-on public offerings and private placements by public companies, or PIPE transactions. Needham & Company reviewed data for 26 follow-on public offerings by technology companies that represent offerings since January 1, 2003 where the amounts raised by the issuer were $50 million or less (but excluding offerings where the issuer's market value at filing was greater than $500 million, where no primary shares were issued, or where fees were not disclosed). In examining the data for these public offerings, referred to as the selected public offerings, Needham & Company analyzed:

  •
  premium or discount of offering price to closing market price on the pricing date;

  •
  deal expenses; and

  •
  gross spread percentage.

        For the Tut Systems/CoSine merger, the offering price used was $4.0222, the 20-day volume weighted average price of Tut Systems common stock used to calculate the exchange ratio pursuant to the merger agreement. For comparison purposes, the premium of $1.35 million in excess of CoSine's expected $22.75 million net cash at closing that was used to calculate the exchange ratio pursuant to the merger agreement was compared to the gross spread percentage for the selected public offerings. The following table sets forth information concerning the data analyzed for the selected public offerings and the data implied by the proposed merger.

	Selected Public Offerings
					Tut Systems/ CoSine Merger
	High	Low	Mean	Median
Premium/discount to market price	0.0%	(21.6)%	(6.0)%	(4.5)%	(0.9)%
Deal expenses ($ millions)	$0.9	$0.0	$0.3	$0.3	$1.5
Gross spread	8.0%	3.3%	5.7%	5.6%	5.6%

        Needham & Company also reviewed data for 32 PIPE transactions by technology companies that represent offerings since January 1, 2004 where the amounts raised by the issuer were between $5 million and $50 million. In examining the data for these transactions, referred to as the selected technology PIPE transactions, Needham & Company analyzed:

  •
  premium or discount of offering price to closing market price on the pricing date;

  •
  percentage placement agent fee;

  •
  percentage warrant coverage; and

  •
  warrant exercise price premium or discount to the offering price.

        For comparison purposes, the premium of $1.35 million in excess of CoSine's expected $22.75 million net cash at closing that was used to calculate the exchange ratio pursuant to the merger agreement was compared to the percentage placement agent fee for the selected technology PIPE transactions. The following table sets forth information concerning the data analyzed for the selected technology PIPE transactions and the data implied by the proposed merger.

	Selected Technology PIPE Transactions
					Tut Systems/ CoSine Merger
	High	Low	Mean	Median
Premium/discount to market price	12.4%	(80.0)%	(21.4)%	(15.1)%	(0.9)%
Placement agent fee	12.3%	3.8%	7.1%	7.0%	5.6%
Warrant coverage	100.0%	0.0%	26.7%	20.0%	0.0%
Warrant premium/discount	29.4%	(50.0)%	1.0%	0.0%	N/A

        No company, transaction or business used in the Selected Transaction Analysis, or Selected Precedent Financing Analysis as a comparison is identical to Tut Systems, CoSine or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public offering, private offering, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

Other Analyses

        In rendering its opinion, Needham & Company considered various other analyses in addition to the material financial analyses summarized above, including a history of trading prices and volumes for Tut Systems and CoSine.

        The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Tut Systems and CoSine. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company's opinion and related analyses were only one of many factors considered by Tut Systems' board of directors in its evaluation of the proposed merger, and should not be viewed as determinative of the views of Tut Systems' board of directors or management with respect to the exchange ratio or the proposed merger.

        Under the terms of the Needham & Company engagement letter, Tut Systems has agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion and a fee for financial advisory services that Tut Systems and Needham & Company believe are customary for transactions of this nature. A substantial portion of Needham & Company's fees, consisting of the fee for financial advisory services, are contingent on consummation of the merger. Whether or not the merger is consummated, Tut Systems has also agreed to reimburse Needham & Company for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham & Company as financial advisor to Tut Systems.

        Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the Tut Systems board of directors to act as Tut Systems' financial advisor in connection with the merger based on Needham & Company's experience as a financial advisor in mergers and acquisitions as well as Needham & Company's familiarity with Tut Systems and similarly situated technology companies. Needham & Company has in the past and may in the future provide investment banking and financial advisory services to Tut Systems unrelated to the proposed merger, for which services Needham & Company has received and expects to receive compensation. During the past two years, Needham & Company acted as lead managing underwriter for Tut Systems' October 2004 public offering. In the normal course of its business, Needham & Company may actively trade the equity securities of Tut Systems or CoSine for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Opinion of CoSine's Financial Advisor

        To assist the CoSine board of directors with its evaluation of the merger, Broadview was retained to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of CoSine common stock. The CoSine board selected Broadview based on Broadview's reputation and experience as a financial advisor in the information technology, communications, healthcare technology and media industry in particular. Broadview focuses on providing merger and acquisition advisory services to information technology, communications, healthcare technology and media companies. In this capacity, Broadview is continually engaged in valuing these businesses and maintains an extensive database of information technology, communications, healthcare technology and media mergers and acquisitions for comparative purposes. On January 6, 2005, Broadview delivered its opinion to the board of directors of CoSine that, as of that date, and based upon and subject to the various qualifications, limitations, factors and assumptions described in the Broadview opinion, the consideration of .5898 shares of Tut Systems common stock to be exchanged for each share of CoSine common stock pursuant to the merger agreement (the "Merger Consideration") was fair, from a financial point of view, to holders of CoSine common stock.

        Broadview's opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Annex E to this proxy statement. Holders of CoSine common stock are urged to, and should, read the Broadview opinion carefully and in its entirety. In reading the discussion of the fairness opinion set forth below, you should be aware that Broadview's opinion does not constitute a recommendation to any CoSine stockholder or any other person as to how they should vote or act with respect to the proposed merger or any other matter. The Broadview opinion was provided solely to CoSine's board of directors and addresses only the fairness of the Merger Consideration from a financial point of view to holders of CoSine common stock as of the date of the opinion. The Broadview opinion does not address any other aspect of the Merger Consideration. The summary of the Broadview opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

        Broadview's opinion does not address the underlying business decision to enter into the merger agreement or the merger, nor does it evaluate alternative transaction structures or other financial or strategic alternatives or business strategies.

        In reading the discussion of the fairness opinion set forth below, you should be aware that Broadview:

  •
  conducted a selling process to solicit interest from a broad set of prospective buyers of CoSine;

  •
  reviewed the terms of the merger agreement in the form of the draft furnished to Broadview by CoSine's legal counsel on January 6, 2005;

  •
  reviewed CoSine's annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein, and CoSine's quarterly reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004, and September 30, 2004, including the unaudited financial statements included therein;

  •
  reviewed certain internal historical and projected financial and operating information relating to CoSine, including quarterly cash flow projections through December 31, 2006, prepared and furnished to Broadview by CoSine management;

  •
  participated in discussions with CoSine's management concerning the operations, business strategy, current financial performance and prospects for CoSine;

  •
  discussed with CoSine's management its view of the strategic rationale for the merger;

  •
  discussed with CoSine's board of directors its view of the strategic rationale for the merger;

  •
  reviewed the recent reported closing prices and trading activity of CoSine common stock;

  •
  analyzed available information concerning other mergers and acquisitions believed by Broadview to be comparable in whole or in part to the merger;

  •
  reviewed a liquidation analysis with regard to CoSine prepared by CoSine's management;

  •
  reviewed information in connection with the probability and potential risks associated with strategies to realize value from Co-Sine's accumulated net operating losses;

  •
  reviewed Tut Systems' annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein, and Tut Systems' quarterly reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004, and September 30, 2004, including the unaudited financial statements included therein;

  •
  reviewed certain internal historical and projected financial and operating information relating to Tut Systems, including quarterly projections through December 31, 2005, prepared and furnished to Broadview by Tut Systems' management;

  •
  participated in discussions with Tut Systems' management concerning the operations, business strategy, financial performance and prospects for Tut Systems;

  •
  discussed with Tut Systems' management its view of the strategic rationale for the merger;

  •
  reviewed the recent reported closing prices and trading activity of Tut Systems common stock;

  •
  compared certain aspects of the financial performance of Tut Systems with public companies deemed comparable by Broadview;

  •
  assisted in negotiations and discussions related to the merger among CoSine, Tut Systems and their respective financial and legal advisors; and

  •
  conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

        In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or furnished to Broadview by CoSine, Tut Systems or their respective advisors.

        With respect to the liquidation analysis and financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of CoSine and Tut Systems, as applicable, as to future performance. Broadview also assumed that, in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the merger and that the merger would be consummated in accordance with applicable laws and regulations and the terms of the merger agreement as set forth in the January 6, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Finally, Broadview assumed that the exchange ratio will not be adjusted in respect of the net cash position of CoSine or otherwise. Broadview expresses no view as to the federal, state or local tax consequences of the merger.

        Broadview did not make or assume any responsibility for making an independent valuation or appraisal of the assets or liabilities of CoSine or Tut Systems, nor was Broadview furnished with any such appraisals, nor did Broadview evaluate the solvency or fair value of CoSine or Tut Systems under any state or federal securities laws relating to bankruptcy, insolvency or similar matters. Broadview expresses no view as to the federal, state or local tax consequences of the merger.

        For purposes of its opinion, Broadview assumed that neither CoSine nor Tut Systems was currently involved in any material transaction besides the merger, other than publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Broadview's opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion. It should be understood that, although subsequent developments may affect its opinion, Broadview has no obligation to update, revise or reaffirm its opinion.

        The following is a summary explanation of various sources of information and valuation methodologies employed by Broadview in rendering its opinion. Broadview did not explicitly assign any relative weights to the various factors of analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Broadview's financial analyses.

Liquidation Analysis

        Broadview considered the present value of the per share liquidation value of CoSine as of January 6, 2005. In doing so, Broadview relied upon a liquidation and cash flow analysis prepared by CoSine management as of January 5, 2005 for the periods ending December 31, 2004 through December 31, 2006. Broadview's analysis relies on certain assumptions, including but not limited to i) CoSine management's assumptions as to on-going revenues and expenses associated with the business, including but not limited to service contracts, insurance, professional fees and third-party contracts and commitments during the liquidation period, ii) CoSine's legal counsel's analysis of Delaware law, regarding the timing of permitted payments and size of escrow requirements that would be necessary to meet on-going financial commitments during the liquidation period, and iii) the discount rate applied to the present value of future liquidation payments that would not occur until the end of the liquidation period. These assumptions included an initial liquidation payment to shareholders occurring on or near September 30, 2005 of approximately $19.4 million, and a final liquidation payment occurring on or near March 31, 2008 of approximately $1.8 million. The $19.4 million liquidation payment was calculated using CoSine management's assumptions with regard to the December 31, 2004 cash balance of approximately $25.0 million less the net cash usage associated with expected revenues and expenses for the nine month period ending September 30, 2005 of approximately $2.2 million, and less an escrow amount of approximately $3.4 million. The $3.4 million escrow amount was calculated using CoSine's legal counsel's assumptions with regard to the timing and size of the escrow required to meet on-going financial commitments during the liquidation period ending March 31, 2008, of which counsel had determined such amount to be approximately 15% of CoSine's September 30, 2005 pre-liquidation payment cash balance. The $1.8 million liquidation payment was calculated using the September 30, 2005 escrow balance of $3.4 million less CoSine management's assumptions as to the net cash usage associated with winding up the business for the thirty-month period ending March 31, 2008, the ending date of the liquidation period, of approximately $1.6 million. Broadview employed a risk-adjusted discount rate of 4.2%, the 10-year treasury rate as of December 31, 2004, to arrive at the present value of the future liquidation payments. Based on the liquidation analysis supplied by CoSine's management, CoSine's legal counsel's analysis of Delaware law, and Broadview's extrapolation of such estimates, Broadview calculated that if CoSine were to enter into liquidation, the present value (as of January 6, 2005) of the per share liquidation value would be approximately $2.01.

CoSine Stock Performance Analysis

        For comparative purposes, Broadview examined the following:

  •
  CoSine common stock weekly historical volume and trading prices from September 27, 2000 through December 31, 2004;

  •
  CoSine common stock daily historical volume and trading prices from January 6, 2004 through January 6, 2005; and

  •
  Relative daily closing prices for CoSine and The Nasdaq Composite from January 6, 2004 through January 6, 2005.

Transaction Premiums Paid Analysis

        Broadview considered the premiums paid above a seller's share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed 16 comparable M&A transactions involving North American hardware vendors from January 1, 2003 to December 31, 2004 with equity consideration less than $100 million. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the information technology, communications, healthcare technology and media industries. In order of descending premium paid to seller's stock price twenty trading days prior to the date of announcement, the North American hardware transactions used are the acquisition of:

Target	Acquirer
Troy Group, Inc.	Dirk Inc.
SSP Solutions, Inc.	SAFLINK Corp.
Laser Technology Inc.	LTI Acquisition Corp.
Silent Witness Enterprises Ltd.	Honeywell Inc.
SI Technologies Inc.	Vishay Intertechnology Inc.
Multilink Technology Corp.	Vitesse Semiconductor Corp.
Interlott Technologies Inc.	GTECH Holdings Corp.
Boomerang Tracking Inc.	LoJack Corp.
Datakey Inc.	SafeNet Inc.
MCK Communications Inc.	Verso Technologies Inc.
ECC International Corp.	Cubic Corp.
Sorrento Networks Corp.	Zhone Technologies Inc.
Larscom Inc.	Verilink Corp.

Miltope Group Inc.	Singapore Technologies Engineering Ltd. (Vision Technologies Kinetics, Inc.)
interWAVE Communications International Ltd.	Alvarion Ltd.
Vina Technologies Inc.	Larscom Inc.

        The following table presents the median premium and the range of premiums for these transactions calculated by dividing:

  •
  the offer price per share minus the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

  •
  the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction:

	Median Premium	Range of Premiums
Premium Paid to Seller's Stock Price 1 Trading Day Prior to Announcement	31.1%	(39.2)% - 86.2%
Premium Paid to Seller's Stock Price 20 Trading Days Prior to Announcement	28.1%	(43.3)% - 80.0%

        The following table presents the median implied value and the range of implied values of CoSine's stock, calculated by using the premiums shown above and CoSine's share price twenty trading days and one trading day prior to delivery:

	Median Implied Value	Range of Implied Values
Premium Paid to Seller's Stock Price 1 Trading Day Prior to Announcement	$3.70	$1.71 - $5.25
Premium Paid to Seller's Stock Price 20 Trading Days Prior to Announcement	3.93	1.74 - 5.53

        No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the hardware industry's performance and general economic conditions, many of which are beyond the control of CoSine. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

Exchange Ratio Analysis

        Broadview considered the relative value public equity markets have placed on CoSine and Tut Systems common stock for the last 10, 30, 60, 90, 120 and 180 days. For comparative purposes, the implied historical exchange ratio was examined in contrast with the Merger Consideration. Based on this analysis, the historical exchange ratio has ranged from 0.67 to 2.01 with an average of 1.20.

Tut Systems Stock Performance Analysis

        For comparative purposes, Broadview examined the following:

  •
  Tut Systems common stock weekly historical volume and trading prices from January 29, 1999 through December 31, 2004;

  •
  Tut Systems common stock daily historical volume and trading prices from January 6, 2004 through January 6, 2005; and

  •
  Relative daily closing prices for an index of public companies deemed comparable to Tut Systems vs. Tut Systems and The Nasdaq Composite from January 6, 2004 through January 6, 2005.

Evaluation of Tut Systems Public Company Comparables

        Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating and balance sheet results in order to derive multiples placed on a company in a particular market segment. Such ratios indicate the value public equity markets place on companies. In order to perform this analysis, Broadview compared selected operating and valuation metrics for public companies deemed comparable to Tut Systems based on market focus, business model and size with the ratios implied by Tut Systems' share price and its current and projected performance. Broadview reviewed six public company comparables in the broadband infrastructure industry with Trailing Twelve Month, referred to as TTM, revenue, referred to as R, less than $250 million and positive TTM revenue growth, from a financial point of view. In order of descending TTM TMC/R, designated below by R, the public company comparables consist of:

  •
  Harmonic, Inc.;

  •
  SeaChange International, Inc.;

  •
  Tandberg Television ASA;

  •
  Concurrent Computer Corp.;

  •
  C-Cor Inc.; and

  •
  Terayon Communication Systems, Inc.

        The following table presents, as of January 6, 2005, the median multiples and the range of multiples for the Tut Systems Comparable Index of total market capitalization, or TMC, which is defined as equity market capitalization plus total debt minus cash and cash equivalents, or Tut Systems share price, divided by selected operating metrics as appropriate:

	Median Multiple	Range of Multiples
TTM TMC/R	1.97x	0.83	x	-	2.27	x
TTM TMC/EBITDA	13.84x	12.74	x	-	30.83	x
TTM Revenue Growth	24.2x	7.5	x	-	41.7	x
Projected CY2004-2005 Revenue Growth	12.5x	(12.4	)x	-	21.9	x
TTM Gross Margin	42.4x	28.3	x	-	46.7	x
Projected 12/31/04 TMC/Revenue	1.93x	0.91	x	-	2.09	x
Projected 12/31/04 TMC/EBITDA	13.23x	10.39	x	-	22.41	x
Projected 12/31/05 TMC/Revenue	1.75x	.91	x	-	1.84	x
Projected 12/31/05 TMC/EBITDA	10.55x	6.74	x	-	67.66	x

Discounted Cash Flow Valuation Analysis

        While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for CoSine, particularly with respect to the fact that CoSine has concluded on-going business operations, Broadview considered a discounted cash flow analysis inappropriate for valuing CoSine.

        Broadview noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Broadview also noted that no company or transaction reviewed was identical to the proposed transactions and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the comparable transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.

        The preparation of a fairness opinion is a complex process involving determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Broadview. In arriving at its fairness determination, Broadview considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Broadview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain Broadview analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Broadview. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        As described above, Broadview's opinion to CoSine's board of directors was among many factors taken into consideration by CoSine's board of directors in making its determination to approve the merger agreement and recommend the merger. Such decisions were solely those of CoSine's board of directors. The opinion of Broadview was provided solely to CoSine's board and does not constitute a recommendation to any person, including the holders of CoSine common stock, as to how such person should vote or act on any matter related to the merger.

        Based upon and subject to the foregoing qualifications, limitations, factors and assumptions and those set forth in the opinion, Broadview was of the opinion that, as of January 6, 2005, the Merger Consideration was fair, from a financial point of view, to holders of CoSine common stock.

        Pursuant to its May 2003 engagement letter, Broadview received a fee of $250,000 upon delivery of its opinion, which fee was not dependent on the content of the opinion, and will in addition receive an estimated success fee of $750,000 upon consummation of the merger, against which the opinion fee will be credited.

        Broadview will also be reimbursed for its reasonable and customary expenses, and it and related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection therewith. No limitations were imposed on Broadview by CoSine with respect to the investigations made or procedures followed by it in rendering its opinion.

        Broadview and its affiliates in the past have provided, currently are providing, or in the future may provide investment banking, financial and advisory services to CoSine, Tut Systems, or certain of their affiliates unrelated to the proposed merger, for which services they have received, or expect to receive, compensation. In addition, Charles J. Abbe, a member of the board of directors of CoSine, is the parent of one of the managing directors of Broadview who participated in the rendering of advice and the fairness opinion to CoSine.

        In the ordinary course of business Broadview and its affiliates, including Jefferies Group, Inc., Broadview's parent company, may actively trade or hold the securities of CoSine, Tut Systems or certain of their respective affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Interests of Tut Systems' Directors and Management in the Merger

        To the knowledge of Tut Systems, none of its directors or its executive officers have a material interest in the merger different from or in addition to the interests of Tut Systems' stockholders generally.

Interests of CoSine's Directors and Management in the Merger

        In considering the recommendation of CoSine's board of directors in favor of adopting the merger agreement and approving the merger, you should be aware that certain members of CoSine's board of directors and its executive officers have interests in the merger that are different from, or in addition to, yours.

        These additional interests are described below and, except as so described, to CoSine's knowledge such persons have no material interest in the merger apart from those of stockholders generally. CoSine's board of directors was aware of, and considered the interests of, its directors and executive officers in approving the merger agreement and the merger.

        From and after the effective time of the merger, Tut Systems has agreed that it will, and will cause the surviving corporation, as its wholly-owned subsidiary to, fully comply with all rights to indemnification and advancement of expenses existing in favor of CoSine's directors and officers under the provisions existing on the date of the execution of the merger agreement in CoSine's certificate of incorporation or bylaws or in any other indemnification agreements between CoSine and such individuals that were in effect prior to the date of the execution of the merger agreement. All such provisions will, with respect to any matter existing or occurring at or prior to the effective time of the merger, survive the effective time of the merger, and, as of the effective time of the merger, Tut Systems, and/or its subsidiary, will assume all of CoSine's obligations as to any claim or claims asserted prior to or after the effective time of the merger.

        For a period of three years after the effective time, Tut Systems is required to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by CoSine (or policies of no less favorable coverage) only with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that in no event will Tut Systems be required to obtain a policy the premium of which is more than $800,000. The parties have agreed to work together to find an appropriate insurance policy and the net cost to Tut Systems is not expected to exceed $500,000.

        CoSine has entered into severance agreements containing provisions relating to continuation of benefits coverage with certain members of CoSine's management entitling them to payment of their family health care coverage through December 31, 2005 regardless of whether the merger is completed.

No Appraisal Rights

        Pursuant to the Delaware General Corporation law, holders of Tut Systems and holders of CoSine common stock will not be entitled to appraisal rights in connection with the merger.

Delisting and Deregistration of CoSine's Common Stock

        If the merger is completed, CoSine common stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

General

        The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of CoSine common stock. This discussion, however, does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. This discussion deals only with U.S. holders that hold shares of CoSine common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, mutual funds, insurance companies, tax-exempt entities, financial institutions, broker-dealers, stockholders that have a functional currency other than the U.S. dollar, persons, if any, holding CoSine common stock as "qualified small business stock" or "section 1244 stock", persons holding CoSine common stock as part of a hedging, "straddle," conversion or other integrated transaction, U.S. expatriates, or persons subject to the alternative minimum tax or persons whose right to receive the merger consideration is subject to vesting restrictions. This discussion may not be applicable to stockholders who acquired CoSine common stock pursuant to any CoSine retirement plan, or the exercise of options, warrants or purchase rights under any CoSine employee stock purchase plan, or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

        As used in this proxy statement, a U.S. holder generally means a holder of CoSine common stock who is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or any state within the United States;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        This discussion is based on the Internal Revenue Code, existing Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and, therefore, the following summary is not binding on the Internal Revenue Service.

Consequences of the merger to CoSine stockholders

        Unlike many mergers involving a stock for stock exchange, the exchange of CoSine common stock for Tut Systems common stock pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes. This is due to, among other factors, to the fact that Tut Systems will not continue to operate CoSine's historic business or use a significant portion of CoSine's historical business assets in a business. More specifically, CoSine has both ceased all revenue producing operations and liquidated a significant portion of its historic assets prior to the merger. Furthermore, Tut Systems has no intention to revive CoSine's business following the merger.

        A stockholder of CoSine who exchanges CoSine common stock for Tut Systems common stock pursuant to the merger will recognize gain or loss equal to the difference between (i) the fair market value of the Tut Systems common stock received by the stockholder pursuant to the merger agreement and any cash received instead of a fractional share, and (ii) the tax basis in the CoSine common stock exchanged by such stockholder pursuant to the merger agreement. Gain or loss must be determined separately for each block of CoSine common stock surrendered pursuant to the merger. For purposes of federal tax law, a block consists of shares of CoSine common stock acquired by the stockholder at the same time and price. Such gain or loss will be long-term capital gain or loss if the U.S. holder held CoSine common stock for more than one year as of the effective time of the merger. Long-term capital gains are generally subject to a maximum federal income tax rate of 15% for noncorporate stockholders and short-term capital gains are subject to tax at ordinary income tax rates. Certain limitations also apply to the deductibility of capital losses by U.S. holders.

Consequences of the merger to Tut Systems stockholders

        Tut Systems stockholders should not recognize any gain or loss as a result of the merger.

Federal income tax consequences of the merger to the companies

        The merger should not result in taxable income for CoSine, Tut Systems, or Merger Sub.

Backup Withholding

        A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% with respect to a payment of cash instead of a fraction of a share of Tut Systems common stock in the merger unless the U.S. holder:

  •
  is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

  •
  provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

        To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained.

        Determining the actual tax consequences of the merger to a CoSine stockholder may be complicated. The consequences will depend on the stockholder's specific situation and on variables not within the control of CoSine or Tut Systems.

        The federal income tax discussion set forth above is based upon current law and is intended for general information only. You are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of state, local, foreign or other tax laws and of any proposed changes in those tax laws and the Internal Revenue Code.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The Merger Agreement

        The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and attached hereto as Annex A. Stockholders of Tut Systems and CoSine are urged to read the full text of the merger agreement in its entirety.

        All references to the merger agreement that are contained in this joint proxy statement/prospectus mean the merger agreement, dated January 7, 2005 as amended on February     , 2005.

The Merger

        Under the terms of the merger agreement, CoSine will be merged with and into Merger Sub, a wholly owned subsidiary of Tut Systems that was created to effect the merger. As a result of the merger, Merger Sub will be the surviving entity in the merger, and will remain a wholly owned subsidiary of Tut Systems. The stockholders of CoSine will become stockholders of Tut Systems.

Effective Time

        Unless the parties agree otherwise, the closing of the merger will occur upon the satisfaction or waiver of all of the closing conditions set forth in the merger agreement. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State, unless Tut Systems and CoSine agree to and specify a subsequent date or time in the certificate of merger. Tut Systems and CoSine are working together to complete the merger as soon as practicable and are targeting completion of the merger during the second quarter of 2005.

Merger Consideration

        At the effective time of the merger, each outstanding share of CoSine common stock, other than treasury shares and shares of CoSine common stock owned by Tut Systems or by any direct or indirect wholly owned subsidiary of Tut Systems, will be canceled and automatically converted into the right to receive approximately [0.6] shares of Tut Systems common stock. The number of shares of Tut Systems common stock to be issued upon conversion of each share of CoSine common stock is equal to the quotient obtained by dividing (i) the quotient obtained by dividing $24,100,000 (plus the Net Cash Adjustment (as defined below), if any), by $4.0222 (the average stock price for Tut Systems common stock, as used in the merger agreement), by (ii) the number of shares of CoSine common stock outstanding, on a diluted basis. Treasury shares and shares of CoSine common stock owned by Tut Systems, or by any direct or indirect wholly owned subsidiary of Tut Systems will be automatically canceled and cease to exist at the effective time of the merger, and no consideration will be paid for such shares.

Net Cash Adjustment

Net Cash Adjustment

        Pursuant to the merger agreement, the number of shares of Tut common stock into which CoSine common stock will be converted may be adjusted prior to the closing of the merger, depending upon whether there is a Net Cash Adjustment. The Net Cash Adjustment will be made if there is a difference between (i) CoSine Cash Position, and (ii) $22,750,000. The Cosine Cash Position means the estimate of the expected net cash and cash equivalent position of CoSine as of March 31, 2005, calculated on the following basis:

  •
  the actual cash balance of CoSine at the time of the determination; plus

  •
  the value of good and collectible trade accounts receivable of CoSine (aged 60 days or less) that relate to services performed or to be performed by CoSine on or before March 31, 2005; less

  •
  the amount of remaining payment obligations under the respective license agreements between CoSine and IBM and Cadence Design Systems, Inc.; and

  •
  less the value of any remaining accounts payable and contractual payment obligations of CoSine that relate to services performed or to be performed on or before March 31, 2005, in excess of $50,000 (excluding certain amounts as specified by the merger agreement).

        In no event will any person who immediately prior to the effective time of the merger was a holder of CoSine's capital stock be required to repay or return any consideration which such holder receives or which such holder has the right to receive, as a result of the determination of the Net Cash Adjustment, and for such purposes, the calculation of the Net Cash Adjustment in accordance with the procedures set forth above shall be final and binding on all parties to the merger agreement and on the holders of CoSine capital stock and options.

Procedure to Determine Net Cash Adjustment

        In accordance with the merger agreement, the Net Cash Adjustment is to be determined on or before five business days prior to the date of the mailing of the joint proxy statement/prospectus to CoSine's stockholders. The CoSine Cash Position is to be determined by CoSine's auditors based on a review of CoSine's books and records. Concurrently, CoSine and its auditors will provide to Tut Systems and its auditors all supporting materials and information necessary or appropriate for Tut Systems and its auditors to independently calculate the CoSine Cash Position. If there is any difference between the CoSine Cash Position as determined by CoSine and its auditors and the CoSine Cash Position as determined by Tut Systems and its auditors, the parties will seek in good faith to resolve such differences in order to agree on a calculation of the Company Cash Position in a timely manner prior to the scheduled mailing of the joint proxy statement/prospectus to CoSine's stockholders. Pursuant to the merger agreement, if the parties are unable to resolve such differences by the date scheduled for the mailing of the joint proxy statement/prospectus, then, within two business days thereafter, CoSine and Tut Systems will revise their respective calculations so that each such revised calculation identifies the differences remaining between the two such calculations, and will immediately submit such revised calculations to an auditor that is independent of CoSine and Tut Systems, referred to as the CPA Firm. The CPA Firm, acting as experts and not as arbitrators, and based solely on their independent review and analysis of the revised calculations (and based upon such review and analysis of the data underlying such calculations as they deem appropriate), will determine the CoSine Cash Position, based on its determination of which calculation (CoSine's or Tut Systems') better approximates the CoSine Cash Position. The determination of the CoSine Cash Position by the CPA Firm will be final, conclusive and binding upon CoSine and Tut Systems. In the event that the CoSine Cash Position is not determined in accordance with the foregoing procedures within ten business days after the date that (but for the disagreement between the parties as to the CoSine Cash Position) had been scheduled for the mailing of the joint proxy statement/prospectus, the CoSine Cash Position will be the average of the two amounts determined by the parties, which amount shall then be final, conclusive and binding upon CoSine and Tut Systems.

        The CoSine Cash Position will be subject to further adjustment if CoSine's actual cash position on the date of determination is materially different from the CoSine Cash Position, upon the mutual agreement of CoSine and Tut Systems, no later than the earlier of the date of Tut Systems' stockholders' meeting or the date of CoSine's stockholders' meeting. Finally, CoSine will inform Tut Systems of any facts or circumstances which could reasonably have the potential to affect the CoSine Cash Position, immediately upon CoSine's becoming aware of such facts or circumstances.

Exchange of Certificates

        Tut Systems will designate a reputable bank or trust company reasonably acceptable to CoSine to act as exchange agent in the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate or certificates representing shares of CoSine common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. Until surrendered, each certificate shall be deemed to represent only the right to receive upon surrender the merger consideration, into which the shares of CoSine common stock previously represented by such certificate have been converted.

No Appraisal Rights

        Pursuant to the Delaware General Corporate Law, neither Tut Systems nor CoSine stockholders will be entitled to appraisal rights in connection with the merger.

Representations and Warranties

        The merger agreement contains customary representations and warranties relating to, among other things:

  •
  corporate organization and similar matters with respect to each of Tut Systems, Merger Sub and CoSine;

  •
  the capital structure of Tut Systems and CoSine;

  •
  the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to each of Tut Systems, Merger Sub and CoSine;

  •
  the absence of any conflicts, violations, breaches, termination rights, defaults or acceleration of any obligations under CoSine's constituent documents;

  •
  the absence of any applicable legal requirements or governmental authorizations that could reasonably be expected to have a material adverse effect on CoSine;

  •
  the absence of any conflicts or breaches of any provisions of the organizational documents of Tut Systems or Merger Sub;

  •
  the consents and filings required for each party to execute, deliver and perform the merger agreement and complete the merger;

  •
  the acquisition of and compliance with all governmental authorizations which are required for CoSine or its subsidiaries to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted;

  •
  the accuracy and timeliness of the documents Tut Systems and CoSine have filed with the Securities and Exchange Commission, including financial statements and other information contained in such documents;

  •
  the absence of certain undisclosed changes or events since September 30, 2004, including changes or events that have had a material adverse effect (as defined in the merger agreement) on CoSine;

  •
  the absence of undisclosed pending legal proceedings;

  •
  the vote required from the stockholders of CoSine to adopt the merger agreement and approve the merger;

  •
  the vote required from the stockholders of Tut Systems to approve the issuance of additional shares of Tut Systems common stock in connection with the merger;

  •
  the absence of undisclosed liabilities;

  •
  CoSine's compliance with applicable laws;

  •
  CoSine's material contracts and the absence of violations or defaults arising thereunder;

  •
  employment, labor and employee benefit matters;

  •
  accounts receivable and customers and suppliers of CoSine

  •
  tax matters;

  •
  environmental matters;

  •
  insurance;

  •
  the opinion of CoSine's financial advisor;

  •
  brokers' and other fees payable by CoSine related to the merger; and

  •
  the completeness and accuracy of the information CoSine has supplied pursuant to the merger agreement or for inclusion or incorporation into this joint proxy statement/prospectus and the completeness and accuracy of the information Tut Systems and Merger Sub have supplied pursuant to the merger agreement.

Covenants Relating to the Conduct of Business

        Under the terms of the merger agreement and until the effective time of the merger, CoSine agreed that it will conduct its business and operations in the ordinary course and in substantially the same manner as previously conducted since September 30, 2004, and pay debts and taxes when due, subject to good faith disputes, and pay or perform its material obligations when due. CoSine further agreed to promptly notify Tut Systems of any material event or occurrence not in the ordinary course of CoSine's or its subsidiaries' business, and of any event which could reasonably be expected to have a material adverse effect, as that concept is defined in the merger agreement.

        CoSine also agreed that, from the date of the merger agreement until the effective time, it will not, unless and except as qualified by the disclosure schedule to the merger agreement:

  •
  cause or permit any amendment to its organizational documents, or acquire or agree to acquire any entity, whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase or otherwise, or acquire or agree to acquire any assets which are material, individually or in the aggregate to its and its subsidiaries business, taking CoSine and it subsidiaries as a whole;

  •
  declare or pay any cash or property dividends on or make any other cash or property distributions in respect of any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with its standard or usual agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

  •
  transfer or license to any person or entity any of it propriety rights other than non-exclusive rights to its proprietary rights, in each case in the ordinary course of business consistent with past practices;

  •
  take any action to accelerate, amend or change the period of exercisability or vesting, or waive any repurchase rights, in respect of options or other rights granted under its stock option plans or authorize cash payments in exchange for any options or other rights granted under any of such plans or with respect to any restricted stock;

  •
  enter into any contract or commitment involving payments by CoSine or its subsidiaries in excess of ten thousand dollars ($10,000) individually or fifty thousand dollars ($50,000) in the aggregate or which are otherwise material to CoSine and its subsidiaries, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts

  •
  issue, deliver, encumber or sell any shares of its or its subsidiaries' capital stock or securities convertible into, or subscriptions, rights warrants or options to acquire, or other agreements or agreement or commitments obligating it to issue any such shares or other convertible securities, except that CoSine can issue shares of common stock (i) upon the valid exercise of options, warrants or other rights outstanding as of the date of the merger agreement, and (ii) to participants in its employee stock purchase plan;

  •
  enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

  •
  sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taking CoSine together with its subsidiaries as a whole;

  •
  incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

  •
  enter into any operating leases obligating it or any of its subsidiaries;

  •
  pay, discharge or satisfy in an amount in excess of five thousand dollars ($5,000) in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than expenses in connection with the merger, or the payment, discharge or satisfaction of liabilities reflected or reserved against in CoSine's financial statements;

  •
  make any capital expenditures, capital additions or capital improvements;

  •
  materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

  •
  change or terminate any contract to which CoSine or its subsidiaries is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner adverse to CoSine and its subsidiaries, taken as a whole, or terminate or waive any right or claim of substantial value in connection with any legal proceedings;

  •
  adopt or amend any employee benefit or stock purchase or option plan, pay any special bonus or special remuneration to any employees or consultants or directors, or increase the salaries, wage rates, target incentive percentages or fringe benefits or otherwise increase the benefits of its employees or consultants or directors, except, in each case, for any amendments to any employee plan that may be required by applicable law;

  •
  enter into any employment contract (including any offer letter for at will employment) or, except if required by applicable law, any collective bargaining agreement;

  •
  grant any severance or termination pay, or any additional notice of termination, to, or reduce the exercise price or grant any acceleration or extension of the exercisability of any equity securities held by any director, officer, employee or other person;

  •
  commence a legal proceeding other than for the routine collection of obligations, in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or for a breach of the merger agreement;

  •
  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of its stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related contract;

  •
  acquire any equity interest or other interest in any other entity;

  •
  make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

  •
  write down the value of inventory or otherwise revalue any of its assets except in a manner consistent with past practice;

  •
  make any change to its accounting methods, principles, assumptions, policies (including reserve policies), procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; or

  •
  take or agree in writing or otherwise to take any of the foregoing actions.

Restrictions Against Solicitation

        Under the terms of the merger agreement, CoSine has agreed that it will not, nor will it permit any of its directors, officers, employees, agents, attorneys, accountants, advisors or representatives, to directly or indirectly:

  •
  solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal (as defined in the merger agreement) or take any action that could reasonably be expected to lead to an acquisition proposal;

  •
  furnish any information regarding CoSine or its subsidiaries to any person or entity in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

  •
  engage or participate in discussions or negotiations with any person or entity with respect to any acquisition proposal;

  •
  approve, endorse or recommend any acquisition proposal; or

  •
  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

        The merger agreement provides, however, that at any time prior to the adoption of the merger agreement by the required stockholder vote, CoSine may, in response to a superior proposal (as defined in the merger agreement) and subject to compliance with the merger agreement:

  •
  furnish nonpublic information regarding CoSine or its subsidiaries to, or entering into discussions with, any person or entity in response to a superior proposal that is submitted to CoSine by such person or entity (and not withdrawn);

        provided, however, that the following conditions must be met:

  •
  the board of directors of CoSine concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of CoSine to comply with its fiduciary obligations to CoSine's stockholders under applicable law;

  •
  at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person or entity, CoSine gives Tut Systems written notice of the identity of such person or entity and of CoSine's intention to furnish nonpublic information to, or enter into discussions with, such person or entity;

  •
  CoSine receives from such person or entity an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity by or on behalf of CoSine and containing "standstill" provisions no less favorable to CoSine than the "standstill" provisions in effect between CoSine and Tut Systems; and

  •
  at least two business days prior to furnishing any such nonpublic information to such person or entity, CoSine furnishes such nonpublic information to Tut Systems (to the extent such nonpublic information has not been previously furnished by CoSine to Tut Systems).

        The merger agreement further provides that any breach of the nonsolicitation provisions by any of CoSine's or its subsidiaries' directors, officers, employees, agents, attorneys, accountants, advisors or representatives shall be deemed to be a breach of the merger agreement by CoSine.

        In addition, CoSine shall promptly (and in no event later than 24 hours after receipt of any acquisition proposal, any inquiry or indication of interest that could lead to an acquisition proposal or any request for nonpublic information) advise Tut Systems orally and in writing of any acquisition proposal, any inquiry or indication of interest that could lead to an acquisition proposal or any request for nonpublic information relating to CoSine or its subsidiaries (including the identity of the person or entity making or submitting such acquisition proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person or entity prior to the closing of the merger with Tut Systems. Further, CoSine shall keep Tut Systems fully informed with respect to the status of any such acquisition proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

        Under the terms of the merger agreement, CoSine must immediately cease any existing discussions or negotiations with any person or entity conducted prior to the execution of the merger agreement with respect to an acquisition transaction. Further, CoSine agrees to not release or permit the release of any person or entity from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which CoSine or its subsidiaries is a party, and will use all commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Tut Systems. CoSine also will promptly request each person or entity that has executed, within twelve (12) months prior to the date of the merger agreement, a confidentiality agreement in connection with its consideration of a possible acquisition transaction or equity investment to return all confidential information heretofore furnished to such person or entity by or on behalf of CoSine or its subsidiaries.

        The merger agreement defines the term "superior offer" to mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding common stock of CoSine on terms that the board of directors of CoSine determines, in its reasonable judgment, (i) after receipt of a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to CoSine's stockholders than the terms of the merger with Tut Systems, and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "superior proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably certain of being obtained by such third party.

Conditions to the Closing of the Merger

Conditions to Obligation of Each Party to the Merger

        The obligations of each party to effectuate the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

  •
  the merger shall have been approved by the holders of a majority of the shares of CoSine common stock;

  •
  the issuance of additional shares of Tut Systems common stock in connection with the merger shall have been approved by the holders of Tut Systems common stock;

  •
  the Form S-4 Registration Statement, of which this joint proxy statement/prospectus is a part, shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall be in effect, and no proceeding for that purpose by the SEC shall be pending; and

  •
  no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any laws enacted or deemed applicable to the merger that makes consummation of the merger illegal.

Conditions to Obligation of Tut Systems and Merger Sub

        The obligations of Tut Systems and Merger Sub to effectuate the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following further conditions:

  •
  The representations and warranties of CoSine contained in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the closing date of the merger as though such representations and warranties were made on and as of the closing date of the merger (except, with respect to certain representations specified in the merger agreement, where the failure to be so true and correct, without regard to any materiality or material adverse effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on CoSine);

  •
  CoSine shall have performed and complied in all material respects with all covenants, agreements and obligations in the merger agreement required to be performed and complied with by it prior to the effective time of the merger agreement;

  •
  Tut Systems shall have received a certificate of the chief executive officer and chief financial officer of the CoSine certifying that certain conditions in the merger agreement are satisfied;

  •
  CoSine's cash position shall be greater than or equal to twenty one million five hundred thousand dollars ($21,500,000);

  •
  Tut Systems shall have received evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the merger under each material contract of CoSine or its subsidiaries as set forth in the merger agreement; and

  •
  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition materially limiting or restricting Tut Systems' ownership, conduct or operation of the business of CoSine and its subsidiaries following the effective time of the merger agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental body, seeking the foregoing be pending or threatened.

Conditions to CoSine's Obligation

        CoSine's obligation to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following further conditions:

  •
  the representations and warranties of Tut Systems and Merger Sub contained in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the closing date of the merger as though such representations and warranties were made on and as of the closing date of the merger (except, with respect to certain representations specified in the merger agreement, where the failure to be so true and correct, without regard to any materiality or material adverse effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on Tut Systems);

  •
  Tut Systems and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and obligations in the merger agreement required to be performed and complied with by them prior to the effective time of the merger agreement;

  •
  CoSine shall have received a certificate of an appropriate officer of Tut Systems certifying that certain conditions in the merger agreement are satisfied;

  •
  The shares of Tut Systems common stock issuable upon conversion of CoSine common stock in the merger shall have been approved for listing on The Nasdaq National Market, or shall be exempt from such requirement under the then applicable regulations and rules of The Nasdaq Stock Market; and

  •
  the directors' and officers' liability insurance coverage with respect to CoSine required by the merger agreement is effective as of the closing date of the merger.

        The merger agreement defines "material adverse effect" with respect to Tut Systems to mean any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Tut Systems and its subsidiaries, taking Tut Systems together with its subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a material adverse effect: (i) a decrease in the trading price of Tut Systems common stock; (ii) any event, matter, change, condition, circumstance or effect which Tut Systems successfully bears the burden of proving results from changes affecting any of the industries or economies in which Tut Systems operates as a whole (which changes do not materially and disproportionately affect TUT); (iii) any adverse event, matter, change, condition, circumstance or effect which Tut Systems successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the merger; (iv) any adverse event, matter, change, condition, circumstance or effect which Tut Systems successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by the merger agreement or (v) a failure in and of itself of results of operations of Tut Systems and its subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of Tut Systems after the date hereof and prior to the closing date of the merger, but not either the underlying causes of such failure or the consequences of such failure.

        The merger agreement defines a material adverse effect with respect to CoSine to mean any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of CoSine and its subsidiaries, taking CoSine (or, after the effective time, the "surviving corporation") together with its subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a material adverse effect: (i) a decrease in the trading price of CoSine's common stock; (ii) any event, matter, change, condition, circumstance or effect which CoSine successfully bears the burden of proving results from changes affecting any of the industries or economies in which CoSine operates as a whole (which changes do not materially and disproportionately affect CoSine); (iii) any adverse event, matter, change, condition, circumstance or effect which CoSine successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the merger; (iv) any adverse event, matter, change, condition, circumstance or effect which CoSine successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by the merger agreement; (v) any adverse event, matter, change, condition, circumstance or effect which CoSine successfully bears the burden of proving is directly and primarily caused by any matter for which Tut Systems has agreed to indemnify CoSine; or (vi) a failure in and of itself of results of operations of CoSine and its subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of CoSine after the date hereof and prior to the closing date of the merger, but not either the underlying causes of such failure or the consequences of such failure.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, by mutual written consent, by either Tut Systems or CoSine:

  •
  if the merger has not been consummated by March 31, 2005; provided, however, either party may elect to extend such date to May 15, 2005 if this joint proxy statement/prospectus has not been mailed to the stockholders of either party on or before February 28, 2005, either because the Form S-4 Registration Statement has not been declared effective by the SEC or because any of the determinations with respect to net cash adjustments, as provided for in the merger agreement, have not been completed and the failure of such determinations to be completed or the failure of the merger to occur on or before the closing date has not principally been caused by action or failure to act constituting a breach, in any material respect, of the merger agreement, by the party seeking such extension; or

  •
  if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable, provided such party used commercially reasonable efforts to have such injunction or other order lifted; or

  •
  if the requisite stockholder approval of either Tut Systems or CoSine is not obtained at the respective special meeting; provided, however, that such party cannot terminate the merger agreement where the failure to obtain stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the date of the merger agreement.

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by Tut Systems:

  •
  (i) if a "Triggering Event" (as defined in the merger agreement and described below) shall have occurred or an acquisition proposal shall have been made and, in either case, shall not have been absolutely and unconditionally abandoned or withdrawn, and the Board of Directors of CoSine, if so requested by Tut Systems, does not within 10 business days of such request, (A) reconfirm its unanimous recommendation of the merger agreement and the transactions contemplated thereby, and (B) (in the case of an acquisition proposal or triggering event involving a tender or exchange offer) reject such acquisition proposal or triggering event; (ii) the Board of Directors of CoSine shall have failed to give a recommendation to the stockholders to approve the merger and the merger agreement or shall have withdrawn such recommendation (including by failing to include such recommendation in this proxy statement) or modified such recommendations in a manner adverse to Tut Systems, or shall have resolved to do any of the foregoing; (iii) the Board of Directors of CoSine shall have recommended, endorsed, accepted, approved, or otherwise agreed to an acquisition proposal or shall have resolved to do any of the foregoing; or (iv) CoSine or any of its directors, officers, employees, agents, attorneys, accountants, advisors or representatives shall have failed to comply with the non-solicitation provisions in the merger agreement;

  •
  if any of CoSine's representations and warranties in the merger agreement would be inaccurate if made as of the time of such notice, or CoSine shall have breached any of its covenants, agreements or obligations in the merger agreement, and the condition to the obligations of Tut Systems and Merger Sub, as set forth in the merger agreement would not be satisfied if such inaccuracy or breach were to remain uncured, and such inaccuracy or breach, if curable, shall not have been cured within 10 business days after receipt by CoSine of written notice of such inaccuracy or breach; or

  •
  if, since the date of the merger agreement, there shall have occurred any material adverse effect with respect to CoSine, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a material adverse effect on CoSine.

        The merger agreement defines the term "triggering event" to mean:

  •
  the acquisition by any person or group (other than a stockholder who is party to an enforceable voting agreement) of beneficial ownership of securities representing twenty five percent (25%) or more of the outstanding shares of any class of capital stock or voting power of CoSine; or

  •
  the commencement or public announcement of a tender or exchange offer, other publicly announced initiative or open market purchase program, following the successful consummation of which such person or group would have beneficial ownership of securities representing twenty five percent (25%) or more of the outstanding shares of any class of capital stock or voting power of CoSine. For purposes of this definition, the terms "person," "group" and "beneficial ownership" have the meanings ascribed to them in the Securities Exchange Act of 1934 as amended and the rules and regulations of the SEC thereunder.

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by CoSine if any of Tut Systems' representations and warranties are inaccurate and the inaccuracies constitute a material adverse effect (as defined in the merger agreement) or if Tut Systems or Merger Sub has breached or failed to perform any of their covenants or obligations in a material manner; provided, however, that if an inaccuracy in Tut systems' representations and warranties or a breach of a covenant by Tut Systems or Merger Sub is curable by Tut Systems or Merger Sub, then CoSine may not terminate on account of such inaccuracy or breach unless such breach shall not have been cured within 10 business days after receipt by Tut Systems of written notice of such inaccuracy or breach.

Expenses and Termination Fees

        Except as set forth below, the merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses, provided, however, that Tut Systems and CoSine will equally share the fees and expenses (other than the fees and expenses of attorneys) incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and joint proxy statement/prospectus and any amendment or supplements thereto, and (ii) the filing of the pre-merger notification and report forms relating to the merger under the Hart-Scott-Rodino Act and any other filings under applicable foreign antitrust laws.

        The merger agreement requires that CoSine pay Tut Systems $1,500,000 if Tut Systems terminates the merger agreement in connection with a triggering event or acquisition proposal that is not abandoned or withdrawn in accordance with the merger agreement.

Further Actions

        Tut Systems and CoSine agreed to use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the transactions contemplated by the merger agreement, including:

  •
  making all filings (if any) and giving all notices (if any) required to be made or given by such party;

  •
  using commercially reasonable efforts to obtain each consent (if any) required to be obtained pursuant to any applicable legal requirements or contracts; and

  •
  using commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger.

Public Announcements

        Unless otherwise required by the merger agreement, rule or regulation, Tut Systems and CoSine agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger and related transactions. Tut Systems and CoSine further agreed that neither Tut Systems nor CoSine will make any disclosure regarding the merger or any of the other transactions contemplated by the merger agreement unless (i) the other party shall have approved such disclosure, or (ii) such disclosure is required by applicable legal requirements.

Director's and Officer's Insurance and Indemnification

        From and after the effective time of the merger, Tut Systems agreed that it will, and will cause the surviving corporation as its wholly-owned subsidiary to, fully comply with all rights to indemnification and advancement of expenses existing in favor of CoSine's directors and officers under the provisions existing on the date of the execution of the merger agreement in CoSine's certificate of incorporation or bylaws or in any other indemnification agreements between CoSine and such individuals that were in effect prior to the date of the execution of the merger agreement. All such provisions will, with respect to any matter existing or occurring at or prior to the effective time of the merger and related transactions, survive the effective time of the merger, and, as of the effective time of the merger, Tut Systems and/or its subsidiary will assume all of CoSine's obligations as to any claim or claims asserted prior to or after the effective time of the merger.

        For a period of three years after the effective time, Tut Systems is required to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by CoSine (or policies of comparable coverage) only with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that in no event Tut Systems will be required to obtain a policy the premium of which is more than $800,000. The parties have agreed to work together to find an appropriate insurance policy and the net cost to Tut Systems is not expected to exceed $500,000.

Stock Options

        Each option to purchase CoSine common stock issued under CoSine's 1997 Stock Plan, 2000 Stock Plan, 2002 Stock Plan and the 2000 Director Option Plan, which would otherwise be outstanding if not for the merger, will vest and become immediately exercisable upon notice from CoSine to be provided to optionees prior to completion of the merger. As soon as practicable following the closing date of the merger, but effective as of the effective time, each option to purchase shares of CoSine common stock that is outstanding immediately prior to the effective time (including, specifically and without limitation, every option outstanding under CoSine's 1997 Stock Plan, 2000 Stock Plan, 2002 Stock Plan and the 2000 Director Option Plan) which has not been exercised prior to the effective time will be terminated. Prior to the closing of the merger, CoSine will take all action necessary to effect the termination of all options to purchase shares of CoSine common stock.

Stock Plans

        At the effective time of the merger, each of CoSine's stock option plans will terminate and be cancelled. If and to the extent necessary or required by the terms of CoSine's stock option plans, CoSine will, prior to the effective time, obtain any consents from holders of options to purchase CoSine common stock and amend the terms of its stock option plans in order to give effect to the termination or cancellation of such plans.

Listing of Additional Shares

        Prior to the effective time, Tut Systems will file with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Tut Systems common stock to be issued in connection with the merger.

Amendment and Waiver

        The merger agreement may be amended with the approval of the respective boards of directors of Tut Systems, Merger Sub and CoSine at any time before or after our stockholders have adopted the merger agreement. Any amendment to the merger agreement must be in writing and signed on behalf of each of the parties.

        The merger agreement provides that any party thereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the representations and warranties made to such party contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

The Voting Agreements

        In order to induce Tut Systems to enter into the merger agreement, CoSine's directors and executive officers who collectively were the beneficial owners of approximately [11%] of its outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Tut Systems. Pursuant to the voting agreements, CoSine's directors and executive officers have agreed to vote their shares of CoSine common stock in favor of adoption of the merger agreement and the approval of the merger, and against any proposal adverse to the merger. CoSine's directors and executive officers have also agreed to irrevocably appoint certain persons identified by Tut Systems as their lawful attorneys and proxies. These proxies give Tut Systems the right to vote the shares of CoSine common stock beneficially owned by these individuals, including shares of CoSine common stock acquired by them after the date of the voting agreement, in favor of the adoption of the merger agreement and the approval of the merger and against any proposal adverse to the merger.

        In order to induce CoSine to enter into the merger agreement, Tut Systems' directors and executive officers who collectively beneficially owned approximately [8%] of its outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with CoSine. Pursuant to the voting agreements, Tut Systems' directors and executive officers have agreed to vote their shares of Tut Systems common stock in favor of the issuance of additional shares of common stock in connection with the merger, and against any proposal adverse to the merger. Tut Systems' directors and executive officers have also agreed to irrevocably appoint certain persons identified by CoSine as their lawful attorneys and proxies. These proxies give CoSine the right to vote the shares of Tut Systems common stock beneficially owned by these individuals, including shares of Tut Systems common stock acquired by them after the date of the voting agreement, in favor of the issuance of additional shares of common stock in connection with the merger, and against any proposal adverse to the merger.

        None of the individuals who are parties to the voting agreements with either Tut Systems or CoSine were paid additional consideration in connection with entering a voting agreement.

        Pursuant to the voting agreements with each of Tut Systems and CoSine, each individual who is a party thereto agreed not to sell shares of CoSine or Tut Systems common stock, respectively, and options owned, either directly or indirectly, by such individual until the earlier of the termination of the merger agreement or the effective time of the merger.

        These voting agreements will terminate upon the earlier of the termination of the merger or the effective time of the merger. The form of voting agreement with respect to Tut Systems is attached to this joint proxy statement/prospectus as Annex B, and the form of voting agreement with respect to CoSine is attached to this joint proxy statement/prospectus as Annex C and you are encouraged to read each of them in their entirety.

TUT SYSTEMS AND CADILLAC MERGER SUB'S BUSINESS

Overview

        Tut Systems is based in Lake Oswego, Oregon. Tut Systems commenced operations in California in 1998. In January 2004, Tut Systems relocated its headquarters to Oregon. Tut Systems was incorporated in Delaware in 1998. Tut Systems' principal executive offices are located at 6000 SW Meadows Road, Suite 200, Lake Oswego, Oregon 97035 and its telephone number is (971) 217-0400.

        We design, develop, and sell digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals over their networks. We also offer digital video processing systems that enable private enterprise and government entities to transport video signals over satellite, fiber, radio, or copper networks for surveillance, distance learning, and TV production applications. We also offer broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities.

        Historically, we derived most of our sales from our broadband transport and service management products. In November 2002, we acquired VideoTele.com or VTC, from Tektronix, Inc. to extend our product offerings to include digital video processing systems. As a result, our revenue increased from $9.4 million in 2002 to $32.2 million in 2003. Revenue declined to $25.0 million in 2004 due to a slowing demand for our video processing systems from independent telephone companies. Video-based products now represent a majority of our sales and will provide most of our growth opportunities for the foreseeable future. Our net loss in 2004 was $13.5 million compared with a net loss of $5.5 million in 2003 and a net loss of $41.6 million in 2002.

Industry Background and Dynamics

Growing Demand for Bundled Voice, Data, and Video Services

        Historically, traditional telephone companies have been the sole providers of voice services to the residential market in the United States. Over the past several years, cable television operators, with competition from satellite television providers beginning in the 1990s, have become the primary providers of multi-channel broadcast TV services. More recently, traditional telephone companies and cable operators have become direct competitors for the growing market for high-speed Internet access. In addition, many large cable system operators have begun to offer local and long distance telephone service to their customers as part of a bundle of services, including voice, data, and video over the same network on the same bill. Thus, telcos are now at risk of losing traditional voice lines to both cable operators offering bundled services and to wireless telephone vendors that compete on mobility and price.

        As a result of these competitive threats, large telcos are beginning to use their existing digital subscriber line, or DSL, and fiber-to-the-home infrastructures to offer broadcast TV services and better compete for the end customer with a bundled offering of voice, data, and video services. DSL technologies use sophisticated signal blending techniques to deliver data through copper wires. Fiber-to-the-home refers to optical fiber that is installed from a telephone switch directly to a subscriber's home. In the meantime, many small independent operating telephone companies, or IOCs, and international carriers are already installing or planning to install digital video headends to offer broadcast TV service over their DSL and fiber infrastructures. According to a report released by InStat/MDR in April 2003, the number of telco video subscribers worldwide will increase from 572,000 at the end of 2003 to over 19.0 million by the end of 2007.

Technical Challenges for Delivering Broadcast Quality Video over Telco Networks

        To deliver broadcast quality video, a non-satellite-based service provider must install a digital TV headend to receive both national and local broadcast TV signals and to properly process these signals for delivery over fiber, cable, or copper-based DSL infrastructures. The limitations on the amount of data that telco DSL facilities can transmit in a fixed amount of time (such limitations are often referred to as bandwidth) when compared to the high bandwidth capacity of cable facilities means that telco headends require greater video processing performance. For example, video headends deployed by cable operators have been able to simply pass high speed satellite-fed TV signals directly to their cable networks without further video compression. Telcos, however, must use video headends that compress the variable data transmission rate of the source signal to a low constant data transmission rate over their DSL networks. Additionally, telco networks often are comprised of multiple hardware platforms that use varying sets of rules, or protocols, for transmitting signals. Therefore, to deliver video services, telcos require digital TV headends that are capable of converting video signals between different hardware platforms using various protocols.

Technical Advancements Are Increasing the Available Market for Telcos to Deliver Video

        The bandwidth and distance limitations of the copper-based infrastructure from the telco to the subscriber's home constrain both the number of video channels that may be delivered simultaneously over a DSL system and the number of customers that are reachable from a telco central office. Emerging advancements in video compression technology will soon enable high quality video streams to be transported at much lower data transfer speeds. These emerging advancements are expected to lower data transfer rates by more than 65% relative to technologies currently used in existing satellite and cable facilities. These emerging compression advancements also introduce the possibility of delivering high-definition television over bandwidth constrained DSL lines for the first time. Additionally, there are DSL advancements emerging that expand the available bandwidth from the telco to the subscriber's home thereby supporting higher DSL data transfer rates over longer distances. The combination of these advancements will enable telcos to reach a higher percentage of their customers with a larger number of video channels.

        While DSL technology will continue to dominate telco broadband networks for the foreseeable future, telephone companies are beginning to construct fiber networks to their customers' homes. Though fiber-to-the-home will eliminate bandwidth limitations on delivering higher speed data services and high-quality video offerings, telephone companies deploying fiber-to-the-home will require advanced video processing to convert signals between multiple protocols used in their networks.

The Market for Enterprise and Government Video Systems

        Private enterprises and government entities also use digital video processing systems to distribute video for applications that include corporate training, video and film production, video surveillance, and distance education. In these applications, the particular video source to be encoded may be a signal from a local TV station that needs to be brought back to a regional or statewide digital TV headend that may be 100 miles away, it may be a signal received from an outdoor surveillance camera that needs to reach a decoder or personal computer for viewing hundreds of miles away, or it may be a signal from a university seminar that needs to feed multiple remote classroom sites. This market is also characterized by tradeoffs between the cost of long-distance broadband facilities and the cost of video encoding systems to reduce the need for additional bandwidth. We believe that this market will also expand as advanced video encoding techniques lower the bandwidth requirements for transmitting video signals.

Our Solutions

        Our suite of products is focused on enabling the delivery of broadcast quality video over traditional telco networks. We leverage VTC's previous 20 years of experience to develop video-based products that meet the special video processing requirements of telcos. Unlike standard cable headends, our Astria digital video headend solution converts the high and varying data transfer rate signal received as input from a satellite or terrestrial source into a lower constant data transfer rate video stream for subsequent delivery over a telco's DSL or fiber-to-the-home access network. Our high-performance, cost-effective systems are based on the standards developed by the Motion Pictures Expert Group, or MPEG, including MPEG-1 and MPEG-2. We are developing upgrades to the Astria family of products (for introduction in 2005) to support the emerging MPEG-4 and Microsoft or VC-1 compression technologies that will provide lower encoding rates and more advanced interactivity than the current MPEG standards. We believe that the lower encoding rates of these new technologies will extend the reach of video services and enable high-definition TV to be delivered over bandwidth-constrained copper networks. Customers for our Astria video content processing systems include independent operating companies in North America, such as Oxford Networks, and international incumbent carriers, such as PCCW in Hong Kong.

        Our M2 video processing systems use software and hardware components from our digital TV headend systems packaged in a smaller form factor to encode video signals for transmission over private or government networks. Our M2 products are used for applications such as studio-to-transmitter transport, video surveillance, and distance education. We sell our M2 video processing systems to TV broadcasters, government agencies, and educational institutions.

        We also offer broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities. Customers for our broadband data systems include system integrators, competitive carriers for the hospitality industry and private educational and commercial entities.

Strategy

        Our objective is to be the leading provider of video content processing solutions for the delivery of broadcast and on-demand video services to residential customers over telephony networks. Key elements of our business strategy are as follows:

Maintain Market Leadership in North American Telco Market for Digital TV Headends

        We believe that our installed base of digital video headend systems represents over 50% of the North American headend market for video over DSL services. Our strategy is to maintain this leadership position with continued enhancements to the Astria product line as more and larger telephone companies in North America begin to introduce bundled voice, data and video services. Our development efforts are focused on introducing new compression technologies such as MPEG-4 and VC-1 that will be available as an upgrade option to our installed base. These compression technologies will enable our telco customers to address a larger percentage of their geographic market and deliver advanced video services such as high-definition TV.

Expand Sales Efforts to International Markets

        While we continue to grow our North American customer base, we will be strengthening our direct sales force to focus on major European service providers that see a need for a bundled voice, data and video offering. In Asia, we are developing relationships with value-added distributors and partners to focus on key opportunities to market and sell our Astria products. Many of the larger European and Asian service providers represent an opportunity to sell multiple digital TV headends.

Accelerate Market Adoption of Video Over Telco Networks

        To encourage service providers to more rapidly accept the business case for video over telco networks, we are working simultaneously on several initiatives to:

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  Continue to educate the market on the viability of existing digital video processing solutions by using our customers as references and benchmarks for prospective customers. To do so, we will continue to host user group conferences, speak at public conferences, issue joint press releases with new customers and arrange meetings between potential and current customers;

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  Offer advanced encoding technologies as soon as practical that lower the data transfer rate of video streams to extend the reach of video over DSL networks and allow new services such as high-definition TV;

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  Continue to work with partners to simplify and lower the cost of deploying end-to-end solutions; and

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  Continue to work with and lead standards bodies to facilitate the rapid adoption of new technologies and standards.

Partner with Leading Industry Vendors to Provide End-to-End Solutions

        To deliver a complete end-to-end video solution, we are partnering with leading industry vendors that provide key system elements such as broadband access systems, network switches and routers, customer premises set-top boxes, video-on-demand systems and service management software that, together with our Astria content processor products, provide a complete video solution. As a result, we have focused our business development and strategic marketing efforts on working with such partners to facilitate a cost-effective, ready-to-deploy, high-performance solution based on customers' architecture and business requirements. Our strategy with these partners is to design, develop and market end-to-end systems solutions that will allow any form of video content (including broadcast TV, video-on-demand and streaming media from the Internet) to be carried over any telephony network to any TV, personal computer, or mobile end-user device.

Leverage Our Digital TV Headend Expertise in Additional Markets

        We will continue to incorporate software and hardware components developed for our digital TV headend systems into our M2 video processing systems to meet the growing need for advanced surveillance and broadcast applications. Additionally, we will continue to partner with other industry vendors on applications for new potential customers, such as large corporations and educational institutions. We intend to expand and further specialize our video products for surveillance and broadcast TV backhaul applications, and we will seek new distribution channels for our M2 product line.

Selectively Pursue Acquisitions to Expand Our Markets and Product Offerings

        In addition to our internal research and development efforts, we continually evaluate acquisitions of companies and technologies that could extend our product offerings, technology expertise, industry knowledge and global customer base. Since 2000, we have completed four acquisitions, including the acquisition of VideoTele.com in November 2002. The products and technologies that we acquired through these acquisitions have facilitated our entry into new markets, expanded our product line in existing markets, and added additional technical expertise to develop new products for evolving markets in the future. Going forward, we anticipate our acquisition efforts will be focused on targets that will extend our existing video-based products and markets.

Our Products

        We design, develop and sell video content processing systems and broadband transport and service management products. Our digital TV headend system enables telephony-based service providers to transport broadcast quality digital video signals across their networks and our digital video transmission systems optimize the delivery of video signals across enterprise, government and education networks. Our broadband transport and service management products enable the transmission of broadband data over existing hotels and private campus networks.

Video Processing Systems

        Our video processing products must interoperate with other products from third-parties to enable a complete end-to-end broadcast TV system. To ensure proper interoperation for our customers, we offer a system integration service whereby we purchase, assemble, configure and test key components together before delivering the integrated system to the customer. Typical third-party components include satellite receivers, antennas and decoders, network switches and routers, radio frequency modulation units, and service management software.

        Astria CP (Content Processor)    Our Astria CP is a digital video processing platform typically used by carriers at a digital TV headend location to convert hundreds of TV channels into low, constant-data-transmission-rate video formats for delivery over any broadband access network. It is a third-generation, video processing system that we have specifically designed for the digital TV marketplace. The Astria CP uses our patent-pending QualView™ software applications to deliver high quality video when converting satellite-based variable data transmission rate video and audio signals to low, constant-data-transmission-rate content for delivery over telco networks. These QualView applications can separate the desired TV channels from a mix of over 200 channels received from various satellites, lower the data transmission rate of the desired channels, and convert the video signals to the appropriate network interface and protocol. The Astria CP also supports encoder modules that convert uncompressed video signals to compressed constant-data-transmission-rate video streams.

        Each Astria CP can process up to 200 video and audio channels, depending on the type of processing required. The Astria CP works with various telephone company copper, fiber, or cable networks providing ultimate flexibility when designing a commercial video delivery system. The Astria CP may be populated with a mix of video encoders and flexible processor modules, which in turn may be configured and reconfigured with a simple QualView software download to enable a variety of video processing functions. Up to 12 system modules may be configured within a single Astria chassis.

        Today the Astria CP processes video content in standard MPEG-1 or MPEG-2 formats. We are developing upgrades to the Astria family of products to support the emerging MPEG-4 and VC-1 encoding technologies. These new technologies will provide lower encoding rates and more advanced interactivity than MPEG standards previously provided. We anticipate first commercial availability of these capabilities in the first half of 2005. These capabilities will enable our customers to reach the next stage data transmission rate reduction without having to upgrade their complete headend, thus preserving the customer's original investment. This will also enable video streams to be easily viewed from the large base of personal computers running MPEG-4 Windows Media players.

        Astria RCP (Remote Content Processor)    For service providers delivering digital TV over regional or statewide networks, our Astria RCP provides an affordable way to distribute video signals sourced from a single digital TV headend. The Astria RCP typically accepts pre-processed TV channels from a centralized Astria CP via a fiber backbone network and performs appropriate network and protocol conversion for delivery of the video streams over a variety of telco access networks. The Astria RCP can also be used to encode and compress local TV channels. This flexibility allows service providers to place Astria RCPs at the edge of a fiber optic transport network to deliver aggregated and localized content to a specific region or community. The ability to add or drop channels into the line-up at the edge of the transport network allows service providers to incorporate local programming, advertising, and emergency alert system content. This capability enables a service provider to offer a customized mix of channels and content that is relevant to local subscribers. The Astria RCP comes in two versions, a 12-slot version based on the same chassis as the Astria CP and a 6-slot version. In contrast to the Astria CP, the RCP does not process the high, variable-data-transmission-rate signals received from satellites.

        Aveon™ Element Management System    Our Aveon Element Management System enables the service provider to configure and monitor Astria CP and RCP systems across wide area networks. The ability to use Aveon to create a single network view of the system gives service providers a simple to use yet powerful tool for controlling all aspects of operating a video network from a single management location.

        M2 Video Processing Systems for Enterprise and Government Applications    Our M2 video processing system leverages the software components and hardware modules used within the Astria CP, but M2 products are packaged in a smaller form factor for private enterprise and government markets.

        Our M2-400 system was introduced in the second quarter of 2003 and is our premier digital video system for delivering mission critical, high-quality video in real-time for private network applications. Each M2-400 chassis is designed to hold multiple encoders, decoders and network interfaces. The M2-400 chassis supports up to 6 system modules in contrast to the Astria CP that supports up to 12 system modules. The M2-400 works across satellite, radio, or fiber networks. An embedded web server controls and manages the M2 product line via an intuitive web-based graphical user interface, enabling administration of the product from any location on the network. The M2-400 is also supported by third-party scheduling software for video conferencing and distance learning applications.

        Our M2-10x system was also introduced in 2003 for video applications that only require a single encoder or decoder per end-point. For example, one of our digital TV headend customers uses the M2-10E at a remote location to encode local events on site for addition to their basic lineup of broadcast TV channels. This capability helps them differentiate their service offering from the national network-based offerings of the satellite television vendors.

Broadband Transport and Service Management Products

        Prior to our entry into the video processing business in November 2002, our primary focus was on the sale of our broadband transport and service management products. The market for these systems is characterized by the need to transport high-speed data signals across private buildings or campus locations, where the only available transmission facility is composed of copper telephone wires. We have been a participant in this market since the introduction of our first XL Ethernet extension product in 1992. Applications within this market include: (i) connecting hotel guests to broadband Internet services over the hotel's telephone wires, (ii) connecting video surveillance cameras, back office PC's, and railroad station ticket machines to a backbone network, and (iii) connecting two local area networks, or LANs, across a business campus without having to run new wires or cables.

        Our Expresso line of products uses proprietary transmission technology to provide a low-cost, easy to install solution that can deliver broadband Internet access to multiple nodes over a single pair of copper wire for broadband Internet applications across multi-tenant complexes such as hotels, apartments and private campus facilities. We recently added Ethernet over very high speed DSL line cards to our existing Expresso chassis. This higher speed application enables our customers to deliver broadcast TV, video-on-demand service, and Internet service throughout a multi-tenant complex.

        Our XL line of Ethernet extension products is often used by individual enterprises to extend their data networks over distances that cannot be accommodated by standard Ethernet wiring. Various XL products operate over distances of up to 20,000 feet, at data transmission rates up to 10 Mbps, all over a single pair of ordinary telephone wires. In certain situations, these XL products are used in combination with our M2 products to support the encoding of local content to feed digital video headends.

        Our Expresso and XL transport products are augmented by our Expresso subscriber management system, which authenticates users, manages bandwidth and IP addresses, and processes credit card or password information for billing purposes. Subscriber management systems are typically found in hotels that offer broadband Internet service to guests, in campus housing complexes to manage broadband Internet access, and in wireless Wi-Fi "hot spots" such as hotel lobbies and Internet cafes.

Customers and Markets

        Our target customers for our Astria video content processing systems are telephony-based incumbent local exchange companies, independent operating telephone companies and international post, telephone and telegraph companies that aim to deliver advanced video services over their existing copper, fiber or coaxial cable infrastructures. Target customers for our M2 video processing systems include TV broadcasters, government agencies, and educational institutions. Target customers for our broadband data systems are system integrators, competitive carriers for the hospitality industry, and private educational and commercial entities.

Service Providers

        Over 100 independent operating companies, or IOCs, in the United States now use our Astria products to deliver digital TV over DSL and other broadband networks. We installed our first commercial digital TV headend at Chibardun Telephone Cooperative in Dallas, Wisconsin in 2000. Since that time, we have deployed our digital TV headend solution to IOCs that range in size from 5,000 to over 90,000 access lines.

        Our international sales to service providers have been concentrated among three large carriers. In 2002, Telenor AS, Norway's largest telecommunications provider with more than 1.8 million customers, launched digital TV services over its network using an Astria CP. In 2003, PCCW, which acquired the former Hong Kong Telephone Company in 2000, launched service to its customers from an Astria headend and signed up more than 150,000 customers to its Broadband TV service in the first two months after launch. Currently, PCCW is delivering service to more than 365,000 customers from an Astria headend. Additionally in 2003, our broadband transport and service management products were deployed by Telefonos de Mexico, S.A., or TelMex, to offer a national "hot spot" wireless Internet in Mexico's major public facilities such as airports, hotel lobbies, restaurants and hospitals.

        We expect the small to medium size independent telephone operating companies in the United States to remain the primary near-term market for Astria products. The larger North American tier one and International carriers continue to explore and test the markets and technologies for DSL-based video services.

Distributors and System Integrators

        We market our broadband transport and service management products to domestic and international system integrators who in turn market and sell our products to educational and government institutions, commercial enterprises, regional competitive service providers and national carriers. Our distributors and system integrators include local resellers, large volume distributors such as Ingram Micro Inc., and international integrators such as Siemens AG in Europe.

Marketing, Sales and Customer Support Marketing

        We seek to increase both the demand and visibility of our products in the markets we serve through attendance at major industry tradeshows and conferences, distribution of sales and product literature, operation of a company web site, direct marketing and ongoing communications with our customers, the press, and industry analysts. As appropriate, we enter into cooperative marketing and/or development agreements with strategic partners that may include key customers, and manufacturers of various products, including radio, fiber, video equipment, set-top boxes and others.

Sales

        In North America, we sell our products primarily to service providers and through multiple sales channels, including a select group of regional value added resellers, system integrators and distributors. Internationally, we sell and market our products through systems integrators and distributors. We have regional account managers throughout the United States and sales offices in Beijing, China, Hong Kong, and Oxford, England. For the year ended December 31, 2004, we derived 23.3% of our revenue from customers outside of the United States. We believe that our products can serve the substantial emerging market for digital video and high-speed data access products outside of the United States.

Customer Support

        We believe that consistent high-quality service and support is a key factor in attracting and retaining customers. Service and technical support of our products is coordinated by our customer support organization. Our systems application engineers, located in each of our sales regions, support pre-sales and post-sales activities. Customers can also access technical information and receive technical support via our web site.

        Our systems integration group in Cary, Illinois integrates our solution with third-party equipment and then tests, delivers and installs complete headend systems for our customers that require an end-to-end solution.

Research and Development

        Our research and development efforts are focused on enhancing our existing products and developing new products through our emphasis on early stage system engineering. As a result of our acquisition of VTC and the large market opportunity that it offers, most of our research and development efforts relate to our video content processing technologies. The product development process begins with a comprehensive functional product specification based on input from the sales and marketing organizations. We incorporate feedback from end users and distribution channels, and through participation in industry events, industry organizations and standards development bodies, such as the Broadband World Forum and MPEG-4 Industry Forum. Key elements of our research and development efforts include:

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  Core Designs.  We develop and/or acquire platform architectures and core designs that allow for cost-effective deployment and flexible upgrades that meet the needs of multiple markets and applications. These designs emphasize quick time to market and future cost reduction potential. The Astria, M2, Expresso, and Expresso SMS platforms are a direct result of this effort.

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  Product Line Extensions.  We seek to extend our existing product lines through product modifications and enhancements in order to meet the needs of particular customers and markets. Products resulting from our product line extension efforts include the Astria RCP and the M2-400.

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  Use of Industry Standard Components.  Our design philosophy emphasizes the use of industry standard hardware and software components whenever possible to reduce time to market, decrease the cost of goods, and reduce the risks inherent in new design. We maximize the use of third-party software for operating systems and certain protocol stacks, which allows our software engineers to concentrate on hardware-specific drivers, user interface software and advanced features.

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  New Technologies.  We seek to enhance our product lines by incorporating emerging technologies, such as MPEG-4, VC-1 compression, advanced multi-service stream processing, higher speed fiber interfaces and new network management software features. Additionally, our active involvement in industry based standards associations, such as the MPEG-4 standards body, enables us to incorporate recommended platform architectures and standards into our technology.

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  Technical Standards Compliance.  We design our various systems and product lines to incorporate technical standards developed by worldwide organizations, including International Telecommunications Union, Institute of Electrical and Electronic Engineers, American National Standards Institute, or ANSI, European Telecommunications Standards Institute, or ETSI, and the Full-Service VDSL Committee. Important capabilities supported by these standards include network quality of service, MPEG encoding, Internet Group Management Protocol, Dynamic Host Configuration Protocol, and Network Address Translation.

Intellectual Property

        Our success and ability to compete depends in part upon on our proprietary technology and our ability to protect that technology. We rely on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect our proprietary technology. We currently hold 49 United States patents and have 17 United States patent applications pending. Furthermore, as a result of our acquisition of VTC, Tektronix has agreed not to assert against us or any of our affiliates or customers any of its patents that are based on applications filed prior to November 7, 2002 or that are based on inventions conceived or reduced to practice prior to that date where the assertion relates to our products for generating, processing or delivering video, audio or data for the education, entertainment, conferencing or security markets. We leverage readily available technology and standard components by adding proprietary software enhancements to gain competitive advantage, increase performance and lower cost. In addition, we have substantial trade secrets in the area of processing and managing video streams.

Manufacturing

        We do not manufacture any of our own products. We rely on contract manufacturers and third-party OEMs to manufacture, assemble, test and package our products. We require International Organization for Standardization (ISO) 9002 registration for our contract manufacturers as a condition of qualification. We monitor each contractor's manufacturing process performance through audits, testing and inspections. Each contractor's quality is also rigorously assessed through incoming testing and inspection of packaged products received from each contractor. In addition, we monitor the reliability of our products through in-house repair, reliability audit testing and field data analysis.

        We currently purchase a substantial portion of the raw materials and components used in our products through contract manufacturers. We forecast our product requirements to maintain sufficient product inventory to ensure that we can meet the required delivery times demanded by our customers. Our future success will depend in significant part on our ability to obtain manufactured products on time, at low costs and in sufficient quantities to meet demand.

Competition

        The market for video and broadband data systems is intensely competitive, and we expect that this market will continue to become more competitive in the future. Our immediate competitors for digital TV markets are primarily small private companies that are focused on a more narrow product line than ours and thereby may be able to devote substantially more targeted resources to developing, marketing and selling new products than we can. In targeting larger telco customers, we expect to compete with larger public companies, including Harmonic, Motorola and Tandberg Television. These competitors have achieved success in providing TV headend components for cable multiple system operators and satellite TV providers. Although their products have been designed specifically to meet the needs of cable networks, we expect these competitors to market some of their products for use in TV over DSL applications. We attribute our success in this market to the quality, cost-effectiveness, and unique capabilities of our Astria video content processing system.

        Our competition in the market for surveillance, distance education, and broadcast applications primarily comes from small private companies and public companies such as Optibase and Tandberg that together offer a wide array of products with special features and functions. A few of these companies also compete with us in the digital TV headend market. Our competitive success in this market has depended upon having the right form factor and set of features required for a specific application, our long established distribution channels, and our ability to quickly modify an existing product to support the required features.

        Our broadband transport and service management products business tends to compete against public network equipment providers, such as Paradyne Corporation, and private and foreign companies. To maintain our competitive position in the private broadband market, we have focused our product development efforts on cost reduction and feature enhancement. Our expertise in particular vertical markets such as the hospitality industry, and our relationships with system integrators in those markets allow us to compete more effectively against larger competitors. We believe that we are among the market leaders for broadband systems in the United States hospitality industry.

        All of our competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we can. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures that we face will not harm our business.

Employees

        As of December 31, 2004, we employed 115 people, including 20 in manufacturing operations and customer support, 45 in sales and marketing, 35 in research and development and 15 in general and administrative.

        During 2002 and 2003, we reduced our work force as a result of a significant slowing in industry spending and the resulting adverse impact on our results of operations. None of our employees are represented by a labor union. We consider our relations with our employees to be good and we have experienced no work stoppages to date. Competition for skilled personnel in our industry remains strong and our future depends, in part on our ability to attract and retain a skilled workforce and key personnel. We cannot assure you that we will be successful in retaining key personnel or that we will be able to attract and retain skilled workers in the future.

Facilities

        As a result of our November 2002 acquisition of VTC, our executive and principal administrative and engineering facility totaling approximately 22,450 square feet is located in Lake Oswego, Oregon. We also have a facility, totaling approximately 17,000 square feet, located in Pleasanton, California. The lease for the Lake Oswego facility expires in October 2005, and the lease for the Pleasanton facility expires in June 2005. In addition, we have a product staging and warehouse facility totaling approximately 7,500 square feet in Cary, Illinois. The lease for this facility expires in June 2007. We have one minor facility in the United Kingdom that is leased month-to-month. Selling, marketing, operational and research and development activities are conducted at all of our facilities. We believe that our facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional or substitute space will be available as needed.

Available Information

        Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available on our website at www.tutsystems.com when such reports are available on the Securities and Exchange Commission website. The contents of our website are not incorporated into this prospectus.

Cadillac Merger Sub, Inc.

        Cadillac Merger Sub, Inc. is a Delaware corporation and a wholly-owned subsidiary of Tut Systems ("Merger Sub"). Merger Sub was incorporated in Delaware on January 5, 2005 and was organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

        All information related to Merger Sub in this joint proxy statement/prospectus has been provided by Tut Systems for inclusion in this document.

TUT SYSTEMS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The section entitled "TUT SYSTEMS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" set forth below contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used herein, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should," "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These forward-looking statements reflect current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions. As a result, actual results may differ materially from the forward-looking statements contained herein. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

Overview

Our Business

        We design, develop, and sell digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals across their networks. We refer to these systems as digital TV headends or video content processing systems. We also offer digital video processing systems that enable private enterprise and government entities to transport video signals across satellite, fiber, radio, or copper facilities for surveillance, distance learning, and TV production applications.

        We also offer broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities.

Our History

        Prior to November 2002, most of our sales were derived from our broadband transport and service management products. In 2000 and 2001, we acquired three companies (FreeGate Corporation, Xstreamis Limited and ActiveTelco, Inc.) and the assets from two other companies (OneWorld Systems, Inc. and ViaGate Technologies, Inc.) in order to expand our sales of broadband transport and service management products. However, the significant downturn in the world economy in general, and the telecommunications market in particular, beginning in late 2000 had a severe and sustained adverse effect on our business, financial condition and results of operations. Our sales of broadband transport and service management products decreased substantially beginning in 2001, which required us to take a number of restructuring efforts and incur significant impairment and other charges in order to realign our cost structure in light of the economic environment. For the period January 1, 2001 through December 31, 2004, we incurred an aggregate of $32.6 million in intangible asset impairment charges and $11.5 million in restructuring charges. In 2003, sales from our broadband transport and service management products stabilized, as we began to experience an improvement in sales of broadband transport and service management products to the hospitality industry.

        With our November 2002 acquisition of Tektronix's subsidiary VTC, we extended our product offerings to add video processing systems for digital TV headends and for the transmission of video signals over private and government networks. The acquisition of VTC resulted in significant changes in our business, including: (1) changes in our organizational structure and employee staffing;

(2) relocation of our administrative offices, executive offices (as of January 2004) and a significant portion of our operations from Pleasanton, California to Lake Oswego, Oregon, the prior headquarters of VTC; (3) an expansion of our sales and marketing efforts to include VTC products; and (4) a reprioritization of our research and development efforts to focus on products associated with VTC product lines. With our acquisition of VTC, sales of video processing systems now represent a majority of our total revenues and will provide most of our growth opportunities in the foreseeable future.

        We earn revenue primarily by selling video content processing systems both directly and through resellers to telecommunications service providers. We also earn revenue by selling video transmission systems to TV broadcasters, government agencies and educational institutions, and by selling broadband transport and service management products directly and through distributors to the hospitality industry and to owners of private multi-tenant campus facilities.

        Although international sales are still a material portion of our total sales, since our acquisition of VTC, international sales have represented a smaller percentage of our overall business relative to prior years. During the years ended December 31, 2002, 2003 and 2004, international sales represented 43.0%, 18.4% and 23.3% of our total sales.

Material Trends and Uncertainties

        We pay close attention to and monitor various trends and uncertainties about our business. There is a growing demand by independent operating telephone companies to offer video services to their customer base. According to a report released by InStat/MDR in April 2003, the number of telco video subscribers worldwide will increase from 572,000 at the end of 2003 to over 19.0 million by the end of 2007. While this growing market presents opportunities to serve a larger customer base, we are also seeing the emergence of intense competition as more companies compete to sell digital TV headend products. We expect this market space will continue to become more competitive in the future. As we begin to target larger telco customers, we expect to compete with larger public companies, including Harmonic, Motorola and Tandberg Television. Our immediate competitors in the digital TV headend markets are primarily small private companies that are focused on a more narrow product line than ours and thereby may be able to devote substantially more targeted resources to developing, marketing and selling new products than we are able to. In addition, these companies may become targets for acquisition by larger companies, in which case we would face competitors with substantially greater name recognition, and technical, financial and marketing resources than we have. This increased competitive pressure may adversely affect the amount and timing of our revenue in future periods, thereby making it more difficult for us to accurately forecast our future revenue, and may also adversely affect our product and service margins.

        The emergence of new technologies to serve the digital TV headend market means that we must continue to invest in these new technologies to maintain our market position. Digital subscriber line, or DSL, technologies use sophisticated signal blending techniques to transmit data through copper wires. The limitations on the amount of data that can be transmitted in a fixed amount of time (such limitations are referred to as bandwidth) and the distance data may be transmitted using copper wire constrain both the number of video channels that may be delivered simultaneously and the number of customers that are reachable from a telco central office over a DSL network. Emerging advancements in video compression technology will soon enable high quality video streams to be transported at lower data transfer rates than currently deployed. These emerging compression advancements also introduce the possibility of delivering high-definition television over bandwidth constrained asymmetric DSL, or ADSL, lines for the first time. ADSL is a new technology that allows more data to be transmitted over existing copper telephone lines compared with standard DSL. Additionally, DSL advancements are emerging that expand the available bandwidth from the telco to the subscriber thereby supporting higher DSL data transfer rates over longer distances. As our products continue to incorporate these new technological advancements, we expect the demand for our products will increase because our products will enable more telcos to reach more of their customers with a greater number of video channels. However, because of the increasing competition in the markets in which we compete, regardless of our revenue and product and service margins in future periods, we will have to continue to devote significant resources to research and development in future periods in order to continue to offer our customers competitive products that incorporate these emerging technologies. As a consequence, we expect that our research and development expenses will increase in 2005 compared to our spending in 2004.

        As we continue to capitalize on the growing number of telcos deploying video services in the United States and abroad, we will also have to continue to aggressively market our new and existing products and expand our marketing and sales efforts domestically and internationally. Nevertheless, our operations have been and will continue to be subject to pressure from weakness in the overall technology sector as well as the digital media industry, the continued lengthening of our sales cycle and delays of customer purchasing decisions, which may continue to reduce our expected revenue. We believe that the lengthening of the purchase decision by prospective customers has occurred and may continue because of several factors that are affecting the overall digital TV headend market. Such factors include, but are not limited to, the delays in the introduction of advanced compression technologies and set top boxes early next year, the transition to more efficient data transmission technologies and the emergence of video signal encryption requirements. Nevertheless, given the opportunities offered by the growing number of telcos deploying video services and despite the length of the sales cycle, we expect our sales and marketing expenses to increase in 2005 compared to our spending in 2004.

Internal Controls and Disclosure Controls and Procedures

Evaluation of Fiscal Year 2003

        Our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of December 31, 2003. This evaluation included various steps that our Chief Executive Officer and Chief Financial Officer undertook in an effort to ensure that our disclosure controls and procedures are designed to ensure that information required to be disclosed in our SEC reports was recorded, processed, summarized and reported within the time periods specified by the SEC and accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely discussions regarding required disclosure. This evaluation also included consideration of our internal controls and procedures for the preparation of our financial statements.

        In January 2004 in connection with the completion of its audit of our financial statements for the year ended December 31, 2003, PricewaterhouseCoopers LLP, the Company's independent auditors, advised management and the audit committee of the Board of Directors that it had identified deficiencies in our internal controls and processes relating to inventory management and reporting that it considered to be material weaknesses, as defined by Statement on Auditing Standards No. 60, "Communication of Internal Control Related Matters Noted in an Audit.' The material weaknesses that PricewaterhouseCoopers identified related to inventory controls and the accounts payable process for the Company's Videotele.com business, which the Company acquired in November 2002. Specifically:

          Our internal controls were inadequate to properly record our inventory quantities in an accurate and timely manner; and

          Our accounts payable process failed to adequately reconcile our accounts payable records with suppliers' records, considering what the suppliers had shipped to us prior to period end.

        While these material weaknesses had an immaterial effect on our reported results, they nevertheless constituted deficiencies in our disclosure controls. In light of these material weaknesses and the requirements enacted by the Sarbanes-Oxley Act of 2002 and the related rules and regulations adopted by the SEC, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2003, our disclosure controls and procedures needed improvement and were not effective. Despite those deficiencies in our disclosure controls, management believed that there were no material inaccuracies, or omissions of material facts necessary to make the statements not misleading in light of the circumstances under which they were made, in the Form 10-K for our fiscal year ended December 31, 2003.

        At the time of our acquisition of the Videotele.com business in November 2002, we had in place disclosure controls and procedures and processes for our existing business (i.e., our pre-November 2002 business) that our CEO and CFO at the time believed to be sufficient to record, process, summarize and report information required to be reported within the time periods specified by the SEC. Likewise, we had in place internal controls that our CEO and CFO believed at the time of the VTC acquisition to be sufficient to "provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles.'

        Since December 31, 2002, we continued to review our disclosure controls and procedures and internal controls periodically in connection with our Form 10-Q filings. Throughout 2003, our CEO and CFO continued to believe that our disclosure controls and procedures and internal controls allowed us to provide all material and necessary disclosure in a timely manner, as required by Exchange Act and the applicable rules thereunder.

        In January 2004, during the audit of our financial statements for the year ended December 31, 2003, PricewaterhouseCoopers discovered the material weaknesses noted above and brought these weaknesses to our attention. Based on discussions with PricewaterhouseCoopers and the audit committee of our Board of Directors, we worked throughout our year-end 2003 accounting close and audit to identify the nature, scope and materiality of these weaknesses in our internal controls and their impact on our fiscal year 2003 financial statements and to determine the extent to which these internal control weaknesses might adversely affect our disclosure controls and procedures. Based on further detailed review of our internal controls as they relate to inventory and accounts payable during the fourth quarter of fiscal 2003, we determined that the accounts payable process had failed to record certain liabilities associated with VTC products that we purchased, principally from our contract manufacturer and certain other suppliers. We quantified this internal control weakness relating to accounts payable recordation by reconciling our records to that of our contract manufacturer and reviewing our liabilities with other vendors. We quantified the inventory process control weakness by taking complete physical inventories at each VTC inventory location and reconciling the results to our records. Upon completion of our analysis and testing, we identified an additional charge of approximately $34,000 to cost of goods sold related to the internal control weaknesses identified above. We recorded this charge prior to issuing our financial statements for the year ended December 31, 2003. In addition to our review of the financial statements for the year ended December 31, 2003, we re-confirmed that our accounts payable recordation and inventory controls were effective for the year ended December 31, 2002.

        During our review of these internal controls weaknesses, we identified the cause of these internal control weaknesses to be the result of prior VTC accounting staff turnover that occurred during the first quarter of 2003. During this quarter, key accounting staff of VTC left the Company without sufficient time to transition all of the internal controls and institutional knowledge to our remaining finance and accounting staff.

        In addition to identifying the above two internal control weaknesses relating to inventory and the accounts payable process, we also tested our other internal controls to determine whether there were other such material weaknesses aside from the inventory and accounts payable weaknesses mentioned above that affected our financial statements for the fiscal year ended December 31, 2003. In particular, we tested our other internal controls by reviewing processes, analytical reviews and substantive testing that included other third-party confirmations and by reviewing activity subsequent to year-end 2003. Based on these tests, we did not identify any other material weaknesses in internal controls. Therefore, our CEO and CFO believed at the time of the original filing of the Form 10-K for our fiscal year ended December 31, 2003 on February 2, 2004 that they had reasonable grounds to conclude that the weaknesses in internal controls related solely to those items mentioned above and resulted in an immaterial charge of approximately $34,000.

        Based on their review of our internal controls as described above, our CEO and CFO also assessed our disclosure controls and procedures for the fiscal year ended December 31, 2003. Our CEO and CFO believed at the time of the original filing of the Form 10-K for our fiscal year ended December 31, 2003 that they had reasonable grounds to conclude that, other than the inventory and accounts payable weaknesses that PricewaterhouseCoopers had identified, there were no other material weaknesses in our disclosure controls and procedures and that the information required to be reported in the Form 10-K was recorded, processed, summarized and reported within the time periods specified by the applicable Exchange Act rules.

        In order to ensure that we have eliminated the two weaknesses in our internal controls for purposes of future reporting, we have taken significant efforts to improve our processes and procedures as they relate to inventory reporting and accounts payable reconciliation. The audit committee has taken an active role in these efforts, including overseeing management's implementation of corrective measures. With respect to inventory management, we perform physical inventory counts at least at the end of each quarter. We have implemented improved inventory systems and accounting controls and have hired an additional full-time staff accountant to account for and control our inventory accounting, given our operations manager company-wide responsibility for inventory management, have expanded our inventory receiving process to include remote locations, as appropriate, and now reconcile inventory to each customer order and have reiterated to key operations and accounting personnel the importance of proper inventory management and control. Regarding accounts payable reconciliation, we now confirm our key accounts payable balances with our vendors and reconcile the confirmations to our accounting records on a quarterly basis.

Evaluation of Fiscal Year 2004

        Our Chief Executive Officer and Chief Financial Officer conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as of December 31, 2004. Based on this evaluation, they concluded as of December 31, 2004 that our disclosure controls and procedures were effective. There were no changes in our internal control over financial reporting which occurred during the fourth quarter of fiscal year 2004 and which have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

Definitions for Discussion of Results of Operations

        Our discussion of our results of operations focuses on the following items from our income statement: Total revenues consists of product sales, and license and royalty fees. Product revenue consists of sales of our video processing systems, which includes both digital TV headend and video transmission systems. Product revenue also consists of revenue from our broadband transport and service management products. License and royalty fees consist of non-refundable license fees and royalties received by us for products sold by our licensees. Since our acquisition of VTC, a large part of our revenue has been associated with the sale of digital TV headends. Furthermore, each individual headend sale has represented a significant portion of our revenue. If we were to sell even one less system than our forecasted number of headend sales, our revenue would be materially impacted. As we did not enter into any new license or royalty agreements during 2002, 2003 or 2004, we expect minimal future license and royalty revenue. Cost of goods sold, or COGS, consists of costs related to raw materials, contract manufacturing, personnel, overhead, test and quality assurance for products, and the cost of licensed technology included in our products. Raw materials, contract manufacturing and licensed technology are the principal elements of COGS and vary directly with product sales. Sales and marketing expense consists primarily of selling and marketing personnel costs, including sales commissions, travel, trade shows, promotions and outside services. Research and development expense consists primarily of personnel and facilities costs, contract consultants, outside testing services, and equipment and supplies associated with enhancing existing products and developing new products. General and administrative expense consists primarily of personnel costs for administrative officers and support personnel, professional services and insurance expenses. Amortization of intangible assets consists primarily of expenses associated with the amortization of technology and patents related to prior years' acquisitions.

Results of Operations

Years Ended December 31, 2002, 2003 and 2004

        Our acquisition of VTC has had a significant impact on every aspect of our financial statements since November 2002. This impact is reflected in the following discussion of our operating results. This should be considered when evaluating our period-to-period comparisons of 2003 and 2004 relative to years prior to 2003.

        The following table sets forth items from our statements of operations as a percentage of total revenues for the periods indicated:

	Year Ended December 31,
	2002	2003	2004
Total revenues	100.0%	100.0%	100.0%
Cost of goods sold	148.4	48.6	67.9

Gross profit (loss)	(48.4)	51.4	32.1

Operating expenses:
Sales and marketing	92.8	23.2	32.4
Research and development	131.7	24.6	29.1
General and administrative	54.0	13.9	17.3
Restructuring costs	97.6	0.9	—
In-process research and development	6.0	—	—
Impairment of intangible assets	—	0.4	0.8
Amortization of intangible assets	13.9	5.6	6.1

Total operating expenses	396.0	68.6	85.7

Loss from operations	(444.4)	(17.2)	(53.6)
Impairment of certain equity investments	(6.3)	—	—
Gain on sale of investments	—	—	0.5
Interest and other income (expense), net	6.5	0.1	(0.6)

Net loss	(444.2)%	(17.1)%	(53.7)%

        Total Revenues.    For the year ended December 31, 2004, our total revenue decreased by 22.3% to $25.0 million from $32.2 million for the year ended December 31, 2003. We operate in a single business segment across two related markets. We measure our product revenue by our two product lines only and therefore are unable to further quantify the impact of individual products on our revenue. During this same period, our product revenue from video processing systems decreased by 24.7% to $18.0 million from $23.9 million for the year ended December 31, 2003. During 2004, we experienced a slowing demand for our video processing systems from independent operating telephone companies compared to 2003. We believe the decrease in video processing systems product revenue was primarily due to the adverse effect of several digital TV headend sales not closing during the period as expected. We continue to experience a variety of factors that are causing prospective customers to delay their purchase decisions. Certain prospective customers have indicated to us that factors causing these delays include, but are not limited to, their anticipation of the introduction and general availability of advanced compression technologies later in 2005, customers' decisions to use more efficient data transmission technologies (decisions that some of our customers wish to make before they commit to purchasing headends) and customers' decisions about using emerging video signal encryption technologies (decisions that some of our customers wish to make before they commit to purchasing headends). We expect sales of video processing systems to remain unchanged until the expected introduction during the first half of 2005 of new products containing advanced compression technologies, including MPEG-4. Product revenue from the sale of our broadband transport and service management products decreased by 15.7% to $7.0 million in 2004 from $8.3 million in 2003. The decrease in broadband transport and service management products revenue was primarily the result of customers choosing competing products that transmit data via wireless data transmission technologies instead of our products (which transmit data over telephone wires). Accordingly, we expect sales of broadband transport and service management products to remain unchanged until the expected new product introductions during the first half of 2005. For the year ended December 31, 2004, our license and royalty revenue decreased by 93.2% to $50,000 from $0.7 million for the year ended December 31, 2003. As we did not enter into any new license or royalty agreements during 2002, 2003 or 2004, we expect minimal future license and royalty revenue.

        For the year ended December 31, 2003, our product revenue increased by 243.5% to $32.2 million from $9.4 million for the year ended December 31, 2002. This $22.9 million increase in product revenue was due solely to the sale of our video processing systems. Fiscal year 2003 was the first full year that included revenue from products associated with our VTC acquisition in November 2002. For the year ended December 31, 2003, our license and royalty revenue decreased by 9.0% to $0.7 million from $0.8 million for the year ended December 31, 2002.

        Cost of Goods Sold.    For the year ended December 31, 2004, our cost of goods sold increased by 8.3%, or $1.3 million, to $17.0 million from $15.6 million for the year ended December 31, 2003. Included in cost of goods are the effects of changes in our reserves for excess and obsolete inventories. These reserves were primarily related to lower of cost or market adjustments for raw materials and reserves for finished goods in excess of what we reasonably expected to sell in the foreseeable future. During 2004, cost of goods sold included a charge for an increase in our reserves for excess and obsolete inventories of $1.0 million. This charge was primarily associated with our video processing systems products. In 2003, cost of goods sold was reduced as a result of a decrease in our reserves for excess and obsolete inventories of $1.5 million. The decrease in our reserves for excess and obsolete inventories in 2003 was because we were able to sell certain products for which we had originally set aside reserves in prior years. In addition to this $2.5 million increase included in costs of goods from the change in reserves for excess and obsolete inventories from 2003 to 2004, other significant increases in cost of goods sold included increases in labor expenses of $0.5 million, outside contractor expenses of $0.2 million and freight costs of $0.2 million. Partially offsetting these increases was a decrease in material cost of $2.4 million. Our gross profit declined in 2004 compared to 2003 due to decreased sales volume for both our video processing systems and our broadband transport and service management products. The cost increases previously mentioned, including the increase in our reserves for excess and obsolete inventories also negatively affected our gross profit in 2004 when compared to 2003.

        For the year ended December 31, 2003, our cost of goods sold increased by 12.5% to $15.6 million from $13.9 million for the year ended December 31, 2002. Cost of goods sold increased by $1.7 million between 2002 and 2003, primarily due to costs associated with increased product sales, particularly from sales related to video processing systems of $11.3 million, partially offset by the effects of changes in our reserves for excess and obsolete inventories of $8.6 million and decreases in costs associated with sales of our broadband transport and service management products of $1.0 million. In 2003, we reduced our reserves for excess and obsolete inventories by $1.5 million because we were able to sell certain products for which we had originally set aside reserves in prior years. At the time these reserves were established, we expected a decline in sales due to the decline in the telecommunications market and general economic conditions at the time. These changes in reserves are reflected in cost of goods sold. Our gross profit improved in 2003 compared to 2002 due to the increased sales volume relating to VTC products resulting in a gross margin increase of $11.5 million, reduction in cost of goods sold for our broadband transport and service management products of $1.0 million and the effect of changes in our reserves of $8.6 million.

        Sales and Marketing.    For the year ended December 31, 2004, our sales and marketing expenses increased by 8.2% to $8.1 million from $7.5 million for the year ended December 31, 2003. The increase of $0.6 million in sales and marketing expense was due to a year-over-year increase in personnel related costs of $0.2 million due to additional headcount added during the year, $0.1 million for promotional and advertising costs, $0.2 million for facilities and infrastructure expenses and $0.1 million in outside services expenses.

        For the year ended December 31, 2003, our sales and marketing expenses decreased by 14.0% to $7.5 million from $8.7 million for the year ended December 31, 2002. The decrease of $1.2 million in sales and marketing expense was due to a year-over-year decrease of $0.4 million of personnel related costs, a $0.3 million decrease in depreciation expense and a $0.5 million decrease in facilities and infrastructure expenses.

        Research and Development.    For the year ended December 31, 2004, our research and development expense decreased by 8.0% to $7.3 million from $7.9 million for the year ended December 31, 2003. The $0.6 million decrease in our research and development expense was due to a year-over-year decrease in personnel related costs. Our capital expenditures for research and development were $1.1 million in 2003 and $0.1 million in 2004.

        For the year ended December 31, 2003, our research and development expense decreased by 35.9% to $7.9 million from $12.3 million for the year ended December 31, 2002. The $4.4 million decrease in our research and development expense was primarily due to a year-over-year decrease of $1.8 million in personnel related costs, a $1.2 million decrease in project materials costs and a $1.3 million decrease in facilities and infrastructure expenses. We continued to reduce research and development expenses in 2003 to bring them into better alignment with our revenues at that time.

        General and Administrative.    For the year ended December 31, 2004, our general and administrative expense decreased by 3.1% to $4.3 million from $4.5 million for the year ended December 31, 2003. The $0.2 million decrease in our general and administrative expense was primarily due to a decrease in personnel related costs of $0.2 million, lower insurance costs of $0.3 million offset by higher relocation costs of $0.1 million and outside service costs of $0.4 million.

        For the year ended December 31, 2003, our general and administrative expense decreased by 11.5% to $4.5 million from $5.1 million for the year ended December 31, 2002. The $0.6 million decrease in our general and administrative expense included decreases of $0.4 million in personnel expenses, $0.6 million in depreciation expense, $0.7 million in professional services expenses, and $0.6 million in insurance. Partially offsetting these year-over-year expense reductions was the benefit of a $2.3 million bad debt recovery in 2002 that was not repeated in 2003. We recorded as an expense $10.7 million relating to our pending settlement of certain litigation matters. We also recorded an equal and offsetting gain to reflect the fact that, as of December 31, 2003, our insurance carriers had agreed to pay the settlement amounts for those litigation matters.

        Restructuring Costs.    We incurred restructuring costs of $0.3 million for the year ended December 31, 2003 and $9.1 million for the year ended December 31, 2002. We did not incur any restructuring costs for the year ended December 31, 2004.

        In August 2003, we implemented a restructuring program that included a workforce reduction and relocation. This restructuring program resulted in restructuring costs of $0.3 million in the third quarter of 2003. The restructuring costs consisted of $0.2 million in workforce reduction charges related primarily to severance and fringe benefits and $0.1 million in relocation expenses. As a result of this 2003 restructuring, we reduced our workforce by approximately 11.0%.

        In August 2002, we implemented a restructuring program that included a workforce reduction, closure of our New Jersey research and development facility, and disposal of certain of our fixed assets. As a result of this restructuring program, we recorded restructuring costs of $0.9 million in the third quarter of 2002. These restructuring costs consisted of $0.5 million in workforce reduction charges relating primarily to severance and fringe benefits and $0.4 million relating to closure of the New Jersey facility. In November 2002, we undertook further restructuring efforts that included an additional workforce reduction, the termination of our former headquarter's lease in Pleasanton, California and the disposal of certain fixed assets. As a result of these November 2002 efforts, we recorded restructuring costs of $8.3 million, comprising severance and employee outplacement expenses of approximately $0.6 million, $2.4 million to terminate our Pleasanton, California lease early, $2.3 million for abandonment of leasehold improvements, $2.4 million for abandonment of fixed assets and $0.5 million to terminate various equipment leases. In aggregate, we reduced our workforce by approximately 53.0% in fiscal 2002.

        In-Process Research and Development.    During the years ended December 31, 2004 and 2003 we did not incur any expenses related to in-process research and development. Amounts expensed as in-process research and development were $0.6 million in 2002.

        For the year ended December 31, 2002, our in-process research and development expense of $0.6 million was solely related to in-process research and development purchased from VTC in November 2002. We expensed the purchased in-process technology upon acquisition because technological feasibility of the technology had not been established and there were no future alternative uses for the technology. We estimated the in-process technology percentage of completion to be 20%, 40% and 50% for the Astria, M2 and software product lines, respectively. We determined the value of this in-process technology by estimating the cost to develop the purchased in-process technology into a commercially viable product, estimating the net cash flows from the sale of the product after the completion of the in-process technology and discounting the net cash flows back to their present value using a risk-weighted discount rate of 30%. Research and development costs to bring in-process technology from VTC to technological feasibility were completed in 2003.

        Impairment of Intangible Assets.    During the first quarter of 2004, we determined that certain of the technology acquired as part of the purchase of the ViaGate Technology assets had become impaired. As a result, we recorded an impairment charge of $0.2 million to write off the book value of the intangible assets associated with this technology. During the second quarter of 2003, we recorded an impairment charge of $0.1 million to write off the book value of certain technology acquired as part of the acquisition of the assets of ViaGate. There were no such impairments for the year ended December 31, 2002.

        Amortization of Intangible Assets.    Amortization of intangible assets is comprised of intangibles related to the acquisitions of Vintel in 1999, FreeGate, OneWorld assets and Xstreamis in 2000, ActiveTelco in 2001, and VTC in 2002. The remaining intangible assets subject to amortization from these acquisitions consist primarily of completed technology and patents. For the year ended December 31, 2004, amortization of intangible assets decreased 15.8% to $1.5 million from $1.8 million for the year ended December 31, 2003. For the year ended December 31, 2003, amortization of intangible assets increased by 38.7% to $1.8 million from $1.3 million for the year ended December 31, 2002. The $0.3 million decrease in 2004 when compared with 2003 was the result of an intangible asset becoming fully amortized in 2004. The $0.5 million increase in 2003 when compared with 2002 was primarily the result of a full year of the additional amortization associated with the intangible assets arising from our VTC acquisition in November 2002.

        Gain on Sale of Investments.    The gain on sale of investments for the year ended December 31, 2004, resulted from the sale of certain equity investments that had been written down to zero in a previous year.

        Impairment of Certain Equity Investments.    Impairment of certain equity investments consisted of the recognition of expense related to the write-off of $0.6 million invested in one privately-held company during the year ended December 31, 2002. The value of our investment was impaired due to uncertainty associated with the on-going viability of this business in the current network infrastructure industry. There were no such impairments of our equity investments for the years ended December 31, 2003 and 2004.

        Interest and Other Income, Net.    Interest and other income, net consists primarily of interest income and expense and foreign currency exchange gains and losses. For the year ended December 31, 2004, our interest and other income, net decreased to an expense of $0.2 million from an income of $30,000 for the year ended December 31, 2003. The decrease was due to interest expense associated with the $3.8 million note issued in connection with our purchase of VTC in November 2002. For the year ended December 31, 2003, our interest and other income, net decreased to $30,000 from $0.6 million for the year ended December 31, 2002. The decrease in 2003 of $0.6 million compared with 2002 was primarily the result of lower interest rates on lower average cash balances and increased interest expense associated with the note issued in connection with our purchase of VTC.

Liquidity and Capital Resources

        Cash and cash equivalents totaled $12.4 million at December 31, 2004, compared with cash and cash equivalents of $14.4 million at December 31, 2003, reflecting a net reduction in cash and cash equivalents of $2.0 million.

        Cash used in operating activities was $9.7 million for the year ended December 31, 2004, compared with $10.9 million for the year ended December 31, 2003. The reduction in cash used in operating activities was primarily due to a higher net loss in 2004 compared with 2003, which was partially offset by lower accounts receivable balances, lower accounts payable balances and a higher provision for excess and obsolete inventory in 2004, compared with the same period in 2003.

        Additions to property and equipment were $1.2 million and $1.4 million in 2003 and 2004, respectively. In 2005 we expect capital expenditures to be comparable to 2004. We expect these capital expenditures to be funded from operations.

        Cash provided by financing activities in 2004 consisted of $8.7 million from the issuance of 4.6 million additional common shares in a secondary offering and $0.5 million from the issuance of common stock related to the exercise of stock options and purchases made pursuant to the employee stock purchase plan.

        The net decrease in cash and cash equivalents of $11.2 million during the year ended December 31, 2003, resulted primarily from our use of $10.9 million for operating activities and the purchase of property and equipment of $1.2 million. The net decrease in cash and cash equivalents from these uses was offset by $0.9 million in proceeds from the issuance of common stock related to the exercise of stock options and purchases made pursuant to the employee stock purchase plan of $0.1 million and $0.8 million related to the acquisition of VTC.

        The following table sets forth our contractual obligations as of December 31, 2004:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$3,816	$—	$—	$3,816	$—
Operating Lease Obligations	810	731	79	—	—
Purchase Obligations	469	469	—	—	—

Total	$5,095	$1,200	$79	$3,816	$—

        We do not have any off balance sheet arrangements.

        On September 23, 2004, we entered into a revolving asset based credit facility ("credit facility"), with Silicon Valley Bank (the "Bank"). This facility has a term of two years and expires on September 23, 2006. Borrowings under the credit facility are formula based and limited to the lesser of $7.0 million or an amount based on a percentage of eligible accounts receivable and eligible inventories. The interest rate on outstanding borrowings is equal to the bank's prime rate, 5.25% as of December 31, 2004, plus 0.5%. The rate may increase by 1.0% if we do not meet certain financial covenants. The credit facility is secured by all of our assets, and contains various covenants. Based on the maximum percentages of eligible accounts receivable and eligible inventory levels, borrowings available under this facility were $4.7 million as of December 31, 2004. We had no outstanding borrowings under this credit facility at December 31, 2004.

        As part of our acquisition of VTC from Tektronix in November 2002, we issued a note payable to Tektronix for $3.2 million, with repayment in sixty months, or by November 2007. The interest rate on this note is 8% and is compounded annually. Through January 31, 2006, the accrued interest is added to the principal balance of the note. Thereafter, we will pay accrued interest on this note commencing on January 31, 2006 and on each April 30, July 31 and October 31 thereafter until the principal balance is paid in full. Principal and accrued interest on the note payable is $3.8 million at December 31, 2004.

        We have incurred substantial losses and negative cash flows from operations since inception. For the year ended December 31, 2004, we incurred a net loss of $13.5 million, negative cash flows from operating activities of $9.7 million, and have an accumulated deficit of $295.5 million.

        In order to obtain additional financial resources, we entered into an Agreement and Plan of Merger with CoSine Communications, Inc., or CoSine on January 7, 2005. The proposed merger will be a stock-for-stock transaction valued at approximately $24.1 million. Upon closing, we will issue approximately 6.0 million shares of our common stock to the shareholders of CoSine. We expect the transaction to result in net cash to Tut Systems of approximately $22.8 million, and is expected to close as soon as practicable following approval by the stockholders of both companies. We are acquiring CoSine primarily to provide additional financial liquidity. We will honor CoSine's existing customers' support agreements, but do not expect to offer its products for sale to new customers. We will not have any additional employees or facilities as a result of the transaction.

        The Merger is conditioned upon approval of the merger by the holders of a majority of the shares of CoSine common stock, and approval of the issuance of additional shares of common stock by the holders of a majority of the shares of Tut Systems common stock, as well as other customary closing conditions.

        We believe that our cash and cash equivalents and availability under our credit facility as of December 31, 2004, are sufficient to fund our operating activities and capital expenditure needs for at least the next twelve months. In future periods, we generally anticipate that our working capital will begin to increase as a result of several factors, including our expectation that our revenue will increase and our net loss will decrease in 2005 as compared to 2004. Accordingly, we expect the amount of cash used to fund our operations to decrease in 2005. However, in the event that we do not meet our revenue and earnings expectations, we may require additional cash to fund our operations. Failure to generate positive cash flow in the future could have a material adverse effect on our ability to achieve our intended business objectives.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We have identified the policies below as critical to our business operations and the understanding of our results of operations.

Revenue Recognition

        We generate revenue primarily from the sale of hardware products, including third-party products, through professional services, and through the sale of our software products. We sell products through direct sales channels and through distributors. Generally, product revenue is generated from the sale of video processing systems and components and the sale of broadband transport and service management products. Turnkey solution revenue is principally generated by the sale of complete end-to-end video processing systems that are designed, developed and produced according to a buyer's specifications.

        Product revenue is generated primarily from the sale of complete end-to-end video processing systems generally referred to as turnkey solutions Turnkey solutions are multi-element arrangements, which consist of hardware products, software products, professional services and post contract support. Sales of turnkey solutions are classified as product revenue in the statement of operations.

        Product revenue is also generated from the sale of video processing component products and the sale of broadband transport and service management products. We sell these products through our own direct sales channels and also through distributors.

        Our revenue recognition policies for turnkey solutions are in accordance with SOP 97-2, Software Revenue Recognition, as amended, which is the authoritative guidance for recognizing revenue on software transactions and transactions in which software is more than incidental to the arrangement. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as hardware, software products, maintenance services, installation, training or other elements. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for any undelivered element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered, subject to certain limited exceptions set forth in SOP 97-2, as amended. SOP 97-2 was amended in February 1998 by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2 and was amended again in December 1998 by SOP 98-9, Modification of SOP 97-2, Software Revenue

Recognition, with Respect to Certain Transactions. Those amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement.

        In the case of software arrangements that require significant production, modification or customization of software, which encompasses all of our turnkey arrangements, SOP 97-2 refers to the guidance in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. We recognize revenue for all turnkey arrangements in accordance with SOP 97-2 and SOP 81-1. Excluding the PCS element of the multi-element arrangement, for which we have established vendor specific objective evidence of fair value (as defined by SOP 97-2), revenue from turnkey solutions is generally recognized using the percentage-of-completion method, as stipulated by SOP 81-1. The percentage-of-completion method reflects the portion of the anticipated contract revenue that has been earned that is equal to the ratio of labor effort expended to date to the anticipated final labor effort, based on current estimates of total labor effort necessary to complete the project. Revenue from the PCS element of the arrangement is deferred at the point of sale and recognized over the term of the PCS period. Generally, the terms of the turnkey solution sales provide for billing of approximately 90% of the contract value prior to the time of delivery to the customer site, with an additional approximately 9% of the contract value billed upon substantial completion of the project and the balance upon customer acceptance. The contractual arrangements relative to turnkey solutions include customer acceptance provisions. However, such provisions are generally considered to be incidental to the arrangement in its entirety because customers are fully obligated with respect to approximately 99% of the contract value irrespective of whether acceptance occurs or not.

        For direct sales of video processing systems component products not included as part of turnkey solutions and the direct sale of broadband transport and service management products, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

        Significant management judgments and estimates must be made in connection with the measurement of revenue in a given period. We follow specific and detailed guidelines for determining the timing of revenue recognition. At the time of the transaction, we assess a number of factors, including specific contract and purchase order terms, completion and timing of delivery to the common-carrier, past transaction history with the customer, the creditworthiness of the customer, evidence of sell-through to the end user, and current payment terms. Based on the results of the assessment, we may recognize revenue when the products are shipped or defer recognition of revenue until evidence of sell-through occurs and cash is received. In order to recognize revenue, we must also make a judgment regarding collectibility. Management's judgment of collectibility is applied on a customer-by-customer basis pursuant to our credit review policy. We sell to customers for which there is a history of successful collection and to new customers for which such history may not exist. New customers are subject to a credit review process, which evaluates the customers' financial position and ability to pay. New customers are typically assigned a credit limit based on a review of their financial position. Such credit limits are only increased after a successful collection history with the customer has been established. If it is determined from the outset of an arrangement that collectibility is not probable based upon our credit review process, no credit is extended and revenue is recognized on a cash-collected basis.

        We also maintain accruals and allowances for all cooperative marketing and other programs, as necessary. Estimated sales returns and warranty costs are based on historical experience and are recorded at the time revenue is recognized, as necessary. Our products generally carry a one year warranty from the date of purchase. To date, warranty costs have been insignificant to the overall financial statements taken as a whole.

        License and royalty revenue consists of nonrefundable up-front license fees, some of which may offset initial royalty payments, and royalties received by us for products sold by our licensees. Currently, the majority of our license and royalty revenue is comprised of non-refundable license fees paid in advance. Such revenue is recognized ratably over the period during which post-contract customer support is expected to be provided or upon delivery and transfer of agreed upon technical specifications in contracts where essentially no further support obligations exist. Future license and royalty revenue is expected to consist primarily of royalties received by us for products sold by our licensees. As we did not enter into any new license or royalty agreements during 2002, 2003 or 2004, we expect minimal future license and royalty revenue.

Inventories

        Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. We record provisions to write down our inventory and related purchase commitments for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about the future demand and market conditions. If actual future demand or market conditions are less favorable than we estimate, additional inventory provisions may be required.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), "Share-Based Payment", which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005. The new standard will require us to expense employee stock options and other share-based payments. The FASB believes the use of a binomial lattice model for option valuation is capable of more fully reflecting certain characteristics of employee share options compared to the Black-Scholes options pricing model. The new standard may be adopted in one of three ways—the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges..." SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of SFAS No. 151 is not expected to have a material impact on our financial position and results of operations.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on our financial position and results of operations.

TUT SYSTEMS' MANAGEMENT

        The following table sets forth certain information with respect to the directors and executive officers of the Company:

Name	Age	Position
Salvatore D'Auria	49	Chairman of the Board, President and Chief Executive Officer
Craig Bender	62	Vice President of Marketing and Corporate Development
Mark Carpenter	44	Vice President of Partner Development
Randall Gausman	55	Vice President, Finance and Administration, Chief Financial Officer and Secretary
Robert Noonan	41	Vice President, Global Sales
Charles Van Dusen	59	Vice President, Chief Technical Officer
Neal Douglas	46	Director
Clifford Higgerson	65	Director
George Middlemas	58	Director
Roger Moore	63	Director

        Salvatore D'Auria has served as our President, Chief Executive Officer and one of our directors since August 1994. Since January 2000, Mr. D'Auria has served as Chairman of our Board of Directors. He served as our Chief Operating Officer from May 1994 to August 1994. From August 1993 to May 1994, Mr. D'Auria performed various consulting services for networking software companies. Mr. D'Auria joined Central Point Software in October 1989 as Director of Product Marketing and was appointed as Vice President of Marketing in April 1990, and held various Vice President positions until August 1993. From 1980 to 1989, Mr. D'Auria served in various marketing and management positions at Hewlett-Packard. Mr. D'Auria holds a B.S. in Physics from Clarkson University.

        Craig Bender joined us as our Vice President of Marketing in June 1997. Prior to that time, Mr. Bender was with Integrated Network Corporation where he served as Vice President of Marketing from 1988 to 1992, as Vice President of International Business Development from 1992 to 1996 and as Vice President of Integrated Network Corporation's DAGAZ division until 1997. Mr. Bender holds a B.S.E.E. from Syracuse University, an M.S.E.E. from the University of California at Los Angeles and an AT&T-sponsored Executive M.B.A. from Pace University.

        Mark Carpenter has served as our Vice President of Partner Development since September 2003. From January 2003 to September 2003, Mr. Carpenter served as our Vice President of Marketing. From January 2001 to December 2002, Mr. Carpenter served as our Executive Vice President of Product Development and Marketing. From March 2000 to December 2000, Mr. Carpenter was our Vice President of Marketing. From January 1999 to March 2000, Mr. Carpenter was Senior Director of Marketing, New Desktop Product Marketing at Compaq Computer Corporation. From March 1997 to December 1998, Mr. Carpenter was Director of Engineering, Internet and Home Networking at Compaq. Prior to that time, Mr. Carpenter was Senior Manager, Emerging Products, in the Consumer Division of IBM Corporation from January 1996 to March 1997, and Lead Architect, Embedded Network Systems, at IBM from January 1994 to January 1996. Mr. Carpenter holds a B.S. in Computer Science from Worcester Polytechnic Institute.

        Randall Gausman began serving as our Vice President, Finance and Administration, Chief Financial Officer and Secretary on April 30, 2003. From April 2002 to March 2003, Mr. Gausman was a financial consultant and acting chief financial officer for several technology companies. Mr. Gausman served as our acting Chief Financial Officer from September 2002 until November 2002. From July 2001 to March 2002, Mr. Gausman served as Chief Financial Officer for iBEAM Broadcasting

Corporation. From November 1996 to April 2001, Mr. Gausman served as Chief Financial Officer and Secretary for Zantaz, Inc. Mr. Gausman holds a B.S. in Finance and an M.B.A. from the University of Southern California.

        Robert Noonan has served as Vice President of Global Sales at Tut Systems, Inc. since November 2002. Prior to that time, Mr. Noonan had served in that same role at VTC since April 2000. While at VTC, between December 1999 and April 2000, Mr. Noonan served as Director of Sales, and from March 1998 to December 1999, he was Director of U.S. Sales. Between November 1989 and March 1998, Mr. Noonan held many sales and market development positions in Tektronix's video and networking division, including North American Sales Director and Central Area Director of Sales. Prior to joining Tektronix, Mr. Noonan held several engineering and sales positions at US Sprint and Brand-Rex Fiberoptics. Mr. Noonan holds a B.S. in mechanical engineering from the University of Lowell, Lowell, Massachusetts.

        Charles Van Dusen has served as our Vice President and Chief Technology Officer since November of 2002. Mr. Van Dusen served with this same title at VideoTele.com from April of 2000 until its acquisition by Tut Systems in 2002. From 1989 through early 2000 Mr. Van Dusen held various engineering management positions with Tektronix. Mr. Van Dusen served as Vice President of Engineering at CL9 from 1985 to 1988 and as the Engineering Vice President at Widcom from 1983 and 1985. Prior to 1983, Mr. Van Dusen held a variety of senior engineering positions at Quantex Corporation, ADDA Corporation, Diasonics Inc and Searle Ultrasound. Mr. Van Dusen was educated at the University of Southern California and at California Polytechnic College, Pomona.

        Neal Douglas has served as one of our directors since December 1997. From December 1999 to October 2003, he served as the Managing General Partner of Spectrum Equity Investors, L.P., a venture capital firm investing exclusively in the communications industry. Mr. Douglas was a co-founder of AT&T Ventures, the venture capital affiliate of AT&T Corporation, and has served as a General Partner since January 1993. From May 1989 to January 1993, Mr. Douglas was a partner of New Enterprise Associates, a venture capital firm. Prior to this, he was an investment professional with Crosspoint Venture Partners and was a member of the technical staff at Bell Laboratories. Mr. Douglas holds a B.S. in Electrical Engineering from Cornell University, an M.S. in Electrical Engineering from Stanford University, and an M.B.A. from the University of California at Los Angeles.

        Clifford Higgerson has served as one of our directors since July 1993. Since July 1987, Mr. Higgerson has been a partner of Com Ventures, a venture capital firm specializing in the communications industry, and since September 1991, he has been a partner of Vanguard Venture Partners, a venture capital firm. He has also served as a Managing Partner and Director of Research for Hambrecht & Quist, and as a special limited partner and Director of the Communications Group for L.F. Rothschild, Unterberg, Towbin. Mr. Higgerson also is a director of Advanced Fibre Communications, Inc. Mr. Higgerson earned his B.S. in Electrical Engineering from the University of Illinois and an M.B.A. in Finance from the University of California at Berkeley.

        George Middlemas has served as one of our directors since March 1995. Mr. Middlemas has been managing General Partner of Apex Venture Partners, a venture capital firm, since 1991. Prior to that time, Mr. Middlemas served as Vice President and Principal with Inco Venture Capital Management and as a Vice President and member of the investment committee of Citicorp Venture Capital. Mr. Middlemas also serves as a member of the Board of Directors of Pure Cycle Corporation, a water and water recycling technology company. Mr. Middlemas holds a B.A. in History and Political Science from The Pennsylvania State University, an M.B.A. from Harvard University, and an M.A. in Political Science from the University of Pittsburgh.

        Roger Moore has served as one of our directors since March 1997. From October 1998 to December 2001, Mr. Moore served as President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry.

Mr. Moore retired effective December 31, 2001. Mr. Moore also served as a director of Illuminet Holdings from July 1998 to December 2001. From January 1996 to August 1998, Mr. Moore served as President and Chief Executive Officer of Illuminet. From September 1998 to October 1998, Mr. Moore served as President, Chief Executive Officer and a director of VINA Technologies, Inc., a telecommunications equipment company. Mr. Moore has served as a director of Western Digital Corporation since 2000 and as a director of Verisign, Inc. since February 2002. Mr. Moore holds a B.S. in General Science from Virginia Polytechnic Institute and State University.

        Executive officers serve at the discretion of the Board of Directors. There are no family relationships between any of our directors and executive officers.

TUT SYSTEMS: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        On April 28, 2000, we entered into a loan agreement and secured promissory note with Mark Carpenter, our Executive Vice President of Product Development and Marketing, in the amount of $150,000, which was used toward the purchase of Mr. Carpenter's principal residence. This loan accrued no interest and was forgiven at a rate of 25% on April 28, 2001, the first year anniversary date, and was forgiven as to 25% on each subsequent yearly anniversary date through April 28, 2004. This loan forgiveness was contingent upon Mr. Carpenter's continued employment with Tut Systems. The loan would also have been forgiven as a result of constructive termination of Mr. Carpenter within the first twelve months following a change of control of our company. Pursuant to the terms of this loan agreement, we forgave $37,500 of this loan on each of April 28, 2004, April 28, 2003, April 28, 2002 and April 28, 2001. Therefore, there is no remaining outstanding principal on this loan as of the date of this filing.

        During 2003 and 2004, we granted 470,000 and 410,000 options, respectively, to certain of our executive officers and directors. We intend to grant options to our executive officers and directors in the future.

        We have entered into indemnification agreements with our executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

        In connection with our acquisition of VTC in November 2002, we issued to Tektronix, former parent of VTC, approximately 3.3 million shares of our common stock and a subordinated promissory note payable to Tektronix in an aggregate principal amount of $3.2 million at an annual interest rate of 8% and matures in November 2007. In connection with the acquisition of VTC, we and Tektronix entered into (i) a Standstill and Disposition Agreement relating to the registration, voting and disposition of the shares, as well as for reimbursement of certain expenses in connection with the registration of the shares; (ii) an arrangement relating to use of certain of our and Tektronix's technology; and (iii) a transition services agreement regarding services to be provided by Tektronix to us.

TUT SYSTEMS' PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of Tut Systems common stock as of February 8, 2005 and as adjusted to reflect the issuance of common stock in connection with the merger.

        Except as otherwise noted, the address of each person listed in the table is c/o Tut Systems, Inc., 6000 SW Meadows Drive, Suite 200, Lake Oswego, Oregon, 97035. Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 25,181,610 shares of common stock outstanding as of February 8, 2005, together with all shares of common stock subject to options exercisable within 60 days following February 8, 2005 for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

				Shares Beneficially Owned Prior to Merger(1)			Shares Beneficially Owned After Merger(1)
			Options Exercisable Within 60 Days
	Common Shares Owned
				Number		Percent	Number	Percent
Kopp Investment Advisors, Inc.	6,744,388	(2)	—	6,744,388	(2)	26.8%	6,744,388	21.6%
Tektronix, Inc.(3)	2,283,597		—	2,283,597		9.1%	2,283,597	7.3%
Kern Capital Management(4)	1,201,700		—	1,201,700		4.8%	1,201,700	3.9%
Salvatore D'Auria	75,586		1,083,109	1,158,695		4.6%	1,158,695	3.7%
Neal Douglas	—		57,000	57,000		*	57,000	*
Clifford Higgerson	29,761		57,000	86,761		*	86,761	*
George Middlemas	26,985		57,000	83,985		*	83,985	*
Roger Moore	1,000		59,000	60,000		*	60,000	*
Craig Bender	5,849		116,591	122,440		*	122,440	*
Mark Carpenter	4,000		249,998	253,998		1.0%	253,998	*
Randall K. Gausman	2,200		138,054	140,254		*	140,254	*
Robert Noonan	8,750		162,081	170,831		*	170,831	*
Charles Van Dusen	—		126,193	126,193		*	126,193	*
All executive officers and directors as a group (10) persons	154,131		2,089,395	2,260,157		8.9%	2,260,157	7.2%

*
Less than 1% of the shares of common stock outstanding.

(1)
This table is based upon information supplied by executive officers, directors and beneficial stockholders.

(2)
The address of record for Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435. Based on information contained in a statement on Schedule 13D, dated December 2, 2004, as filed with the Securities and Exchange Commission, Kopp Investment Advisors, Inc. (KIA) reported sole voting power over 4,637,588 shares, sole dispositive power over 2,100,000 shares and shared dispositive power over 3,025,888 shares. KIA is wholly owned by Kopp Holding Company (KHC), which is wholly owned by Mr. LeRoy C. Kopp. KHC reported beneficial ownership of 4,973,488 shares. Mr. Kopp reported beneficial ownership of 6,744,388 shares, of which he reported sole voting power over 1,618,500 shares and sole dispositive power over 1,618,500 shares. Kopp Emerging Growth Fund is a registered investment company and a client of KIA. Kopp Emerging Growth Fund reported beneficial ownership of 2,100,000 shares.

(3)
Tektronix, Inc., an Oregon corporation, is a reporting company. The address of record for Tektronix, Inc. is 14200 SW Karl Braun Drive, Beaverton, Oregon 97077. The holdings of Tektronix, Inc. are based on information contained in a statement on Form 4 dated January 25, 2005, as filed with the Securities and Exchange Commission.

(4)
The address of record for Kern Capital Management, LLC is 14 West 47th Street, Suite 1926, New York, New York 10036. Based on information contained in a statement on Schedule 13G, dated December 31, 2003, Kern Capital Management, LLC has sole voting power and sole dispositive power over the 1,201,700 shares. Robert E. Kern and David G. Kern are principals in and the controlling members of Kern Capital Management, and therefore, have voting and investment power over these shares.

COSINE'S BUSINESS

Overview

        CoSine is based in San Jose, California. CoSine was incorporated in Delaware in 2000. Its principal executive offices are located at 560 S. Winchester Blvd., Suite 500, San Jose, CA 95128, and its telephone number is (408) 236-7517.

        CoSine's business currently consists primarily of a customer service capability operated under contract by a third party.

        Prior to and during the period ended September 30, 2004, CoSine developed, marketed and sold a communications platform referred to as its IP Service Delivery Platform. CoSine's product was designed to enable network service providers to rapidly deliver a portfolio of communication services to business and consumer customers. CoSine marketed its IP Service Delivery Platform through its direct sales force and through resellers to network service providers in Asia, Europe and North America. CoSine provided and will continue to provide customer service and support for its products through its support partner.

        The market for CoSine's IP Service Delivery Platform is still in the early stages of development, and the volume and timing of orders is difficult to predict. A customer's decision to purchase CoSine's platform typically involved a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. The long sales cycle and the timing of CoSine's customers' rollout of services made possible by CoSine's platform, which affected repeat business, caused CoSine's revenue and operating results to vary significantly and unexpectedly from quarter to quarter and constrained CoSine's ability to secure new customers. CoSine has not generated sufficient revenue to fund its operations and has been unable to increase its revenue in the near term in order to reduce its cash consumption and remain a viable and competitive supplier.

        On July 29, 2004, CoSine announced that it was exploring various strategic alternatives and that the company had hired an investment bank as its financial advisor.

        On September 8, 2004, CoSine announced, in connection with its ongoing evaluation of strategic alternatives, that it had initiated actions to lay-off most of its employees, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Since September 8, 2004, the company has taken a number of actions to reduce its operating expenses and conserve its cash. CoSine has notified its existing customers that the CoSine products are now formally discontinued and that existing customers may place "lifetime buy" orders to support their platform transition plans. The company has written its inventory down to estimated net realizable value at September 30, 2004. CoSine has taken steps to terminate contract manufacturing arrangements, contractor and consulting arrangements and facility leases.

        On October 28, 2004, CoSine announced that it signed an agreement for early termination of its lease for its headquarters facility in Redwood City, California. Pursuant to the agreement, the lease was terminated on December 31, 2004.

        As a result of these activities, as of December 31, 2004, CoSine had no employees, with two officers serving as consultants. CoSine's business consisted of primarily a customer service capability operated by a third party.

        Since January 3, 2005, Mr. Gibson has served as CoSine's Chief Financial Officer and Secretary as a consultant to CoSine for which he is paid $22,083 per month. On January 16, 2005, Mr. Gibson assumed the additional duties of Chief Executive Officer upon the death of Mr. Goggiano. Mr. Gibson's consultancy is to terminate on March 31, 2005 unless otherwise extended by the board of directors.

COSINE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

        Prior to and during the period ended September 30, 2004, we developed, marketed and sold a communications platform that we refer to as our IP Service Delivery Platform. Our product was designed to enable network service providers to rapidly deliver a portfolio of communication services to business and consumer customers. We marketed our IP Service Delivery Platform through our direct sales force and through resellers to network service providers in Asia, Europe and North America. We provided and will continue to provide customer service and support for our products through our support partner.

        The market for our IP Service Delivery Platform is still in the early stages of development, and the volume and timing of orders is difficult to predict. A customer's decision to purchase our platform typically involved a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. The long sales cycle and the timing of our customers' rollout of services made possible by our platform, which affected repeat business, caused our revenue and operating results to vary significantly and unexpectedly from quarter to quarter and constrained our ability to secure new customers. We have not generated sufficient revenue to fund our operations and have been unable to increase our revenue in the near term in order to reduce our cash consumption and remain a viable and competitive supplier.

        On July 29, 2004, we announced that we were exploring various strategic alternatives and that we had hired an investment bank as our financial advisor.

        On September 8, 2004, we announced, in connection with our ongoing evaluation of strategic alternatives, that we had initiated actions to lay-off most of our employees, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Since September 8, 2004, the Company has taken a number of actions to reduce its operating expenses and conserve its cash. We have notified our existing customers that our products are now formally discontinued and that existing customers may place "lifetime buy" orders to support their platform transition plans. We wrote our inventory down to estimated net realizable value at September 30, 2004. We have taken steps to terminate contract manufacturing arrangements, contractor and consulting arrangements and facility leases. These activities continued into the quarter ending December 31, 2004, at which time our business consisted primarily of a customer service capability operated under contract by a third party.

        We continued to explore strategic alternatives throughout the quarter ended December 31, 2004, including a sale of the company, a sale or licensing of products, intellectual property, or individual assets or a winding-up and liquidation of the business. On January 7, 2005, we announced an agreement to be acquired by Tut Systems, Inc. in a stock-for-stock transaction valued at approximately $24.1 million. Pending the completion of the merger with Tut Systems, we will continue to prepare our financial statements on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As such, the financial statements do not include any adjustments to reflect possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from any decisions made with respect to our assessment of strategic alternatives. If at some point we were to decide to pursue alternative plans, we may be required to present the financial statements on a different basis. As an example, if we were to decide to pursue a liquidation and return of capital, it would be appropriate to prepare and present financial statements on the liquidation basis of accounting, whereby assets are valued at their estimated net realizable values and liabilities are stated at their estimated settlement amounts.

        Management's overview of our position is discussed in more detail in the "Liquidity and Capital Resources" section on page 87.

Critical Accounting Policies and Estimates

General

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, allowance for doubtful accounts, inventory valuation, long-lived assets, warranties and equity issuances. Additionally, the audit committee of our board of directors reviews these critical accounting estimates at least annually. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for certain judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

        On July 29, 2004, we announced that we were exploring various strategic alternatives and that we had hired an investment bank, as of May 2003, as our financial advisor.

        On September 8, 2004, we announced, in connection with our ongoing evaluation of strategic alternatives, actions to lay-off most of our employees, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Since September 8, 2004, we took a number of actions to reduce our operating expenses and conserve our cash. We notified our existing customers that our products are now formally discontinued and that existing customers may place "lifetime buy" orders to support their transition plans. We wrote our inventory down to estimated net realizable value at September 30, 2004. We took steps to terminate contract manufacturing arrangements, contractor and consulting arrangements and facility leases. These activities continued into the quarter ending December 31, 2004, at which time our business consisted primarily of a customer service capability operated under contract by a third party.

        We continued to explore strategic alternatives throughout the quarter ended December 31, 2004, including a sale of the company, a sale or licensing of products, intellectual property, or individual assets or a winding-up and liquidation of the business. On January 7, 2005, we announced an agreement to be acquired by Tut Systems, Inc. in a stock-for-stock transaction valued at approximately $24.1 million. Pending the completion of the merger with Tut Systems, we will continue to prepare our financial statements on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As such, the financial statements do not include any adjustments to reflect possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from any decisions made with respect to our assessment of our strategic alternatives. If at some point we were to decide to pursue alternative plans, we may be required to present the financial statements on a different basis. As an example, if we were to decide to pursue a liquidation and return of capital, it would be appropriate to prepare and present financial statements on the liquidation basis of accounting, whereby assets are valued at their estimated net realizable values and liabilities are stated at their estimated settlement amounts.

        The following accounting policies are significantly affected by the judgments and estimates we use in the preparation of our consolidated financial statements.

Revenue Recognition

        Most of our sales are generated from complex arrangements. Recognizing revenue in these arrangements requires our making significant judgments, particularly in the areas of customer acceptance and collectibility.

        Certain of our sales arrangements require formal acceptance by our customers. In such cases, we do not recognize revenue until we have received formal notification of acceptance. Although we work closely with our customers to help them achieve satisfaction with our products prior to and after acceptance, the timing of customer acceptance can greatly affect the timing of our revenue.

        While the end users of our product are generally large network service providers, we also sell product and services through small resellers and to small network service providers in Asia, Europe and North America. To recognize revenue before we receive payment, we are required to assess that collection from the customer is probable. If we cannot satisfy ourselves that collection is probable, we defer revenue recognition until we have collected payment.

Allowance for Doubtful Accounts Receivable

        We maintain allowances for doubtful accounts receivable in connection with estimated losses resulting from the inability of our customers to pay our invoices. In order to estimate the appropriate level of this allowance, we analyze historical bad debts and write-offs, customer concentrations, current customer credit-worthiness, current economic trends and changes in our customer payment patterns. In future periods, if the financial condition of our customers were to deteriorate and affect their ability to make payments, additional allowances could be required.

Inventory Valuation

        In assessing the value of our inventory, we are required to make judgments as to future demand and then compare that demand with current inventory quantities and firm purchase commitments. If our inventories on hand and firm purchase commitments are in excess of forecasted demand, we write down the value of our inventory. We generally use a 12-month forecast to assess future demand. Inventory write-downs are charged to cost of sales. During the three months ended September 30, 2004, we announced that we were discontinuing our products and recorded a charge of $3.5 million to write our inventory down to estimated net realizable value.

Long-lived Assets

        We evaluate the carrying value of long-lived assets, consisting primarily of property, plant and equipment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In assessing the recoverability of long-lived assets, we compare the carrying value to the undiscounted future cash flows the assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the assets, the assets will be written down to their estimated fair value. Fair value is generally determined by calculating the discounted future cash flows using a discount rate based upon our weighted average cost of capital or specific appraisal, as appropriate. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows, including long-term forecasts of overall market conditions and our participation in the market. Changes in these estimates could have a material adverse effect on the assessment of the long-lived assets, thereby requiring us to record further asset write-downs in the future.

        As a result of our assessment of our business, we concluded that indicators of impairment of our long-lived assets were present at September 30, 2004 and at June 30, 2004. Such indicators included ongoing operating losses, inability to achieve sustainable revenue growth, and our decision to evaluate strategic alternatives. Accordingly, we performed an impairment test of the carrying value of our long-lived assets, consisting primarily of property and equipment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Based on an undiscounted cash flow analysis, the cash flows expected to be generated by our long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, we obtained a valuation report outlining the estimated fair value of the assets, based on quoted market prices, from an independent appraiser and recorded an impairment charge of $2.3 million to write down the carrying value of our long-lived assets held for use to their fair values in the second quarter of 2004.

        In September 2004 we initiated efforts to sell the remaining property and equipment and, as such, classified the remaining property and equipment, with a net book value of $308,000, to the balance sheet caption "prepaid expenses and other current assets". The fair value of the property and equipments held for sale, as indicated by competitive bids, exceeded its net book value at September 30, 2004 and, accordingly, no impairment adjustment was made in the third quarter of 2004. In October 2004, substantially all of the property and equipment was sold or otherwise disposed of and the proceeds were $1.1 million.

Warranties

        We provide a basic limited warranty, including repair or replacement of parts, and technical support. The specific terms and conditions of those warranties vary depending on the customer or region in which we do business. We estimate the costs that may be incurred under our basic limited warranty and record a liability in the amount of such costs at the time product revenue is recognized. The number of installed units, product failure rates, and materials usage and service delivery costs incurred in correcting product failures, affects our warranty obligation. Each quarter, we assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. In future periods, if actual product failure rates, materials usage or service delivery costs differ from our estimates, adjustments to cost of sales may result.

        It is anticipated that product sales, if any, in the fourth quarter of 2004 will not be covered by warranty.

Impact of Equity Issuances on Operating Results

        In 2004 and 2003, our operating results have been affected by stock options previously granted to employees that were subsequently re-priced and by the amortization of deferred compensation related to stock options granted prior to September 2000 at an exercise price below their estimated fair value. These employee stock option transactions have resulted in deferred compensation, which is presented as a reduction of stockholders' equity in our balance sheet as of December 31, 2003 and was amortized over the vesting period of the applicable options using the graded vesting method. The re-priced stock options are also required to be re-measured each quarter based on the fair market value of our common stock resulting in additional charges or credits. In the first nine months of 2004, our operating results were additionally affected by the grant of CoSine common stock to employees based on the achievement of certain company objectives.

        The compensation associated with shares and options relating to the following transactions is required to be re-measured at the end of each accounting period. The re-measurement at the end of each accounting period will result in unpredictable charges or credits in future periods, depending on future fluctuations in the market prices of our common stock:

  •
  non-recourse promissory notes receivable: During the fourth quarter of 2000, we converted full-recourse promissory notes received from employees upon the early exercise of unvested employee stock options to non-recourse obligations. Accordingly, we are required to re-measure the compensation associated with the shares underlying the promissory note until the earlier of repayment of the note or default. Deferred compensation expense, which is recorded at each re-measurement date, is amortized over the remaining vesting period of the underlying options.

  •
  re-priced stock options: In November 2002, we re-priced outstanding employee stock options to purchase 1,091,453 shares of our common stock with original exercise prices ranging from $5.45 per share to $159.38 per share. These options were re-priced to $5.00 per share, which was higher than the fair market value of the underlying shares on the re-pricing date. Compensation will be re-measured for these options until they are exercised, canceled, or expire. At September 30, 2004, 210,643 stock options re-priced in November 2002 were still outstanding. The re-priced options did not have an intrinsic value at September 30, 2004 because the stock price on this date was trading below its exercise price. Deferred compensation expense, which is recorded at each re-measurement date, is amortized over the remaining vesting period of the underlying options.

        Some of the stock options granted to our employees have generated deferred compensation as a result of stock options having an exercise price below their estimated fair value. Deferred compensation is presented as a reduction to stockholders' equity on the balance sheet and is then amortized using a graded vesting method over the vesting period of the applicable options. When an employee terminates, an expense credit is recorded for any amortization that has been previously recorded as an expense in excess of vesting.

        In the first quarter of 2004, we began a program whereby we grant employees bonuses in shares of CoSine common stock based on the achievement of certain company objectives. At the end of each quarter, we determine whether objectives have been achieved and set the total value of the common stock grant. The number of shares to be granted is calculated the following quarter based on the fixed value of the common stock grant, as determined at quarter-end, divided by our stock price on the grant date. Compensation expense is accrued in full in the quarter in which it is earned. No employee bonuses were earned in the second or third quarters of 2004 as the quarterly objectives were not met.

        In the second quarter of 2004, we issued to a reseller a warrant to acquire 254,489 shares of CoSine stock at an exercise price of $4.65 per share. The warrant has a two-year term beginning May 28, 2004. If during the two-year term (1) any person or entity acquires a greater than 50% interest in CoSine or the ownership or control of more than 50% of the voting stock of CoSine or (2) we sell substantially all of our intellectual property assets, the warrant becomes exercisable. Even if the reseller does not immediately exercise the warrant upon the occurrence of such an event that makes the warrant exercisable (a "trigger event"), the reseller shall be entitled to securities, cash and property to which it would have been entitled to upon the consummation of the trigger event, less the aggregate price applicable to the warrant. We calculated the fair value of the warrant to be approximately $48,000 using the Black-Scholes valuation method, using a volatility factor of .97, a dividend rate of zero, a risk-free interest rate of 2.5%, an expected life of two years and a 10% probability that the warrant would be exercisable during the two-year term. The fair value of the warrant was to be amortized over the two-year expected life of the warrant. In the second quarter of 2004, we amortized approximately $2,000. In the third quarter of 2004, we wrote-off the remaining balance of $46,000 of unamortized fair value of the warrant issued to a reseller. The decision to fully amortize the remaining fair value of the warrant was due to an announcement made by the reseller terminating the agreement with us.

Results Of Operations

        On July 29, 2004, we announced that we were exploring various strategic alternatives and that we had hired an investment bank as our financial advisor.

        On September 8, 2004, we announced, in connection with our ongoing evaluation of strategic alternatives, actions to lay-off most of our employees, laying off 100 employees in September 2004 while retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Since September 8, 2004, we have taken a number of actions to reduce our operating expenses and conserve our cash. We notified our existing customers that our products are now formally discontinued and that existing customers may place "lifetime buy" orders to support their platform transition plans. We wrote our inventory down to estimated net realizable value at September 30, 2004. We took steps to terminate contract manufacturing arrangements, contractor and consulting arrangements and facility leases. These activities will continue into the quarter ending December 31, 2004, at which time our business will consist primarily of a customer support capability supported by a third party contractor.

        Our announcement that we have discontinued our product and our announcement regarding the retention of an investment banker as a financial advisor to assist us in assessing strategic alternatives have adversely impacted demand for our products.

Revenue

        For the three months ended September 30, 2004, revenue was $1.1 million of which 41% was from hardware sales, 2% was from software sales and 57% was from sales of services. For the three months ended September 30, 2003, revenue was $4.0 million of which 77% was from hardware sales, 2% was from software sales and 21% from sales of services. For the nine months ended September 30, 2004, revenue was $8.1 million, of which 67% was from hardware sales, 7% was from software sales and 26% was from sales of services. For the nine months ended September 30, 2003, revenue was $12.2 million, of which 80% was from hardware sales, 2% was from software sales and 18% was from sales of services.

        Revenues from customers by geographic region for the three and nine months ended September 30, 2004 and 2003, respectively, were as follows, in thousands:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Region
United States	$342	$726	$3,033	$5,396
Italy	52	71	804	92
France	350	106	1,286	481
Korea	18	1,688	1,580	1,749
Japan	50	587	664	2,855
Other EMEA	266	620	714	1,371
Other Asia/Pacific	10	226	30	300

Total	$1,088	$4,024	$8,111	$12,244

        Revenue for the three months ended September 30, 2004 decreased $2.9 million compared to the same period in 2003. Revenue for the nine months ended September 30, 2004 decreased $4.1 million compared to the same period in 2003. The decline in both periods was due to lower sales to major customers in the US and Japan, due in part to the timing of their expansion plans, and our announcements during the third quarter of 2004 regarding the retention of an investment banker as a financial advisor to assist us in assessing strategic alternatives, inability to achieve sustainable revenue growth, workforce reductions, discontinuance of our products, termination of third party manufacturing agreements, termination of contractor and consulting agreements and termination of real estate leases, all of which adversely impacted demand for our products. Because the market for network-based IP services is in the early stages of development, service provider demand for our products fluctuate as service providers were unable to further develop enterprise demand for such services and accelerate revenue growth from the sale of such services. We have additionally been unable to capture new customers to offset the loss in revenue from those existing customers due in part to concerns about our financial viability and to the relatively small size of our sales and support staff. See 'Risk Factors' on page 13.

        For the three months ended September 30, 2004, Transpac, Equant and Sprint accounted for 23%, 21% and 18% of our revenue, respectively. For the three months ended September 30, 2003, Smartnet, Sprint and Cable and Wireless accounted for 28%, 15% and 14% of our revenue, respectively. For the nine months ended September 30, 2004, Sprint, Infranet and Transpac accounted for 26%, 18% and 11% of our revenue, respectively. For the nine months ended September 30, 2003, Sprint, Nissho and NEC accounted for 40%, 14% and 10% of our revenue, respectively.

Non-Cash Charges Related to Equity Issuances

        During the three months ended September 30, 2004 and 2003, we recorded $0.0 million and $0.2 million, respectively, of non-cash charges related to equity issuances to cost of goods sold, operating expenses and interest expense. During the nine months ended September 30, 2004 and 2003, we recorded ($0.9) million and $0.7 million, respectively, of non-cash charges related to equity issuances to cost of goods sold, operating expenses and interest expense.

        Below is a reconciliation of non-cash charges related to equity issuances for the three and nine months ended September 30, 2004 and 2003, as presented in our statement of operations, in thousands:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Amortization of deferred compensation related to stock options granted to employees prior to our initial public offering having an exercise price below fair market value	$4	$275	$92	$1,236
Credits related to the reversal of deferred stock compensation amortization in excess of vesting for terminated employees	(21)	(147)	(185)	(802)
Amortization of deferred compensation associated with re-pricing	—	82	(1,063)	195
Bonus paid in shares of common stock		—	228	—
Amortization of charges related to warrants or stock options issued to non-employees in conjunction with lease and debt agreements and re-seller agreement	20	15	53	75

Net non-cash charges related to equity issuances	$2	$225	($875)	$704

        Under the stock bonus program we issued 43,300 shares of common stock in the second quarter of 2004, based on our stock price on the issuance date.

Cost of Goods Sold

        For the three months ended September 30, 2004, cost of goods sold was $4.4 million, of which $3.5 million represented the write-down of inventory, $0.4 million represented costs to terminate contract manufacturing agreements, and $0.5 million represented materials, labor, production overhead, warranty and the cost of providing services. For the three months ended September 30, 2003, cost of goods sold was $1.8 million, which $1.9 million represented materials, labor, production overhead, warranty and the cost of providing services, $0.1 million represented inventory write-downs and $0.1 million represented a credit associated with the sale of written-down inventory.

        For the nine months ended September 30, 2004, cost of goods sold was $7.4 million, of which $3.9 million represents a one-time restructuring charge, $2.7 million represented materials, labor, production overhead, warranty and the cost of providing services, $0.4 million represented software royalty expense, $0.7 million represented inventory written down, offset by a $0.3 million benefit associated with the sale of previously written-down inventory. For the nine months ended September 30, 2003, cost of goods sold was $5.3 million, of which $5.6 million represented materials, labor, production overhead, warranty and the cost of providing services, $0.4 million represented charges resulting from reductions in inventory overhead capitalization rates, $0.1 represented inventory written down and $0.8 million represented a benefit associated with the sale of previously written-down inventory.

Gross Profit (Loss)

        For the three months ended September 30, 2004 and 2003, gross profit (loss) was ($3.4) million and $2.2 million, respectively. Gross profit declined from 55% to negative 308%. The decrease in gross profit is due to one-time charges of $3.9 million related to write-down of inventory and termination of contract manufacturing agreement as part of the restructuring program initiated in the quarter. Decrease in revenue resulting from the announcement to discontinue the product contributed also to the decrease in gross profit. There was no sell through of inventory previously written down in the quarter ended September 30, 2004.

        For the nine months ended September 30, 2004 and 2003, gross profit was $.7 million and $6.9 million, respectively. Gross profit decreased from 56% to 9%. One-time charges related to write-down of inventory and termination of contract manufacturing agreement accounted for the decrease. Decrease in revenue resulting from the announcement to discontinue the product contributed also to the decrease in gross profit. The sell through of inventory previously written down was $0.7 million for the nine-months ended September 30, 2004.

        We, in connection with our decision to discontinue our product lines, offered our existing customers "lifetime buy" orders to support their platform transition plan. We expect minimal revenue to be derived from this offer. Customer support will be offered for a fee through a third-party contractor. We do not have sufficient information at this time to quantify the revenue to be derived from this offer.

        Future gross margins will be dependent on the sales volume of "lifetime buys" of our product as well as the volume of customer service revenues, net of the costs of our third party support contracts. Even though the third party support contract is cancelable in 90 days, gross margins will likely continue to be negative, depending on service revenue volume.

Research and Development Expenses

        Research and development expenses were $3.7 million and $5.5 million for the three months ended September 30, 2004 and 2003, respectively, representing a decrease of $1.8 million or 33%. The decrease is due to headcount reductions and reduced project spending in 2004.

        Research and development expenses were $13.3 million and $15.9 million for the nine months ended September 30, 2004 and 2003, respectively, representing a decrease of $2.6 million for 16%. The decrease is due to a decline in headcount as well as reduced project spending in 2004.

Sales and Marketing Expenses

        Sales and marketing expenses were $3.1 million and $3.2 million for the three months ended September 30, 2004 and 2003, respectively.

        Sales and marketing expenses were $9.6 million and $10.3 million for the nine months ended September 30, 2004 and 2003, respectively, representing a decrease of $0.7 million or 7%. The decrease is due to employee attrition in 2004 and reduced travel and entertainment spending.

General and Administrative Expenses

        General and administrative expenses were $1.7 million and $1.8 million for the three months ended September 30, 2004 and 2003, respectively, representing a decrease of $0.1 million or 6%. The decrease is due to employee attrition. General and administrative expenses were $4.6 million and $5.6 million for the nine months ended September 30, 2004 and 2003, respectively, representing a decrease of $1.0 million or 18%. The decrease is due primarily to employee attrition.

Restructuring and Impairment

        September 2004 Restructuring    In September 2004, we announced actions to terminate most of our workforce, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. The specific actions include workforce reductions, with a charge of $2,872,000, announced discontinuance of our products, with a related charge to cost of sales of $3,466,000 to write inventory down to net realizable value and a $75,000 charge for unrecoverable royalties, and termination of third party manufacturing agreements, with a charge of $375,000. We also plan to terminate contractor and consulting agreements, real estate leases, and to sell or dispose of tangible assets. These activities will result in additional charges in the quarter ending December 31, 2004 (refer also to Note 8 to the Condensed Consolidated Financial Statements as of September 30, 2004). As a result of the workforce reduction, 100 employees were terminated through September 30, 2004, leaving an employee population of 39. Substantially all employees will be terminated by December 31, 2004.

        Effective September 23, 2004, we approved severance agreements with Stephen Goggiano, our president and chief executive officer, and Terry Gibson, our chief financial officer, covering the period of August 1, 2004 through the earlier of (i) December 31, 2004 or (ii) the termination of their respective employments due to the elimination of their respective jobs if caused by a merger, sale, acquisition, liquidation, dissolution, consolidation or similar corporate transaction, in exchange for their continued service to us as we explore strategic alternatives, including a sale of the company, a sale or licensing of products, intellectual property, or sale of individual assets or a winding-up and liquidation of the business. In exchange for their continued service during this time period, Mr. Goggiano and Mr. Gibson will each receive a retention bonus equal to 100% of their base 2004 annual salary payable on or before December 31, 2004. In addition, upon completion of these services, we shall pay for the cost of Mr. Goggiano's and Mr. Gibson's family health coverage for a period of 12 months after termination of their respective employment.

        On completion of this restructuring in December 2004, our operations will consist primarily of a customer service capability, performed under contract by a third party contractor.

        Activity related to the September 2004 restructuring is as follows. (in thousands):

	Worldwide workforce reduction	Write-down of inventory and Prepaid Royalty	Manufacturing agreement termination	Total
September 2004 restructuring charges	$2,872	$3,541	$375	$6,788
Cash payments	(938)	—	—	(938)
Write offs	—	(3,541)	(97)	(3,638)

Provision balance at September 30, 2004	$1,934	$—	$278	$2,212

        We expect to pay the remaining $2,212,000 related to the workforce reduction and manufacturing agreement termination in the fourth quarter of 2004.

        March 2003 and May 2002 Restructuring    In March 2003, our senior management communicated reductions in our workforce related to the closure of a sales office in the Asia/Pacific Rim region. The employees were notified in March 2003 that their job functions would be eliminated and that termination benefits would be paid to them. As a result of the workforce reduction, five employees were designated for termination.

        In May 2002, our senior management approved a restructuring program to reduce our worldwide workforce, close certain sales offices, exit certain facilities and dispose of or abandon certain property and equipment. Employees were notified in May 2002 that certain job functions would be eliminated and that particular termination benefits would be paid to affected employees. As a result of the workforce reduction, 146 employees were designated for termination in the restructuring program. Most of the terminations took place in the second quarter of 2002, with the remainder taking place in the third quarter of 2002. The employees in the workforce reduction were from all functional groups and were located in offices in the United States, Europe and Asia. We also wrote down certain property and equipment to its expected realizable value as the assets have been either sold, disposed of or otherwise abandoned. The final $153,000 related to the restructuring program was paid in the three months ended March 31, 2004.

        Activity related to the March 2003 and May 2002 restructurings for the nine months ended September 30, 2004 was as follows (in thousands):

	Worldwide workforce reduction	Lease Termination and other	Total
Provision balance at December 31, 2003	$48	$118	$166
Cash payments	—	(153)	(153)
Accrual adjustment	—	35	35

Provision balance at June 30, 2004	$48	$—	$48

Accrual adjustment	(10)		(10)

Provision balance at September 30, 2004	$38		$38

        We expect to pay the remaining $38,000 related to the workforce reduction in 2004.

Impairment of Long-lived Assets

        September 30, 2004 and June 30, 2004 Impairment    As a result of our assessment of our business, we concluded that indicators of impairment of our long-lived assets were present at September 30, 2004 and at June 30, 2004. Such indicators included ongoing operating losses, inability to achieve sustainable revenue growth, and our decision to evaluate strategic alternatives. Accordingly, we performed an impairment test of the carrying value of our long-lived assets, consisting primarily of property and equipment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Based on an undiscounted cash flow analysis, the cash flows expected to be generated by our long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, we obtained a valuation report outlining the estimated fair value of the assets, based on quoted market prices, from an independent appraiser and recorded an impairment charge of $2.3 million to write down the carrying value of our long-lived assets held for use to their fair values in the second quarter of 2004. At September 30, 2004, we obtained competitive bids from qualified prospective purchasers to determine the fair values of long-lived assets. The fair values, as indicated by competitive bids, exceeded the net book value of the long-lived assets at September 30, 2004, accordingly no adjustment was made in the third quarter of 2004.

Interest and Other Income

        For the three months ended September 30, 2004 and 2003, interest and other income was $0.1 million and $0.1 million, respectively. For the nine months ended September 30, 2004 and 2003, interest and other income was $0.3 million and $1.1 million, respectively. The decrease in interest income for both periods was primarily due to lower levels of cash and short-term investments.

Income Tax Provision (Benefit)

        For the three months ended September 30, 2004 and 2003, the provisions (benefit) for income taxes was ($9,000) and $15,000, respectively. For the nine months ended September 30, 2004 and 2003, the provisions for income taxes were $2,000 and $86,000, respectively. The decrease in income tax provisions reflects lower net income among the subsidiaries due to reduce operating activities and a tax refund related to a subsidiary. Income tax provisions are comprised entirely of foreign corporate income taxes, which are a function of our operation of subsidiaries in various countries.

Impact of Equity Issuances on Loss Per Share

        For the three months ended September 30, 2004 and 2003, we reported basic and diluted net losses per share of $1.47 and $0.84, respectively. The equity issuances to employees and suppliers increased net loss per share by $0.02 for the three months ended September 30, 2004 and increased net loss per share by $0.02 for the three months ended September 30, 2003.

        For the nine months ended September 30, 2004 and 2003, we reported basic and diluted net losses per share of $3.17 and $2.54. The effect of equity issuances to employees and suppliers decreased net loss per share by $0.09 for the nine months ended September 30, 2004 and increased net loss per share by $0.07 for the nine months ended September 30, 2003.

Liquidity And Capital Resources

        Currently, we are not generating sufficient revenue to fund our operations. We expect our operating losses and net operating cash outflows to continue and do not expect to sustain or significantly increase our revenue.

        On July 29, 2004, we announced that we were exploring various strategic alternatives and that that we had hired an investment bank as our financial advisor. On September 8, 2004, we announced that we were laying-off substantially all of our employees and were discontinuing our products while continuing to evaluate strategic alternatives. Based on restructuring activities initiated in September 2004, on the costs to complete all such activities, on the significant reduction in cash usage once such activities are completed, and on the costs to extend customer support activities through December 2005, we believe that we possess sufficient liquidity and capital resources to fund our operations and working capital requirements for at least the next 12 months.

        On September 8, 2004, we announced, in connection with our ongoing evaluation of strategic alternatives, actions to lay-off most of our employees, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Since September 8, 2004, we have taken a number of additional actions to reduce our operating expenses and conserve our cash. We have notified our existing customers that our products are now formally discontinued and that existing customers may place "lifetime buy" orders to support their platform transition plans. We wrote our inventory down to estimated net realizable value at September 30, 2004. We have taken steps to terminate contract manufacturing arrangements, contractor and consulting arrangements and facility leases. These activities will continue into the quarter ending December 31, 2004, at which time our business will consist primarily of a customer support capability supported by a third party contractor under a contract that extends through December 31, 2005.

        We continue to explore strategic alternatives, including a sale of the company, a sale or licensing of products, intellectual property, or individual assets or a winding-up and liquidation of the business. Pending the outcome of our review of strategic alternatives and any definitive decisions to close or liquidate the business, we will continue to prepare our financial statements on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As such, the financial statements do not include any adjustments to reflect possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from any decisions made with respect to our assessment of our strategic alternatives. If at some point we were to decide to pursue alternative plans, we may be required to present the financial statements on a different basis. As an example, if we were to decide to pursue a liquidation and return of capital, it would be appropriate to prepare and present financial statements on the liquidation basis of accounting, whereby assets are valued at their estimated net realizable values and liabilities are stated at their estimated settlement amounts.

        There can be no assurance that any transaction or other corporate action will result from our exploration of strategic alternatives. Further there can be no assurance concerning the type, form, structure, nature, results, timing or terms and conditions of any such potential action, even if such an action does result from this exploration.

Cash, Cash Equivalents and Short-Term Investments

        At September 30, 2004, cash, cash equivalents and short-term investments were $33.6 million. This compares with $57.8 million at December 31, 2003.

Operating Activities

        We used $23.1 million and $29.5 million of cash in operations for the nine months ended September 30, 2004 and 2003, respectively.

Investing Activities

        For the nine months ended September 30, 2004 and 2003, investing activities provided $14.7 million and $42.6 million in cash, respectively.

Financing Activities

        For the nine months ended September 30, 2004 and 2003, financing activities provided $0.1 and used $3.1 million in cash, respectively.

COSINE'S MANAGEMENT

        The following table sets forth certain information with respect to the directors and executive officers of CoSine as of February    , 2005:

Name	Age	Position
Terry Gibson	51	Chief Executive Officer, Chief Financial Officer, Secretary and Director
Donald Green	73	Chairman of the Board
Charles J. Abbe	63	Director
R. David Spreng	43	Director

        Terry Gibson was appointed Chief Executive Officer on January 16, 2005 upon the death of Steve Goggiano, CoSine's former Chief Executive Officer. Mr. Gibson has served as Chief Financial Officer since joining CoSine in January 2002. Mr. Gibson was named Secretary on September 23, 2004. Prior to joining CoSine, Mr. Gibson served as Chief Financial Officer of Calient Networks, Inc. from May 2000 through December 2001. He served as Chief Financial Officer of Ramp Networks, Inc. from March 1999 to May 2000 and as Chief Financial Officer of GaSonics, International from June 1996 through March 1999. He also served as Vice President and Corporate Controller of Lam Research Corporation from February 1991 through June 1996. Mr. Gibson holds a B.S. in Accounting from the University of Santa Clara.

        Donald Green has served as Chairman of CoSine since March 2002 and as a director since June 1999. Mr. Green was a co-founder of Advanced Fibre Communications, Inc., a provider of multi-service access solutions for the telecommunications industry, and served as its Chairman of the board from May 1999 until his retirement in September 2001, and also served as Chief Executive Officer from May 1992 to May 1999. Mr. Green holds a higher national certificate in electrical engineering from Willesdon Technical College.

        Charles J. Abbe has served as a director of CoSine since August 2000. Until his retirement in June 2001, Mr. Abbe has served as President and Chief Operating Officer of JDS Uniphase Corporation, a designer, developer and manufacturer of fiber optic products since April 2000, following the merger of Optical Coating Laboratory, Inc. with JDS Uniphase in February of the same year. Mr. Abbe served as Optical Coating Laboratory's President and Chief Executive Officer from April 1998 to February 2000, as its President from November 1997 to April 1998 and as its Vice President and General Manager for North America and Asia from April 1996 to November 1997. From 1991 to 1996, Mr. Abbe held several senior executive positions with Raychem Corporation, a materials science company, including Senior Vice President, Electronics Sector. Mr. Abbe currently serves as a director of Cymer, Inc., a manufacturer of semi-conductor equipment; the chairman of Nova Crystals, Inc., a manufacturer of fiber optics components; and a director of Xponent, Inc., a manufacturer of fiber optics components. Mr. Abbe holds a B.S. and an M.S. in chemical engineering from Cornell University and an M.B.A. from Stanford University.

        R. David Spreng has served as a director of CoSine since December 1998. Mr. Spreng has served as the Managing General Partner of Crescendo Venture Management, LLC since September 1998. Mr. Spreng served as President of IAI Ventures, Inc. from March 1996 to September 1998 and served in various capacities at Investment Advisers, Inc. since 1989. Mr. Spreng is also a director of Callidus Software Inc., a provider of enterprise incentive management software. Mr. Spreng served as a director of Tut Systems, Inc. from                        until                         . Mr. Spreng holds a B.S. in finance and accounting from the University of Minnesota.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF COSINE

Indebtedness Of Management

        Prior to our initial public offering, all employees were allowed to pay the exercise price for their 1997 Stock Plan options with full recourse promissory notes secured by a pledge of the shares underlying the exercised options. We hold promissory notes from certain executive officers that elected to do so. The notes have annual rates of interest ranging from 6.09% to 6.77%. In December 2000, the Compensation Committee approved the change of all outstanding promissory notes given by employees in connection with the exercise of options from full recourse to non-recourse. At December 31, 2004, the principal amounts, maturity dates, and annual rates of interest of the outstanding notes executed by executive officers as of that date were as follows:

Executive Officer	Principal Amount of Note(s)	Maturity Date	Annual Rate of Interest
Stephen Goggiano(1)	$600,000	February 1, 2010	6.77%

(1)
Mr. Goggiano passed away on January 14, 2005.

Certain Transactions

        Effective September 23, 2004, we extended severance agreements to Stephen Goggiano, our President and Chief Executive Officer, and Terry Gibson, our Chief Financial Officer, covering the period of August 1, 2004 through the earlier of (i) December 31, 2004 or (ii) the termination of their respective employments due to the elimination of their respective jobs if caused by a merger, sale, acquisition, liquidation, dissolution, consolidation or similar corporate transaction, in exchange for their continued service to us as we explore strategic alternatives, including a possible merger, sale and/or dissolution of the company. In exchange for their continued service during this time period, Mr. Goggiano and Mr. Gibson will each receive a retention bonus equal to 100% of their base 2004 annual salary payable on or before December 31, 2004. In addition, upon completion of these services, we shall pay for the cost of Mr. Goggiano's and Mr. Gibson's and their respective families' health care for a period of 12 months through December 31, 2005.

        Since January 3, 2005, Mr. Gibson has served as our Chief Financial Officer and Secretary as a consultant to us for which he is paid $22,083 per month. On January 16, 2005, Mr. Gibson assumed the additional duties of Chief Executive Officer upon the death of Mr. Goggiano. Mr. Gibson's consultancy is to terminate on March 31, 2005 unless otherwise extended by the board of directors.

        Each option to purchase CoSine common stock issued under our 1997 Stock Plan, 2000 Stock Plan, 2002 Stock Plan and the 2000 Director Option Plan, which would otherwise be outstanding if not for the merger, shall vest and become immediately exercisable upon notice from us to be provided to optionees prior to completion of the merger, provided, however, that each option to purchase shares of CoSine common stock outstanding immediately prior to completion of the merger, which has not been exercised prior to completion of the merger, shall be terminated. As of February     , 2005, all of the options held by our officers and directors had exercise prices above the market price for CoSine's common stock.

COSINE'S PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of CoSine Communications common stock as of February 8, 2005.

        Except as otherwise noted, the address of each person listed in the table is c/o CoSine Communications, Inc., 560 S. Winchester Blvd., Suite 500, San Jose, California 95128. Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 10,253,385 shares of common stock outstanding as of February 8, 2005, together with all shares of common stock subject to options exercisable within 60 days following February 8, 2005 for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

			Shares Beneficially Owned Prior to Merger(1)		Shares Beneficially Owned After Merger(1)
		Options Exercisable Within 60 Days
	Common Shares Owned
			Number	Percent	Number	Percent
George W. Haywood(2)	1,765,877	—	1,765,877	17.2%
Crescendo Ventures(3)	890,244	—	890,244	8.7%
Fuller & Thaler Asset Management, Inc.(4)	533,800	—	533,800	5.2%
Charles J. Abbe	3,200	6,750	9,950	*
Terry Gibson	—	40,083	40,083	*
Donald Green(5)	28,813	3,250	32,063	*
R. David Spreng(3)	225	3,250	3,475	*
All executive officers and directors as a group (4) persons	32,238	53,333	85,571	1%

*
Less than 1% of the shares of common stock outstanding.

(1)
This table is based upon information supplied by executive officers, directors and beneficial stockholders.

(2)
Of the 1,765,877 shares, 1,678,477 shares are directly owned by Mr. Haywood and 87,400 shares are indirectly owned by him. Of these 87,400 shares, 60,000 are indirectly owned through Mr. Haywood's spouse and 27,400 are indirectly owned through his children.

(3)
Of the 893,719 shares, 3,250 are subject to an exercisable option, 225 are directly owned by R. David Spreng, a director of CoSine; 173,856 are directly owned by Crescendo World Fund, LLC; 13,921 are directly owned by Crescendo III, GbR; 20,059 are directly owned by Crescendo III Executive Fund, LP; 675,325 are directly owned by Crescendo III, LP; and 7,307 are directly owned by Eagle Ventures WF, LLC. The sole general partner of Crescendo World Fund, LLC is Crescendo Ventures World Fund, LLC. The sole general partner of Crescendo III, LP and Crescendo III Executive Fund, LP is Crescendo Ventures III, LLC. The general partners of Crescendo III, GbR are Crescendo Ventures III, LLC and Verbier Ventures, LLC. R. David Spreng is a managing member of Crescendo Ventures World Fund, LLC, Crescendo Ventures III, LLC, Eagle Ventures WF, LLC, and Verbier Ventures, LLC. Mr. Spreng disclaims beneficial ownership of the shares held by Crescendo World Fund, LLC, Crescendo III, GbR, Crescendo III

  Executive Fund, LP, Crescendo III, LP, and Eagle Ventures WF, LLC, except to the extent of his pecuniary interest in the shares.

(4)
All of the 533,800 shares are directly owned by Fuller & Thaler Asset Management, Inc. pursuant to separate arrangements whereby it acts as investment adviser to certain persons. The information in this footnote is based upon the Schedule 13G filed August 4, 2004 on behalf of Fuller & Thaler Asset Management, Inc.

(5)
Of the 32,063 shares, 3,250 shares are subject to an exercisable option, 14,265 shares are owned directly by Green Venture Capital II, L.P. and indirectly by Mr. Green as the general partner of Green Venture Capital II, L.P. Mr. Green disclaims beneficial ownership of the shares owned directly by Green Venture Capital II, L.P., except to the extent of his pecuniary interest in the shares.

DESCRIPTION OF TUT SYSTEMS COMMON STOCK

General

        The total number of shares of all classes of stock that we have authority to issue is 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. As of            , there were                        shares of our common stock outstanding, which were held of record by approximately     holders of record of our common stock, and no shares of undesignated preferred stock outstanding.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.

Preferred Stock

        Our Board of Directors is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

        Although there is no current intention to do so, our Board of Directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of us.

Options

        As of            , 2005, we had outstanding options to purchase a total of            shares of our common stock at a weighted average exercise price of $    per share. Recommendations for option grants under our 1992 Stock Plan, 1998 Stock Plan and our 1999 Nonstatutory Stock Option Plan or otherwise are made by our Compensation Committee, subject to ratification by our full Board of Directors. Our Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to our stock plans must be exercised within ten years from the date of grant.

Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Our Certificate of Incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by a consent in writing. In addition, as provided by our Bylaws, special meetings of our stockholders may be called only by our Board of Directors. Our Certificate of Incorporation also provides that our Board of Directors will be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management. See "Risk Factors—Our charter, bylaws, retention and change of control plans and Delaware law contain provisions that could delay or prevent a change in control."

Transfer Agent and Registrar

        The Transfer Agent and Registrar with respect to our Common Stock is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005, and its telephone number is (212) 936-5100.

COMPARISON OF RIGHTS OF TUT SYSTEMS STOCKHOLDERS AND COSINE
STOCKHOLDERS

        This section of the joint proxy statement/prospectus describes material differences between the rights of Tut Systems common stockholders, on the one hand, and the rights of CoSine common stockholders on the other hand. The rights compared are those found in the respective companies' charter documents, and corporate law provisions of Delaware, which is the state in which both companies are incorporated. While Tut Systems and CoSine believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to the stockholders of Tut Systems and CoSine. This summary is not intended to be a complete discussion of the certificate of incorporation, bylaws and stockholders' rights plan of Tut Systems and the certificate of incorporation and bylaws of CoSine and is qualified in its entirety by applicable Delaware law. Tut Systems and CoSine stockholders should carefully read this entire document and the documents referred to in this summary for a more complete understanding of the differences between the rights of Tut Systems common stockholders and the rights of CoSine common stockholders.

        Tut Systems and CoSine are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Tut Systems capital stock and CoSine capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of CoSine capital stock will become holders of Tut Systems capital stock and their rights will be governed by Delaware law, the certificate of incorporation of Tut Systems and the bylaws of Tut Systems. The following discussion summarizes material differences between the rights of Tut Systems stockholders and CoSine stockholders under the certificate of incorporation and bylaws of Tut Systems and of CoSine.

        Because this summary does not provide a complete description of these documents, all Tut Systems stockholders and CoSine stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of each of Tut Systems and CoSine. Copies of the certificates of incorporation and bylaws of CoSine and Tut Systems, respectively, will be sent to CoSine and Tut Systems stockholders, upon request. See "WHERE YOU CAN OBTAIN MORE INFORMATION" on page 127.

Capitalization

Tut Systems

        The authorized capital stock of Tut Systems consists of:

  •
  100,000,000 shares of common stock, par value $0.001 per share; and

  •
  5,000,000 shares of preferred stock, par value $0.001 per share.

CoSine

        The authorized capital stock of CoSine consists of:

  •
  300,000,000 shares of common stock, par value $0.0001 per share; and

  •
  3,000,000 shares of preferred stock, par value $0.0001 per share.

Classification, Number and Election of Directors

Tut Systems

        The Tut Systems board is divided into three classes, with each class serving a staggered three-year term. Currently, Tut Systems' board of directors has five members, including one Class I director, two Class II directors and two Class III directors. The Class I director has a term expiring at the 2007 annual meeting of stockholders, the Class II directors have a term expiring at the 2006 annual meeting of stockholders, and the Class III directors have a term expiring at the 2005 annual meeting of stockholders. The Tut Systems bylaws provide that its board of directors will consist of a number of directors between five and nine, to be fixed from time to time by the board of directors. The number of directors is currently five.

CoSine

        CoSine's board is divided into three classes, with each class serving a staggered three-year term. Currently, CoSine's board of directors has four members, including two Class I directors, one Class II directors and one Class III director. The Class I directors have a term expiring at the 2007 annual meeting of stockholders, the Class II director has a term expiring at the 2005 annual meeting of stockholders, and the Class III director has a term expiring at the 2006 annual meeting of stockholders. CoSine's bylaws provide that its board of directors will consist of five directors.

Vacancies on the Board of Directors and Removal of Directors

General

        Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Tut Systems

        Vacancies on the board of directors of Tut Systems and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Any directorship to be filled by reason of an increase in the number of directors may be filled by the board.

        Tut Systems' bylaws provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or Tut Systems' certificate of incorporation.

CoSine

        Any vacancy occurring on the board of directors of CoSine may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board. Any directorship to be filled by reason of an increase in the number of directors may be filled by the board.

        CoSine's certificate of incorporation provides that, subject to the rights of any series of Preferred Stock, a director may be removed, with cause, by the holders of a majority of the shares then entitled to. A director may be removed from office without cause by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of the voting stock.

Committees of the Board of Directors

Tut Systems

        Tut Systems' board may, by resolution passed by a majority of the whole board, designate one or more committees consisting of one or more directors, which will have and may exercise the powers of the board of directors in the management of the business and affairs of Tut Systems as designated by resolution of the board; but no such committee shall have the power to amend the certificate of incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of Tut Systems' property and assets, recommend to the stockholders a dissolution of Tut Systems or a revocation of a dissolution, or amend the bylaws; and, unless the resolution designating such committee or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee.

CoSine

        CoSine's board may, by resolution passed by a majority of the whole board, designate one or more committees, each consisting of one or more directors. Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the corporation.

Amendments to the Certificate of Incorporation

General

        Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

Tut Systems

        Tut Systems' certificate of incorporation provides that the affirmative vote of the holders of a majority of the shares entitled to vote is required in order to amend or repeal any of the provisions contained in the certificate.

CoSine

        CoSine's certificate of incorporation provides that the certificate of incorporation may be amended in the manner prescribed by Delaware law. However, any amendment to or repeal of provisions with respect to the following Articles shall require the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding CoSine common stock;

  •
  Article VI: regarding the election of directors need not be by written ballot;

  •
  Article VII: management of the business being vested in the board of directors;

  •
  Article VIII: regarding amendment to the CoSine bylaws;

  •
  Article IX: regarding limitations on director liability and indemnification;

  •
  Article X: regarding advance notice of stockholder nominations for the election of directors and business brought by stockholders; and

  •
  Article XI: regarding the amendment process for CoSine's certificate of incorporation.

Amendments to Bylaws

General

        Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

Tut Systems

        Tut Systems' certificate of incorporation provides that the board of directors is expressly empowered to adopt, amend or repeal the bylaws, subject to the power of the stockholders to amend or repeal such bylaws.

CoSine

        CoSine's certificate of incorporation provides that the board of directors is expressly empowered to adopt, amend or repeal the bylaws. The stockholders have the power to adopt, amend or repeal the bylaws, provided any amendment to or repeal of provisions with respect to the following sections or Articles shall require the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding CoSine voting stock;

  •
  Section 2.2: regarding the annual meeting;

  •
  Section 2.3: regarding special meetings of the stockholders;

  •
  Section 2.5: regarding advanced notice of stockholder nominees and stockholder business;

  •
  Section 3.2: regarding the number of directors; and

  •
  Article VI: regarding indemnification.

Ability to Call Special Meetings

Tut Systems

        Special meetings of the Tut Systems stockholders may be called at any time by the board of directors, or by the chairman of the board or by the president.

CoSine

        Special meetings of CoSine stockholders may be called by the board of directors, chairman of the board, the chief executive officer, the president or the holders of not less than a majority of all the outstanding shares entitled to vote at the meeting.

Notice of Stockholder Action

Tut Systems

        Under the Tut Systems' bylaws, only such business shall be conducted as shall have been properly brought before the meeting by giving timely notice in writing to the secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed an received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year's meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.

        A stockholder's notice to the secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, all of the following:

  •
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

  •
  the name and address, as they appear on the corporation's books, of the stockholder proposing such business;

  •
  the class and number of shares of the corporation that are beneficially owned by the stockholder;

  •
  any material interest of the stockholder in such business; and

  •
  any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal.

        With respect to stockholder nominations of directors for election, nominations may be made by any stockholder of record entitled to vote for the election of directors at the meeting who provides timely notice in writing to the secretary delivered in the manner for timely notice described above.

        Stockholders nominating candidates for election or re-election to the Tut Systems board of directors are required to provide the following information for each person whom the stockholder proposes to nominate for election or reelection as a director:

  •
  the name, age, business address and residence address of the person;

  •
  the principal occupation or employment of the person;

  •
  the class, series and number of shares of capital stock that are owned beneficially by the person; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

  •
  any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        Tut Systems may require any proposed nominee to furnish such other information as may reasonably be required by Tut Systems to determine the eligibility of such proposed nominee to serve as a director.

CoSine

        Under the CoSine bylaws, only such business shall be conducted as shall have been properly brought before the meeting by giving timely notice in writing to the secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received by the secretary of the corporation not less than ninety (90) days prior to the meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

        A stockholder's notice to the secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, all of the following:

  •
  the name and address of the stockholder who intends to make the nominations, propose the business, and as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed;

  •
  a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice;

  •
  if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

  •
  such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the board of directors; and

  •
  if applicable, the consent of each nominee to serve as director of the corporation if so elected.

Indemnification of Directors and Officers

General

        Under Delaware law, a corporation generally may indemnify directors and officers:

  •
  for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

  •
  with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

        In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Tut Systems

        The intent of the indemnification provisions in the Tut Systems bylaws is to provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Tut Systems bylaws provide that Tut Systems will indemnify each of its directors and officers and employees (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such a person is or was an agent of the corporation.

        The Tut Systems bylaws also provide that Tut Systems will have the power to indemnify employees (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such a person is or was an agent of the corporation.

CoSine

        The intent of the indemnification provisions in the CoSine bylaws is to provide for indemnification to the maximum extent and in the manner permitted by the Delaware General Corporation Law. The CoSine bylaws provide that CoSine will indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        The CoSine bylaws also provide that CoSine shall have the power, to the extent and in the manner permitted by the Delaware General Corporation Law, to indemnify each of its employees and agents, (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial information present how the combined financial statements of Tut Systems and CoSine may have appeared had the businesses actually been combined at the beginning of the period presented for the statement of operations. The unaudited pro forma condensed combined financial information shows the impact of the merger of Tut Systems and CoSine on the companies' respective historical financial positions and results of operations under the purchase method of accounting with Tut Systems treated as the acquirer. Under this method of accounting, the assets and liabilities of CoSine will be recorded by Tut Systems at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Tut Systems and CoSine. The historical statement of operations of Tut Systems for the year ended December 31, 2004 was combined with the historical statement of operations information of CoSine for the twelve months ended September 30, 2004 as CoSine's financial statements for the year ended December 31, 2004 were not available at the time of this filing. The unaudited pro forma condensed combined balance sheet assumes the merger was completed as of December 31, 2004. The unaudited pro forma condensed combined statements of operations give effect to the merger as if the merger had been completed on January 1, 2004.

        The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Tut Systems and CoSine, which are included in this document by reference. See "WHERE YOU CAN OBTAIN MORE INFORMATION" on page 127 and "COMPARATIVE PER SHARE INFORMATION" on page 12.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined as of the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the allocation of the purchase price reflected in the pro forma condensed combined financial statements is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger. Subsequent to September 30, 2004 CoSine's business consists primarily of only customer support operations, thus affecting comparability for any future periods. As discussed in note (4) to the Unaudited Pro Forma Condensed Combined Balance Sheet, CoSine's net assets at September 30, 2004 were $28,767, resulting in a calculation of preliminary Tut shares to be issued of 7,425. Actual shares expected to be issued upon consummation of the merger are expected to be less due to the subsequent decline in CoSine's net assets.

Tut Systems Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2004

	Tut Systems	Cosine	Adjustments
	December 31	September 30	(2)	(3)(4)	Pro Forma
	2004	2004			2004
	(in thousands, except per share data)
ASSETS
Cash and cash equivalents	$12,440	$11,425			$23,865
Short term investments	—	22,198			22,198
Accounts receivable	6,585	675			7,260
Other current assets	5,131	4,360			9,491

Total current assets	24,156	38,658			62,814
Property and equipment, net	1,874	—			1,874
Long term deposits	—	158			158
Intangibles and other assets	1,935	—		2,403	4,338

Total assets	$27,965	$38,816		$2,403	$69,184

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$4,771	$8,000			$12,771

Other liabilities	3,816	2,049			5,865

Total liabilities	$8,587	$10,049			$18,636

Stockholders' equity:(1)
Common stock, $0.001 par value, 100,000 shares authorized,	25	1	(1)	7	32
Additional paid-in capital	315,006	541,537	(541,537)	31,163	346,169
Notes Receivable from Stockholders	—	(3,128)	3,128	4	—
Accumulated other comprehensive income	(140)	489	(489)		(140)
Accumulated deficit	(295,513)	(510,132)	510,132		(295,513)

Total stockholders' equity	19,378	28,767	(28,767)	31,170	50,548

Total liabilities and stockholders' equity	$27,965	$38,816	$(28,767)	$31,170	$69,184

(1)
As of September 30, 2004, there were 10,076 shares of CoSine common stock outstanding.

(2)
Eliminates CoSine stockholders' equity accounts.

(3)
Reflects the issuance of 7,425 shares of Tut Systems common stock as merger consideration.

(4)
Preliminary purchase price allocation using CoSine September 30, 2004 balance sheet (in thousands except for per share data):

Tut common shares issued to CoSine stockholders(c)	7,425
Tut price per share(a)	$4.198

Purchase price(c)	$31,170

Net estimated CoSine assets acquired(d)	$28,767

Excess of purchase price over fair value of tangible assets acquired allocated to goodwill	$2,403

  Net assets of CoSine have declined subsequent to September 30, 2004. Anticipated net assets of CoSine upon consummation of the acquisition in 2005 are estimated to be $22,750, resulting in an adjustment to the purchase price and number of shares to be issued in accordance with the net cash adjustment per the merger agreement as follows:

  Preliminary anticipated purchase price allocation as of consummation date (in thousands except for per share data):

Tut common shares issued to CoSine stockholders	5,992
Tut price per share(a)	$4.198

Purchase price	$25,153

Net estimated CoSine assets acquired(b)	$22,750

Excess of purchase price over fair value of tangible assets acquired allocated to goodwill	$2,403

  The purchase price allocation is preliminary and subject to change based upon the determination of the fair value of the net assets acquired upon consummation of the acquisition. To the extent finite life intangible assets are identified, such assets will be subject to amortization which would impact proforma results of operations.

  (a)
  Tut price per share determined using the average market price for the two days before and after the announcement of the merger on January 7, 2005.

  (b)
  Net estimated CoSine assets acquired is based upon the estimated fair value of the remaining net assets as of the estimated consummation date in 2005.

  (c)
  Preliminary purchase price determined per the merger agreement of $24,100 plus net cash adjustment of the excess of net assets above $22,750, or $6,017 as of CoSine's balance sheet date of September 30, 2004, resulting in a calculation of preliminary shares to be issued of 7,425.

  (d)
  As of September 30, 2004.

Tut Systems

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share data)

	Tut Systems Year Ended December 31, 2004	Cosine Twelve Months Ended September 30, 2004(1)	Adjustments(2)(3)	Pro Forma
Revenue	$24,992	$10,488		$35,480
Cost of goods sold	16,980	8,803		25,783

Gross profit	8,012	1,685		9,697

Operating expenses:
Research and development	8,096	19,152		27,248
Sales and marketing	7,278	13,092		20,370
General and administrative	4,336	6,209		10,545
Restructuring and impairment charges		5,199		5,199
Impairment of intangible assets	202			202
Amortization of intangible assets	1,524			1,524

Total operating expenses	21,436	43,652		65,088

Loss from operations	(13,424)	(41,967)		(55,391)
Other income (expense)	(36)	292		256

Loss before income tax provision	(13,460)	(41,675)		(55,135)
Income tax provision		203		203

Net loss	$(13,460)	$(41,878)		$(55,338)

Basic and diluted net loss per share	$(0.63)	$(4.20)		$(1.92)

Shares used in computing basic and diluted net loss per share	21,392	9,974	7,425	28,817 (2)

(1)
Consists of three months ended December 31, 2003 and the nine months ended September 30, 2004.

(2)
Reflects the issuance of 7,425 shares of Tut Systems common stock as merger consideration.

(3)
See calculation of purchase price allocation in footnote (4) to the Unaudited Pro Forma Condensed Combined Balance Sheet.

LEGAL MATTERS

        The validity of the shares of Tut Systems common stock offered hereby will be passed upon for Tut Systems by DLA Piper Rudnick Gray Cary US LLP, San Diego, California. Certain legal matters relating to this transaction will be passed upon for CoSine by Collette Erickson Farmer & O'Neill, LLP, San Francisco, California.

EXPERTS

        The financial statements of Tut Systems, Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and schedule of CoSine Communications, Inc. appearing in CoSine Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 10 to the consolidated financial statements) included therein. Such consolidated financial statments and schedules are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

        Tut Systems.    Tut Systems will hold an annual meeting in the year 2005 only if the merger has not already been completed. If the annual meeting is held, any proposal that a Tut Systems stockholder intends to present at the Tut Systems 2005 annual meeting of stockholders, must be received by the Tut Systems Secretary no earlier than                        , 2005 and no later than                        , 2005 in order to be included in the proxy statement and form of proxy relating to that meeting.

        Tut Systems' by-laws provide that stockholder nominations for director or proposals of other business may be made only in compliance with certain advance notice, informational and other applicable requirements as described under "Comparison of Stockholder Rights—Notice of Stockholder Action" beginning on page 115. Such stockholder notices should be delivered to Tut Systems, Attn: Secretary, 6000 SW Meadows Road, Suite 200, Lake Oswego, Oregon 97035

        These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

        CoSine.    CoSine will hold an annual meeting in the year 2005 only if the merger has not already been completed. If the annual meeting is held, any director nomination that a CoSine stockholder intends to present at the CoSine 2005 annual meeting of stockholders, if held, must have been received by the CoSine Secretary no earlier than January 6, 2005 and no later than February 5, 2005 in order to be included in the proxy statement and form of proxy relating to that meeting.

        CoSine's certificate of incorporation and by-laws provide that stockholder nominations for director or proposals of other business may be made in compliance with certain advance notice, informational and other applicable requirements as described under "Comparison of Stockholder Rights—Notice of Stockholder Action" beginning on page 115. Such stockholder notices should be delivered to CoSine, Attn: Secretary, 560 S. Winchester Blvd., Suite 500, San Jose, California 95128.

        These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

WHERE YOU CAN OBTAIN MORE INFORMATION

        Tut Systems and CoSine are subject to the informational requirements of the Exchange Act and therefore file reports, proxy and information statements and other information with the SEC. You can inspect many of such reports, proxy and information statements and other information on the SEC's Internet website at http://www.sec.gov.

        You can also inspect and copy such reports, proxy and information statements and other information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at: 1-800-SEC-0330. The common stock of Tut Systems and CoSine is listed on The Nasdaq National Market.

        This prospectus and joint proxy statement constitutes part of a registration statement on Form S-4 filed by Tut Systems with the SEC under the Securities Act. This prospectus and joint proxy statement does not contain all of the information set forth in the registration statement. For further information with respect to Tut Systems and its shares or CoSine and its shares, you should refer to the registration statement either at the SEC's website or at the addresses set forth in the preceding paragraph. Statements in this prospectus and joint proxy statement concerning any document filed as an exhibit to this prospectus and joint proxy statement are not necessarily complete, and, in each instance, you should refer to the copy of such document which has been filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" into this joint proxy statement/prospectus documents filed with the Securities and Exchange Commission by Tut Systems and CoSine. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Tut Systems or CoSine under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement/prospectus and before the date of our meetings:

Tut Systems Filings (SEC File Number 000-25291)	Periods/Dates Covered
Annual Report on Form 10-K	Year ended December 31, 2004
Current Report on Form 8-K	January 10, 2005 (other than the portions of that document not deemed to be filed)
Proxy Statement on Schedule 14A	Filed April 26, 2004

CoSine Filings (SEC File Number 000-30715)	Periods
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30, and September 30, 2004
Current Reports on Form 8-K
Filed October 12, 2004, October 27, 2004, October 28, 2004, November 15, 2004, January 10, 2005, January 18, 2005, and January 27, 2005 (other than the portions of those documents not deemed to be filed)
Proxy Statement on Schedule 14A	Filed November 15, 2004

        Tut Systems will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus. Direct any request for such copies to Tut Systems, Inc., 6000 SW Meadows Road, Suite 200, Lake Oswego, Oregon, 97035, attention Chief Financial Officer, Tel: (971) 217-0400.

        CoSine will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus. Direct any request for such copies to CoSine Communications, Inc., 560 S. Winchester Blvd., Suite 500, San Jose, California 95128, attention Chief Financial Officer, Tel: (408) 236-7517.

TUT SYSTEMS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Tut Systems, Inc.

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Tut Systems, Inc. (the Company) and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
February 2, 2005, except as to the third paragraph of Note 13 as to which the date is February 11, 2005

TUT SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$14,370	$12,440
Accounts receivable, net of allowance for doubtful accounts of $47 and $139 in 2003 and 2004, respectively	7,062	6,585
Insurance settlement receivable	10,725	—
Inventories, net	4,181	3,994
Prepaid expenses and other	1,026	1,137

Total current assets	37,364	24,156
Property and equipment, net	1,722	1,874
Intangibles and other assets	3,685	1,935

Total assets	$42,771	$27,965

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,055	$2,221
Accrued liabilities	1,516	2,324
Legal settlement liability	10,725	—
Deferred revenue	253	226

Total current liabilities	15,549	4,771
Note payable	3,523	3,816
Other liabilities	44	—

Total liabilities	19,116	8,587

Commitments and contingencies (Note 8)
Stockholders' equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued and outstanding in 2003 and 2004, respectively	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 20,274 and 25,180 shares issued and outstanding in 2003 and 2004, respectively	20	25
Additional paid-in capital	305,777	315,006
Accumulated other comprehensive loss	(89)	(140)
Accumulated deficit	(282,053)	(295,513)

Total stockholders' equity	23,655	19,378

Total liabilities and stockholders' equity	$42,771	$27,965

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2002	2003	2004
Revenues:
Product	$8,582	$31,474	$24,942
License and royalty	789	718	50

Total revenues	9,371	32,192	24,992
Cost of goods sold	13,909	15,646	16,980

Gross profit (loss)	(4,538)	16,546	8,012

Operating expenses:
Sales and marketing	8,695	7,479	8,096
Research and development	12,337	7,909	7,278
General and administrative	5,060	4,476	4,336
Restructuring costs	9,147	292	—
In-process research and development	562	—	—
Impairment of intangible assets	—	128	202
Amortization of intangible assets	1,304	1,809	1,524

Total operating expenses	37,105	22,093	21,436

Loss from operations	(41,643)	(5,547)	(13,424)
Impairment of certain equity investments	(592)	—	—
Gain on sale of investments	—	—	125
Interest and other income (expense), net	610	30	(161)

Net loss	$(41,625)	$(5,517)	$(13,460)

Net loss per share, basic and diluted (Note 2)	$(2.45)	$(0.28)	$(0.63)

Shares used in computing net loss per share, basic and diluted (Note 2)	16,957	19,996	21,392

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock				Notes Receivable From Stockholders	Accumulated Other Comprehensive (Loss) Income
			Additional Paid-in Capital	Deferred Compensation			Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance, January 31, 2002	16,411	16	301,182	(17)	(96)	(78)	(234,911)	66,096
Components of comprehensive loss:
Unrealized losses on other investments	—	—	—	—	—	(48)	—	(48)
Foreign currency translation adjustment	—	—	—	—	—	(15)	—	(15)
Net loss	—	—	—	—	—	—	(41,625)	(41,625)

Total comprehensive loss								(41,688)
Common stock issued in conjunction with VideoTele.com purchase acquisition	3,283	4	3,608	—	—	—	—	3,612
Common stock issued for cash upon exercise of stock options	11	—	14	—	—	—	—	14
Common stock issued under employee stock purchase plan	91	—	84	—	—	—	—	84
Amortization related to unearned compensation	—	—	—	17	—	—	—	17
Repayment/forgiveness of notes receivable issued to stockholders	—	—	—	—	96	—	—	96

Balance, December 31, 2002	19,796	20	304,888	—	—	(141)	(276,536)	28,231
Components of comprehensive loss:
Unrealized gain on other investments	—	—	—	—	—	74	—	74
Foreign currency translation adjustment	—	—	—	—	—	(22)	—	(22)
Net loss	—	—	—	—	—	—	(5,517)	(5,517)

Total comprehensive loss	—	—	—	—	—	—	—	(5,465)
Common stock issued for cash upon exercise of stock options	440	—	831	—	—	—	—	831
Common stock issued under employee stock purchase plan	38	—	58	—	—	—	—	58

Balance, December 31, 2003	20,274	$20	$305,777	$—	$—	$(89)	$(282,053)	$23,655
Components of comprehensive loss:
Unrealized gain on other investments	—	—	—	—	—	(23)	—	(23)
Foreign currency translation adjustment	—	—	—	—	—	(28)	—	(28)
Net loss	—	—	—	—	—	—	(13,460)	(13,460)

Total comprehensive loss	—	—	—	—	—	—	—	(13,511)
Common stock issued in secondary offering, net	4,600	5	8,706					8,711
Common stock issued for cash upon exercise of stock options	226	—	323	—	—	—	—	323
Common stock issued under employee stock purchase plan	80	—	200	—	—	—	—	200

Balance, December 31, 2004	25,180	$25	$315,006	$—	$—	$(140)	$(295,513)	$19,378

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net loss	$(41,625)	$(5,517)	$(13,460)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,163	1,097	1,273
Noncash interest income and amortization of discounts on investments	37	—	—
Abandonment of fixed assets	4,822	—	—
Provision for (recovery of) doubtful accounts	(2,277)	36	92
Provision for excess and obsolete inventory and abandoned products	7,125	225	1,542
Write-off of certain equity investments	592	—	—
Impairment of intangible assets	—	128	202
Amortization of intangible assets	1,304	1,809	1,524
Write-off of in-process research and development	562	—	—
Deferred interest on note payable	—	261	293
Change in operating assets and liabilities, net of businesses acquired:
Accounts receivable	2,090	(5,126)	385
Inventories	3,195	(518)	(1,355)
Prepaid expenses and other assets	3,390	72	(138)
Accounts payable and accrued liabilities	(5,828)	(2,665)	(70)
Deferred revenue	(889)	(703)	(27)

Net cash used in operating activities	(24,339)	(10,901)	(9,739)
Cash flows from investing activities:
Purchase of property and equipment	(426)	(1,189)	(1,425)
Proceeds from maturities of short-term investments	3,105	—	—
Acquisition of businesses, net of cash acquired	758	—	—

Net cash provided by (used in) investing activities	3,437	(1,189)	(1,425)
Cash flows from financing activities:
Proceeds from credit facility	—	—	2,562
Repayment of credit facility	—	—	(2,562)
Proceeds from issuances of common stock, net	98	889	9,234
Other	37	—	—

Net cash provided by financing activities	135	889	9,234

Net decrease in cash and cash equivalents	(20,767)	(11,201)	(1,930)
Cash and cash equivalents, beginning of year	46,338	25,571	14,370

Cash and cash equivalents, end of year	$25,571	$14,370	$12,440

Supplemental disclosure of cash flow information:
Interest paid during the year	$47	$3	$1
Income taxes paid during the year	$1	$1	$1
Noncash financing activities:
Common stock issued in connection with the VideoTele.com acquisition in 2002	$3,612	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

NOTE 1—DESCRIPTION OF BUSINESS:

        The Company designs, develops, and sells digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals over their networks. The Company also offers video processing systems that enable private enterprise and government entities to transport video signals over satellite, fiber, radio, or copper networks for surveillance, distance learning, and TV production applications. The Company also designs, develops and markets broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities.

        Historically, the Company derived most of its sales from its broadband transport and service management products. In November 2002, the Company acquired VideoTele.com, or VTC, from Tektronix, Inc. to extend its product offerings to include digital video processing systems. As a result, the Company's revenue increased from $9,371 in 2002 to $24,992 in 2004. Video-based products now represent a majority of the Company's sales.

        The Company has incurred substantial losses and negative cash flows from operations since inception. For the year ended December 31, 2004, the Company incurred a net loss of $13,460 and negative cash flows from operating activities of $9,739, and has an accumulated deficit of $295,513 at December 31, 2004. Management believes that its cash and cash equivalents and availability under the credit facility as of December 31, 2004, are sufficient to fund operating activities and capital expenditure needs for at least the next twelve months. In future periods, the Company generally anticipates that working capital will begin to increase as a result of several factors, including the expectation that revenue will increase and its net loss will decrease in 2005 as compared to 2004. Accordingly, the Company expects the amount of cash used to fund our operations to decrease in 2005. However, in the event that the Company does not meet its revenue and earnings expectations, the Company may require additional cash to fund operations. Failure to generate positive cash flow in the future could have a material adverse effect on the Company's ability to achieve its intended business objectives. See note 13 for further details on the Plan of Merger with CoSine Communications.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation

        These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include valuation of inventories and accounts receivable, estimation of loss on purchase commitments, estimation of percentage-of-completion on revenue contracts, the recoverability of long-lived assets and estimation of range of losses under contingencies. Actual results could differ from those estimates.

Fair value of financial instruments

        The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable and note payable approximate their carrying value due to the short maturity or market rate structure of those instruments.

Cash and cash equivalents

        Cash equivalents are stated at cost or amortized cost, which approximates fair value. The Company includes in cash and cash equivalents all highly liquid investments that mature within three months of their purchase date. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates that designation as of each balance sheet date.

Inventories

        Inventories are stated at the lower of cost or market. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. The Company records provisions to write down its inventory and related purchase commitments for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about the future demand and market conditions. If actual future demand or market conditions are less favorable than those estimated by the Company, additional inventory provisions may be required.

Property and equipment

        Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation by charges to expense which are sufficient to write off the cost of the assets over their estimated useful lives on the straight-line basis. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvement. Useful lives by principal classifications are as follows:

Office equipment	3-5 years
Computers and software	3-7 years
Test equipment	3-5 years
Leasehold improvements	1-7 years

        When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the asset and accumulated depreciation accounts, respectively. Upon the disposition of property and equipment, the accumulated depreciation is deducted from the original cost and any gain or loss on that sale or disposal is credited or charged to income.

        Maintenance, repairs, and minor renewals are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

Intangible assets

        Intangible assets are stated at cost less amortization. Intangible assets consist of completed technology and patents, contract backlog, customer lists, maintenance contract renewals and trademarks. These intangible assets are amortized on a straight line basis over the estimated periods of benefit, which are as follows:

Completed technology and patents	5 years
Contract backlog	14 months
Customer lists	7 years
Maintenance contract renewals	5 years
Trademarks	7 years

Accounting for long-lived assets

        The Company periodically assesses the impairment of long-lived assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

        Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, significant negative industry or economic trends, a significant decline in the stock price for a sustained period and the Company's market capitalization relative to net book value.

        When management determines that the carrying value may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment measured is based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the Company's current business model.

        During 2003, the Company determined that certain long-lived assets and certain intangible long-lived assets were impaired and recorded losses accordingly under SFAS No. 144. No such impairment was recorded in 2002 and 2004. Future events could cause the Company to conclude that impairment indicators once again exist. Any resulting impairment loss could have a material adverse impact on the Company's financial condition and results of operations.

Revenue Recognition

        The Company generates revenue primarily from the sale of hardware products, including third-party products, through professional services, and through the sale of its software products. The Company sells products through direct sales channels and through distributors. Generally, product revenue is generated from the sale of video processing systems and components and the sale of broadband transport and service management products. Turnkey solution revenue is principally generated by the sale of complete end-to-end video processing systems that are designed, developed and produced according to a buyer's specifications.

Product revenues

        Product revenue is generated primarily from the sale of complete end-to-end video processing systems generally referred to as turnkey solutions. Turnkey solutions are multi-element arrangements, which consist of hardware products, software products, professional services and post contract support. Sales of turnkey solutions are classified as product revenue in the statement of operations.

        Product revenue is also generated from the sale of video processing component products and the sale of broadband transport and service management products. The Company sells these products through its own direct sales channels and also through distributors.

        The Company's revenue recognition policies for turnkey solutions are in accordance with SOP 97-2, Software Revenue Recognition, as amended, which is the authoritative guidance for recognizing revenue on software transactions and transactions in which software is more than incidental to the arrangement. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as hardware, software products, maintenance services, installation, training or other elements. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for any undelivered element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered, subject to certain limited exceptions set forth in SOP 97-2, as amended. SOP 97-2 was amended in February 1998 by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2 and was amended again in December 1998 by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Those amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement.

        In the case of software arrangements which require significant production, modification or customization of software, which encompasses all of the Company's turnkey arrangements, SOP 97-2 refers to the guidance in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company recognizes revenue for all turnkey arrangements in accordance with SOP 97-2 and SOP 81-1. Excluding the PCS element, for which the Company has established vendor specific objective evidence of fair value (as defined by SOP 97-2), revenue from turnkey solutions is generally recognized using the percentage-of-completion method, as stipulated by SOP 81-1. The percentage-of-completion method reflects the portion of the anticipated contract revenue that has been earned that is equal to the ratio of labor effort expended to date to the anticipated final labor effort, based on current estimates of total labor effort necessary to complete the project. Revenue from the PCS element of the arrangement is deferred at the point of sale and recognized over the term of the PCS period. Generally, the terms of the turnkey solution sales provide for billing of approximately 90% of the contract value of the arrangement prior to the time of delivery to the customer site, with an additional approximately 9% of the contract value billed upon substantial completion of the project and the balance upon customer acceptance. The contractual arrangements relative to turnkey solutions include customer acceptance provisions. However, such provisions are generally considered to be incidental to the arrangement in its entirety because customers are fully obligated with respect to approximately 99% of the contract value irrespective of whether acceptance occurs or not.

        For direct sales of video processing systems component products not included as part of turnkey solutions and the direct sale of broadband transport and service management products, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

        Significant management judgments and estimates must be made in connection with the measurement of revenue in a given period. The Company follows specific and detailed guidelines for determining the timing of revenue recognition. At the time of the transaction, the Company assesses a number of factors, including specific contract and purchase order terms, completion and timing of delivery to the common-carrier, past transaction history with the customer, the creditworthiness of the customer, evidence of sell-through to the end user, and current payment terms. Based on the results of the assessment, the Company may recognize revenue when the products are shipped or defer recognition of revenue until evidence of sell-through occurs and cash is received. In order to recognize revenue, the Company must also make a judgment regarding collectibility. Management's judgment of collectibility is applied on a customer-by-customer basis pursuant to the Company's credit review policy. The Company sells to customers for which there is a history of successful collection and to new customers for which no similar history may exist. New customers are subject to a credit review process, which evaluates the customers' financial position and ability to pay. New customers are typically assigned a credit limit based on a review of their financial position. Such credit limits are increased only after a successful collection history with the customer has been established. If it is determined from the outset of an arrangement that collectibility is not probable based upon the Company's credit review process, no credit is extended and revenue is recognized on a cash-collected basis.

        The Company also maintains accruals and allowances for all cooperative marketing and other programs, as necessary. Estimated sales returns and warranty costs are based on historical experience and are recorded at the time revenue is recognized, as necessary. The Company's products generally carry a one year warranty from the date of purchase. To date, warranty costs have been insignificant to the overall financial statements taken as a whole.

License and Royalty Revenue

        License and royalty revenue consists of nonrefundable up-front license fees, some of which may offset initial royalty payments, and royalties received by the Company for products sold by its licensees. Currently, the majority of the Company's license and royalty revenue is comprised of non-refundable license fees paid in advance. Such revenue is recognized ratably over the period during which post-contract customer support is expected to be provided or upon delivery and transfer of agreed upon technical specifications in contracts where essentially no further support obligations exist. Future license and royalty revenue is expected to consist primarily of royalties received by the Company for products sold by its licensees.

        Should changes in conditions cause us to determine that the criteria for revenue recognition are not met for certain future transactions, revenue recognition for any reporting period could be adversely affected.

Accounting for stock based compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," Financial Accounting Standards Board Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation-an Interpretation of APB 25," and complies with the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 148 and the EITF Issue No. 96-18, "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

        The Company amortizes stock-based compensation using the straight-line method over the remaining vesting periods of the related options, which is generally four years. Pro forma information regarding net loss and earnings per share is required to be determined as if we had accounted for employee stock options under the fair value method of SFAS No. 123, as amended by SFAS No. 148.

        The following table illustrates the effect on net loss and loss per share if the Company's had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, to stock-based employee compensation:

	Years Ended December 31,
	2002	2003	2004
Net loss—as reported	$(41,625)	$(5,517)	$(13,460)
Add:
Unearned stock-based employee compensation expense included in reported net loss	17	—	—
Deduct
Total stock-based employee compensation expense determined under a fair value based method for all grants, net of related tax effects	(14,053)	(3,646)	(2,338)

Net loss—pro forma	$(55,661)	$(9,163)	$(15,798)

Basic and diluted net loss per share—as reported	$(2.45)	$(0.28)	$(0.63)

Basic and diluted net loss per share—pro forma	$(3.28)	$(0.46)	$(0.74)

        The fair value of options and shares issued pursuant to the option plans and at the grant date were estimated using the Black-Scholes model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates trended into future years. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of options.

        The effects of applying pro forma disclosures of net loss and earnings per share are not likely to be representative of the pro forma effects on net loss/income and earnings per share in the future years, as the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

        The fair value of each stock option grant has been estimated on the date of the grant using the Black-Scholes option pricing model. The Company has also estimated the fair value of the purchase rights issued from its employee stock purchase plan, using the Black-Scholes option pricing model. The Company first issued purchase rights from the 1998 Purchase Plan in fiscal 1999. The following table outlines the weighted average assumptions for both the stock options granted and the purchase rights issued:

	Stock Option Plans			Employee Stock Purchase Plan
	Year Ended December 31,			Year Ended December 31,
	2002	2003	2004	2002	2003	2004
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.0%	2.5%	2.8%	3.5%	1.26%	1.16%
Expected volatility 95.2%	80.7%	88.0%	95.2%	80.7%	88.0%
Expected life (in years)	4.0	4.0	4.0	0.5	0.5	0.5

        Generally, the Company grants options at a price equal to the fair market value of the Company's stock on the date of the grant. The weighted-average estimated fair values of stock options granted during fiscal 2002, 2003 and 2004 as calculated using the Black-Scholes option pricing model were $1.06, $1.82 and $3.33 per share, respectively.

Advertising expenses

        The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the years ended December 31, 2002 and 2003 was zero, and $53 for the year ended December 31, 2004.

Research and development

        Research and development expenditures are charged to expense as incurred.

Software Development Costs

        Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established at which time such costs are capitalized, subject to a net realizable value evaluation. Technology feasibility is established upon the completion of an integrated working model. Costs incurred between completion of the working model and the point at which the product is ready for general release have not been significant. Accordingly, the Company has charged all costs to research and development expense in the period incurred.

Income taxes

        Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

Foreign currency translation

        The functional currency for the Company's foreign subsidiary is the relevant local currency. The translation from foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the period. Adjustments resulting from such translation are reflected in other comprehensive loss as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the results of operations and have been immaterial for all periods presented.

Net loss per share

        Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding. Options were not included in the computation of diluted net loss per share because the effect would be antidilutive.

        The calculation of net loss per share follows:

	Years Ended December 31,
	2002	2003	2004
Net loss per share, basic and diluted:
Net loss	$(41,625)	$(5,517)	$(13,460)

Shares used in computing net loss per share, basic and diluted	16,957	19,996	21,392

Net loss per share, basic and diluted	$(2.45)	$(0.28)	$(0.63)

Antidilutive securities, including only options, not included in net loss per share calculations	4,204	3,649	4,254

Other comprehensive (loss) income

        Other comprehensive (loss) income includes unrealized gains and losses on other assets and foreign currency translation adjustments that have been previously excluded from net loss and reflected instead in stockholders' equity. The following table sets forth the components of other comprehensive (loss) income:

	Years Ended December 31,
	2002	2003	2004
Unrealized gains (losses) on investments	$(48)	$74	$(23)
Foreign currency translation adjustment	(15)	(22)	(28)

Total	$(63)	$52	$(51)

Concentrations

        The Company operates in one business segment, designing, developing and selling video content processing systems optimized for the provisioning of public broadcast digital TV services across telephone company and cable company facilities, digital video trunking systems for applications across TV broadcast, government and education facilities, and broadband data transmission systems for application over existing private campus or building facilities.

        The market for these products is characterized by rapid technological developments, frequent new product introductions, changes in end-user requirements and constantly evolving industry standards. The Company's future success depends on its ability to develop, introduce and market enhancements to its existing products, to introduce new products in a timely manner that meet customer requirements and to respond effectively to competitive pressures and technological advances. Further, the emergence of new industry standards, whether formally adopted by official standards committees or informally through widespread use of such standards by telephone companies or other service providers, could require the Company to redesign its products.

        Currently, the Company relies on contract manufacturers and certain single source suppliers of materials for certain product components. As a result, should the Company's current manufacturers or suppliers not produce and deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

        From time to time, the Company maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relating to diversification and maturities in order to maintain the safety and liquidity of these assets. To date, the Company has not experienced any significant losses on its cash equivalents or short-term investments.

Recent accounting pronouncements

        In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), "Share-Based Payment", which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005. The new standard will require the Company to expense employee stock options and other share-based payments. The FASB believes the use of a binomial lattice model for option valuation is capable of more fully reflecting certain characteristics of employee share options compared to the Black-Scholes options pricing model. The new standard may be adopted in one of three ways—the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. The Company is currently evaluating the method of adoption and the effect that the adoption of SFAS 123(R) will have on its financial position and results of operations.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges..." SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The Company's adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial position and results of operations.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on the Company's financial position and results of operations.

Reclassifications

        Certain reclassifications have been made to prior year balances in order to conform to the current year presentation. Such reclassifications had no impact on net loss or net stockholders' equity.

NOTE 3—ACQUISITIONS:

VideoTele.com

        On November 7, 2002, the Company acquired VideoTele.com, Inc. (VTC) from Tektronix, Inc. for approximately $7,155, consisting of an aggregate of 3,283 shares of the Company's common stock valued at $3,612, acquisition related expenses consisting primarily of legal and other professional fees of $320, and a note payable to Tektronix in the amount of $3,223. The results of operations of VTC have been included in the consolidated statement of operations from November 7, 2002. As a result of this acquisition, the Company now offers video content processing systems that optimize the provisioning of digital TV services across telephone company networks.

        The Company determined the fair value of the acquired intangibles, including in-process technology based on an appraisal using established valuation techniques. The in-process research and development percentage of completion was estimated to be 20%, 40% and 50% for the Astria, M2 and software product lines, respectively. The value of this in-process research and development was determined by estimating the costs to develop the purchased in-process research and development into a commercially viable product, estimating the resulting net cash flows from the sale of the product resulting from the completion of the in-process technology and discounting the net cash flows back to their present value.

        The fair value of the net assets acquired of $14,624 exceeded the purchase price of $7,155, thereby resulting in negative goodwill of $7,469. All long-lived assets, including in-process research and development, were reduced on a pro rata basis by the amount of the negative goodwill. The net amount allocated to purchased in-process research and development was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. The allocation of the purchase price was as follows:

Net current assets	$3,035
Property and equipment	1,006
Other assets	70
In-process research and development	562
Completed technology and patents	1,784
Contract backlog	247
Customer list	86
Maintenance contract renewals	50
Trademarks	315

$7,155

        The following unaudited pro forma consolidated information gives effect to the acquisition of VTC as if it had occurred on January 1, 2002, by consolidating the results of operations of VTC with the results of operations of the Company for the year ended December 31, 2002. These pro forma results exclude the nonrecurring write-off of in-process research and development of $562 related to the VTC acquisition for the year ended December 31, 2002.

Year Ended December 31, 2002
Revenue	$21,895
Net loss	$(46,904)
Net loss per share, basic and diluted	$(2.38)

NOTE 4—BALANCE SHEET COMPONENTS:

	December 31,
	2003	2004
Inventories, net:
Finished goods	$4,015	$5,038
Raw materials	391	184
Allowance for excess and obsolete inventory and abandoned product	(225)	(1,228)

	$4,181	$3,994

Property and equipment:
Computers and software	$1,328	$1,811
Test equipment	2,277	3,169
Office equipment	41	56

	3,646	5,036
Less: accumulated depreciation	(1,924)	(3,162)

	$1,722	$1,874

Accrued liabilities:
Professional services	$494	$872
Compensation	652	1,164
Other	370	288

	$1,516	$2,324

        Intangibles and other assets:

	As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Amortized intangible assets:
Completed technology and patents	$8,125	$(5,003)	$3,122
Contract backlog	247	(247)	—
Customer list	86	(14)	72
Maintenance contract renewals	50	(12)	38
Trademarks	315	(52)	263

	$8,823	$(5,328)	3,495
Other non-current assets			190

			$3,685

	As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Amortized intangible assets:
Completed technology and patents	$7,922	$(6,460)	$1,462
Contract backlog	247	(247)	—
Customer list	86	(27)	59
Maintenance contract renewals	50	(22)	28
Trademarks	315	(97)	218

	$8,620	$(6,853)	1,767
Other non-current assets			168

			$1,935

        The aggregate amortization expense for the years ended December 31, 2002, 2003 and 2004 was $1,304, $1,809 and 1,524, respectively.

        Minimum future amortization expense for subsequent years are as follows:

2005	$875
2006	424
2007	363
2008	57
2009	48

$1,767

NOTE 5—INDEBTEDNESS:

Line of Credit

        On September 23, 2004, the Company entered into a revolving asset based credit facility ("credit facility"), with Silicon Valley Bank (the "Bank"). This facility has a term of two years and expires on September 23, 2006. Borrowings under the credit facility are formula based and limited to the lesser of $7.0 million or an amount based on a percentage of eligible accounts receivable and eligible inventories. The interest rate on outstanding borrowings is equal to the bank's prime rate, 5.25% as of December 31, 2004, plus 0.5%. The rate may increase by 1.0% if the Company does not meet certain financial covenants. The credit facility is secured by all of the Company's assets, and contains various covenants. Based on the maximum percentages of eligible accounts receivable and eligible inventory levels, available borrowings under this facility were $4,715 as of December 31, 2004. The Company had no outstanding borrowings under this credit facility at December 31, 2004.

Note Payable

        As part of the Company's acquisition of VTC from Tektronix, Inc. in November 2002, the Company issued a note payable to Tektronix, Inc. for $3,232, with repayment in sixty months, or November 2007. The interest rate on this note is 8% and is compounded annually. Through January 31, 2006, the accrued interest is added to the principal balance of the note. Thereafter, the Company will pay accrued interest on this note commencing on January 31, 2006 and on each April 30, July 31 and October 31 thereafter until the principal balance is paid in full. As of December 31, 2003 and 2004, this note payable balance, including accrued interest, was $3,533 and $3,816, respectively.

NOTE 6—RESTRUCTURING COSTS, IMPAIRMENT OF CERTAIN INTANGIBLE ASSETS AND PROVISION FOR INVENTORY:

Restructuring costs

        During 2002, the Company recorded $9,147 in restructuring costs and related facility costs in connection with its August 2002 and November 2002 workforce reductions, which resulted in an aggregate workforce reduction of 53%.

        In August 2002, the Company announced a restructuring program that included a workforce reduction, closure of its Bridgewater Township, New Jersey research and development facility and disposal of certain of its fixed assets located in New Jersey. As a result of this restructuring program, the Company recorded restructuring costs of $870, which included severance and outplacement expenses of $531 and costs to close the New Jersey facility of $339. As of December 31, 2002, the Company had paid all of the costs related to this restructuring program.

        In November 2002, the Company announced a restructuring program that included a workforce reduction, termination of its Pleasanton, California headquarters facility lease and disposal of certain of its fixed assets. As a result of this restructuring program, the Company recorded restructuring costs of $8,277, which was comprised of severance and outplacement expenses of $635, costs to terminate the Pleasanton, California lease of $2,444, $2,271 for abandonment of leasehold improvements, $2,447 for abandonment of fixed assets and $480 to terminate various equipment leases. As of December 31, 2002, the Company had a remaining accrual of $473 comprised of costs to terminate various equipment leases and the severance payments, which was paid in the first quarter of 2003.

        In August 2003, the Company implemented a restructuring program that included a workforce reduction and relocation. As a result of this restructuring program, the Company recorded restructuring costs of $292. The workforce reduction was approximately 11% of the Company's employees, resulting in severance and fringe benefit expenses of approximately $192 along with relocation costs of $100. As of December 31, 2003, the Company had paid all the costs relating to this restructuring program.

Impairment of intangible assets

        During the second quarter of 2003 and first quarter of 2004, the Company determined that certain of the technology acquired as part of the purchase of the ViaGate assets had become impaired. As a result, the Company recorded an impairment charge of $128 in 2003 and $202 in 2004. There was no such impairment charge in 2002.

Provision for inventory

        The Company recorded a provision, within costs of goods sold, for inventory totaling $7,125 in 2002, $225 in 2003 and $1,542 in 2004. These provisions related to the net realizable value of raw materials and reserves for finished goods in excess of what the Company reasonably expected to sell in the foreseeable future, based on the continued decline in the telecommunications market and current economic conditions. The Company sold $1,491 and $539 in 2003 and 2004, respectively of inventory that had been previously reserved for.

NOTE 7—INCOME TAXES:

        The components of net deferred tax assets and liabilities as of December 31, 2003 and 2004 are as follows:

	December 31,
	2003	2004
Deferred tax assets:
Net operating loss carryforwards	$75,018	$88,678
Research and development credit	5,051	5,196
Deferred research and development costs	1,762	1,193
Deferred revenue	76	79
Accruals and reserves	16,179	15,981
Acquired intangibles	7,818	7,882
Other	1,755	1,943

Gross deferred tax assets	107,659	120,952

Less: valuation allowance	(107,659)	(120,952)

Net deferred tax assets	$—	$—

        Due to the uncertainty surrounding the realization of the tax attributes in tax returns, the Company has placed a full valuation allowance against its otherwise recognizable net deferred tax assets.

        At December 31, 2004, the Company has approximately $245,970 in federal and $99,050 in state net operating loss, or NOL, carryforwards to reduce future taxable income. Of these amounts, $28,053 and $12,058 represent federal and state tax deductions, respectively, from stock option compensation. The tax benefit from these deductions will be recorded as an adjustment to additional paid-in capital in the year in which the benefit is realized.

        At December 31, 2004, the Company also has research and experimentation tax credit carryforwards of approximately $3,189 and $2,006 for federal and state income tax purposes, respectively. The NOL and credit carryforwards expire in 2007 to 2024.

        The Company's ability to use its federal and state net operating loss carryforwards and federal and state tax credit carryforwards to reduce future taxable income and future taxes, respectively, may be subject to restrictions attributable to equity transactions that may have resulted in a change of ownership as defined by Internal Revenue Code Section 382. In the event the Company has had such a change in ownership, utilization of these carryforwards could be severely restricted and could result in significant amounts of these carryforwards expiring prior to benefiting the Company. The Company is currently assessing whether such a change in ownership has occurred.

        The Company's effective tax rate of zero is a result of the tax benefit calculated at the statutory tax rate completely offset by the deferred tax asset valuation allowance.

NOTE 8—COMMITMENTS AND CONTINGENCIES:

Lease obligations

        The Company leases office, manufacturing and warehouse space under noncancelable operating leases that expire in 2005 and 2007. In connection with the business combination in 2002, the Company assumed an operating lease that expires in October 2005. In December 2003, the Company entered into a lease agreement for a facility in Pleasanton, California that expires in June 2005.

        Minimum future lease payments under operating leases at December 31, 2004 are as follows:

2005	731
2006	52
2007	27

$810

        Rent expense for the years ended December 31, 2002, 2003 and 2004 was $2,467, $1,233, and $1,189 respectively.

Purchase commitments

        The Company had noncancelable commitments to purchase finished goods inventory totaling $1,009 and $469 in aggregate at December 31, 2003 and 2004, respectively. These purchase commitments represent outstanding purchase orders submitted to the Company's third party manufacturers for goods to be produced and delivered to the Company in 2004 and 2005.

Whalen v. Tut Systems, Inc. et al

        On October 30, 2001, the Company and certain of its current and former officers and directors were named as defendants in Whalen v. Tut Systems, Inc. et al., Case No. 01-CV-9563, a purported securities class action lawsuit filed in the United States District Court for the Southern District of New York. An amended complaint was filed on December 5, 2001. A consolidated amended complaint was filed on April 19, 2002. The consolidated amended complaint asserts that the prospectuses from the Company's January 29, 1999 initial public offering and its March 23, 2000 secondary offering failed to disclose certain alleged actions by the underwriters for the offerings. The complaint alleges claims against the Company and certain of its current and former officers and directors under Section 11 of the Securities Act of 1933, as amended, and under Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, as amended, and alleges claims against certain of its current and former officers and directors under Sections 15 and 20(a) of the Securities Act. The complaint also names as defendants the underwriters for the Company's initial public offering and secondary offering. Similar suits were filed in the Southern District of New York challenging over 300 other initial public offerings and secondary offerings conducted in 1999 and 2000. Therefore, for pretrial purposes, the Whalen action is being coordinated with the approximately 300 other suits before United States District Court Judge Shira Scheindlin of the Southern District of New York under the matter In Re Initial Public Offering Securities Litigation. The individual defendants in the Whalen action, namely, Nelson Caldwell, Salvatore D 'Auria and Matthew Taylor, were dismissed without prejudice by an October 9, 2002 Order of the Court, approving the parties' October 1, 2002 Stipulation of Dismissal. On February 19, 2003, the Court issued an Opinion and Order denying the Company's motion to dismiss.

        A stipulation of settlement for the claims against the issuer-defendants, including the Company, was submitted to the Court on June 14, 2004 in the In Re Initial Public Offering Securities Litigation. The settlement is subject to a number of conditions, most of which are outside of the Company's control, including approval by the Court. The underwriters named as defendants in the In Re Initial Public Offering Securities Litigation (collectively, the "underwriter-defendants"), including the underwriters named in the Whalen suit, are not parties to the stipulation of settlement.

        The stipulation of settlement provides that, in exchange for a release of claims against the settling issuer-defendants, the insurers of all of the settling issuer-defendants will provide a surety undertaking to guarantee plaintiffs a $1 billion recovery from the non-settling defendants, including the underwriter-defendants. The ultimate amount, if any, that may be paid on behalf of the Company will therefore depend on the final terms of the settlement, including the number of issuer-defendants that ultimately participate in the final settlement, and the amounts, if any, recovered by the plaintiffs from the underwriter-defendants and other non-settling defendants.

        In the event that all or substantially all of the issuer-defendants participate in the final settlement, the amount that may be paid to the plaintiffs on behalf of the Company could range from zero to approximately $3.5 million, depending on plaintiffs' recovery from the underwriter-defendants and from other non-settling parties. If the plaintiffs recover at least $1 billion from the underwriter-defendants, no settlement payments would be made on behalf of the Company under the proposed terms of the settlement. If the plaintiffs recover less than $1 billion, the Company believes that its insurance will likely cover some or all of its share of any payments towards satisfying plaintiffs' $1 billion recovery deficit. Management estimates that its range of loss relative to this matter is zero to $3.5 million.

Presently there is no more likely point estimate of loss within this range. As a consequence of the uncertainties described above regarding the amount the Company will ultimately be required to pay, if any, as of December 31, 2004, the Company has not accrued a liability for this matter.

In re Tut Systems, Inc. Securities Litigation, Civil Action No. C-01-2659-JCS (the "Securities Litigation Action").

        Beginning July 12, 2001, nine putative stockholder class action lawsuits were filed in the United States District Court for the Northern District of California against the Company and certain of its current and former officers and directors. The complaints were filed on behalf of a purported class of investors who purchased the Company's stock during the period between July 20, 2000 and January 31, 2001, seeking unspecified damages. The complaints allege that the Company and certain of its current and former officers and directors made false and misleading statements about the Company's business during the putative class period. Specifically, the complaints allege violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. The complaints were consolidated under the name In re Tut Systems, Inc. Securities Litigation, Master File No. C-01-2659-CW (the "Securities Litigation Action"). Lead plaintiffs and lead counsel for plaintiffs were appointed. Plaintiffs filed a consolidated class action complaint on February 4, 2002. Defendants filed a Motion to Dismiss on March 29, 2002. On August 15, 2002, the Court granted in part and denied in part the Motion to Dismiss. On September 23, 2002, plaintiffs filed an amended complaint. Defendants filed a Motion to Dismiss the amended complaint, and on August 6, 2003 the Court granted in part that Motion. On September 24, 2003, defendants answered the remaining allegations of the amended complaint. Defendants reached a settlement of the Securities Litigation Action in December 2003. Subject to preliminary and final approval by the Court, the Company's insurance carriers agreed to pay $10 million, on behalf of the Company, to settle the suit. The settlement includes a release of all defendants. The insurance carriers paid the settlement amount to plaintiffs' escrow agent in January 2004. The Court preliminarily approved the settlement on February 24, 2004 and finally approved the settlement on May 14, 2004. In the second quarter of 2004, the amounts were paid by the Company's insurance carriers and the $10 million was removed from the insurance settlement receivable and the legal settlement liability. The settlement became final on June 15, 2004, the date when the appeals period ended.

Lefkowitz v. D'Auria, et al

        On March 19, 2003, Chesky Lefkowitz, a stockholder of the Company, filed a derivative complaint entitled Lefkowitz v. D'Auria, et al., No. RG03087467, in the Superior Court of the State of California, County of Alameda, against certain of the Company's current and former officers and directors. The complaint alleges causes of action for breach of fiduciary duty, gross negligence, breach of contract, unjust enrichment, and improper insider stock trading based on the same factual allegations contained in the Securities Litigation Action. The complaint seeks unspecified damages against the individual defendants on behalf of the Company, equitable relief, and attorneys' fees. On May 21, 2003, the Company and the individual defendants filed separate demurrers to the complaint. The Company and the individual defendants reached a settlement of the derivative action in December 2003. The settlement involves the Company's adoption of certain corporate governance measures and payment of attorneys' fees and expenses to the derivative plaintiff's counsel in the amount of $722,000 and an incentive award to the derivative plaintiff in the amount of $3,000. The Company recorded a liability in its December 31, 2003 financial statements for the proposed amount of the settlement. In addition, because the insurance carrier involved in this suit agreed to pay the entire $725,000 settlement amount and, therefore, recovery from the insurance carrier was probable, a receivable was also recorded for the same amount. Accordingly, there was no impact to the statement of operations because the amounts of the settlement and the insurance recovery fully offset each other. The settlement was approved by the Court on January 12, 2004, and, shortly thereafter, the insurance carrier paid the settlement amount to the derivative plaintiff's counsel. Therefore, in the first quarter of 2004, the $725,000 was removed from the insurance settlement receivable and the legal settlement liability. The settlement includes a release of the Company and the individual defendants.

        The Company is subject to other legal proceedings, claims and litigation arising in the ordinary course of business. The Company's management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

NOTE 9—STOCKHOLDERS' EQUITY.

Preferred stock

        The Company has 5,000 shares of undesignated preferred stock, $0.001 par value, authorized for issuance. The Board of Directors can issue, in one or more series, this preferred stock and fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms and certain other rights and preferences with stockholder action. There was no preferred stock issued and outstanding at December 31, 2003 or 2004.

Common stock

        In October 2004, the Company completed the sale of 4,600 shares of its common stock at a price of $2.25 per share for gross proceeds of $10,350. Net proceeds from the offering were approximately $8,711.

NOTE 10—EQUITY BENEFIT PLANS

Stock option plans

        In November 1993, the Company adopted the 1992 Stock Plan (the "1992 Plan"), under which the Company may grant both incentive stock options and nonstatutory stock options to employees, consultants and directors. Options issued under the 1992 Plan can have an exercise price of no less than 85% of the fair market value, as defined under the 1992 Plan, of the stock at the date of grant. The 1992 Plan, including amendments, allows for the issuance of a maximum of 178 shares of the Company's common stock. This number of shares of common stock has been reserved for issuance under the 1992 Plan. The Company is no longer granting stock options from the 1992 Plan. As stock options are terminated or cancelled from the 1992 Plan, the stock options are being retired and are no longer available for future grant.

        The Company's 1998 Stock Plan (the "1998 Plan") was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998 and has rights and privileges similar to the 1992 Plan. The 1998 Plan allows for the issuance of a maximum of 1,000 shares of the Company's common stock with annual increases starting in 2000, subject to certain limitations. In January 2000, the 1998 Plan was amended to increase the maximum number of shares that may be issued to 1,358. In January 2001, the 1998 Plan was amended to increase the maximum number of shares that may be issued by 375 to 1,733. In January 2002, the 1998 Plan was amended to increase the maximum number of shares by 375 to 2,108.

        The Company's 1999 Nonstatutory Stock Option Plan (the "1999 Plan") was adopted by the Board of Directors in December 1999. The 1999 Plan allows for the issuance of a maximum of 1,000 shares of the Company's common stock. Additions to the Plan may be approved by the Board of Directors. The 1999 Plan has rights and privileges similar to the 1998 Plan. In April 2000, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 1,425. In October 2000, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 1,825. In October 2002, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 2,625.

        Generally, stock options are granted with vesting periods of four years and have an expiration date of ten years from the date of grant. However, in the event of a change in control, as defined in our Change in Control plans adopted June 2000, employees who are terminated as a direct result of the change in control will be entitled to certain separation benefits including acceleration of unvested options ranging from six months to full vesting and severance pay ranging from one to eighteen months. Benefits may be limited in certain circumstances due to certain tax code provisions.

        Activity under the 1992, 1998 and 1999 Plans (the "Plans") are summarized as follows:

			Outstanding Options
	Shares Available For Grant	Options Exercised	Number of Shares	Price Per Share	Aggregate Price	Weighted Average Exercise Price
Balance, January 1, 2002	648	1,121	2,904	0.11 - 68.25	21,911	7.54
Options authorized	1,175	—	—	—	—	—
Options granted	(2,371)	—	2,371	0.76 - 1.81	3,208	1.35
Options exercised	—	11	(11)	0.48 - 1.45	(12)	1.09
Options terminated	1,104	—	(1,060)	0.11 - 54.88	(4,799)	4.53

Balance, December 31, 2002	556	1,132	4,204	0.11 - 68.25	20,308	4.83
Options authorized	375
Options granted	(604)		604	1.25 - 5.77	1,405	2.33
Options exercised		440	(440)	0.11 - 3.75	(831)	1.89
Options terminated	719		(719)	1.21 - 54.88	(1,364)	1.89

Balance, December 31, 2003	1,046	1,572	3,649	$0.11 - 68.25	$19,518	$5.35
Options authorized	375
Options granted	(969)		969	1.95 - 6.16	5,003	5.19
Options exercised		226	(226)	0.36 - 3.75	(324)	1.43
Options terminated	138		(138)	1.21 - 41.75	(1,439)	10.35

Balance, December 31, 2004	588	1,798	4,254	$0.11 - 68.25	$22,758	$5.35

        The Company uses the Black-Scholes option pricing model to value options granted to consultants. The total estimated fair value of these grants during the periods presented was not significant and was expensed over the applicable vesting periods. No options were granted to consultants during 2003 or 2004.

        At December 31, 2002, 2003, and 2004 vested options to purchase 2,014, 2,432 and 3,126 shares of common stock, respectively were unexercised. The weighted average exercise price of these options was $8.29, $8.29, and $7.10 per share for 2002, 2003, and 2004 respectively.

        The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.52 - 1.09	151	6.79	$0.85	146	$0.86
1.21 - 1.21	491	7.85	1.21	438	1.21
1.25 - 1.43	441	7.90	1.40	313	1.41
1.45 - 1.47	355	7.49	1.46	288	1.46
1.49 - 1.49	500	6.48	1.49	495	1.49
1.55 - 2.15	516	7.67	2.00	398	2.00
2.19 - 4.47	473	6.85	3.48	356	3.56
4.60 - 5.01	434	9.17	4.98	120	4.98
5.07 - 5.88	436	9.09	5.85	117	5.87
6.16 - 68.25	457	5.16	36.33	455	36.49

	4,254			3,126

Employee stock purchase plan

        The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998. Under the 1998 Purchase Plan, an eligible employee may purchase shares of common stock from the Company through payroll deductions of up to 15% of his or her compensation, at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the first or last trading day on or after May 1 and November 1 and ending on the last trading day of the period six (6) months later. In 1998, the Company reserved 250 shares of common stock for issuance under the 1998 Purchase Plan. In 2001, the Company allocated an additional 250 shares of common stock, increasing the number of shares reserved for issuance under the 1998 Purchase Plan to 500 of which 345 have been issued, leaving 155 for future issuances under the 1998 Purchase Plan as of December 31, 2004. The 1998 Purchase Plan is subject to annual increases, subject to certain limitations.

401(k) plan

        In April 1995, the Company adopted the Tut Systems' Inc. 401(k) Plan (the "401(k) Plan") covering all eligible employees. Through December 31, 2001, contributions were limited to 15% of each employee's annual compensation, and further limited by IRS annual contribution limitations. Effective January 1, 2002, contributions are allowed up to 100% of each employee's annual compensation, but are still limited by IRS annual contribution limitations, depending on the age of the eligible employee. Contributions to the 401(k) Plan by the Company are discretionary. The Company did not make any contributions for the years ended December 31, 2002, 2003, and 2004.

NOTE 11—SEGMENT INFORMATION:

Revenue

        The Company currently targets its sales and marketing efforts to both public and private service providers and users across two related markets. The Company currently operates in a single business segment as there is only one measurement of profitability for its operations. Revenue relating to the broadband transport and service management products was $8,245, $8,263 and $6,962 for the years ended December 31, 2002, 2003 and 2004, respectively. Revenue related to video processing systems was $1,126, $23,929 and $18,030 for the years ended December 31, 2002, 2003 and 2004, respectively. Revenues are attributed to the following countries based on the location of customers:

	Years Ended December 31,
	2002	2003	2004
United States	$5,345	$26,263	$19,167
International:
Canada	402	2,479	1,708
China	17	1,124	1,699
Ireland	405	558	1,275
Japan	1,340	393	5
All other countries	1,862	1,375	1,138

	$9,371	$32,192	$24,992

        One customer, Ingram Micro, accounted for 11% of the Company's revenue for the year ended December 31, 2002. No individual customer accounted for greater than 10% of the Company's revenue for the years ended December 31, 2003 and 2004.

Products

        The Company designs, develops, and sells video processing systems and broadband transport and service management products. Video processing systems include both digital TV headend systems and video systems. The digital TV headend system enables telephony-based service providers to transport broadcast quality digital video signals across their networks and our digital video transmission systems optimize the delivery of video signals across enterprise, government and education networks. The broadband transport and service management products enable the transmission of broadband data over existing hotels and private campus networks.

Long-lived Assets

        The Company has long-lived assets, which consist of property and equipment, intangibles, and other assets. Long-lived assets are located in the following countries:

	December 31,
	2003	2004
United States	$3,654	$3,023
United Kingdom	1,753	786

	$5,407	$3,809

NOTE 12—PRODUCT WARRANTY

        The Company generally warrants its products for a specific period of time against material defects. The Company provides for the estimated future costs of warranty obligations in costs of goods sold when the related revenue is recognized. The accrued warranty costs represents the best estimate at the time of sale of the total costs that the Company expects to incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs are primarily based on historical experience as to product failure as well as current information on repair costs. On a quarterly basis, the Company reviews the accrued balances and updates the historical warranty cost trends. Warranty costs for the years ended December 31, 2002, 2003 and 2004 were immaterial to the overall financial statements.

NOTE 13—SUBSEQUENT EVENT

        On January 7, 2005, the Company entered into an Agreement and Plan of Merger with CoSine Communications, Inc.,or CoSine. The proposed merger will be a stock-for-stock transaction valued at approximately $24.1 million. Upon closing, the Company will issue approximately 6.0 million shares of its common stock to the shareholders of CoSine. The transaction is expected to result in net cash to Tut Systems of approximately $22.75 million, and is expected to close by March 31, 2005. The Company is acquiring CoSine primarily to provide additional financial resources. Tut Systems will honor CoSine's existing customers' support agreements, but does not expect to offer its products for sale to new customers. Tut Systems will not have any additional employees or facilities as a result of the transaction.

        The Merger is conditioned upon approval of the merger by the holders of a majority of the shares of CoSine common stock, and approval of the issuance of additional shares of common stock by the holders of a majority of the shares of Tut Systems common stock, as well as other customary closing conditions.

        On February 11, 2005 the Company entered into an Agreement and Plan of Merger and Reorganization with Copper Mountain Networks, Inc. ("Copper Mountain"). The proposed merger will be a stock-for-stock transaction valued at approximately $10 million. Upon closing the Copper Mountain transaction, Tut Systems will issue approximately 2.5 million shares of its common stock to the stockholders of Copper Mountain. The Copper Mountain transaction is conditioned upon the approval of the merger by a majority of the shares of Copper Mountain common stock, and other customary closing conditions.

SUPPLEMENTARY DATA

        The following table presents certain unaudited consolidated quarterly financial information for each of the eight quarters ended December 31, 2004. In the opinion of management, this quarterly information has been prepared on the same basis as the consolidated financial statements and includes all adjustments necessary to present fairly the information for the periods presented. The results of operations for any quarter are not necessarily indicative of results for the full year or for any future period.

	Quarter Ended
	Mar. 31, 2003	Jun. 30, 2003	Sep. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	Jun. 30, 2004	Sep. 30, 2004	Dec. 31, 2004
	(in thousands, except per share data) (unaudited)
Total revenues	$6,601	$7,865	$8,522	$9,204	$6,177	$5,123	$6,672	$7,020
Gross profit (loss)	3,342	3,850	4,771	4,583	1,048	1,676	2,570	2,718
Net loss	(2,231)	(2,025)	(742)	(519)	(4,450)	(3,635)	(2,743)	(2,632)
Net loss per share, basic and diluted	$(0.11)	$(0.10)	$(0.04)	$(0.03)	$(0.22)	$(0.18)	$(0.13)	$(0.11)
Shares used in computing net loss per share, basic and diluted	19,801	19,894	20,040	20,202	20,297	20,396	20,453	24,499

COSINE COMMUNICATIONS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	FII-2
Consolidated Balance Sheets as of December 31, 2002 and December 31, 2003	FII-3
Consolidated Statements of Operations for the Years Ended December 31, 2003, December 31, 2002 and December 31, 2001	FII-4
Consolidated Statements of Stockholders' Equity as of December 31, 2003, December 31, 2002 and December 31, 2001	FII-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, December 31, 2002 and December 31, 2001	FII-7
Notes to Consolidated Financial Statements	FII-8
Condensed Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003	FII-31
Condensed Consolidated Statement of Operations for the Three and Nine Months Ended September 30, 2004 and 2003	FII-32
Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2004 and 2003	FII-33

FII-1

REPORT OF ERNST & YOUNG LLP REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
CoSine Communications, Inc.

        We have audited the accompanying consolidated balance sheets of CoSine Communications, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule that is included in Item 21 Part II of the Registration Statement (Form S-4) and related prospectus of Tut Systems, Inc. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoSine Communications, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein. The financial statement schedule does not include any adjustments to reflect the possible future effects of the recoverability and classification of assets that may result from the outcome of the uncertainty regarding the Company's ability to continue CoSine as a going concern.

        As discussed in Note 10 to the financial statements, the Company's actions in September 2004, in connection with its ongoing evaluation of strategic alternatives, to terminate most of its employees and discontinue production activities in an effort to conserve cash raise substantial doubt about its ability to continue as a going concern. (Management's plans as to these matters are also described in Note 10.) The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

San Jose, California
February 6, 2004, except for Note 10, as to which the date is
February 14, 2005

FII-2

COSINE COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$19,719	$9,230
Short-term investments	38,033	92,237
Accounts receivable:
Trade (net of allowances for doubtful accounts of $150 and $233, respectively)	4,962	6,373
Other	494	679
Inventory	4,003	3,175
Prepaid expenses and other current assets	2,668	4,054

Total current assets	69,879	115,748
Property and equipment, net	2,900	2,816
Long-term deposits	647	997

	$73,426	$119,561

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,657	$2,493
Provision for warranty claims	464	1,103
Accrued other liabilities	2,560	13,362
Accrued compensation	1,821	1,708
Deferred revenue	3,543	1,444
Current portion of equipment and working capital loans	129	1,865
Current portion of obligations under capital lease	—	1,905

Total current liabilities	10,174	23,880
Long-term portion of equipment and working capital loans	—	131
Accrued rent	2,078	2,069
Commitments and contingencies
Stockholders' equity:
Preferred stock, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 300,000,000 shares authorized; 10,176,845 and 9,959,092 shares issued and outstanding at December 31, 2003 and 2002, respectively	1	1
Additional paid-in capital	546,176	549,243
Notes receivable from stockholders	(6,659)	(10,531)
Accumulated other comprehensive income	533	532
Deferred compensation	(455)	(2,274)
Accumulated deficit	(478,422)	(443,490)

Total stockholders' equity	61,174	93,481

	$73,426	$119,561

See accompanying notes.

FII-3

COSINE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except for per share data)
Revenue	$14,621	$23,632	$34,293
Cost of goods sold(1)	6,765	13,807	30,214

Gross profit	7,856	9,825	4,079

Operating expenses:
Research and development(2)	21,756	32,396	66,091
Sales and marketing(3)	13,808	28,271	60,000
General and administrative(4)	7,226	10,959	23,525
Restructuring and impairment charges	336	34,538	8,991
Total operating expenses	43,126	106,164	158,607

Loss from operations	(35,270)	(96,339)	(154,528)

Other income (expense):
Interest income	1,296	3,535	11,086
Interest expense(5)	(224)	(966)	(1,675)
Other(6)	(447)	313	(299)

Total other income (expense)	625	2,882	9,112

Loss before income tax provision	(34,645)	(93,457)	(145,416)
Income tax provision	287	509	837

Net loss	$(34,932)	$(93,966)	$(146,253)

Basic and diluted net loss per share	$(3.57)	$(9.72)	$(15.09)

Shares used in computing basic and diluted net loss per share	9,791	9,670	9,695

(1)
Cost of goods sold includes $130 of non-cash charges related to equity issuances in 2003, $101 of non-cash credits related to equity issuances in 2002 and $2,283 of non-cash charges related to equity issuances in 2001.

(2)
Research and development expenses include $568 of non-cash charges related to equity issuances in 2003, $385 of non-cash credits related to equity issuances in 2002 and $10,818 of non-cash charges related to equity issuances in 2001.

(3)
Sales and marketing expenses include $124 of non-cash charges related to equity issuances in 2003, $854 of non-cash credits related to equity issuances in 2002 and $12,685 of non-cash charges related to equity issuances in 2001.

(4)
General and administrative expenses include $459, $925 and $6,177 of non-cash charges related to equity issuances in 2003, 2002 and 2001, respectively.

(5)
Interest expense includes $30, $131 and $154 of non-cash charges related to equity issuances in 2003, 2002 and 2001, respectively.

(6)
Other includes foreign exchange losses of $432, $281 and $302 in 2003, 2002 and 2001, respectively.

See accompanying notes.

FII-4

COSINE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands, except share data)

	Common Stock			Notes Receivable from Stockholders	Accumulated Other Comprehensive Income
			Additional Paid-in Capital			Deferred Compensation	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
	(In thousands, except share data)
Balance at December 31, 2000	10,367,463	1	634,270	(36,521)	2,286	(92,002)	(203,271)	304,763
Issuance of common stock in connection with stock options	49,374		214				—	214
Issuance of common stock in connection with the Employee Stock Purchase Plan	78,772	—	940	—	—	—	—	940
Repayment of notes receivable from stockholders	—	—	—	404	—	—	—	404
Repurchase of unvested shares	(295,923)	—	(11,014)	10,651	—	—	—	(363)
Remeasurement of deferred stock-based compensation	—	—	(29,541)	—	—	29,541	—	—
Cancellation of options with deferred stock compensation charges	—	—	(18,979)	—	—	18,979		—
Amortization of deferred stock-based compensation	—	—	—	—	—	29,161		29,161
Remeasurement of options to non-employees	—	—	4	—	—	—	—	4
Components of comprehensive loss:
Net loss							(146,253)	(146,253)
Unrealized loss on investments, net of tax	—	—	—	—	(1,803)	—		(1,803)
Translation adjustment, net of tax	—	—	—	—	(2)	—	—	(2)
Total comprehensive loss	—	—	—	—	(1,805)	—	(146,253)	(148,058)

Balance at December 31, 2001	10,199,686	1	575,894	(25,466)	481	(14,321)	(349,524)	187,065
Issuance of common stock in connection with stock options	29,239	—	262	—	—	—	—	262
Issuance of common stock in connection with the Employee Stock Purchase Plan	62,230	—	454	—	—	—	—	454
Repayment of notes receivable from stockholders	—	—	—	234			—	234
Repurchase of unvested shares	(332,063)	—	(14,841)	14,701			—	(140)
Remeasurement of deferred stock-based compensation	—	—	829	—	—	(829)	—
Cancellation of options with deferred stock compensation charges	—	—	(4,916)	—	—	4,916		—
Amortization of deferred stock-based compensation	—	—	—	—	—	7,960	—	7,960
Reversal of amortization in excess of vesting	—	—	(8,466)	—	—	—	—	(8,466)
Options with vesting accelerated or exercise deadline extended	—	—	27	—	—		—	27
Components of comprehensive loss:
Net loss	—	—	—		—	—	(93,966)	(93,966)
Unrealized loss on investments, net of tax	—	—	—	—	(209)	—	—	(209)
Translation adjustment, net of tax	—	—	—	—	260	—	—	260
Total comprehensive loss	—	—	—		51	—	(93,966)	(93,915)

Balance at December 31, 2002	9,959,092	1	549,243	(10,531)	532	(2,274)	(443,490)	93,481
Issuance of common stock in connection with stock options	245,629	—	1,207	—	—	—	—	1,207
Issuance of common stock in connection with the Employee Stock Purchase Plan	57,480	—	231	—	—	—	—	231

FII-5

Repayment of notes receivable from stockholders	—	—	—	32	—	—	—	32
Repurchase of unvested shares	(85,356)	—	(3,905)	3,840	—	—	—	(65)
Remeasurement of deferred stock-based compensation	—	—	619	—	—	(619)	—	—
Cancellation of options with deferred stock compensation charges	—	—	(264)	—	—	264	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	2,174	—	2,174
Reversal of amortization in excess of vesting	—	—	(956)	—	—		—	(956)
Options with vesting accelerated or exercise deadline extended	—	—	1	—	—	—	—	1
Components of comprehensive loss:
Net loss	—	—		—	—	—	(34,932)	(34,932)
Unrealized loss on investments, net of tax	—	—		—	(315)	—	—	(315)
Translation adjustment, net of tax	—	—	—	—	316	—	—	316
Total comprehensive loss		—	—	—	1		(34,932)	(34,931)

Balance at December 31, 2003	10,176,845	1	546,176	(6,659)	533	(455)	(478,422)	61,174

FII-6

COSINE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Operating activities:
Net loss	$(34,932)	$(93,966)	$(146,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,715	10,448	16,000
Allowance for doubtful accounts	(113)	296	1,385
Non-cash charges related to inventory write down	193	1,465	12,356
Write-down of property and capital equipment	—	18,761	4,593
Non-cash restructuring charges	66	(305)	—
Amortization of deferred stock compensation and charges related to vesting acceleration	2,175	7,987	29,165
Reversal of amortization in excess of vesting	(956)	(8,466)	—
Amortization of warrants issued for services	92	195	5,955
Other	(11)	263	338
Change in operating assets and liabilities:
Accounts receivable (trade)	1,524	7,309	(9,270)
Other receivables	185	598	(486)
Inventory	(841)	589	(6,951)
Prepaid expenses and other current assets	1,294	1,487	4,394
Long-term deposits	333	(306)	—
Other assets	—	245	(166)
Accounts payable	(836)	(717)	(3,924)
Provision for warranty claims	(639)	(1,402)	(1,236)
Accrued other liabilities	(10,847)	4,373	1,511
Accrued compensation	113	(2,513)	(589)
Note payable	—	—	(223)
Deferred revenue	2,099	(1,269)	(6,841)
Accrued rent	9	263	402
Other liabilities	—	(11)	(205)

Net cash used in operating activities	(38,377)	(54,676)	(100,045)
Investing activities:
Capital expenditures	(2,983)	(3,304)	(16,916)
Purchase of short-term investments	(76,849)	(89,253)	(116,374)
Proceeds from sales and maturities of short-term investments	131,065	87,817	185,702

Net cash provided by (used in) investing activities	51,233	(4,740)	52,412
Financing activities:
Principal payments of equipment and working capital loans and capital leases	(3,772)	(6,032)	(5,833)
Proceeds from issuance of common stock, net	1,438	716	1,154
Proceeds from notes receivable from stockholders	32	234	404
Repurchase of common stock	(65)	(140)	(363)

Net cash used in financing activities	(2,367)	(5,222)	(4,638)

Net (decrease) increase in cash and cash equivalents	10,489	(64,638)	(52,271)
Cash and cash equivalents at the beginning of the period	9,230	73,868	126,139

Cash and cash equivalents at the end of the period	$19,719	$9,230	$73,868

Supplemental information:
Cash paid for interest	$195	$835	$1,521
Income taxes paid	$110	$509	$837
Cancellation of notes receivable due to repurchase of unvested stock	$3,840	$14,701	$10,651
Net transfer from inventory to property and equipment	$180	$191	$—
Net transfer from property and equipment to inventory	$—	$—	$1,645

See accompanying notes.

FII-7

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Description of Business

        CoSine Communications, Inc. (the "Company" or "CoSine") was incorporated in California on April 14, 1997 and in August 2000 was reincorporated in the State of Delaware. CoSine is engaged in the development and sale of network-based, high-performance Internet service delivery platforms for the global business Internet Protocol Service Provider market.

Basis of Presentation

        The consolidated financial statements include all of the accounts of CoSine and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

        In September 2002, CoSine completed a stockholder approved reverse stock split. The ratio of the reverse stock split was one-for-ten and reduced the number of shares of issued and outstanding common stock from approximately 100 million shares to approximately 10 million shares. All share and per share data has been restated to reflect this reverse stock split.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates. Estimates are used in accounting for, but not limited to, revenue recognition, allowance for doubtful accounts, inventory valuations, long-lived asset valuations, accrued liabilities including warranties, and equity issuances. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period of determination.

Impairment of Long-Lived Assets

        The Company evaluates the carrying value of long-lived assets, consisting primarily of property, plant and equipment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In assessing the recoverability of long-lived assets, the Company compares the carrying value to the undiscounted future cash flows the assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the assets, the assets will be written down to their estimated fair value. Fair value is generally determined by calculating the discounted future cash flows using a discount rate based upon the Company's weighted average cost of capital or specific appraisal, as appropriate. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows, including long-term forecasts of overall market conditions and the Company's participation in the market. Changes in these estimates could have a material adverse effect on the assessment of the long-lived assets, thereby requiring the Company to record further asset write-downs in the future.

Significant Concentrations

        Financial instruments that potentially subject CoSine to concentrations of credit risk primarily consist of cash equivalents and short-term investments. CoSine mitigates investment risk by investing only in government and high quality corporate securities and by limiting the amount of exposure to any

FII-8

one issuer. The Company is exposed to credit risks in the event of default by these institutions to the extent of the amount recorded on the balance sheet.

        CoSine relies on a few companies as the sole source of various materials in the production process. CoSine also utilizes third-party subcontractors to manufacture its product. If these suppliers were unable to satisfy the material and production requirements, CoSine may be unable to meet customer demand. Alternatively, if CoSine overestimates manufacturing requirements, CoSine or its contract manufacturers may have excess or obsolete inventory, which could result in CoSine recording charges in connection with those materials.

        For the year ended December 31, 2003, CoSine recognized revenue from two customers who accounted for 41% and 12% of total revenue, respectively. At December 31, 2003, CoSine had two customers who accounted for 52% and 19%, respectively, of total accounts receivable. For the year ended December 31, 2002, CoSine recognized revenue from two customers who accounted for 22% and 15% of total revenue, respectively. At December 31, 2002, CoSine had two customers who accounted for 33% and 15%, respectively, of total accounts receivable. For the year ended December 31, 2001, CoSine recognized revenue from transactions with two customers which each accounted for 11% of total revenue. The Company generally does not require collateral and maintains adequate reserves for potential credit losses.

Guarantees

        CoSine from time to time enters into certain types of contracts that require the Company to indemnify parties against certain third party claims that may arise. These contracts primarily relate to: (i) certain real estate leases under which the Company may be required to indemnify property owners for environmental liabilities and other claims arising from the Company's use of the applicable premises, (ii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship, (iii) contracts under which the Company may be required to indemnify customers against loss or damage to property or persons as a result of willful or negligent conduct by CoSine employees or sub-contractors, (iv) contracts under which the Company may be required to indemnify customers against third party claims that a CoSine product infringes a patent, copyright or other intellectual property right and (v) procurement or license agreements under which the Company may be required to indemnify licensors or vendors for certain claims that may be brought against them arising from the Company's acts or omissions with respect to the supplied products or technology.

        Generally, a maximum obligation is not explicitly stated. Because the obligated amounts associated with this type of agreement are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, CoSine has not been obligated to make payments for these obligations, and no liabilities have therefore been recorded for these obligations on its balance sheet as of December 31, 2003.

Cash, Cash Equivalents and Short-Term Investments

        CoSine considers all highly liquid investments purchased with original maturities of three months or less from the date of purchase to be cash equivalents. Investments with maturities in excess of three months and less than one year are considered to be short-term investments. Management determines the appropriate classification of cash equivalents and investment securities at the time of purchase and

FII-9

reevaluates the determination as of each balance sheet date. Management has classified CoSine's marketable securities as available-for-sale securities in the accompanying consolidated financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in interest income. Interest on securities classified as available-for-sale is also included in interest income. The cost of securities sold is based on the specific identification method.

        CoSine invests excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations, and money market funds with strong credit ratings. CoSine has established guidelines about the diversification of its investments and their maturities.

        Short-term investments including cash equivalents and short-term investments, were as follows (in thousands):

	December 31,
	2003	2002
Money market funds	$44,700	$10,075
Commercial paper	11,065	62,546
Corporate bonds	—	22,506

	55,765	95,127
Amounts classified as cash equivalents	(17,732)	(2,890)

	$38,033	$92,237

        As of December 31, 2003 and 2002, the fair value approximated the amortized cost of available-for-sale securities. All available-for-sale securities have contractual maturities of one year or less.

        As of December 31, 2003 and 2002, $150,000 and $500,000, respectively, of restricted cash was included in long-term deposits. The amount represents a security deposit for corporate bank credit cards.

Allowance for Doubtful Accounts

        CoSine maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay their invoices. In order to estimate the appropriate level of this allowance, the Company analyzes historical bad debts, customer concentrations, current customer credit-worthiness, current economic trends and changes in customer payment patterns.

FII-10

Inventories

        Net inventories stated at the lower of cost (first-in, first-out) or market, consisted of the following (in thousands):

	December 31,
	2003	2002
Raw materials	$160	$312
Semi-finished goods	3,466	1,951
Finished goods	377	912

	$4,003	$3,175

        Included in net semi-finished goods at December 31, 2003 and 2002 was $126,000 and $289,000, respectively, of goods used for customer evaluation purposes. Included in net finished goods inventory at December 31, 2003 was $160,000 of goods awaiting customer acceptance. There was no finished goods inventory awaiting customer acceptance at December 31, 2002.

        In assessing the value of inventory, CoSine is required to make judgments as to future demand and then compare that demand with current inventory quantities and firm purchase commitments. If inventories and firm purchase commitments are in excess of forecasted demand, the value of inventory is written down. CoSine generally uses a 12-month forecast to assess future demand. Inventory write-downs are charged to cost of sales. During 2003, CoSine sold $891,000 of previously written-down inventory and $193,000 of inventory was written down. During 2002, CoSine sold $1,236,000 of previously written-down inventory and $646,000 of inventory was written down. In addition, charges of $113,000 and $819,000 were recorded in 2003 and 2002, respectively, in connection with excess purchase commitments at CoSine's contract manufacturers.

        CoSine periodically reviews the rates used to determine overhead capitalization applied to inventory. As a result of restructuring activity and refinements in its business model, the Company adjusted the overhead absorption rate for raw materials and semi-finished goods downward during the year ended December 31, 2003. This change in estimate increased cost of goods sold by $527,000 for the year ended December 31, 2003.

Property and Equipment

        Property and equipment at December 31, 2003 and 2002 are stated at cost, net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over estimated useful lives of the assets (ranging from one to five years) or the related lease term, if shorter.

        In 2002, an impairment charge of $15,512,000 was recorded against property and equipment. In addition, assets that were either sold, disposed of or otherwise abandoned were written down by $3,248,000 to their estimated net realizable value. In 2001, $4,593,000 of property and equipment was written down to its net realizable value as part of the restructuring program initiated in September 2001. (See Note 9)

FII-11

        Property and equipment at each year end consisted of the following (in thousands):

	December 31,
	2003	2002
Computer equipment	$1,412	$1,147
Furniture and fixtures	211	210
Leasehold improvements	30	8
Computer software	312	6
Manufacturing and laboratory equipment	5,423	3,218

	7,388	4,589
Accumulated depreciation	(4,488)	(1,773)

	$2,900	$2,816

Warranties

        CoSine provides a basic limited warranty, including repair or replacement of parts, and technical support. The specific terms and conditions of those warranties vary depending on the customer or region in which CoSine does business. CoSine estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. CoSine's warranty obligation is affected by the number of installed units, product failure rates, materials usage and service delivery costs incurred in correcting product failures. CoSine periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

        Changes in CoSine's warranty liability were as follows (in thousands):

	2003	2002	2001
Beginning balance	$1,103	$2,505	$3,741
Warranty charged to cost of goods sold	352	351	2,355
Utilization of warranties	(894)	(1,568)	(1,491)
Changes in estimated liability based on experience	(97)	(185)	(2,100)

Ending balance	$464	$1,103	$2,505

Stock-Based Compensation

        CoSine accounts for employee and director stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations as described in FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," (FIN 44). The fair value disclosures required by Statement of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) are included below and in Note 6. SFAS 123 requires the disclosure of pro forma information regarding net loss and net loss per share as if CoSine had accounted for its stock options under the fair value method.

FII-12

        In connection with CoSine's initial public offering, the fair value of its common stock was reevaluated and deferred stock compensation for option grants to employees was recorded, representing the difference between the fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. Cosine is also required to remeasure compensation associated with the unvested shares issued upon exercise of unvested employee stock options for full recourse promissory notes that were subsequently converted to non-recourse obligations. The amount of deferred stock-based compensation is amortized over the vesting period of the individual options, using the graded vesting method.

        In November 2002, CoSine repriced 1,091,453 outstanding employee stock options to purchase shares of CoSine's common stock with original exercise prices ranging from $5.45 per share to $159.38 per share. These options were repriced to $5.00 per share, which was above the fair market value of the underlying shares on the repricing date. CoSine recorded deferred stock compensation and compensation charges in connection with these repriced options, as the price of CoSine's stock was higher than the repriced amount at December 31, 2002 and during certain quarters of 2003. In July 2001, CoSine repriced 722,071 unexercised employee stock options to $15.50 per share, the fair market value of the underlying shares on the repricing date. These options had previously been granted at prices ranging from $40.00 to $400.00 per share. During the years ended December 31, 2002 and 2001, CoSine did not record any deferred stock compensation in connection with these repriced options as the price of CoSine's stock was not higher than the repriced amount at any quarter-end during those periods (See Note 6). Compensation associated with re-priced options will be remeasured until they are exercised, canceled or expire.

        Stock options granted to non-employees are accounted for in accordance with SFAS 123 and the Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services," which requires the value of such options to be periodically remeasured as they vest over a performance period. The fair value of such options is determined using the Black-Scholes model.

Pro Forma Information

        CoSine has elected to continue to follow APB 25 to account for employee stock options because the alternative fair value method of accounting prescribed by SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant.

FII-13

        The following table illustrates the effect on CoSine's net loss and net loss per share if CoSine had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands, except per share data):

	2003	2002	2001
Net loss, as reported	$(34,932)	$(93,966)	$(146,253)
Add: Stock-based employee compensation expense included in reported net loss	2,175	7,987	29,161
Deduct: Reversal of amortization in excess of vesting	(956)	(8,466)	—
Deduct: Stock-based employee compensation expense determined under fair value method for all stock option grants (SFAS 123 expense)	(2,556)	5,202	(7,864)

Pro forma net loss	$(36,269)	$(89,243)	$(124,956)

Basic and diluted net loss per share, as reported	$(3.57)	$(9.72)	$(15.09)

Pro forma basic and diluted net loss per share	$(3.70)	$(9.23)	$(12.89)

        The fair value of CoSine's options was estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002	Fiscal Year Ended December 31, 2001
Weighted average fair value of shares granted	$3.23	$2.73	$23.10
Dividend yield	0.0%	0.0%	0.0%
Volatility	0.82	0.67	1.15
Risk free interest rate	2.2%	3.0%	5.0%
Expected life	4 years	4 years	4 years

        The estimated weighted-average fair value of shares granted under the Purchase Plan in 2003 was $2.22, using a volatility of 0.47, risk-free interest rate of 1.3% and an expected life of one year. The estimated weighted-average fair value of shares granted under the Purchase Plan in 2002 was $1.60, using a volatility of 0.67, risk-free interest rate of 1% and an expected life of one year. The estimated weighted-average fair value of shares granted under the Purchase Plan in 2001 was $5.20, using a volatility of 1.15, risk-free interest rate of 2% and an expected life of six months.

Revenue Recognition

        The majority of CoSine's revenue is recognized from the sale of its IP Service Delivery Platforms and subsequent service support arrangements. CoSine recognizes product revenue at the time of shipment, assuming that persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collection is probable, unless CoSine has future obligations for installation or requires customer acceptance, in which case revenue is deferred until these obligations are met. CoSine's product incorporates software that is not incidental to the related hardware and, accordingly, CoSine recognizes revenue in accordance with the American Institute of Certified Public Accountants issued

FII-14

Statement of Position 97-2 "Software Revenue Recognition." For arrangements that include the delivery of multiple elements, the revenue is allocated to the various products based on "vendor-specific objective evidence of fair value" (VSOE). CoSine establishes VSOE based on either the price charged for the product when the same product is sold separately or for products not yet sold separately, based on the list prices of such products individually established by management with the relevant authority to do so.

        Revenue from perpetual software licenses is recognized upon shipment or acceptance, if required. Revenue from one-year term licenses is recognized on a straight-line basis over the one-year license term. Post delivery technical support, such as on-site service, phone support, parts and access to software upgrades, when and if available, is provided by CoSine under separate support services agreements. In cases where the support service is sold as part of an arrangement including multiple elements, CoSine allocates revenue to the support service based on the VSOE of the services and recognizes it on a straight-line basis over the service period. Revenue from consulting and training services is recognized as the services are provided.

        Amounts billed in excess of revenue recognized are included as deferred revenue in the accompanying consolidated balance sheets.

        During 2000, CoSine issued warrants to its initial customers. The warrants were issued upon receipt of substantial purchase orders that were preceded by a period of cooperation with CoSine in the marketing, development and refinement of its product. The fair value of these customer-related warrants was calculated to be $16,252,000. For the year ended December 31, 2001, $3,003,000 was recognized as an offset to receipts from sales in the determination of revenue. CoSine's revenue in 2003 and 2002 was not affected by the value of warrants granted to customers.

        Below is a reconciliation of revenue for the years ended December 31, 2003, 2002 and 2001 as presented in the statement of operations to show the separate components as indicated (in thousands):

	2003	2002	2001
Receipts from sales, including equity issued in 2000 in connection with purchase orders	$14,621	$23,632	$37,296
Less: Receipts for equity issued in 2000 in connection with purchase orders	—	—	3,003

Revenue	$14,621	$23,632	$34,293

Cost of Goods Sold

        Cost of goods sold is comprised primarily of material, labor, overhead, shipping costs, warranty costs and inventory write-downs. In addition, cost of goods sold includes non-cash charges or credits related to equity issuances.

Research and Development

        Research and development expenditures, consisting primarily of materials, labor and overhead costs for the development and testing of prototypes and salaries and related personnel costs associated with independent research, are generally charged to operations as incurred.

FII-15

        Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on CoSine's product development process, technological feasibility is established upon the completion of a working model. Through December 31, 2003, capitalizable costs incurred after achieving technological feasibility have not been significant for any development project. Accordingly, CoSine has charged all such costs to research and development expense in the periods they were incurred.

Advertising Expense

        Advertising costs are expensed as incurred. For the year ended December 31, 2003, the Company incurred no expense for advertising. Advertising costs amounted to $105,000 and $437,000 for the years ended December 31, 2002 and 2001, respectively.

Net Loss Per Share

        Basic net loss per share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding that are subject to CoSine's right of repurchase. Diluted net loss per share would give effect to the dilutive effect of common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method) and convertible preferred stock.

        The following table presents the calculation of basic and diluted net loss per share for each year end (in thousands, except per share data):

	Year Ended December 31,
	2003	2002	2001
Net loss	$(34,932)	$(93,966)	$(146,253)
Basic and diluted:
Weighted-average shares of common stock outstanding	9,999	10,095	10,269
Less: weighted-average shares subject to repurchase	208	425	574

Weighted-average shares used in basic and diluted net loss per share	9,791	9,670	9,695

Basic and diluted net loss per share	$(3.57)	$(9.72)	$(15.09)

        During all periods presented, CoSine had stock options and warrants outstanding that could potentially dilute earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These shares amounted to 1,280,000, 1,332,000 and 1,696,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Segment Reporting

        CoSine operates in only one segment: IP Service Delivery Platforms. Substantially all of CoSine's assets are located in the United States.

FII-16

        Revenues from customers by geographic region for the years ended December 31, 2003, 2002 and 2001 were as follows (in thousands):

Region	Receipts from Sales, including Equity Issued in Connection with Sales	Receipts for Equity Issued in Connection with Sales		Revenue
2003
Europe	$2,676		$—	$2,676
Japan	2,957		—	2,957
Korea	1,717		—	1,717
Rest of Asia/Pacific	463		—	463
United States	6,808		—	6,808

	$14,621	$		$14,621

2002
Europe	$5,726		$—	$5,726
Japan	4,726		—	4,726
Korea	2,911		—	2,911
Rest of Asia/Pacific	1,846		—	1,846
United States	8,423		—	8,423

	$23,632	$		$23,632

2001
Europe	$15,757		$544	$15,213
Japan	11,623		—	11,623
United States	9,916		2,459	7,457

	$37,296		$3,003	$34,293

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 addresses consolidation by business enterprises of variable interest entities. Under that interpretation, certain entities known as Variable Interest Entities ("VIEs") must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The Company has not entered into any arrangements or made any investments which qualify as a VIE in the period after January 31, 2003 and therefore the initial implementation of FIN 46 had no impact on its financial statements. For VIEs acquired before February 1, 2003, the Company is required to apply the accounting and disclosure rules set forth in FIN 46 in the first quarter of 2004. The Company has determined that the adoption of FIN 46 will not have any impact on the Company's financial statements.

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        In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition." SAB 104 revises or rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company's financial statements for the period ending December 31, 2003.

2.    Equipment and Working Capital Loans

        CoSine has entered into equipment and working capital loan agreements that are secured by the assets purchased using the loans. Principal and interest are due in monthly installments through March 2004. Interest accrues at an annual rate of 14.3%. As of December 31, 2003 and 2002, total principal payments due under these agreements were $129,000 and $1,996,000 respectively. The fair value of the loans is estimated based on current interest rates available to CoSine for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying value of the loans approximates their fair value.

        Future minimum payments under equipment and working capital loans at December 31, 2003 are as follows (in thousands):

2004 minimum payments	$132
Amount representing interest	(3)

Total principal	129
Current portion	(129)

Long-term portion	$—

3.    Leases

        CoSine leases its facilities under operating leases, with terms ranging from August 1998 through December 2011.

        Future minimum payments for all operating leases are as follows (in thousands):

Operating Leases
2004	$2,647
2005	2,392
2006	2,275
2007	2,327
2008	2,387
Thereafter	7,520

Total minimum lease payments	$19,548

        Rent expense was $3,126,000, $6,056,000 and $8,337,000 for the years ended December 31, 2003, 2002 and 2001, respectively, and is calculated on a straight-line basis.

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        CoSine subleased a portion of the space at one of its facilities in 2001, from which it recognized rental income of $182,000 during that year. The sublease arrangement expired on June 30, 2001.

4.    Commitments and Contingencies

        As of December 31, 2003, CoSine had commitments of approximately $1,390,000 relating to purchases of raw materials and semi-finished goods. Of that amount, $329,000 related to excess inventory was accrued at December 31, 2003.

        On November 15, 2001, CoSine and certain of its officers and directors were named as defendants in a securities class action lawsuit filed in the United States District Court, Southern District of New York. The complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in CoSine's initial public offering. The complaint brings claims for the violation of several provisions of the federal securities laws against those underwriters, and also against the Company and each of the directors and officers who signed the registration statement relating to the initial public offering. Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 250 other companies. The lawsuit and all other "IPO allocation' securities class actions currently pending in the Southern District of New York have been assigned to Judge Shira A. Scheindlin for coordinated pretrial proceedings. In October 2002, the individual defendants were dismissed without prejudice pursuant to a stipulation. The issuer defendants filed a coordinated motion to dismiss on common pleading issues, which the Court granted in part and denied in part in an order dated February 19, 2003. The Court's order dismissed the Section 10(b) and Rule 10b-5 claims against the Company but did not dismiss the Section 11 claims against the Company.

        In June 2003, the plaintiffs in all of the cases presented a settlement proposal to all of the issuer defendants. Under the proposed settlement, the plaintiffs will dismiss and release all claims against participating issuer defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuer defendants in all of the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases, up to the limits of the applicable insurance policies. The Company will not be required to make any cash payments under the settlement, unless the Company's insurer is required to pay on the Company's behalf an amount that exceeds the Company's insurance coverage. The Company does not believe that this circumstance will occur. In July 2003, a special committee of the Company's Board of Directors approved the proposed settlement. The settlement is subject to acceptance by a substantial majority of the issuer defendants, and execution of a definitive settlement agreement. The settlement is also subject to approval of the court, which cannot be assured. If the settlement is not consummated, the Company intends to defend the lawsuit vigorously. However, the Company cannot predict its outcome with certainty. If the Company is not successful in its defense of this lawsuit, it could be forced to make significant payments to the plaintiffs and their lawyers, and such payments could have a material adverse effect on the Company's business, financial condition and results of operations if not covered by the Company's insurance carrier. Even if these claims are not successful, the litigation could result in substantial costs and divert management's attention and resources, which could adversely affect the Company's business, results of operations and financial position.

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        In the ordinary course of business, CoSine is involved in legal proceedings involving contractual obligations, employment relationships and other matters. Except as described above, CoSine does not believe there are any pending or threatened legal proceedings that will have a material impact on its financial position or results of operations.

5.    401(k) Plan

        CoSine has a defined contribution benefit plan established under the provisions of Section 401(k) of the Internal Revenue Code. All employees may elect to contribute up to 20% of their compensation to the plan through salary deferrals, subject to IRS limits. CoSine may contribute a discretionary matching contribution. Since inception CoSine has made no matching contributions to the plan.

6.    Stockholders' Equity

Common Stock

        CoSine has authorized shares of common stock for future issuance at each year end as follows (in thousands):

	2003	2002
Stock options:
Options outstanding	1,246	1,298
Available for future grants	1,747	1,856
Warrants outstanding	34	34

	3,027	3,188

1997 Stock Option Plan

        In October 1997, the board of directors adopted the 1997 Stock Plan (the "1997 Plan") for issuance of common stock and grants of options for common stock to employees, consultants and directors. Incentive stock options granted under the plan are at prices not less than the fair value of stock at the date of grant, except in the case of a sale to a person who owns stock representing more than 10% of all the voting power of all classes of stock of CoSine, in which case the purchase price will be 110% of the fair market value of the common stock on the date of grant. Nonstatutory stock options granted under the 1997 Plan are at prices not less than 85% of the fair value of stock at the date of grant, except in the case of a sale to a person who owns stock representing more than 10% of all the voting power of all classes of stock of CoSine, in which case the purchase price will be 110% of the fair market value of the common stock on the date of grant. Options granted under the 1997 Plan generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter and expire 10 years after the grant, or earlier upon termination. Options may be granted with different vesting terms.

        The 1997 Plan also allowed for the exercise of options before vesting and the related issuance of restricted stock that is subject to right of repurchase by CoSine. The rights of repurchase generally lapse at the rate noted above. At December 31, 2003 and 2002, 3,333 and 45,952 shares of common stock were subject to repurchase at an aggregate repurchase price of $233,737 and $1,930,000, respectively. During 2003 and 2002, employees defaulted on notes receivable in the amounts of

FII-20

$3,840,000 and $14,701,000, respectively, secured by 84,703 shares and 325,916 shares of common stock, respectively. The shares were returned to the Company.

        Effective upon the initial public offering, the 1997 Plan was terminated and the shares reserved and unissued under the 1997 Plan were reserved for issuance under the 2000 Plan.

2000 Stock Option Plan

        In May 2000, the board of directors adopted the 2000 Stock Plan (the "2000 Plan"). The 2000 Plan was approved by CoSine's shareholders before the completion of the initial public offering. The 2000 Plan provides for the grant of incentive stock options to employees, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. Incentive stock options granted under the 2000 Plan will be at prices not less than the fair value of the common stock at the date of grant. The term of each option will be determined by the administrator of the plan, generally 10 years or less.

        CoSine has authorized 2,215,779 shares of common stock for issuance under the 2000 Plan. At December 31, 2003 and 2002, a total of 1,066,640 and 1,273,467 shares were available for future options grants under the 2000 Plan, respectively.

2002 Stock Option Plan

        In January 2002, the board of directors adopted the 2002 Stock Plan (the "2002 Plan"). The purpose of the 2002 Plan is to make available for issuance certain shares of Common Stock that have been (i) previously issued pursuant to the exercise of stock options granted under the 1997 Plan and (ii) subsequently reacquired by CoSine pursuant to repurchase rights contained in restricted stock purchase agreements or pursuant to optionee defaults on promissory notes issued in connection with the exercise of such options ("Reacquired Shares"). Under the terms of the 1997 Plan and the 2000 Plan, these Reacquired Shares would not otherwise have been available for reissuance. Only shares that were previously issued under the 1997 Plan and subsequently reacquired by CoSine have been or will be reserved for issuance under the 2002 Plan.

        CoSine has authorized up to a maximum of 1,000,000 shares of common stock for issuance of Reacquired Shares under the 2002 Plan. At December 31, 2003, there were an aggregate of 729,598 Reacquired Shares under the 2002 Plan. At December 31, 2003 and 2002, a total of 656,538 and 558,745 shares were available for future options grants under the 2002 Plan, respectively.

        The provisions of the 2002 Plan are substantially similar to those of the 2000 Plan, except that the 2002 Plan does not permit the grant of awards to officers or directors and does not permit the grant of Incentive Stock Options. The 2002 Plan provides for the grant of nonstatutory stock options to employees (excluding officers) and consultants. Stock options granted under the 2002 Plan will be at prices not less than the fair value of the common stock at the date of grant. The term of each option, generally 10 years or less, will be determined by the administrator of the Plan.

2000 Director Option Plan

        In May 2000, the board of directors adopted the 2000 Director Option Plan (the "Director's Plan"), which was effective upon the closing of the initial public offering. At December 31, 2003, and 2002, a total of 48,000 and 40,000 shares of common stock have been authorized for issuance under the

FII-21

Director's Plan. At December 31, 2003 and 2002, a total of 24,000 and 32,000 shares were available for future options grants under the Director's Plan, respectively.

        The Director's Plan will automatically grant an option to purchase 8,000 shares of common stock to each non-employee director when he or she is first elected to CoSine's board of directors following the initial public offering. The Director's Plan also provided that each non-employee director who had been a member of the board of directors for at least six months before the date of each annual stockholders' meeting would receive an automatic annual grant of options to acquire 2,000 shares of common stock.

        The options have an exercise price per share equal to the fair market value of common stock at the date of grant and have a term of 10 years. Initial options vest and become exercisable in four equal annual increments immediately following the date of grant. Later additional options granted vest and become exercisable on the fourth anniversary of the date of grant.

Summary Stock Option Plan Activity

        Stock activity under the Stock Option Plans was as follows (in thousands, except per share data):

		Options Outstanding
	Shares Available for Grant	Shares	Weighted- Average Price Per Share
Balance as of December 31, 2000	662	1,417	$82.89
Authorized	510	—	—
Granted	(1,656)	1,656	23.16
Exercised	—	(50)	3.79
Canceled	1,343	(1,343)	86.83

Balance as of December 31, 2001	859	1,680	23.57
Repurchased	645	—	—
Granted	(1,884)	1,884	9.26
Exercised	—	(30)	9.73
Canceled	2,236	(2,236)	20.05

Balance as of December 31, 2002	1,856	1,298	9.18
Repurchased	85	—	—
Granted	(695)	695	5.42
Exercised	—	(246)	4.93
Canceled	501	(501)	11.45

Balance as of December 31, 2003	1,747	1,246	7.01

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        The following table summarizes information concerning options outstanding and exercisable at December 31, 2003 (in thousands, except per share data):

	Options Outstanding
				Options Exercisable
		Weighted- Average Remaining Contractual Life (Years)
Range of Exercise Prices	Number of Shares		Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$1.50 - 4.94	22	9.0	$4.69	1	$3.77
5.00	628	7.5	5.00	448	5.00
5.06 - 6.00	468	9.4	5.36	—	—
6.12 - 7.30	60	9.7	6.58	—	—
8.80 - 17.70	35	7.8	13.76	20	15.09
22.30 - 120.00	33	6.7	64.08	25	78.16

$1.50 - 120.00	1,246	8.3	$7.01	494	$9.05

2000 Employee Stock Purchase Plan

        In May 2000, the board of directors adopted the 2000 Employee Stock Purchase Plan (the "Purchase Plan"), which was effective upon the closing of the initial public offering. The Purchase Plan qualifies under the provisions of section 423 of the 1986 Internal Revenue Code of the United States. A total of 654,185 shares are authorized for issuance under the Purchase Plan. Under the terms of the Purchase Plan, employees may contribute through payroll deductions up to 10% of their compensation to purchase shares at a price equal to 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period.

Stock-Based Compensation

        During the year ended December 31, 2000, CoSine issued stock options to employees with exercise prices that it believed represented the fair value of the stock. In March 2000, after CoSine began the initial public offering process, CoSine reevaluated the fair value of its common stock. In connection with the reevaluation, CoSine recorded deferred stock compensation for these stock option grants of $81,029,000 in the year ended December 31, 2000, representing the difference between the fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. This amount is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. CoSine recorded amortization of deferred stock compensation of $1,377,000, $7,273,000 and $29,691,000 for the years ended December 31, 2003, 2002 and 2001, respectively. When an employee terminates, an expense credit is recorded for any amortization that has been previously recorded as an expense in excess of vesting. For the years ended December 31, 2003 and 2002, credits of $956,000 and $8,466,000, respectively, were recorded to reverse deferred stock compensation amortization in excess of vesting. In 2003, CoSine additionally recorded a reversal of deferred stock compensation of $196,000 due to employee terminations.

FII-23

        During the year ended December 31, 2000, CoSine granted common stock options to non-employees at exercise prices that range from $40.00 to $95.00 per share for services provided to CoSine. These options are included in the option tables disclosed above. The options generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter and expire 10 years after the grant date. CoSine recognized expense of $4,000 in 2001 for these transactions, and no expense in 2003 or 2002. The fair value of these options was periodically re-measured as they vested over the performance period and was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5%, expected life of 10 years, a dividend yield of zero, and an expected volatility of CoSine's common stock of 0.6.

        During the year ended December 31, 2000, CoSine converted full-recourse promissory notes received from employees upon the early exercise of unvested employee stock options to non-recourse obligations. Accordingly, CoSine is required to re-measure the compensation associated with these shares until the earlier of the note being repaid or defaulted. The result of each re-measurement is deferred compensation expense, which is amortized over the remaining vesting period of the underlying options. In 2003, CoSine recorded no amortization or changes to deferred stock compensation for employee stock options exercised with non-recourse promissory notes. In 2002, CoSine recorded a reversal of deferred stock compensation of $4,916,000 due to employee terminations, a reduction of deferred compensation of $282,000 due to the re-measurement of compensation associated with these unvested shares and amortization of $173,000. In 2001, CoSine recorded a reduction deferred stock compensation due to the re-measurement of compensation associated with these unvested shares amounting to $31,586,000 and a reversal of amortization of $526,000.

        On November 1, 2002, CoSine re-priced 1,091,453 outstanding employee stock options to purchase shares of CoSine's common stock with original exercise prices ranging from $5.45 per share to $159.38 per share. These options were re-priced to $5.00 per share, $1.00 more than the fair market value of the underlying shares on the re-pricing date. Compensation associated with these options will be re-measured until they are exercised, canceled, or expire. During 2003, CoSine recorded deferred stock compensation in relation to re-priced stock options amounting to $619,000 and amortization of $797,000, as the price of CoSine's stock at December 31, 2003 was higher than the re-priced amount. In 2003, CoSine additionally recorded a reversal of deferred stock compensation of $68,000 due to employee terminations. During 2002, CoSine recorded deferred stock compensation in relation to re-priced stock options amounting to $1,111,000 and amortization of $514,000, as the price of CoSine's stock at the end of the quarter after the November 2002 re-pricing was higher than the re-priced amount.

        On July 10, 2001, CoSine re-priced 722,071 outstanding employee stock options to purchase shares of CoSine's common stock with original exercise prices ranging from $40.00 per share to $400.00 per share. These options were re-priced to $15.50 per share, the fair market value of the underlying shares on the re-pricing date. Compensation associated with these options will be re-measured until they are exercised, canceled, or expire. During the years ended December 31, 2003, 2002 and 2001, CoSine did not record any deferred stock compensation in connection with these re-priced options, as the price of CoSine's stock was not higher than the re-priced amount at any quarter-end during those periods.

FII-24

Warrants

        During the period from August 1998 to April 2000, CoSine issued warrants to purchase common stock to various consultants, lessors, lenders, service providers and customers. The warrants had a variable measurement date and, accordingly, were periodically revalued based on the guidance of Emerging Issues Taks Force Consensus No. 96-18 (EITF No. 96-18). The fair value of these warrants has been amortized over the expected life of the warrants. Except for the warrants discussed below, all of these warrants were fully amortized as of December 31, 2003 and no longer affect the Company's financial statements.

        In August 1998, in connection with a facilities lease arrangement, CoSine issued warrants to purchase 15,792 shares of series A preferred stock. The warrants were exercisable at any time at no cost to the holder and expired on the earlier of five years following the issue date or a corporate reorganization. The warrants had a variable measurement date and accordingly they are periodically revalued based on the guidance of EITF No. 96-18. The warrants vested over a period of one year and their fair value was calculated to be $767,000 at December 31, 1999 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an initial expected life of five years. The fair value of the warrants is being amortized over the term of the lease. These warrants were exercised in June 2000 and converted into 63,642 shares of common stock upon the completion of the initial public offering in September of 2000. At December 31, 2003 and 2002, CoSine had $435,000 and $497,000, respectively, of unamortized warrant charges related to the facilities lease.

        At December 31, 2003 and 2002, warrants to purchase 30,488 and 3,750 shares of common stock at $7.38 per share and $80.00 per share, respectively, were outstanding.

7.    Related Parties

        As of December 31, 2003 and 2002, CoSine had non-recourse promissory notes receivable of $600,000 and $775,000, respectively, from officers of CoSine for the payment of stock option exercises. The remaining note is secured by a pledge of CoSine's common stock and has an annual interest rate of 6.77%. The note and interest accrued but unpaid are due and payable during 2008. During 2003, one officer, whose employment with CoSine terminated, defaulted on the payment of a non-recourse loan amounting to $175,000, secured by 4,375 shares of common stock. During 2002, four officers, whose employment with CoSine terminated, defaulted on the payment of non-recourse loans amounting to $2,485,000, secured by 67,156 shares of common stock.

        As of December 31, 2003 and 2002, CoSine had non-recourse promissory notes receivable secured by a pledge of CoSine's common stock totaling $6,059,000 and $9,756,000, respectively, from non-officer employees of CoSine for the payment of stock option exercises. Yearly interest on the notes ranges from 6.09% to 6.77%. The notes are due and payable at the earliest of 10 years from the date of loan, the date of the employee's termination or the date the shares are sold. During 2003 and 2002, non-officer employees defaulted on notes receivable in the amounts of $3,665,000 and $12,216,000, respectively, secured by 80,981 shares and 264,907 shares of common stock, respectively.

8.    Income Taxes

        The provisions for income taxes of $287,000, $509,000 and $837,000 for the years ended December 31, 2003, 2002 and 2001, respectively, are comprised entirely of foreign corporate income

FII-25

taxes. The difference between the provisions for income taxes and the amounts computed by applying the federal statutory income tax rate to the losses before income taxes are explained below (in thousands):

	2003	2002	2001
U.S. federal tax benefit at federal statutory rate	$(11,780)	$(32,888)	$(50,896)
Loss for which no tax benefit is currently recognizable	11,910	30,828	46,030
Non-cash charges related to equity issuances	157	2,569	5,703

Total provision	$287	$509	$837

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of CoSine's deferred tax assets are as follows (in thousands):

	December 31,
	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$101,653	$85,000
Equity related charges	150	13,719
Tax credit carryforwards	8,359	5,496
Deferred revenue	579	592
Inventory reserve	5,471	2,905
Capitalized research and development	9,332	6,685
Capital loss carryforward	27,789	—
Accruals and reserves not currently deductible	7,879	6,760

Total deferred tax assets	161,212	121,157
Valuation allowance	(161,212)	(121,157)

Net deferred tax assets	$—	$—

        Financial Accounting Standards Board Statement Number 109, "Accounting for Income Taxes" provides for the recognition of deferred tax assets if realization of the deferred tax assets is more likely than not. Based upon the weight of available evidence, which includes CoSine's historical operating performance and the reported cumulative net losses in all prior years, CoSine has provided a full valuation allowance against its net deferred tax assets. The valuation allowance increased by $40,055,000 in 2003 and by $20,448,000 in 2002. The valuation allowance at December 31, 2003 includes approximately $150,000 relating to equity issuances, compared to approximately $13,719,000 at December 31, 2002. The decrease during fiscal 2003 relates primarily to a reduction in the expected future tax benefits from previously issued stock options.

        As of December 31, 2003, CoSine had federal net operating loss carryforwards of approximately $276,000,000, which will begin to expire in 2018 if not utilized and state net operating loss carryforwards of approximately $129,000,000, which will begin to expire in 2007 if not utilized. As of December 31, 2002, CoSine had federal net operating loss carryforwards of approximately $232,000,000,

FII-26

which will begin to expire in 2013 if not utilized and state net operating loss carryforwards of approximately $101,000,000, which will begin to expire in 2007 if not utilized.

        As of December 31, 2003, CoSine also had federal and state research and development tax credit carryforwards of approximately $7,113,000 and $7,967,000, respectively. As of December 31, 2002, CoSine also had federal and state research and development tax credit carryforwards of approximately $3,100,000 and $3,490,000, respectively. The federal tax credit carryforwards will expire at various dates beginning in 2013, if not utilized. The State credits do not expire.

        During fiscal 2003, the Company liquidated certain subsidiary, resulting in a capital loss carryforward of approximately $69,470,000. These losses may only be offset against future capital gains and will expire in fiscal 2008 if not utilized.

        Use of the net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

9.    Restructuring and Impairment Charges

May and March 2003 Restructuring

        In May and March 2003, CoSine's senior management communicated additional reductions in its workforce related to employees in its European region and the closure of a sales office in the Asia/ Pacific Rim region. The employees were notified in May and March 2003 that their job functions would be eliminated and that termination benefits would be paid to them. As a result of the workforce reduction, five employees were designated for termination. Amounts related to the workforce reduction and the other items are expected to be paid through June of 2004.

        Activity related to the May and March 2003 restructurings for the year ended December 31, 2003 was as follows, (in thousands):

	Worldwide Workforce Reduction	Lease Termination and Other	Total
Charges	$277	$17	$294
Cash payments	(284)	(12)	(296)
Non-cash items	(20)	(4)	(24)
Accrual adjustment	75	(1)	74

Provision balance at December 31, 2003	$48	$—	$48

October 2002 Restructuring

        In October 2002, CoSine's senior management approved a restructuring plan to reduce its worldwide workforce. Employees were notified in October 2002 that certain job functions would be eliminated and that particular termination benefits would be paid to affected employees. As a result of the workforce reduction, 73 employees were designated for termination in the restructuring program. Most of the terminations took place in the fourth quarter of 2002. The employees affected by the

FII-27

workforce reduction were from all functional groups and were located in offices in the United States, Europe and Asia. Amounts related to the worldwide workforce reduction were paid out through September of 2003. In addition, during the first quarter of 2003, CoSine concluded negotiations to settle obligations associated with Redwood City, California leased facilities it exited during 2002 and made a payment of $8,104,000.

        Activity related to the October 2002 restructuring for the years ended December 31, 2003 and 2002 was as follows, (in thousands):

	Worldwide Workforce Reduction	Lease Termination and Other	Total
Charges	$1,945	$7,854	$9,799
Cash payments	(1,628)	—	(1,628)
Deposit forfeiture and deferred rent	—	305	305

Provision balance at December 31, 2002	$317	$8,159	$8,476
Cash payments	(310)	(8,112)	(8,422)
Accrual adjustment	(7)	(47)	(54)

Provision balance at December 31, 2003	$—	$—	$—

May 2002 Restructuring

        In May 2002, CoSine's senior management approved a restructuring program to reduce its worldwide workforce, close certain sales offices, exit certain facilities and dispose of or abandon certain property and equipment. Employees were notified in May 2002 that certain job functions would be eliminated and that particular termination benefits would be paid to affected employees. As a result of the workforce reduction, 146 employees were designated for termination in the restructuring program. Most of the terminations took place in the second quarter of 2002, with the remainder taking place in the third quarter of 2002. The employees in the workforce reduction were from all functional groups and were located in offices in the United States, Europe and Asia. Amounts related to the worldwide workforce reduction were paid out through December of 2002, and lease commitments and non-cancelable commitments are being paid out over their respective terms through March 2004. The Company also wrote down certain property and equipment to its expected realizable value as the assets have been either sold, disposed of or otherwise abandoned.

FII-28

        Activity related to the May 2002 restructuring for the years ended December 31, 2003 and 2002 was as follows, (in thousands):

	Worldwide Workforce Reduction	Write-down of Property and Equipment	Lease Commitments and Other	Total
Charges	$3,660	$3,248	$2,318	$9,226
Cash payments	(3,660)	—	(1,503)	(5,163)
Non-cash charges	—	(3,248)	—	(3,248)

Provision balance at December 31, 2002	$—	$—	$815	$815
Cash payments	—	—	(677)	(677)
Non-cash charges	—	—	(42)	(42)
Accrual adjustment	—	—	22	22

Provision balance at December 31, 2003	$—	$—	$118	$118

Impairment of Long-lived Assets

        As a result of CoSine's assessment of market conditions and the related effect on its business plan, the Company concluded that indicators of impairment of its long-lived assets were present during the second and third quarters of 2002. Accordingly, the Company performed an impairment test of the carrying value of its long-lived assets, consisting primarily of property and equipment, in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Based on an undiscounted cash flow analysis, the cash flows expected to be generated by CoSine's long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, the Company obtained a valuation report outlining the estimated fair value of the assets, based on quoted market prices, from an independent appraiser and recorded an impairment charge of $15,512,000 to write the carrying value of its long-lived assets held for use down to their fair values in the second and third quarters of 2002. In addition, property and equipment that was idled or abandoned was written down by approximately $3,248,000 to its estimated net realizable value.

April and September 2001 Restructuring

        In April and September of 2001, CoSine's senior management approved restructuring programs to reduce its worldwide workforce, close certain sales offices, exit certain facilities and idle certain property and equipment. Employees affected by the April 2001 program were notified and terminated in April 2001. With respect to the September 2001 program, notification was given to employees in September 2001 that certain job functions would be eliminated and that particular termination benefits would be paid to affected employees.

FII-29

        Activity related to the April and September 2001 restructurings for the years ended December 31, 2002 and 2001 was as follows (in thousands):

	Worldwide Workforce Reduction	Write-down of Property and Equipment	Lease Commitments and Other	Total
Charges	$3,496	$4,593	$902	$8,991
Cash payments	(3,155)	—	(135)	(3,290)
Non-cash charges	—	(4,593)	—	(4,593)

Provision balance at December 31, 2001	$341	$—	$767	$1,108
Cash payments	(341)	—	(767)	1,108

Provision balance at December 31, 2002	$—	$—	$—	$—

        As a result of the workforce reductions, approximately 55 employees were terminated in the second quarter of 2001, and approximately 50 employees were designated for termination in the third quarter of 2001 restructuring program and were then terminated in the fourth quarter of 2001. The employees in both workforce reductions were from all functional groups and were primarily located in the Redwood City, California offices. Certain property and equipment has been written down to its expected realizable value.

        Amounts related to the worldwide workforce reduction were paid out through mid-2002, and lease commitments were paid out over the respective lease terms through mid-2002.

10. Subsequent Event

        At June 30, 2004, the Company made an assessment of its business and concluded that indicators of impairment, including ongoing operating losses, inability to achieve sustainable revenue growth, including the Company's failure to capture new customers, and the Company's decision to evaluate strategic alternatives were present at June 30, 2004. Accordingly, the Company performed an impairment test of the carrying value of its long-lived assets, consisting primarily of property and equipment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Based on an undiscounted cash flow analysis, the cash flows expected to be generated by the Company's long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, the Company obtained a third-party valuation report outlining the estimated fair value of the assets, based on quoted market prices, from an independent appraiser and recorded an impairment charge of $2.3 million to write down the carrying value of the long-lived assets held for use to their fair estimated values in the second quarter of fiscal 2004.

        In July 2004, the Company announced that it was exploring strategic alternatives and that it had hired an investment bank as its financial advisor. On September 8, 2004, in connection with its ongoing evaluation of strategic alternatives, the Company announced the termination of most of its employees and the discontinuance of the development and manufacture of its products in an effort to conserve cash. The specific actions included workforce reductions, with a charge of $2,871,000, announced discontinuance of CoSine's products, with a related charge to cost of sales of $3,466,000 to write inventory down to net realizable value and a $75,000 charge for unrecoverable royalties, and

FII-30

termination of third party manufacturing agreements, with a charge of $375,000 in the third quarter of fiscal 2004. The Company also terminated contractor and consulting agreements, real estate leases, and sold or disposed tangible assets in the fourth quarter of fiscal 2004, which resulted in additional charges of $3.4 million in the quarter ended December 31, 2004. As a result of the workforce reduction, all employees were terminated by December 31, 2004. A former employee and officer, who is currently a consultant effective January 1, 2005, continues in the officer role.

        On October 22, 2004, the Company executed an agreement to terminate the lease of its facilities in Redwood City, California. The agreement included a lump sum payment, related to rents through December 31, 2004 and clean-up costs, of $4.1 million, the surrender of a $420,000 lease deposit and the surrender of furniture and fixtures with an estimated value of less than $50,000. In exchange, the lessor has agreed to terminate the lease as of December 31, 2004 and to waive the rights to approximately $16.6 million in contracted rents. CoSine had vacated the facility on December 31, 2004.

        As of December 31, 2004, the Company's business consisted primarily of a customer service capability operated under contract by a third party. The Company's actions in September 2004, in connection with its ongoing evaluation of strategic alternatives, to terminate most of its employees and discontinue production activities in an effort to conserve cash raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

        On January 7, 2005, CoSine Communications, Inc., a Delaware corporation ("CoSine"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Tut Systems, Inc., a Delaware corporation ("Tut Systems"), and Cadillac Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Tut Systems ("Merger Sub"), pursuant to which Merger Sub will merge with and into CoSine, with CoSine being the surviving corporation and becoming a wholly owned subsidiary of Tut Systems in a stock-for-stock transaction valued at approximately $24.1 million (the "Merger"). Upon closing, Tut Systems will issue approximately 6.0 million shares of its common stock to the shareholders of CoSine.

        In January 2005, CoSine and each of its directors were named as defendants in a class action lawsuit filed in the San Mateo County Superior Court on behalf of CoSine stockholders. The complaint alleges that the CoSine directors breached their fiduciary duty to the corporation in connection with the proposed merger with Tut Systems and requests that the proposed merger be enjoined. CoSine and its directors believe that the allegations are without merit and intend to defend the action vigorously.

FII-31

COSINE COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share data)

	September 30, 2004 (Unaudited)	December 31, 2003(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,425	$19,719
Short-term investments	22,198	38,033
Accounts receivable:
Trade (net of allowance for doubtful accounts of $90 and $150 at September 30, 2004 and December 31, 2003, respectively)	675	4,962
Other	589	494
Inventory	20	4,003
Prepaid expenses and other current assets	3,751	2,668

Total current assets	38,658	69,879
Property and equipment, net	—	2,900
Long-term deposits	158	647

	$38,816	$73,426

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,059	$1,657
Accrued warranty liability	283	464
Other accrued liabilities	4,231	2,560
Accrued compensation	1,477	1,821
Deferred revenue	950	3,543
Current portion of equipment and working capital loans	—	129

Total current liabilities	8,000	10,174
Accrued rent	2,049	2,078
Stockholders' equity:
Preferred stock, no par value; 3,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 300,000,000 shares authorized; 10,075,838 and 10,176,845 shares issued and outstanding at; September 30, 2004 and December 31, 2003, respectively	1	1
Additional paid-in capital	541,537	546,176
Notes receivable from stockholders	(3,128)	(6,659)
Accumulated other comprehensive income	489	533
Deferred compensation	—	(455)
Accumulated deficit	(510,132)	(478,422)

Total stockholders' equity	28,767	61,174

	$38,816	$73,426

(1)
The information in this column was derived from the Company's audited consolidated financial statements for the year ended December 31, 2003.

See accompanying notes.

FII-32

COSINE COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$1,088	$4,024	$8,111	$12,244
Cost of goods sold(1)	4,441	1,798	7,373	5,335

Gross profit (loss)	(3,353)	2,226	738	6,909

Operating expenses:
Research and development(2)	3,709	5,485	13,316	15,920
Sales and marketing(3)	3,056	3,191	9,594	10,310
General and administrative(4)	1,721	1,817	4,626	5,643
Restructuring and impairment charges	2,871	14	5,214	351
Total operating expenses	11,357	10,507	32,750	32,224

Loss from operations	(14,710)	(8,281)	(32,012)	(25,315)

Other income (expenses):
Interest income and other	82	137	307	851
Interest expense(5)	—	(25)	(3)	(214)

Total other income, net	82	112	304	637

Loss before income tax provision (benefit)	(14,628)	(8,169)	(31,708)	(24,678)
Income tax provision (benefit)	(9)	15	2	86

Net loss	$(14,619)	$(8,184)	$(31,710)	$(24,764)

Basic and diluted net loss per share	$(1.47)	$(0.84)	$(3.17)	$(2.54)

Shares used in computing per share amounts	9,945	9,797	9,998	9,753

(1)
Cost of goods sold includes $4 and $40 for the three months ended September 30, 2004 and 2003, respectively, and ($65) and $135 for the nine months ended September 30, 2004 and 2003, respectively, of non-cash (credits) charges related to equity issuances. Cost of goods sold, also includes $3,917 and $0 for the three months ended September 30, 2004 and 2003, respectively, and $3,917 and $0 for the nine months ended September 30, 2004 and 2003, respectively, of charges related to restructuring.

(2)
Research and development expenses includes $1 and $159 for the three months ended September 30, 2004 and 2003, respectively, and ($213) and $346 for the nine months ended September 30, 2004 and 2003, respectively, of non-cash charges (credits) related to equity issuances.

(3)
Sales and marketing expenses includes ($2) and $86 for the three months ended September 30, 2004 and 2003, respectively, and ($195) and ($15) for the nine months ended September 30, 2004 and 2003, respectively, of non-cash (credits) charges related to equity issuances.

(4)
General and administrative expenses includes ($1) and ($60) for the three months ended September 30, 2004 and 2003, respectively, and ($402) and $209 for the nine months ended September 30, 2004 and 2003, respectively, of non-cash (credits) charges related to equity issuances.

(5)
Interest expense includes no non-cash charges related to equity issuances for the three months ended September 30, 2004 and 2003, and $0 and $30 of non-cash charges related to equity issuances for the nine months ended September 30, 2004 and 2003, respectively.

See accompanying notes

FII-33

COSINE COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Operating activities:
Net loss	$(31,710)	(24,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,398	2,003
Provision for doubtful accounts	14	88
Non-cash charges related to inventory write-down	4,220	61
Write-down of property and capital equipment	2,308	—
Amortization of warrants issued for services	78	75
Amortization of deferred stock compensation	(971)	1,431
Reversal of stock compensation amortization in excess of vesting	(185)	(802)
Other non-cash restructuring items	75	12
Bonus awarded in shares of common stock	228	—
Other, net	123	(139)
Net changes in operating assets and liabilities:
Accounts receivable, trade	4,273	2,798
Other receivables	(192)	223
Inventory	(313)	(738)
Prepaid expenses and other current assets	(641)	539
Long-term deposits	245	252
Accounts payable	(598)	242
Accrued warranty liability	(181)	(420)
Accrued compensation	(344)	593
Accrued other liabilities	1,671	(11,149)
Deferred revenue	(2,594)	203
Accrued rent	(29)	(8)

Net cash used in operating activities	(23,125)	(29,500)
Investing activities:
Capital expenditures	(1,053)	(2,023)
Purchase of short-term investments	(34,480)	(58,828)
Proceeds from sales and maturities of short-term investments	50,267	103,414

Net cash provided by investing activities	14,734	42,563
Financing activities:
Principal payments of equipment and working capital loans and capital leases	(129)	(3,486)
Proceeds from issuance of common stock	226	471
Proceeds from notes receivable from stockholders	—	31
Repurchase of common stock	—	(68)

Net cash provided by (used in) financing activities	97	(3,052)

Net increase (decrease) in cash and cash equivalents	(8,294)	10,011
Cash and cash equivalents at the beginning of the period	19,719	9,230

Cash and cash equivalents at the end of the period	$11,425	$19,241

Supplemental information:
Cash paid for interest	$3	$184
Income taxes paid	$53	$86
Cancellation of notes receivable due to repurchase of unvested stock	$3,531	$2,936
Issuance of warrant to re-seller	$48	$—
Re-measurement of deferred stock-based compensation	$251	$—
Net transfer from inventory to property and equipment	$173	$—

FII-34

COSINE COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

        The unaudited condensed consolidated financial statements have been prepared by CoSine Communications, Inc. pursuant to instructions to Form 10-Q and Article 10 of Regulation S-X and include the accounts of CoSine Communications, Inc. and its wholly owned subsidiaries ("CoSine" or collectively, the "Company"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring items) necessary for a fair presentation as an ongoing operating entity have been included. The results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year. The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited financial statements as of that date. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes included in CoSine's Annual Report filed on Form 10-K for the year ended December 31, 2003.

        On July 29, 2004, CoSine announced that it was exploring various strategic alternatives and that the Company had hired an investment bank as its financial advisor.

        On September 8, 2004, CoSine announced, in connection with its ongoing evaluation of strategic alternatives, actions to lay-off most of its employees, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Since September 8, 2004, the Company has taken a number of actions to reduce its operating expenses and conserve its cash. CoSine has notified its existing customers that the CoSine products are now formally discontinued and that existing customers may place "lifetime buy" orders to support their platform transition plans. The Company has written its inventory down to estimated net realizable value at September 30, 2004. The Company has taken steps to terminate contract manufacturing arrangements, contractor and consulting arrangements and facility leases. These activities will continue into the quarter ending December 31, 2004, at which time CoSine's business will consist primarily of a customer service capability operated under contract by a third party.

        The Company continues to explore strategic alternatives, including a sale of the Company, a sale or licensing of products, intellectual property, or individual assets or a winding-up and liquidation of the business. Pending the outcome of the Company's review of strategic alternatives and any definitive decisions to close or liquidate the business, the Company will continue to prepare its financial statements on the assumption that it will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As such, the financial statements do not include any adjustments to reflect possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from any decisions made with respect to the Company's assessment of its strategic alternatives. If at some point the Company were to decide to pursue alternative plans, the Company may be required to present the financial statements on a different basis. As an example, if the Company were to decide to pursue a liquidation and return of capital, it would be appropriate to prepare and present financial statements on the liquidation basis of accounting, whereby assets are valued at their estimated net realizable values and liabilities are stated at their estimated settlement amounts.

FII-35

Pro Forma Stock-Based Compensation Information

        CoSine has elected to continue to follow Accounting Principles Board Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees," and related interpretations to account for employee stock options because the alternative fair value method of accounting prescribed by Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

        The following table illustrates the effect on CoSine's net loss and net loss per share if CoSine had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss, as reported	$(14,619)	$(8,184)	$(31,710)	$(24,764)
Add: Stock-based employee compensation expense (credit), net of tax, included in reported net loss	4	357	(743)	1,431
Deduct: Reversal of amortization of stock-based employee compensation in excess of vesting, net of tax	(21)	(147)	(184)	(802)
Deduct: Stock-based employee compensation credit (expense) determined under the fair value method for all stock option grants net of tax	179	(45)	(716)	(1,947)

Pro forma net loss	$(14,457)	$(8,019)	$(33,353)	$(26,082)

Basic and diluted net loss per share, as reported	$(1.47)	$(0.84)	$(3.17)	$(2.54)

Pro forma basic and diluted net loss per share	$(1.45)	$(0.82)	$(3.34)	$(2.67)

        The fair value of CoSine's options was estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Dividend yield	—	0.0%	0.0%	0.0%
Volatility	—	0.84	0.97	0.81
Risk free interest rate	—	2.7%	2.5%	2.2%
Expected life	—	4 years	4 years	4 years

        In the three months ended September 30, 2004, there were no options granted to employees.

        In the three and nine months ended September 30, 2004, 23,491 shares were issued under the Employee Stock Purchase Plan. The estimated weighted-average fair value of shares issued under the Employee Stock Purchase Plan in 2004 was $4.09, using a volatility of .64, dividend yield of zero,

FII-36

risk-free interest rate of 2.0% and an expected life of one year. The estimated weighted-average fair value of shares issued under the Employee Stock Purchase Plan in 2003 was $2.22, using dividend yield of zero, volatility of 0.47, risk-free interest rate of 1.3% and an expected life of one year.

Guarantees

        CoSine from time to time enters into certain types of contracts that require the Company to indemnify parties against certain third party claims that may arise. These contracts primarily relate to: (i) certain real estate leases under which the Company may be required to indemnify property owners for environmental liabilities and other claims arising from the Company's use of the applicable premises, (ii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship, (iii) contracts under which the Company may be required to indemnify customers against loss or damage to property or persons as a result of willful or negligent conduct by CoSine employees or sub-contractors, (iv) contracts under which the Company may be required to indemnify customers against third party claims that a CoSine product infringes a patent, copyright or other intellectual property right and (v) procurement or license agreements under which the Company may be required to indemnify licensors or vendors for certain claims that may be brought against them arising from the Company's acts or omissions with respect to the supplied products or technology.

        Generally, a maximum obligation is not explicitly stated. Because the obligated amounts associated with this type of agreement are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, CoSine has not been obligated to make payments for these obligations, and no liabilities have been recorded for these obligations on its condensed consolidated balance sheets as of September 30, 2004 and December 31, 2003.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates. Estimates are used in accounting for, but not limited to, revenue recognition, allowance for doubtful accounts, inventory valuations, long-lived asset impairment evaluations, accrued liabilities including warranties, and equity issuances. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period of determination.

2.    COMMITMENTS AND CONTINGENCIES

        As of September 30, 2004, CoSine had commitments of approximately $375,000 relating to purchases of raw materials and semi-finished goods. Subsequent to September 30, 2004, CoSine terminated its contract manufacturing relationships and has taken a charge of $375,000 in the quarter ended September 30, 2004 with respect to the cancellation of such purchase commitments.

        As of September 30, 2004, CoSine had a contract with an India-based subcontractor to perform software support services. On October 14, 2004, CoSine expanded the scope and extended the term of this contract to provide a service and support capability for CoSine's customers through December 31, 2005. The contract, which is cancelable with 90 days notice, calls for quarterly payments of $450,000

FII-37

through June 30, 2005 and quarterly payments of $300,000 through December 31, 2005. In addition, there are set-up costs of approximately $335,000 to be borne by CoSine in the quarter ended December 31, 2004.

        On November 15, 2001, CoSine and certain of its officers and directors were named as defendants in a securities class action lawsuit filed in the United States District Court, Southern District of New York. The complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in CoSine's initial public offering. The complaint brings claims for the violation of several provisions of the federal securities laws against those underwriters, and also against the Company and each of the directors and officers who signed the registration statement relating to the initial public offering. Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 250 other companies. The lawsuit and all other "IPO allocation" securities class actions currently pending in the Southern District of New York have been assigned to Judge Shira A. Scheindlin for coordinated pretrial proceedings. In October 2002, the individual defendants were dismissed without prejudice pursuant to a stipulation. The issuer defendants filed a coordinated motion to dismiss on common pleading issues, which the Court granted in part and denied in part in an order dated February 19, 2003. The Court's order dismissed the Section 10(b) and Rule 10b-5 claims against the Company but did not dismiss the Section 11 claims against the Company.

        In June 2004, a stipulation for the settlement and release of claims against the issuer defendants, including the Company, was submitted to the Court for preliminary approval. Under the proposed settlement, the plaintiffs will dismiss and release all claims against participating issuer defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuer defendants in all of the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases, up to the limits of the applicable insurance policies. The Company will not be required to make any cash payments under the settlement, unless the Company's insurer is required to pay on the Company's behalf an amount that exceeds the Company's insurance coverage. The Company does not believe that this circumstance will occur. The settlement is still subject to a number of conditions, including certification of a class for settlement purposes and formal Court approval. If the settlement is not consummated, the Company intends to defend the lawsuit vigorously. However, the Company cannot predict its outcome with certainty. If the Company is not successful in its defense of this lawsuit, it could be forced to make significant payments to the plaintiffs and their lawyers, and such payments could have a material adverse effect on the Company's business, financial condition and results of operations if not covered by the Company's insurance carrier. Even if these claims are not successful, the litigation could result in substantial costs and divert management's attention and resources, which could adversely affect the Company's business, results of operations and financial position.

        In the ordinary course of business, CoSine is involved in legal proceedings involving contractual obligations, employment relationships and other matters. Except as described above, CoSine does not believe there are any pending or threatened legal proceedings that will have a material impact on its consolidated financial position or results of operations.

FII-38

3.    BALANCE SHEET DETAILS

Inventory

        Inventories, which are stated at the lower of cost (first-in, first-out) or market, consisted of the following, in thousands:

	September 30, 2004	December 31, 2003
	(unaudited)
Raw materials	$20	$160
Semi-finished goods	—	3,466
Finished goods	—	377

	$20	$4,003

        In September 2004, the Company announced the discontinuation of its products, accordingly, the Company recorded a charge of $3.9 million to cost of sales in the quarter ended September 30, 2004, consisting of $3.5 million to write inventory down to estimated net realizable value and $375,000 to terminate all existing contract manufacturing obligations as of September 30, 2004.

        There were no goods awaiting customer acceptance at September 30, 2004. Included in finished goods at December 31, 2003 was $160,000 of goods awaiting customer acceptance. There was no finished goods at September 30, 2004. Included in finished goods at December 31, 2003 were $126,000 of goods used for customer evaluation purposes. There were no goods used for customer evaluation at September 30, 2004.

        During the nine months ended September 30, 2004, $0.3 million of previously written-down inventory was sold and $4.1 million of inventory was written down. During the nine months ended September 30, 2003, $0.8 million of previously written-down inventory was sold and $0.1 million of inventory was written down. In addition, charges of $375,000 were recorded in the nine months ended September 30, 2004 in connection with excess purchase commitments at CoSine's contract manufacturers and with the termination of the contract manufacturing agreements.

        During the three months ended September 30, 2004, no previously written-down inventory was sold and $3.5 million of inventory was written down. During the three months ended September 30, 2003, $0.1 million of previously written-down inventory was sold and $0.1 million of inventory was written down. There were no charges in connection with excess purchase commitments at CoSine's contract manufacturers in the three months ended September 30, 2003.

Warranty

        CoSine provides a basic limited warranty, including repair or replacement of parts, and technical support. The specific terms and conditions of those warranties vary depending on the customer or region in which CoSine does business. CoSine estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. CoSine's warranty obligation is affected by the number of installed units, product failure rates, materials usage and service delivery costs incurred in correcting product failures. CoSine periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

FII-39

        It is expected that any product sales in the fourth quarter of 2004 will not be covered by warranty.

        Changes in CoSine's warranty liability were as follows, in thousands:

	Nine Months Ended September 30,
	2004	2003
	(unaudited)
Beginning balance	$464	$1,103
Warranty expense charged to cost of goods sold	150	357
Utilization of warranties	(313)	(680)
Changes in estimated liability based on experience	(18)	(97)

Ending balance	$283	$683

4.    NET LOSS PER COMMON SHARE

        Basic net loss per common share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less weighted-average shares outstanding that are subject to CoSine's right of repurchase. Common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method), have been excluded from the diluted net loss per common share computations, as their inclusion would be antidilutive. These securities amounted to 1,182,044 shares and 1,534,000 shares for the nine months ended September 30, 2004 and 2003, respectively.

        The calculations of basic and diluted net loss per share are shown below, in thousands, except per share data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss	$(14,619)	$(8,184)	$(31,710)	$(24,764)

Basic and diluted:
Weighted-average shares of common stock outstanding	10,177	9,995	10,199	9,968
Weighted-average shares subject to repurchase	(232)	(198)	(201)	(215)

Weighted-average shares used in basic and diluted net loss per share	9,945	9,797	9,998	9,753

Basic and diluted net loss per share	$(1.47)	$(0.84)	$(3.17)	$(2.54)

5.    WARRANTS

        In the second quarter of 2004, the Company issued to a reseller a warrant to acquire 254,489 shares of CoSine stock at an exercise price of $4.65 per share. The warrant has a two-year term beginning May 28, 2004. If during the two-year term (1) any person or entity acquires a greater than 50% interest in CoSine or the ownership or control of more than 50% of the voting stock of CoSine or (2) CoSine sells substantially all of its intellectual property assets, the warrant becomes exercisable.

FII-40

Even if the reseller does not immediately exercise the warrant upon the occurrence of such an event that makes the warrant exercisable (a "trigger event"), the reseller shall be entitled to securities, cash and property to which it would have been entitled to upon the consummation of the trigger event, less the aggregate price applicable to the warrant. CoSine calculated the fair value of the warrant to be approximately $48,000 using the Black-Scholes valuation method, using a volatility factor of .97, a dividend yield of zero, risk-free interest rate of 2.5%, an expected life of two years and a 10% probability that the warrant would be exercisable during the two-year term. The fair value of the warrant was to be amortized over the two-year expected life of the warrant. In the second quarter of 2004, CoSine amortized approximately $2,000. In the third quarter of 2004, CoSine wrote-off the remaining balance of $46,000 of unamortized fair value of the warrant issued to a reseller. The decision to fully amortize the remaining fair value of the warrant was due to an announcement made by the reseller terminating the agreement with CoSine.

6.    COMPREHENSIVE LOSS

        The components of comprehensive loss are shown below, in thousands:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss	$(14,619)	$(8,184)	$(31,710)	$(24,764)
Other comprehensive loss:
Unrealized gain (losses) on investments	17	(43)	(48)	(311)
Currency translation adjustment	18	43	3	172

Total other comprehensive loss	35	0	(45)	(139)

Comprehensive loss	$(14,584)	$(8,184)	$(31,755)	$(24,903)

7.    SEGMENT REPORTING

        CoSine operates in only one operating segment, and substantially all of CoSine's assets are located in the United States.

FII-41

        Revenues from customers by geographic region for the three months and nine months ended September 30, 2004 and 2003, respectively, were as follows, in thousands:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Region
United States	$342	$726	$3,033	$5,396
Italy	52	71	804	92
France	350	106	1,286	481
Korea	18	1,688	1,580	1,749
Japan	50	587	664	2,855
Other EMEA	266	620	714	1,371
Other Asia/Pacific	10	226	30	300

Total	$1,088	$4,024	$8,111	$12,244

        For the three months ended September 30, 2004, Transpac, Equant and Sprint accounted for 23%, 21% and 18% of the Company's revenue, respectively. For the three months ended September 30, 2003, Smartnet, Sprint and Cable and Wireless accounted for 28%, 15% and 14% of the Company's revenue, respectively. For the nine months ended September 30, 2004, Sprint, Infranet and Transpac accounted for 26%, 18% and 11% of the Company's revenue, respectively. For the nine months ended September 30, 2003, Sprint, Nissho and NEC accounted for 40%, 14% and 10% of the Company's revenue, respectively.

        At September 30, 2004, Transpac, Equant and Lucent accounted for 45%, 28% and 8% of CoSine's accounts receivable, respectively.

8.    RESTRUCTURING CHARGES

        In September 2004, CoSine announced actions to terminate most of its workforce, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. The specific actions include workforce reductions, with a charge of $2,871,000, announced discontinuance of the CoSine products, with a related charge to cost of sales of $3,466,000 to write inventory down to net realizable value and a $75,000 charge for unrecoverable royalties, and termination of third party manufacturing agreements, with a charge of $375,000. The Company also plans to terminate contractor and consulting agreements, real estate leases, and to sell or dispose of tangible assets. These activities will result in additional charges in the quarter ending December 31, 2004. As a result of the workforce reduction, 100 employees were terminated through September 30, 2004, leaving an employee population of 39. Substantially all employees will be terminated by December 31, 2004.

        Effective September 23, 2004, CoSine approved severance agreements with Stephen Goggiano, its president and chief executive officer, and Terry Gibson, its chief financial officer, covering the period of August 1, 2004 through the earlier of (i) December 31, 2004 or (ii) the termination of their respective employments due to the elimination of their respective jobs if caused by a merger, sale, acquisition, liquidation, dissolution, consolidation or similar corporate transaction, in exchange for their continued

FII-42

service to CoSine as it explores strategic alternatives, including a sale of the Company, a sale or licensing of products, intellectual property, or sale of individual assets or a winding-up and liquidation of the business. In exchange for their continued service during this time period, Mr. Goggiano and Mr. Gibson will each receive a retention bonus equal to 100% of their base 2004 annual salary payable on or before December 31, 2004. In addition, upon completion of these services, CoSine shall pay for the cost of Mr. Goggiano's and Mr. Gibson's COBRA coverage under the Company's health plan for a period of 12 months after termination of their respective employment.

        On completion of this restructuring in December 2004, the company operations will consist primarily of a customer service capability, performed under contract by a third party contractor.

        Activity related to the September 2004 restructuring is as follows (in thousands):

	Worldwide workforce reduction	Write-down of inventory and prepaid royalty	Manufacturing agreement termination	Total
September 2004 restructuring charges	$2,872	$3,541	$375	$6,788
Cash payments	(938)	—	—	(938)
Write offs	—	(3,541)	(97)	(3,638)

Provision balance at September 30, 2004	$1,934	$—	$278	$2,212

        The restructuring charges related to worldwide workforce reduction of $2,872 was charged to operating expenses, and the write-down of inventory, write-off of prepaid royalty and termination of manufacturing agreement of $3,916 was charged to cost of sales.

        Cosine expects to pay the remaining $2,212,000 related to the workforce reduction and manufacturing agreement termination in the fourth quarter of 2004.

        In March 2003, CoSine's senior management communicated reductions in its workforce related to the closure of a sales office in the Asia/Pacific Rim region. The employees were notified in March 2003 that their job functions would be eliminated and that termination benefits would be paid to them. As a result of the workforce reduction, five employees were designated for termination.

        In May 2002, CoSine's senior management approved a restructuring program to reduce its worldwide workforce, close certain sales offices, exit certain facilities and dispose of or abandon certain property and equipment. Most of the terminations took place in the second quarter of 2002, with the remainder taking place in the third quarter of 2002. The Company also wrote down certain property and equipment to its expected realizable value as the assets have been either sold, disposed of or otherwise abandoned. The final $153,000 related to the restructuring program was paid in the three months ended March 31, 2004.

FII-43

        Activity related to the March 2003 and May 2002 restructurings for the nine months ended September 30, 2004 was as follows, (in thousands):

	Worldwide workforce reduction	Lease Termination and other	Total
Provision balance at December 31, 2003	$48	$118	$166
Cash payments	—	(153)	(153)
Accrual adjustment	—	35	35

Provision balance at June 30, 2004	$48	$—	$48
Accrual adjustment	(10)	—	(10)

Provision balance at September 30, 2004	$38	$—	$38

        CoSine expects to pay the remaining $38,000 related to the workforce reduction in the fourth quarter of 2004.

Impairment of Long-lived Assets

        At June 30, 2004, the Company made an assessment of its business and concluded that indicators of impairment were present at June 30, 2004. Accordingly, the Company performed an impairment test of the carrying value of its long-lived assets, consisting primarily of property and equipment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Based on an undiscounted cash flow analysis, the cash flows expected to be generated by the Company's long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, the Company obtained a valuation report outlining the estimated fair value of the assets, based on quoted market prices, from an independent appraiser and recorded an impairment charge of $2.3 million to write down the carrying value of the long-lived assets held for use to their fair values in the second quarter of 2004

        At September 30, 2004, the Company concluded that indicators of impairment were again present. Such indicators included ongoing operating losses, inability to achieve sustainable revenue growth, and the Company's decision to evaluate strategic alternatives. Accordingly, the Company performed an impairment test of the carrying value of its long-lived assets, consisting primarily of property and equipment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Based on an undiscounted cash flow analysis, the cash flows expected to be generated by the Company's long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, the Company obtained competitive bids from qualified prospective purchasers to determine their fair values. The fair values of the long-lived assets, as indicated by competitive bids, exceeded the net book value of the long-lived assets at September 30, 2004, accordingly, no further impairment adjustment was made in the third quarter of 2004.

        In September 2004, the Company initiated efforts to sell the remaining property and equipment and, as such, have classified the remaining property and equipment, as held for sale, with a net book value of $308,000, in the balance sheet caption "prepaid expenses and other current assets."

FII-44

9.    SUBSEQUENT EVENTS

        On October 22, 2004, the Company executed an agreement to terminate the lease of its facilities in Redwood City, California. The agreement includes a lump sum payment, including rents through December 31, 2004 and clean-up costs, of $4.1 million, and the surrender of a $420,000 lease deposit and the surrender of furniture and fixtures with an estimated value of less than $50,000. In exchange, the lessor has agreed to terminate the lease as of December 31, 2004 and to waive the rights to approximately $16.6 million in contracted rents.

        In addition, the Company sold or disposed of substantially all of its fixed assets in October 2004. Cash proceeds from the sale of fixed assets were $1.1 million.

FII-45

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TUT SYSTEMS, INC.

CADILLAC MERGER SUB, INC.

AND

COSINE COMMUNICATIONS, INC.

dated as of

January 7, 2005

ARTICLE I DESCRIPTION OF TRANSACTION		A-1
1.1	Merger of Merger Sub into Company	A-1
1.2	Closing; Effective Time	A-1
1.3	Effect of the Merger	A-2
1.4	Certificate of Incorporation; Bylaws	A-2
1.5	Directors and Officers	A-2
1.6	Effect on Capital Stock	A-2
1.7	Net Cash Adjustment	A-3
1.8	Surrender of Certificates	A-4
1.9	Termination of Exchange Fund	A-6
1.10	No Further Ownership Rights in Company Common Stock	A-6
1.11	Lost, Stolen or Destroyed Certificates	A-6
1.12	Tax Consequences	A-6
1.13	Withholding Rights	A-6
1.14	Taking of Necessary Action; Further Action	A-7
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY		A-7
2.1	Organization, Standing and Power	A-7
2.2	Capital Structure	A-8
2.3	Authority; No Conflicts	A-9
2.4	SEC Documents; Financial Statements	A-10
2.5	Absence of Certain Changes	A-11
2.6	Absence of Undisclosed Liabilities	A-11
2.7	Legal Proceedings	A-12
2.8	Receivables; Customers	A-12
2.9	Restrictions on Business Activities	A-12
2.10	Governmental Authorization	A-12
2.11	Title to Property	A-12
2.12	Proprietary Rights	A-12
2.13	Environmental Matters	A-13
2.14	Tax Matters	A-14
2.15	Employee Benefit Plans	A-15
2.16	Interested Party Transactions	A-17
2.17	Certain Agreements Affected by the Merger	A-17
2.18	Employee Matters	A-17
2.19	Insurance	A-18
2.20	Compliance With Legal Requirements; Governmental Authorizations	A-18
2.21	Vote Required	A-19
2.22	Voting Agreements	A-19
2.23	Board Approval; State Takeover Statutes	A-19
2.24	Brokers' and Finders' Fees; Opinion of Financial Adviser	A-19
2.25	Customers and Suppliers	A-19
2.26	No Default	A-20
2.27	Full Disclosure	A-20

i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-20
3.1	Organization, Standing and Power	A-20
3.2	Capital Structure	A-21
3.3	Authority	A-21
3.4	SEC Documents; Financial Statements	A-22
3.5	Absence of Certain Changes	A-23
3.6	Absence of Undisclosed Liabilities	A-23
3.7	Litigation	A-24
3.8	Restrictions on Business Activities	A-24
3.9	Governmental Authorization	A-24
3.10	Title to Property	A-24
3.11	Registration Statement; Joint Proxy Statement/Prospectus	A-24
3.12	Proprietary Rights	A-25
3.13	Environmental Matters	A-25
3.14	Tax Matters	A-25
3.15	Interested Party Transactions	A-25
3.16	Insurance	A-26
3.17	Full Disclosure; Registration Statement; Joint Proxy Statement/Prospectus	A-26
3.18	No Default	A-26
3.19	Board Approval	A-26
3.20	Vote Required	A-26
3.21	Voting Agreements	A-26
3.22	Broker's and Finders' Fees	A-26
3.23	Parent Owned shares of Company Common Stock	A-26
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		A-26
4.1	Conduct of Business of Company	A-26
4.2	No Solicitation	A-29
ARTICLE V ADDITIONAL AGREEMENTS		A-30
5.1	Joint Proxy Statement/Prospectus; Registration Statement	A-30
5.2	Meeting of Company Stockholders	A-31
5.3	Meeting of Parent Stockholders	A-32
5.4	Regulatory Approvals	A-32
5.5	Consents	A-33
5.6	Access to Information	A-33
5.7	Confidentiality	A-34
5.8	Public Disclosure	A-35
5.9	Legal Requirements	A-35
5.10	Employee Benefit Plans	A-35
5.11	Listing of Additional shares	A-36
5.12	Indemnification	A-36
5.13	Certain Taxes	A-37
5.14	Stockholder Litigation	A-37
5.15	Nominee to Parent's Board	A-37
5.16	Injunctions or Restraints	A-37
5.17	Further Assurances	A-37

ii

ARTICLE VI CONDITIONS TO THE MERGER		A-37
6.1	Conditions to Obligations of Each Party to Effect the Merger	A-37
6.2	Additional Conditions to Obligations of the Company	A-38
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	A-38
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		A-39
7.1	Termination	A-39
7.2	Effect of Termination	A-40
7.3	Expenses and Termination Fees	A-41
7.4	Amendment	A-41
7.5	Extension; Waiver	A-41
ARTICLE VIII GENERAL PROVISIONS		A-41
8.1	Non-Survival at Effective Time	A-41
8.2	Notices	A-42
8.3	Interpretation	A-42
8.4	Counterparts	A-43
8.5	Entire Agreement; Nonassignability; Parties in Interest	A-43
8.6	Severability	A-43
8.7	Remedies Cumulative	A-43
8.8	Governing Law	A-43
8.9	Rules of Construction	A-43
SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 5.10(c)
Schedule 6.3(c)
EXHIBITS
Exhibit A—Defined Terms		A-A-1
Exhibit B—Form of Voting Agreement		B-1
Exhibit C—Form of Certificate of Merger		C-1
Exhibit D—Form of Certificate of Incorporation of the Surviving Corporation		D-1

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 7, 2005, by and among Tut Systems, Inc., a Delaware corporation ("Parent"), Cadillac Merger Sub, Inc., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent, and CoSine Communications, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    The Boards of Directors of the Company, Parent and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        B.    By virtue of the Merger, the outstanding shares of Company Common Stock, par value $0.0001 per share ("Company Common Stock"), shall be converted into the right to receive shares of Parent Common Stock, $0.001 par value ("Parent Common Stock"), at the rate set forth herein.

        C.    The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

        D.    Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into voting agreements in substantially the form attached hereto as Exhibit B (the "Company Voting Agreements") to vote the shares of Company Common Stock owned by such persons in favor of adoption of this Agreement and approval of the Merger.

        E.    Concurrently with the execution of this Agreement and as an inducement to Company to enter with this Agreement, certain stockholders of the Parent have entered into voting agreements in substantially the form attached hereto as Exhibit B (the "Parent Voting Agreements") to vote the shares of Parent Common Stock owned by such persons in favor of the issuance of Parent Common Stock contemplated by this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DESCRIPTION OF TRANSACTION

        1.1    Merger of Merger Sub into Company.    At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Closing; Effective Time.    The closing of the Merger (the "Closing") shall take place as soon as reasonably practicable (and in any event not later than two business days) after the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of DLA Piper Rudnick

Gray Cary US LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133, or at such other location as the parties hereto agree. As part of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit C (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of the filing of such document, or such later time as may be agreed to by the parties and specified in the Certificate of Merger in accordance with Section 103(d) of the DGCL, being the "Effective Time").

        1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without revision or impairment, and debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

        1.4    Certificate of Incorporation; Bylaws.    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit D hereto. From and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        1.5    Directors and Officers.    From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal.

        1.6    Effect on Capital Stock.    By virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a)   Conversion of Company Common Stock. At the Effective Time, subject to Section 1.6(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)) shall be automatically converted into the right to receive that number of shares (or a fraction of a share, as the case may be) of Parent Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (i) the quotient obtained by dividing $24,100,000 (plus the Net Cash Adjustment, if any, calculated in accordance with Section 1.7) by $4.0222 (the "Average Parent Stock Price") by (ii) the Diluted Company shares;

          (b)   Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock, and each share of Company Common Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Parent or the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or any other consideration paid or issued therefor.

          (c)   Company Stock Options. As soon as practicable following the Closing, but effective as of the Effective Time, each option to purchase shares of Company Common Stock (a "Company Option") which is outstanding immediately prior to the Effective Time (including, specifically and without limitation, every option outstanding under the Company's 1997 Stock Plan, 2000 Stock Plan, 2002 Stock Plan and the 2000 Director Option Plan) which has not been exercised prior to the Effective Time shall be terminated. Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Company Options as contemplated by this Section 1.6(c).

          (d)   Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e)   Adjustments to Exchange Ratio.

              (i)  The Exchange Ratio shall be adjusted to reflect the Net Cash Adjustment addition to $24,100,000. The Exchange Ratio shall be finalized upon the determination of the Company Cash Position in accordance with Section 1.7(b).

             (ii)  The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time so as to provide holders of Company Common Stock and Parent the same economic effect as was contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

          (f)    Fractional shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Parent Stock Price.

        1.7    Net Cash Adjustment.

          (a)   Definition of Net Cash Adjustment. The "Net Cash Adjustment," if any, will equal the difference between (i) the Company Cash Position, as defined below, determined pursuant to Section 1.7(b) and (ii) $22,750,000. The "Company Cash Position" means the estimate of the expected net cash and cash equivalent position of the Company at March 31, 2005, determined on the following basis: (i) the actual cash balance of the Company at the time of the determination, plus (ii) the value of good and collectible trade accounts receivable of the Company (aged 60 days or less) that relate to services performed or to be performed on or before March 31, 2005, less (iii) the amount of remaining payment obligations under the respective license agreements between the Company and IBM and Cadence Design Systems, Inc., less (iv) any amount to be paid by the Company pursuant to Section 5.12(c), and (v) the value of any remaining accounts payable and contractual payment obligations of the Company in excess of $50,000 (excluding amounts due and payable to Wipro Limited relating to services to be performed after March 31, 2005 pursuant to that certain Software Support Outsourcing Agreement between such supplier and the Company dated October 15, 2004) and in no event shall any person who immediately prior to the Effective Time was a holder of capital stock of the Company be required to repay or return any consideration which such holder receives or which such holder has the right to receive, as a result of the determination of the Net Cash Adjustment hereunder, and for such purposes, the calculation of the Net Cash Adjustment in accordance with the procedures set forth in Section 1.7(b) shall be final and binding on all parties to this Agreement and on the holders of Company capital stock and options.

          (b)   Determination of Net Cash Adjustment.

              (i)  On or before that date that is five business days prior to the date of the mailing of the Joint Proxy Statement to the Company stockholders, Burr, Pilger & Mayer LLP (the "Company Auditors") shall calculate the Company Cash Position based on its review of the Company's books and records. Concurrently with the foregoing, the Company Auditors and the Company shall provide to Parent and PriceWaterhouseCoopers LLP ("PWC") all supporting materials and information (including all audit and tax working papers of the Company and the Company Auditors) necessary or appropriate for Parent and PWC to independently calculate the Company Cash Position. As soon as practicable after the parties have completed their respective calculations of the Company Cash Position, the parties will inform each other of such calculations, and if such calculations differ, Parent, PWC, the Company, and the Company Auditors will seek in good faith to resolve such differences in order to agree on a calculation of the Company Cash Position in a timely manner prior to the scheduled mailing of the Joint Proxy Statement to the Company stockholders. If Parent and the Company are unable to resolve such differences by the date scheduled for the mailing of the Joint Proxy Statement, then, within two business days thereafter, Parent and the Company shall revise their respective calculations so that each such revised calculation identifies the differences remaining between the two such calculations, and shall immediately submit such revised calculations to KPMG LLP (or Deloitte & Touche, LLP if KPMG LLP does not agree to provide services pursuant to this paragraph or has a material relationship with either of the parties) (the "CPA Firm"). Acting as experts and not as arbitrators, and based solely on their independent review and analysis of the revised calculations (and based upon such review, and analysis of the data underlying such calculations as they deem appropriate), the CPA Firm shall determine the Company Cash Position, based on its determination of which calculation (Parent's calculation or the Company's calculation) better approximates the Company Cash Position; provided that to make such determination the CPA Firm shall choose, without any modification, either (i) the Company's calculation of the Company Cash Position, taken as a whole as submitted in its entirety to the CPA Firm by the Company, or (ii) Parent's calculation of the Company Cash Position, taken as a whole as submitted in its entirety to the CPA Firm by Parent. The Company and Parent shall direct the CPA Firm to use its best efforts to render such determination within two business days following submission by the parties. The determination of the Company Cash Position by the CPA Firm shall be final, conclusive and binding upon the Company and Parent. Fifty percent (50%) of the fees of the CPA Firm billed to the parties shall be paid by Parent, and the other fifty percent (50%) of such fees shall be deducted from the Company Cash Position. In the event that the Company Cash Position is not determined in accordance with the foregoing procedures within ten business days after the date that (but for the disagreement between the parties as to the Company Cash Position) had been scheduled for the mailing of the Joint Proxy Statement, the Company Cash Position shall be the average of the two amounts determined by the parties, which amount shall then be final, conclusive and binding upon the Company and Parent.

             (ii)  The Company Cash Position shall be subject to further adjustment upon the mutual agreement of the Company and Parent, no later than the earlier of the date of Parent Stockholders' Meeting or the date of the Company Stockholders' Meeting. Company shall inform Parent of any facts or circumstances which could reasonably have the potential to affect the Company Cash Position, immediately upon Company's becoming aware of such facts or circumstances.

        1.8    Surrender of Certificates.

          (a)   Exchange Agent. Parent's transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger.

          (b)   Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting and/or repurchase rights in favor of the Company shall be in book entry form until such vesting and/or repurchase rights lapse) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).

          (c)   Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates"), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates or shares held electronically through a broker-dealer (or book entries in the case of shares that are subject to vesting and/or repurchase rights in favor of the Company) representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Parent), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificate so surrendered shall forthwith be canceled and the holder of such Company Certificate shall be sent in exchange therefor a certificate or certificates or electronic equivalent (or book entry in the case of shares that are subject to vesting and/or repurchase rights) representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.6(a) and cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f). Until so surrendered, each outstanding Company Certificate will be deemed from and after the Effective Time to represent only the right to receive the merger consideration contemplated by Section 1.6(a) upon surrender of such Company Certificate. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this ARTICLE I.

          (d)   Distributions With Respect to Unexchanged shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock which the holder thereof has the right to receive until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Common Stock certificates issued in exchange therefor, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Parent Common Stock.

          (e)   Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent

  Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f)    No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9    Termination of Exchange Fund.    Any portion of funds (including any interest earned thereon) or certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this ARTICLE I within 180 days after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.8 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and, only as general creditors thereof, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

        1.10    No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this ARTICLE I.

        1.11    Lost, Stolen or Destroyed Certificates.    In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

        1.12    Tax Consequences.    The parties will report the transaction in accordance with the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        1.13    Withholding Rights.    Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code or any provision of United States federal, state, local, or foreign national, provincial, local or other Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

        1.14    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, as long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

        The Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE II are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"). The disclosures set forth in the Company Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Company Disclosure Schedule. For purposes of this ARTICLE II, documents filed by the Company in full without redaction on the website of the United States Securities and Exchange Commission ("SEC") through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") shall be deemed delivered to Parent.

        2.1    Organization, Standing and Power.

          (a)   The Acquired Corporations are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now being conducted and as proposed to be conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company's Subsidiaries are the only entities in which the Company has any equity interest.

          (b)   Section 2.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each its jurisdiction of organization and, except in the case of the Company, its stockholders. The Company is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such Subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation, or Bylaws of such Subsidiary or any agreement to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (excluding the Subsidiaries and securities in publicly traded companies held for passive investment and comprising less than one percent (1%) of the outstanding stock of such company).

          (c)   Section 2.1(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the certificate or articles of incorporation, by-laws and other organizational documents, each as currently in effect, (collectively, "Company Organizational Documents") of each of the Acquired Corporations,. None of the Acquired Corporations is in violation of any of the provisions of its respective Company Organization Documents.

          (d)   Section 2.1(d) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the charters of each committee of the Company's board of directors and any code of conduct or similar policy adopted by the Company.

        2.2    Capital Structure.    The authorized capital stock of the Company consists of Thirty Million (30,000,000) shares of Common Stock, $0.0001 par value, of which there were issued and outstanding as of the close of business on January 5, 2005, Ten Million Two Hundred Fifty Three Thousand Three Hundred Eighty Five (10,253,385) shares, and Three Million (3,000,000) shares of Preferred Stock $0.0001 par value. As of the close of business on January 5, 2005 there were no shares of Preferred Stock issued and outstanding. No shares of Company Common Stock are held in treasury of the Company or by its Subsidiaries. Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after January 1, 2005, except upon the exercise of options outstanding as of such date under the Company Stock Option Plans (as defined in Section 1.6(c)) or pursuant to the Company's 2000 Employee Stock Purchase Plan (the "Company ESPP"). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances, other than any liens, charges, claims, encumbrances or rights of others, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. As of the close of business on January 5, 2005, the Company had reserved (i) Four Million Four Hundred Ninety Four Thousand Three Hundred Ninety Eight (4,494,398) shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans, of which One Million Eight Hundred Fifty Four Thousand Sixty Seven (1,854,067) shares had been issued pursuant to option exercises or direct stock purchases, Six Hundred Thousand Seven Hundred Forty Six (600,746) shares are subject to outstanding, unexercised options, no shares were subject to outstanding stock purchase rights, and Two Million Eight Hundred Sixty Two Thousand Two (2,862,002) shares were available for issuance thereunder and (ii) Six Hundred Fifty Four Thousand One Hundred Eighty Six (654,186) shares of Common Stock for issuance to employees pursuant to the Company ESPP, of which Two Hundred Twenty Two Thousand Two (222,002) shares had been issued, and (iii) Two Hundred Eighty Four Thousand Nine Hundredred Ninety Seven (284,997) shares of Common Stock for issuance upon exercise of outstanding warrants. Between September 30, 2004 and the date hereof, Company has not (i) issued or granted additional options under the Company Stock Option Plans, or (ii) accepted enrollments in the Company ESPP. Except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans and the Company ESPP and (ii) the Company's rights to repurchase any unvested shares under the Company Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock (other than those granting the Company the right to purchase unvested shares upon employment or service termination, and the Voting Agreements) (i) between or among the Company and any of its stockholders and (ii) to the Company's Knowledge, between or among any of the Company's stockholders. The terms of the Company Stock Option Plans permit the termination of such options if not so assumed by the Parent as provided in this Agreement, without the consent or approval of the holders of such securities, stockholders, or otherwise. The Company's Board of Directors shall take all action necessary to cause (i) any "Purchase Periods" (as defined in the Company's ESPP) then in progress to be shortened by establishing a final "Purchase Date" (as also defined in the Company ESPP) as of a date prior to the Effective Time, and any Purchase Periods then in progress shall end on such new final Purchase Date, and (ii) the termination of the Company ESPP effective as of a time following such new final Purchase Date but at or prior to the Effective Time. All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, on the day immediately prior to the Effective Time, and each share of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the number of shares of Parent Common Stock pursuant to Section 1.6 of this Agreement. The Company shall cause the ESPP to terminate with such purchase. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans or Company ESPP (and true and complete copies of all such agreements and instruments which differ in any material respect from any of such forms) have been delivered to Parent and such agreements and instruments have not been amended, modified or supplemented since being delivered to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form delivered to Parent. The shares of Company Common Stock issued under the Company Stock Option Plans, as amended and under all prior versions thereof, have either been registered under the Securities Act of 1933, as amended (the "Securities Act"), or were issued in transactions which qualified for exemptions under either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

        2.3    Authority; No Conflicts.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the execution, delivery and performance by certain stockholders of the Company Voting Agreements, the "Contemplated Transactions"). The execution and delivery of this Agreement and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the "Required Company Stockholder Vote" as contemplated by Section 6.1(a) of this Agreement and the filing of appropriate merger documents as required by the DGCL). The Board of Directors of the Company has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to stockholders of the Company that they vote in favor of the Adoption of this Agreement in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

          (b)   Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

          (c)   No order of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to the Acquired Corporations in connection with the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions, except (i) for (A) filing of a certificate of merger as required by the DGCL as provided in Section 1.2, (B) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) the non-United States competition, antitrust and investment laws set forth in Section 2.3(c) of the Company Disclosure Schedule, (D) the filing of the Joint Proxy Statement, (E) such Consents, orders, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (F) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; (G) the filing of a Current Report on Form 8-K with the SEC, (H) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (ii) where failure to receive such order, or make such registration, declaration, filings or notifications, would not prevent or delay consummation of the Contemplated Transactions in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, adversely affect the Acquired Corporations in any material respect.

        2.4    SEC Documents; Financial Statements.

          (a)   The Company has on a timely basis filed all forms, reports, exhibits and other documents required to be filed with the SEC since December 31, 2003 and has made available to Parent, except to the extent available in full without redaction on the SEC's website through EDGAR two days prior to the date of this Agreement, (i) its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and its Annual Report on Form 10-K for the period ended December 31, 2002, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 2002, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC since December 31, 2002, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Documents"). The Company SEC Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act and the SEC's rules thereunder (collectively, the "Federal Securities Laws"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries are required to file any forms, reports or other documents with the SEC.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c)   The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

        2.5    Absence of Certain Changes.    Except as set forth in Section 2.5 of the Company Disclosure Schedule, since September 30, 2004 (the "Company Balance Sheet Date"), the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (v) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by the Company or any of its Subsidiaries under, any material contract or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of the Company, by any other party thereto); (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by the Company to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with the Company's past practices. Except as set forth in Section 2.5 of the Company Disclosure Schedule, the Company has not agreed since September 30, 2004 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        2.6    Absence of Undisclosed Liabilities.    Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Acquired Corporations have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, choate or inchoate, absolute, accrued or otherwise), other than (i) those set forth or adequately provided for in the Consolidated Balance Sheets or in the related Notes to Consolidated Financial Statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (the "Company Balance Sheet"), (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date and which are consistent with the conduct of the business of the Company as described in the Company's Quarterly Report as Form 10-Q for the quarter ended September 30, 2004 and which will not cause a Company Material Adverse Effect; and (iii) those incurred in connection with the execution of this Agreement.

        2.7    Legal Proceedings.    Except as set forth in Section 2.7 of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Companies pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

        2.8    Receivables; Customers.

          (a)   All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

          (b)   Section 2.8(b) of the Company Disclosure Schedule lists every customer or other Person from whom each Acquired Corporation expects to receive more than $5,000 in revenues during the present fiscal quarter and the next two fiscal quarters.

        2.9    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or reasonably could be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any current business practice of the Company or any of its Subsidiaries, any contemplated acquisition of property by the Company or any of its Subsidiaries or the conduct by the Company or any of its Subsidiaries of its business as currently conducted or as currently proposed to be conducted.

        2.10    Governmental Authorization.    The Company and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Body (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's or any of its Subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

        2.11    Title to Property.    The Company and its Subsidiaries own or lease no material real property other than as set forth in Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents. Except as reflected in the Company's financial statements included in the Company SEC Documents, each of the Company and its Subsidiaries has good and defensible title to all of its respective properties and assets, free and clear of all Encumbrances except Encumbrances for taxes not yet due and payable; and, to the knowledge of the Company, all leases pursuant to which the Company or any Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

        2.12    Proprietary Rights.

          (a)   Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, with respect to Proprietary Rights owned by the Acquired Corporations, each of the Acquired Corporations has sufficient right, title and interest in and to all Proprietary Rights, free and clear of all Encumbrances, and with respect to Proprietary Rights used by any Acquired Corporation, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use), each Acquired Corporation has a valid right to use, license and otherwise exploit such Proprietary Rights.

          (b)   Section 2.12(b) of the Company Disclosure Schedule contains an accurate and complete list of the following: (i) all of the Patents owned by any of the Acquired Corporations, (ii) all of the Registered Trademarks owned by any of the Acquired Corporations, (iii) all of the Registered Copyrights owned by any of the Acquired Corporations, and (iv) all oral and written contracts, agreements, licenses and other arrangements relating to any Acquired Corporation Proprietary Rights. All Patents, Registered Trademarks, and Registered Copyrights necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Product(s) of such Acquired Corporation are valid and in full force and effect; all Acquired Corporation Contracts relating to any Proprietary Rights used by any Acquired Corporation that such Acquired Corporation is granted a right to use, license and otherwise exploit are valid and in full force and effect; and the consummation of the Contemplated Transactions will not alter or impair any such rights or the right of the Acquired Corporations to use and exploit such rights. No claims have been asserted against any Acquired Corporation (and each Acquired Corporation is not aware of any claims which are likely to be asserted against such Acquired Corporation) by any person challenging the use of any Acquired Corporation Proprietary Right by any Acquired Corporation or challenging or questioning the validity or effectiveness of any license or agreement relating to any Proprietary Right used by any Acquired Corporation, and there is no valid basis for any such claim. To the Company's knowledge, no Acquired Corporation Product infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity.

          (c)   Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, no Acquired Corporation has granted any third party any right to manufacture, reproduce, distribute, market or exploit any Acquired Corporation Product or any enhancements, modifications, or derivative works based on the Acquired Corporation Products or any portion thereof.

          (d)   To the Company's knowledge, no employee of any Acquired Corporation is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with such Acquired Corporation.

          (e)   Each person presently or previously employed by any Acquired Corporation (including independent contractors, if any) employed in a research and development or other technical position has executed a confidentiality and non-disclosure agreement, the form of which is attached to Section 2.12(e) of the Company Disclosure Schedule. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of such person, enforceable in accordance with their respective terms.

        2.13    Environmental Matters.    Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. None of the Acquired Corporations has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

        2.14    Tax Matters.

          (a)   The Company and each of its Subsidiaries have prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to that entity or its operations, and such Tax Returns are true and correct and have been completed in accordance with applicable law. All Taxes due and owing (whether or not shown on any Tax Return) have been paid when due.

          (b)   The Company and each of its Subsidiaries, as of the Closing Date will have properly and timely withheld and remitted to the proper Tax Authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.

          (c)   Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Company Balance Sheet and as of the Closing Date, will not have any of such liabilities not accrued for or reserved in the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company or its assets or operations

          (d)   During the period of all unexpired applicable statutes of limitations, neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against the Company or any of its Subsidiaries that is not reflected as a liability on the Company Financial Statements and Company Balance Sheet, nor has the Company or any of its Subsidiaries executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e)   Neither the Company nor any of its Subsidiaries is a party to any tax-sharing agreement or similar arrangement with any other party, and neither the Company nor any of its Subsidiaries has assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

          (f)    Except as set forth in Section 2.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries' Tax Returns have ever been audited by a government or Tax Authority, no such audit is in process or pending, and neither the Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination.

          (g)   The Company and each of its Subsidiaries has made available to Parent correct and complete copies of all Tax Returns filed for all periods for the past three (3) tax years.

          (h)   Neither the Company nor any of its Subsidiaries has ever filed any consent agreement under Section 341(f) of the Internal Revenue Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by the Company or any of its Subsidiaries.

          (i)    Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries which, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible as an expense by the Company or any of its Subsidiaries pursuant to Sections 280G, 404, or 162(m) of the Internal Revenue Code or by similar applicable Law.

          (j)    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the Closing.

          (k)   There are (and immediately following the Closing there will be) no Encumbrances on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

          (l)    Neither the Company nor any of its Subsidiaries has ever been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

          (m)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) "closing agreement" as described in Internal Revenue Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Internal Revenue Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

        2.15    Employee Benefit Plans.

          (a)   Section 2.15(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code, for the prior three fiscal years of the Company (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to employees, officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Internal Revenue Code Section 125) or dependent care (Internal Revenue Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees; and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (collectively, the "Company Employee Plans").

          (b)   The Company has delivered to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code either (i) has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Internal Revenue Code, or (ii) has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired. The Company has also furnished Parent with the most recent Internal Revenue Service determination, opinion, advisory, or notification letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Internal Revenue Code Section 401(a). Company has also delivered to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (c)   (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, with respect to any Company Employee Plan, which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Internal Revenue Code), except as would not have, in the aggregate, a Company Material Adverse Effect, and the Company and each Subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no Knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Internal Revenue Code or Title I of ERISA with respect to any of the Company Employee Plans; and (v) each Company Employee Plan has been terminated prior to the date of this Agreement, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

          (d)   The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Company Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider, except as may be required by Section 5.10 of this Agreement. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, without more, does not constitute a change in or of control or a termination or constructive termination of employment within the meaning of any severance or option plan or agreement to which the Company or any of its Subsidiaries is a party.

          (e)   The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code.

          (f)    Neither the Company nor any Company Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

          (g)   There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans,

  arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Company or any of its subsidiaries is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

          (h)   There are no benefit plans which have been adopted, maintained or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries by the law or applicable custom or rule of a jurisdiction outside of the United States.

        2.16    Interested Party Transactions.    Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is indebted to any director, officer or employee of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

        2.17    Certain Agreements Affected by the Merger.    At the Closing neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any, current or former, director or employee or service provider of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable by the Company or its Subsidiaries; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        2.18    Employee Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to employees of the Company or any of its Subsidiaries, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization with respect to such persons. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Body pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries have any pending contract grievances under any collective bargaining agreements, other administrative charges, claims, grievances or lawsuits before any Governmental Body or arbiter or arbitrator arising under any laws govern employment and, to the Knowledge of the Company and its Subsidiaries, there exist no facts that could reasonably be expected to give rise to such a claim.

          (b)   All employee terminations that have been conducted by the Company and each of its Subsidiaries have been in accordance with applicable law and there are no pending claims resulting from such terminations. The Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. The Company is not liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company or any of its Subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no material controversies pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

          (c)   The Company and its Subsidiaries have delivered to Parent a list of the names and elements of compensation for all officers and consultants of the Company and its Subsidiaries who are currently receiving compensation or other benefits or remuneration from the Company and its Subsidiaries, showing each such person's name, positions, and annual remuneration, bonuses and benefits for the current fiscal year.

          (d)   With respect to any persons formerly employed by the Company or any of its Subsidiaries, (i) the Company and the Company's Subsidiaries did not violate any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company and the Company's Subsidiaries, threatened discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or its Subsidiaries, before any Governmental Body nor, to the Knowledge of the Company and its Subsidiaries, does any basis therefor exist.

          (e)   With respect to any persons formerly employed by the Company or any of its Subsidiaries, the Company and its Subsidiaries have complied, in all material respects, with all laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Section 1101 et seq. and its implementing regulations.

          (f)    The Company and its Subsidiaries provided their employees with timely notices which were required to be given to employees under, or otherwise complied with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any rules and regulations promulgated thereunder ("WARN") or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event).

        2.19    Insurance.    The Company has delivered to Parent a list of all the Company's insurance policies as of the date hereof. The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.20    Compliance With Legal Requirements; Governmental Authorizations.    The Acquired Corporations are, and at all times since January 1, 2000 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the

Acquired Corporations to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Acquired Corporations has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Without limiting the foregoing, except as could not reasonably be expected to have a Company Material Adverse Effect:

          (a)   the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

          (b)   the Company is in compliance with the terms of all applicable export licenses or other approvals;

          (c)   there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals;

          (d)   there are no actions, conditions or circumstances pertaining to the Company's export transactions that may give rise to any future claims; and

          (e)   no consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained without material cost and without undue delay.

        2.21    Vote Required.    The Required Company Stockholder Vote is the only vote of the holders of any of the Company's capital stock necessary to adopt this Agreement.

        2.22    Voting Agreements.    All of the persons listed on Section 2.22 of the Company Disclosure Schedule have signed and delivered a Company Voting Agreement, and such Company Voting Agreement is in full force and effect.

        2.23    Board Approval; State Takeover Statutes.    The Board of Directors of the Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the consummation of the Merger. Assuming the accuracy of Parent's representation set forth in Section 3.23 of this Agreement, the Board of Directors' approval of this Agreement and the Merger is sufficient to render inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement, the restrictions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement, the Merger, or the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger, or the transactions contemplated by this Agreement.

        2.24    Brokers' and Finders' Fees; Opinion of Financial Adviser.    The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except as specified in the Broadview Letter. The Company has been advised by its financial advisor, Broadview International Ltd., that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

        2.25    Customers and Suppliers.    As of the date hereof, except for Wipro Limited (pursuant to that certain Software Support Outsourcing Agreement between such supplier and the Company dated October 15, 2004), all material suppliers of the Company have stopped supplying materials, products or services to the Company.

        2.26    No Default.    Neither the Company nor any of its Subsidiaries is, and has not received written, or to the Knowledge of the Company, other notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to the Company or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which the Company or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Company Material Adverse Effect.

        2.27    Full Disclosure.

          (a)   This Agreement (including the Company Disclosure Schedule) does not, and the Certificate of Merger will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (b)   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which is contained in any of the foregoing documents. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE III are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by Parent to the Company on the date of this Agreement (the "Parent Disclosure Schedule"). The disclosures set forth in the Parent Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Parent Disclosure Schedule. For purposes of this ARTICLE III, documents filed by Parent in full without redaction on the SEC website through EDGAR or made accessible via Parent's website shall be deemed delivered to Company.

        3.1    Organization, Standing and Power.

          (a)   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. None of Parent's subsidiaries is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X, promulgated under the Securities Act.

          (b)   Parent has delivered to the Company copies of the certificate or articles of incorporation, by-laws and other organizational documents, each as currently in effect, (collectively, "Parent Organizational Documents") of Parent and each of its Subsidiaries. Neither Parent nor any of its subsidiaries are in violation of any of the provisions of its respective Parent Organization Documents.

        3.2    Capital Structure.

          (a)   The authorized capital stock of Parent consists of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value, of which Twenty Five Million, One Hundred Seventy Nine Thousand, Six Hundred and Ten (25,179,610) are issued and outstanding and five million (5,000,000) shares of Preferred Stock, $0.001 par value, of which one hundred thousand (100,000) shares have been designated as Series A Participating Preferred Stock. As of close of business on December 30, 2004 there were no shares of Preferred Stock issued and outstanding. Since June 30, 2004, no options have been exercised nor purchases made pursuant to the ESPP, except in the ordinary course of business. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub.

          (b)   The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, $0.001 par value, of which one thousand (1,000) shares were issued and outstanding as of the date hereof. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid, and non-assessable, and free of any liens or encumbrances imposed by Parent or Merger Sub.

        3.3    Authority.

          (a)   Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than, with respect to the Merger, the approval of the issuance of shares of Parent Common Stock by the holders of a majority of the then outstanding shares of Parent Common Stock (the "Required Parent Stockholder Vote" as contemplated by Section 6.1(a) of this Agreement and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

          (b)   Except as set forth in Section 3.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (B) any resolution adopted by the board of directors or the stockholders of the Parent or Merger Sub; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the

  Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Merger Sub, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Merger Sub; (iv) cause Parent or Merger Sub to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or Merger Sub to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract of Parent or Merger Sub; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or Merger Sub, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent and Merger Sub from performing their obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, adversely affect the Parent or Merger Sub in any material respect.

          (c)   No order of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions, except (i) for (A) filing of a certificate of merger as required by the DGCL as provided in Section 1.2, (B) such filings as may be required under the HSR Act, (C) the non-United States competition, antitrust and investment laws set forth in Section 3.3(c) of the Parent Disclosure Schedule, (D) the filing of the Joint Proxy Statement, (E) such Consents, orders, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (F) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; (G) the filing of a Schedule 13D with the SEC with respect to the Voting Agreements; (H) the filing of a Form 8-K and Schedule 13D with the SEC within four business days after the Closing Date, (I) the filing with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger, (J) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (ii) where failure to receive such order, or make such registration, declaration, filings or notifications, would not prevent or delay consummation of the Contemplated Transactions in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, adversely affect Parent or any of its Subsidiaries in any material respect.

        3.4    SEC Documents; Financial Statements.

          (a)   Parent has filed all forms, reports, exhibits and other documents required to be filed with the SEC since December 31, 2002 and has made available to the Company, except to the extent available in full without redaction on the SEC's website through EDGAR two days prior to the date of this Agreement, (i) its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and its Annual Reports on Form 10-K for the period ended December 31, 2003, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since May 19, 2004, (iii) all other reports or registration statements (other than Reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent) filed by Parent with the SEC since December 31, 2002, and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Documents"). The Parent SEC Documents (i) were prepared in accordance with the requirements of the Federal Securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents has been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c)   Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

        3.5    Absence of Certain Changes.    Except as set forth in Section 3.5 of the Parent Disclosure Schedule, since September 30, 2004 (the "Parent Balance Sheet Date"), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Parent Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its Subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (v) any entering into by Parent or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by Parent or any of its Subsidiaries under, any material contract or agreement to which Parent or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of Parent, by any other party thereto); (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent's past practices. Parent has not agreed since September 30, 2004 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

        3.6    Absence of Undisclosed Liabilities.    Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent's Form 10-Q for the period ended September 30, 2004 (the "Parent Balance Sheet"), (ii) those incurred in the ordinary course of business since September 30, 2004, which are consistent with past practice and which could not reasonably be expected to have a Parent Material Adverse Effect; and (iii) those incurred in connection with the execution of this Agreement.

        3.7    Litigation.    There is no litigation, arbitration or investigation pending against Parent or any of its Subsidiaries before any Governmental Body, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or to materially and adversely affect the ability of Parent or its Subsidiaries to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Parent Material Adverse Effect.

        3.8    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or reasonably could be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any current business practice of Parent or any of its Subsidiaries, any contemplated acquisition of property by Parent or any of its Subsidiaries or the conduct by Parent or any of its Subsidiaries of its business as currently conducted or as currently proposed to be conducted.

        3.9    Governmental Authorization.    Parent and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Body (i) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent's or any of its Subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Parent Authorizations"), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations could not reasonably be expected to have a Parent Material Adverse Effect.

        3.10    Title to Property.    Except as reflected in the Parent's financial statements included in the Parent SEC Documents, each of Parent and its Subsidiaries has good and defensible title to all of its respective properties and assets, free and clear of all Encumbrances except Encumbrances for taxes not yet due and payable; and, to the knowledge of Parent, all leases pursuant to which Parent or any Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

        3.11    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied by Parent and Merger Sub for inclusion in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement will not, on the date the Joint Proxy Statement is first mailed to the Company's stockholders, and at the time of the Company Stockholders Meeting, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company or any third party which is contained in any of the foregoing documents.

        3.12    Proprietary Rights.    To Parent's Knowledge: (i) none of Parent's Proprietary Rights infringe upon the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity; (ii) Parent has sufficient right, title and interest in and to all Proprietary Rights that are required for Parent to conduct its business as it presently being conducted; (iii) there is no threatened litigation regarding Parent's Proprietary Rights; and (iv) no former employee of Parent or any of its Subsidiaries is infringing upon or has misappropriated Parent's Proprietary Rights.

        3.13    Environmental Matters.    Each of Parent and its Subsidiaries is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. Neither Parent nor any of its Subsidiaries has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of Parent or its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of Parent or any of its Subsidiaries or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

        3.14    Tax Matters.

          (a)   Except as disclosed on Schedule 3.14(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiary have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all Taxes which have been incurred or are due and payable. Except as disclosed on Schedule 3.14(a) of the Parent Disclosure Schedule (i) there are no past or pending audits or examinations or proposed audits or examinations of any tax returns filed by Parent or by any Subsidiary, (ii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent or applicable Subsidiary is maintaining reserves to the extent currently required unless the failure to do so does not have a Parent Material Adverse Effect, and (iii) neither Parent nor any Subsidiary has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which Parent or any Subsidiary may be liable.

          (b)   Except as set forth on Schedule 3.14(b) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary: (i) is a party to any agreement providing for the allocation, payment or sharing of Taxes among Parent, its Subsidiaries, or any third parties; or (ii) has an application pending with respect to any Tax requesting permission for a change in accounting method.

        3.15    Interested Party Transactions.    Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries is indebted to any director, officer or employee of Parent or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

        3.16    Insurance.    Parent and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Parent and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        3.17    Full Disclosure.    This Agreement (including the Parent Disclosure Schedule) does not, and the Certificate of Merger will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

        3.18    No Default.    Neither Parent nor any of its Subsidiaries is, and has not received written, or to the Knowledge of Parent, notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to Parent or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which Parent or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Parent Material Adverse Effect.

        3.19    Board Approval.    The Boards of Directors of Parent and Merger Sub, as the case may be, have (i) approved this Agreement and the Merger, (ii) determined that the Merger is advisable and in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholder of Merger Sub adopt this Agreement and approve the consummation of the Merger. The stockholder of Merger Sub has adopted this Agreement and approved the consummation of the Merger.

        3.20    Vote Required.    The Required Parent Stockholder Vote is the only vote of the holders of any of Parent's capital stock necessary to effectuate the Contemplated Transactions.

        3.21    Voting Agreements.    All of the persons listed on Section 3.21 of the Parent Disclosure Schedule have signed and delivered a Parent Voting Agreement, and such Parent Voting Agreement is in full force and effect.

        3.22    Broker's and Finders' Fees.    Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than to Needham & Company, Inc.

        3.23    Parent Owned Shares of Company Common Stock.    Neither Parent, Merger Sub or their respective Subsidiaries own any shares of Company Common Stock.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business of Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the

"Pre-Closing Period"), the Company agrees (except to the extent expressly contemplated by this Agreement), to carry on the business of the Acquired Corporations in the ordinary course and in substantially the same manner as heretofore conducted since September 30, 2004, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due. The Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of its or its Subsidiaries' business, and of any event which could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not do, cause or permit any of the following actions, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following actions:

          (a)   Charter Documents. cause or permit any amendments to the Organizational Documents;

          (b)   Dividends; Changes in Capital Stock. declare or pay any cash or property dividends on or make any other cash or property distributions in respect of any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with the Company's standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

          (c)   Stock Option Plans, Etc. take any action to accelerate, amend or change the period of exercisability or vesting, or waive any repurchase rights, in respect of options or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans or with respect to any restricted stock.

          (d)   Material Contracts. except as set forth in Section 4.1(d) of the Company Disclosure Schedule, enter into any contract or commitment involving payments by the Company or its Subsidiaries in excess of ten thousand dollars ($10,000) individually or fifty thousand dollars ($50,000) in the aggregate or which are otherwise material to the Company and its Subsidiaries, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts;

          (e)   Issuance of Securities. except as set forth in Section 4.1(e) of the Company Disclosure Schedule, issue, deliver, encumber or sell, or authorize or propose the issuance, delivery, encumbrance, or sale of, or purchase or propose the purchase of, any shares of its or its Subsidiaries' capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, and (ii) issuance of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof from former employees, directors and consultants in accordance with the Company's standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service;

          (f)    Intellectual Property. except as set forth in Section 4.1(f) of the Company Disclosure Schedule, transfer or license to any person or entity any of its Proprietary Rights other than the license of non-exclusive rights to its Proprietary Rights, in each case in the ordinary course of business consistent with past practice;

          (g)   Exclusive Rights. enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (h)   Dispositions. except as set forth in Section 4.1(f) of the Company Disclosure Schedule, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taking the Company together with its Subsidiaries as a whole;

          (i)    Indebtedness. incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (j)    Leases. enter into any operating leases obligating the Company or any of its Subsidiaries;

          (k)   Payment of Obligations. pay, discharge or satisfy in an amount in excess of five thousand dollars ($5,000) in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the Transaction Expenses or the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

          (l)    Capital Expenditures. make any capital expenditures, capital additions or capital improvements;

          (m)  Insurance. materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

          (n)   Termination or Waiver. change or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner adverse to the Acquired Corporations, taken as a whole, or terminate or waive any right or claim of substantial value in connection with any Legal Proceedings;

          (o)   Employee Benefit Plans; Pay Increases. except as set forth in Section 4.1(o) of the Company Disclosure Schedule, adopt or amend any employee benefit or stock purchase or option plan, pay any special bonus or special remuneration to any employees or consultants or directors, or increase the salaries, wage rates, target incentive percentages or fringe benefits or otherwise increase the benefits of its employees or consultants or directors, except, in each case, for any amendments to any Company Employee Plan that may be required by applicable law.

          (p)   Labor Agreements. enter into any employment contract (including any offer letter for at will employment) or, except if required by applicable law, any collective bargaining agreement.

          (q)   Severance Arrangements. grant any severance or termination pay, or any additional notice of termination, to, or reduce the exercise price or grant any acceleration or extension of the exercisability of any equity securities held by any director, officer, employee or other person;

          (r)   Legal Proceeding. commence a Legal Proceeding other than (i) for the routine collection of obligations, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement;

          (s)   Acquisitions. acquire or agree to acquire any business, corporation, limited liability company, partnership, association, entity, or other business organization or division thereof (whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase, or otherwise) or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taking the Company together with its Subsidiaries as a whole (except for purchases of supplies and components in the ordinary course of business consistent with past practice), or acquire or agree to acquire any equity securities of or interests in any corporation, partnership, limited liability company, association, entity, or business organization, or enter into any relationships or alliances;

          (t)    Taxes. make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of

  Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (u)   Revaluation. write down the value of inventory or otherwise revalue any of its assets except in a manner consistent with past practice;

          (v)   Accounting Policies and Procedures. make any change to its accounting methods, principles, assumptions, policies (including reserve policies), procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; or

          (w)  Other. take or agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(v).

        4.2    No Solicitation.

          (a)   The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.2, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing "standstill" provisions no less favorable to the Company than the "standstill" provisions in effect between the Company and Parent, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.2 by the Company.

          (b)   The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

          (c)   The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

          (d)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party, and will use all commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Joint Proxy Statement/Prospectus; Registration Statement.

          (a)   As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, with respect to the issuance of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and Joint Proxy Statement. Each of Parent and the Company shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parent and the Company will cause the Joint Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. All documents that either Parent or the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of Parent and the Company shall also promptly file, use commercially reasonable efforts to cause to become effective as promptly as possible and, if required, mail to its stockholders any amendment to the Form S-4 Registration Statement or Joint Proxy Statement that becomes necessary after the date the S-4 Registration Statement is declared effective.

          (b)   If at any time prior to the Effective Time either party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Joint Proxy Statement, it shall promptly inform the other Party.

          (c)   Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto.

          (d)   Prior to the Effective Time, Parent shall use commercially reasonable efforts to qualify the Parent Common Stock under the securities or blue sky laws of such jurisdictions as may be required; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

          (e)   Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other and with the other's counsel and auditors in the preparation of the Joint Proxy Statement and the Registration Statement.

        5.2    Meeting of Company Stockholders.

          (a)   The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock for the purpose of voting on a proposal to adopt this Agreement (the "Company Stockholders' Meeting"), and shall submit such proposal to such holders at the Company Stockholders' Meeting. The Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders' Meeting. The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (b)   Subject to Section 5.2(c): (i) the Joint Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the unanimous recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

          (c)   Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least five business days' prior notice of any meeting of the Company's board of directors (or presentation to the directors of a proposed unanimous written consent) at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) the Company's board of directors determines in good faith (supported by a written opinion of an independent financial adviser of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal; (iv) the Company's board of directors determines in good faith, after having taken into account the written advice of the Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; and (v) neither the Company, nor the other Acquired Corporations, nor any of their Representatives shall have violated any of the restrictions set forth in Section 4.2.

        5.3    Meeting of Parent Stockholders.

          (a)   Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of voting to approve the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting will be held as promptly as practicable after the Company Stockholders' Meeting is held and the Company's stockholders shall have adopted, this Agreement. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (b)   The Joint Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent's board of directors that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the "Parent Board Recommendation"). The Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed

        5.4    Regulatory Approvals.

          (a)   Subject to Sections 5.4(c) and 5.4(d), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Sections 5.4(c) and 5.4(d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

          (b)   Without limiting the generality of Section 5.4(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other Antitrust Law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable Antitrust Laws on the transaction contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

          (c)   At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

        5.5    Consents.    The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

        5.6    Access to Information.

          (a)   Each Party (the "Disclosing Party") shall afford the other party (the "Receiving Party") and its Representatives with reasonable access during normal business hours during the Pre-Closing Period to (i) all of the Disclosing Party's and its Subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Disclosing Party and its Subsidiaries as Receiving Party may reasonably request. The Disclosing Party agrees to provide to the Receiving Party and its Representatives copies of internal financial statements promptly upon request.

          (b)   The Disclosing Party shall provide the Receiving Party and its Representatives with reasonable access, during normal business hours during the Pre-Closing Period, to all of the Disclosing Party's and its Subsidiaries' Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the Receiving Party: (i) a schedule of the types of Tax Returns being filed by the Disclosing Party and each of its Subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by the Disclosing Party and each of its Subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which the Disclosing Party or any of its Subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities. The Disclosing Party shall also, promptly upon the Receiving Party's request during the Pre-Closing Period, prepare and provide the following information to the Receiving Party and its

  Representatives in a form reasonably acceptable to the Receiving Party: (i) such transfer-pricing information, studies and documentation as may be requested by the Receiving Party relating to transactions between the Disclosing Party and any of its Subsidiaries (and any other related parties); (ii) such information, studies and documentation relating to the amount and use of net operating losses and Tax credits by the Disclosing Party and its Subsidiaries as may be requested by the Receiving Party and (iii) such records and information as may be requested by the Receiving Party substantiating any Tax credits claimed or to be claimed by the Disclosing Party and any of its Subsidiaries.

          (c)   No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.7    Confidentiality.

          (a)   The parties acknowledge that the provisions of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time.

          (b)   The Receiving Party shall keep confidential all information and knowledge concerning the Disclosing Party obtained from the Disclosing Party or any of its advisers in the course of the negotiations relating to this Agreement or the consideration by the Receiving Party of a possible transaction with the Disclosing Party, or the effectuation of the Contemplated Transactions, including all notes, analyses, compilations, studies, interpretations, or other documents prepared by the Receiving Party which contain, reflect or are based upon, in whole or in part, the information furnished to the Disclosing Party (the "Confidential Information"); provided, however, that the foregoing shall not apply to information or knowledge which (i) the Receiving Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the Disclosing Party, (ii) has been approved in writing for use or disclosure by the Disclosing Party, (iii) is or becomes generally known to the public and does not become so known through any violation of law or this Agreement by the Receiving Party, (iv) is later lawfully acquired by the Receiving Party from other sources, (v) is required to be disclosed by order of court or government agency after seeking any reasonably available protection against general disclosure, (vi) is required to be disclosed in the course of any litigation between any of the parties hereto and is disclosed in accordance with any protective order or confidentiality order or arrangement applicable thereto, or (vii) is independently developed by the Receiving Party without the use of any Confidential Information of the Disclosing Party; it being understood that the Receiving Party may disclose relevant information and knowledge to its employees and agents on a "need to know" basis, provided that the Receiving Party causes such employees and agents to treat such information and knowledge confidentially.

          (c)   Each party agrees that it shall use the Confidential Information of the other party solely for the purpose of effectuating the Contemplated Transactions, that the Confidential Information shall be kept confidential and that the neither party shall disclose any of the Confidential Information of the other party in any manner whatsoever except as permitted in Section 5.7. Each party agrees to be responsible for any breach of Section 5.7 by such party and agrees, at its sole expense, to take all reasonable measures (including court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure of the Confidential Information.

          (d)   In the event that the Receiving Party is requested or required (by deposition, interrogatories, requests for information or documents or other discovery mechanism in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement so that Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Disclosing Party, the Receiving Party is nonetheless, in the written opinion of its counsel, legally compelled to disclose the Confidential Information of the Disclosing Party to any court or tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party may, without liability hereunder, disclose to such court or tribunal only that portion of the Confidential Information of the Disclosing Party which such counsel advises the Receiving Party is legally required to be disclosed, provided that the Receiving Party exercises its commercially reasonable efforts to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by cooperating with Disclosing Party to obtain an appropriate protective order or other assurance that confidential treatment will be accorded the Confidential Information of the Disclosing Party by such court or tribunal.

          (e)   In the event this Agreement is terminated pursuant to Section 7.1 this Section 5.7 shall survive indefinitely and otherwise shall survive until the Effective Time.

        5.8    Public Disclosure.    Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) about the other party or their relationship or activities or regarding the terms of this Agreement and the Contemplated Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq Stock Market, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

        5.9    Legal Requirements.    Subject to the provisions and provisos of Section 5.4, each of Parent, Merger Sub and the Company will, and will cause their respective Subsidiaries to, (a) take all requisite commercially reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the Contemplated Transactions, (b) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Contemplated Transactions, and (c) subject to Section 5.4 take all requisite commercially reasonable actions necessary to obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        5.10    Employee Benefit Plans.    At the Effective Time the Company Stock Option Plans and each unvested outstanding option to purchase shares of Company Common Stock shall terminate and be cancelled. If and to the extent necessary or required by the terms of the Company Stock Option Plans or any Company Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Options and (ii) amend the terms of its stock option plans, equity incentive plans or arrangements, to give effect to the provisions of this Section 5.10.

          (a)   All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the Merger shall not accelerate the vesting of unvested shares provided for in the agreements evidencing the Repurchase Options, and except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

          (b)   The Company shall take all action necessary to terminate, or cause to terminate, effective as of the day prior to the Effective Time, any Company Benefit Plan that is a 401(k) plan. With respect to each Company Employee Plan subject to ERISA as an employee pension plan within the meaning of Section 3(2) of ERISA, and to the Company's knowledge, no partial termination could be deemed to have occurred as a result of a reduction in the Company's workforce.

          (c)   Within five business days following the date of this Agreement, the Company shall set forth on Section 5.10(c) of the Company Disclosure Schedule a list of all persons who the Company reasonably believes are, with respect to the Company and as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder). Within a reasonable period of time after the last business day of the month prior to the expected Closing Date and on or about the date five business days prior to the expected Closing Date, the Company shall revise Section 5.10(c) of the Company Disclosure Schedule to reflect the most recently available closing price of Company Common Stock as of the last business day of such month and to reflect any additional information which the Company reasonably believes would impact the determination of persons who are, with respect to the Company and as of the each such date, "disqualified individuals" (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).

        5.11    Listing of Additional Shares.    Prior to the Effective Time, Parent shall file with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.2(b).

        5.12    Indemnification.

          (a)   All rights to indemnification under the Company's Organizational Documents or indemnification contracts (in each case in effect on the date hereof) existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (the "Indemnified Persons") shall survive the Merger and shall be observed by the Surviving Corporation for a period of six years from the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b)   From the Effective Time until the third anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, a "tail" policy based on the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Tail Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage, (ii) the Surviving Corporation shall not be required to pay an aggregate premium for the Tail Policy (or for any substitute policies) in excess of $                              in the aggregate [150% of current premium], and (iii) the Surviving Corporation shall not be required to maintain any Tail Policy by opposing rescission or attempting to obtain replacement coverage in the event of a rescission or attempted rescission by the insurer based, inter alia, on misrepresentation or concealment in any related insurance application and/or associated materials. In the event the aggregate premium for the Tail Policy (or any substitute policies) exceeds $800,000 in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $800,000.

          (c)   Parent will take the necessary steps such that the Surviving Corporation shall have purchased the Tail Policy prior to, and effective as of, the Closing Date. To the extent possible, the

  Company will cause the pre-paid premium for the Company's existing policy of directors' and officer's liability insurance covering the period from the Closing Date until the expiration of such policy, to be rebated and credited toward the premium payable for the Tail Policy.

          (d)   The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs.

        5.13    Certain Taxes.    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by the Company stockholders when due.

        5.14    Stockholder Litigation.    Unless and until the Board of Directors of the Company has withdrawn the Company Board Recommendation, the Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against the Company and/or its directors relating to the Contemplated Transactions.

        5.15    Nominee to Parent's Board.    The parties agree to cooperate with each other to determine a nominee to be appointed to Parent's Board of Directors, which nominee shall be mutually agreeable to both Parent and Company.

        5.16    Injunctions or Restraints.    In the event an injunction or other order preventing the consummation of the Merger shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

        5.17    Further Assurances.    Subject to Section 4.2 and Section 5.1, (a) each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the Contemplated Transactions and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, and (b) each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of this Agreement and the Contemplated Transactions.

ARTICLE VI
CONDITIONS TO THE MERGER

        6.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a)   Stockholder Approval. This Agreement and the Merger shall have been approved by the Required Company Stockholder Vote and the Required Parent Stockholder Vote.

          (b)   Registration Statement Effective. The SEC shall have declared the Form S-4 Registration Statement effective; no stop order suspending the effectiveness of the Form S-4 Registration Statement or any part thereof shall be in effect; and no proceeding for that purpose by the SEC shall be pending.

          (c)   No Injunctions, Restraints or Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body seeking any of the foregoing be pending; and no action shall have been taken by any Governmental Body, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (d)   HSR. The waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have elapsed or been terminated.

        6.2    Additional Conditions to Obligations of the Company.    The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by the Company:

          (a)   Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Parent Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except where the failure to be so true and correct, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Parent Material Adverse Effect; and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by them prior to the Effective Time; and (iii) the Company shall have received a certificate of an appropriate officer of Parent certifying that the conditions set forth in this Section 6.2(a) are satisfied.

          (b)   Listing of Additional Shares. The shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger shall have been approved for listing on The Nasdaq National Market, or shall be exempt from such requirement under the then applicable regulations and rules of the Nasdaq Stock Market.

          (c)   Directors' and Officers' Liability Insurance Coverage. The Tail Policy referred to in Section 5.12(b) shall be effective as of the Closing Date.

        6.3    Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by Parent:

          (a)   Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except, in the case of the representations and warranties of the Company in Section 2.1 through Section 2.20, Section 2.25 and Section 2.26, where the failure to be so true and correct, without regard to any materiality or Company Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (ii) the Company shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by it prior to the Effective Time, and (iii) Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company certifying that the conditions set forth in this Section 6.3(a) are satisfied.

          (b)   Financial Condition. The Company Cash Position, as finally determined pursuant to Section 1.7(b), shall be greater than or equal to twenty one million five hundred thousand dollars ($21,500,000).

          (c)   Third-Party Consents. Parent shall have received evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under each material contract of the Company or any of its Subsidiaries set forth on Schedule 6.3(c).

          (d)   Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition materially limiting or restricting Parent's ownership, conduct or operation of the business of the Company and its Subsidiaries following the Effective Time shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body, seeking the foregoing be pending or threatened.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Parent, this Agreement may be terminated and the Merger abandoned:

          (a)   by mutual written consent of the parties, upon approval by the Boards of Directors of Parent and the Company;

          (b)   by either Parent or the Company, by written notice to the other party, if the Closing shall not have occurred on or before March 31, 2005 or such later date as may be agreed upon in writing by the parties hereto (the "Final Date"); provided, however, that the Final Date shall, at the election of either party, be extended to May 15, 2005 if the Joint Proxy Statement has not been mailed to the stockholders of either party on or before February 28, 2005, either because the Registration Statement had not by then been declared effective by the SEC or because (i) any of the determinations required by Section 1.7(b) have not been completed and (ii) the failure of such determinations to be completed or the failure of the Merger to occur on or before the Final Date has not principally been caused by action or failure to act constituting a breach, in any material respect, of this Agreement, by the party seeking such extension;

          (c)   by either Parent or the Company, by written notice to the other party, if: (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, provided such party used commercially reasonable efforts to have such injunction or other order lifted;

          (d)   by either Parent or the Company, by written notice to the other party, if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

          (e)   by either Parent or the Company, by written notice to the other party, if (i) the Parent Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have voted on the issuance of shares of Parent Common Stock in the Merger, and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time;

          (f)    by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote), by written notice to the Company, if a Company Triggering Event shall have occurred or an Acquisition Proposal shall have been made and, in either case, shall not have been absolutely and unconditionally abandoned or withdrawn, and the Board of Directors of the Company, if so requested by Parent, does not within 10 business days of such request, (A) reconfirm its unanimous recommendation of this Agreement and the transactions contemplated hereby, and (B) (in the case of an Acquisition Proposal or Triggering Event involving a tender or exchange offer) reject such Acquisition Proposal or Triggering Event; (ii) the Board of Directors of the Company shall have failed to give the Company Board Recommendation or shall have withdrawn (including by failing to include such Recommendation in the Proxy Statement) or modified the Company Board Recommendation in a manner adverse to Parent, or shall have resolved to do any of the foregoing; (iii) the Board of Directors of the Company shall have recommended, endorsed, accepted, approved, or otherwise agreed to an Acquisition Proposal or shall have resolved to do any of the foregoing; or (iv) the Company or any Company Representative shall have failed to comply with Section 4.2;

          (g)   by Parent, by written notice to the Company, if (i) any of the Company's representations and warranties in the Agreement would be inaccurate if made as of the time of such notice, or the Company shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.3(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within 10 business days after receipt by the Company of written notice of such inaccuracy or breach;

          (h)   by the Company, by written notice to Parent, if (i) any of Parent's representations and warranties in this Agreement would be inaccurate if made as of the time of such notice, or Parent shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.2(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach shall not have been cured within 10 business days after receipt by Parent of written notice of such inaccuracy or breach;

          (i)    by Parent, upon written notice to the Company, if, since the date of this Agreement, there shall have occurred any Company Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect; or

          (j)    by the Company, upon written notice to Parent, if, since the date of this Agreement, there shall have occurred any Parent Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect.

        7.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided however that (a) the provisions of Section 5.7 and Section 7.3, this Section 7.2 and ARTICLE VIII shall remain in full force and effect and survive any termination of this Agreement, and (b) the termination of this Agreement shall not relieve any party from liability in connection with a willful or intentional breach of any of such party's representations or warranties set forth in this Agreement or the breach of any such party's covenants or agreements set forth in this Agreement.

        7.3    Expenses and Termination Fees.

          (a)   Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b)   Notwithstanding Section 7.3(a), Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto and (B) any necessary filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

          (c)   If this Agreement is terminated by Parent pursuant to Section 7.1(f), then the Company shall pay to Parent, in cash within two business days following termination (and in addition to the amounts payable by the Company pursuant to Section 7.3(b)) a nonrefundable fee in an amount equal to $1,500,000.

          (d)   If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the "prime rate" (as announced by the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

        7.4    Amendment.    Subject to Section 251(d) of the DGCL, the boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        7.5    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Non-Survival at Effective Time.    The representations, warranties, covenants and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in ARTICLE I, Section 5.7 (Confidentiality), Section 5.8 (Public Disclosure) Section 5.10 (Employee Benefit Plans), Section 5.12 (Indemnification), Section 5.17 (Further Assurances), Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this ARTICLE VIII shall survive the Effective Time.

        8.2    Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be addressed to the intended recipient as set forth below):

          (a)   if to Parent or Merger Sub, to:

      TUT SYSTEMS, INC.

      Randall K. Gausman
      6000 SW Meadows Road
      Lake Oswego, OR 97035
      Telephone No.: (971) 217-0400
      Facsimile No.: (971) 217-0458

      with a copy to:

      DLA Piper Rudnick Gray Cary US LLP
      4365 Executive Drive, Suite 1100
      San Diego, CA 92121-2133
      Attention: Marty B. Lorenzo, Esq.
      Telephone No.: (858) 677-1400
      Facsimile No.: (858) 677-1401

          (b)   if to the Company, to:

      COSINE COMMUNICATIONS, INC.

      Terry Gibson
      560 S. Winchester Blvd.
      Suite 500
      San Jose, CA 95128
      Telephone No.: (408) 236-7517

      with a copy to:

      Collette & Erickson LLP
      43rd Floor, Bank of America Center
      555 California Street
      San Francisco, CA 94104-1791
      Attention: John V. Erickson, Esq.
      Telephone No.: (415) 788-4646
      Facsimile No.: (415) 788-6929

All notices so given shall be effective upon receipt, and shall in any event be deemed received (a) upon delivery, if delivered by hand, (b) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (c) upon telephonic confirmation of delivery, if delivered by facsimile transmission.

        8.3    Interpretation.

          (a)   Prior to the Effective Time: (i) nothing in this Agreement shall be construed as establishing a joint venture, strategic alliance, or license between Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (ii) nothing in this Agreement shall be construed to require Parent or any of its Subsidiaries to make any investment of cash or other property in or any loan to the Company or any of its Subsidiaries.

          (b)   When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used in this Agreement shall be deemed in each case to be followed by the words "without limitation." The phrase "provided to," "furnished to," and terms of similar import in this Agreement means that a paper copy of the information referred to has been furnished to the party to whom such information is to be provided. In this Agreement, the phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 7, 2005. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.5    Entire Agreement; Nonassignability; Parties in Interest.    This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, excluding the Confidentiality Agreement to the extent provided by Section 5.7 herein; (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; and (c) are not intended to, and shall not be construed as, conferring upon any person other than the parties hereto any rights or remedies.

        8.6    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7    Remedies Cumulative.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        8.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court located within the County of New Castle in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        8.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page follows.]

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TUT SYSTEMS, INC.
By:	/s/ SALVATORE D'AURIA
Name:	Salvatore D'Auria
Title:	Chief Executive Officer
COSINE COMMUNICATIONS, INC.
By:	/s/ STEVE GOGGIANO
Name:	Steven Goggiano
Title:	Chief Executive Officer
CADILLAC MERGER SUB, INC.
By:	/s/ RANDALL GAUSMAN
Name:	Randall Gausman
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND
PLAN OF MERGER

EXHIBIT A
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A), the following capitalized terms shall have the meanings indicated below:

        "Acquired Corporation" means the Company or any of its Subsidiaries.

        "Acquired Corporations" means the Company and all of its Subsidiaries.

        "Acquired Corporation Contract" means any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

        "Acquired Corporation Product(s)" means each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product "road map" of an Acquired Corporation.

        "Acquired Corporation Proprietary Rights" means any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

        "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

        "Acquisition Transaction" means any transaction or series of transactions involving:

          (a)   any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 25% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or

          (b)   any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary coarse of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Acquired Corporations.

        "Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "Antitrust Laws" means the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

        "Broadview Letter" has the meaning ascribed to it in the definition of Transaction Expenses.

        "CERCLA" has the meaning ascribed to it in Section 2.13.

        "Certificate of Incorporation" has the meaning ascribed to it in Section 2.1.

A-A-1

        "Certificate of Merger" has the meaning ascribed to it in Section 1.2.

        "Closing" has the meaning ascribed to it in Section 1.2.

        "Closing Date" has the meaning ascribed to it in Section 1.2.

        "COBRA" has the meaning ascribed to it in Section 2.18(b).

        "Company" has the meaning ascribed to it in the forepart to this Agreement.

        "Company Authorizations" has the meaning ascribed to it in Section 2.10.

        "Company Balance Sheet" has the meaning ascribed to it in Section 2.6.

        "Company Balance Sheet Date" has the meaning ascribed to it in Section 2.5.

        "Company Board Recommendation" has the meaning ascribed to it in Section 5.2(b).

        "Company Certificates" has the meaning ascribed to it in Section 1.8(c).

        "Company Common Stock" has the meaning ascribed to it in the Recitals to this Agreement.

        "Company Disclosure Schedule" has the meaning ascribed to it in the forepart of ARTICLE II.

        "Company Employee Plans" has the meaning ascribed to it in Section 2.15(a).

        "Company ESPP" has the meaning ascribed to it in Section 2.2.

        "Company Financial Statements" has the meaning ascribed to it in Section 2.4.

        "Company Material Adverse Effect" means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of the Company (or, after the Effective Time, the Surviving Corporation) and its Subsidiaries, taking the Company (or, after the Effective Time, the Surviving Corporation) together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Company Material Adverse Effect: (a) a decrease in the trading price of Company Common Stock; (b) any event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving results from changes affecting any of the industries or economies in which the Company operates as a whole (which changes do not materially and disproportionately affect the Company); (c) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (f) a failure in and of itself of results of operations of the Company and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Company after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

        "Company Representatives" has the meaning ascribed to it in Section 4.2.

        "Company SEC Documents" has the meaning ascribed to it in Section 2.4.

        "Company Stock Option Plans" has the meaning ascribed to it in Section 1.6(c).

        "Company Stockholders Meeting" has the meaning ascribed to it in Section 5.2(a).

A-A-2

        "Company Triggering Event" means: (i) the failure of the board of directors of the Company to recommend that the Company's stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to the Parent, or any other action taken by the board of directors of the Company or any member thereof that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that the board of directors of the Company or such member does not support the Merger or does not believe that the Merger is in the best interests of the Company's stockholders; (ii) the Company shall have failed to include in the Joint Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the board of directors of the Company fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of the Company's stockholders, within five business days after Parent requests in writing that such action be taken; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with Section 4.2; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced; or (viii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.2.

        "Confidentiality Agreement" means the Mutual Non-disclosure Agreement, dated as of September 21, 2004, between the Company and Parent.

        "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "CPA Firm" has the meaning ascribed to it in Section 1.7(b).

        "DGCL" has the meaning ascribed to it in Section 1.1.

        "Diluted Company Shares" means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time on an "as converted" and "as exercised" basis, including (i) all outstanding shares of Company Common Stock, plus (ii) the maximum number of shares of Company Common Stock issuable pursuant to the exercise of any outstanding options, warrants, subscription rights, and agreements or commitments to issue shares of Company Common Stock or issuable pursuant to the conversion of any outstanding Company debt or equity securities for which the exercise price, subscription price or conversion price is less than $4.50 per share of Company Common Stock.

        "Effective Time" has the meaning ascribed to it in Section 1.2.

        "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

A-A-3

        "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a)   any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b)   fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c)   financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d)   any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

        "Environmental Law" means any Legal Requirement that requires or relates to:

          (a)   advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b)   preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c)   reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d)   assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e)   protecting resources, species, or ecological amenities;

          (f)    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g)   cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h)   making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

A-A-4

        "ERISA Affiliate" has the meaning ascribed to it in Section 2.15(a).

        "ERISA" has the meaning ascribed to it in Section 2.15(a).

        "Exchange Act" has the meaning ascribed to it in Section 2.4.

        "Exchange Ratio" has the meaning ascribed to it in Section 1.6(a).

        "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

        "Final Date" has the meaning ascribed to it in Section 7.1(b).

        "Foreign Plan" has the meaning ascribed to it in Section 2.15(h).

        "Form S-4 Registration Statement" or "Registration Statement" means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

        "GAAP" has the meaning ascribed to it in Section 2.4.

        "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

        "HSR Act" has the meaning ascribed to it in Section 2.3.

        "Indemnified Parties" has the meaning ascribed to it in Section 5.12.

        "Issued Patents" means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Joint Proxy Statement" means the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

        "Knowledge" with respect to a party means such party's actual knowledge after reasonable inquiry of officers, directors, vice presidents, persons of higher authority than, or equivalent authority to, a vice president, and all persons directly reporting to any of the foregoing.

A-A-5

        "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

        "Merger" has the meaning ascribed to it in the Recitals to this Agreement.

        "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement.

        "Merger Sub Common Stock" has the meaning ascribed to it in Section 1.6(d).

        "NASD" has the meaning ascribed to it in Section 2.3.

        "Net Cash Adjustment" has the meaning ascribed to it in Section 1.7.

        "Order" means any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

        "Organizational Documents" has the meaning ascribed to it in Section 2.1(c).

        "Parent" has the meaning ascribed to it in the forepart to this Agreement.

        "Parent Balance Sheet" has the meaning ascribed to it in Section 3.5.

        "Parent Common Stock" has the meaning ascribed to it in the Recitals to this Agreement.

        "Parent Confidential Information" has the meaning ascribed to it in Section 5.7(b).

        "Parent Disclosure Schedule" has the meaning ascribed to it in the forepart of ARTICLE III.

        "Parent Financial Statements" has the meaning ascribed to it in Section 3.4.

        "Parent Material Adverse Effect" means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Parent Material Adverse Effect: (a) a decrease in the trading price of Parent Common Stock; (b) any event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving results from changes affecting any of the industries or economies in which Parent operates as a whole (which changes do not materially and disproportionately affect Parent); (c) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (f) a failure in and of itself of results of operations of the Parent and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Parent after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

A-A-6

        "Parent SEC Documents" has the meaning ascribed to it in Section 3.4.

        "Patents" means the Issued Patents and the Patent Applications.

        "Patent Applications" means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

        "Person" means any individual, Entity or Governmental Body.

        "Proprietary Rights" means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

        "Registered Copyrights" means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

        "Registered Trademarks" means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

        "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        "Repurchase Options" has the meaning ascribed to it in Section 5.10(a).

        "Required Company Stockholder Vote" has the meaning ascribed to it in Section 2.3(a).

        "Required Parent Stockholder Vote" has the meaning ascribed to it in Section 3.3

        "SEC" has the meaning ascribed to it in Section 2.3.

        "Securities Act" has the meaning ascribed to it in Section 2.2.

        "Subsidiary" and "Subsidiaries" mean, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such person or any other subsidiary of such person is a general partner (excluding partnerships, the general partnership interests of which held by such person or any subsidiary of such person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such person or by one or more of its subsidiaries.

        "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, (i) after receipt of a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company's stockholders than the terms of the Merger and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably certain of being obtained by such third party.

        "Surviving Corporation" has the meaning ascribed to it in Section 1.1.

        "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits,

A-A-7

license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement.

        "Tax Authority" means any Governmental Body responsible for the imposition of any Tax (domestic or foreign).

        "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Trade Secrets" means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

        "Trademarks" means all (i) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (iii) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registrations has been obtained.

        "Transaction Expenses" means the actual, reasonable, documented fees, costs and expenses incurred by the Company and payable to Broadview International LLC as financial advisor to the Company pursuant to its letter agreement with the Company dated as of May 16, 2003 (the "Broadview Letter"), Collette & Erickson, LLP as outside legal counsel to the Company, and the Company's outside accountants, in each case in connection with the negotiations leading to this Agreement, the negotiation and documentation of this Agreement (including due diligence in connection therewith), the performance of the Company's obligations under this Agreement, and the consummation of the Merger and the other Contemplated Transactions, and expenses incurred in connection with printing the Company's proxy materials and the Registration Statement, registration and filing fees in connection with the Registration Statement, the proxy materials and the listing of additional shares, and fees, costs and expenses associated with complying with applicable Blue Sky securities laws in connection with the Merger and filing fees under the HSR Act. Fees, costs and expenses incurred by the Company in connection with legal, accounting and financial advisory work in the ordinary course of business shall not constitute Transaction Expenses, even though they may be incurred after the date hereof or during the pendency of this Agreement.

        "Triggering Event" means the acquisition by any person or group (other than a stockholder who is party to an enforceable Voting Agreement) of beneficial ownership of securities representing twenty five percent (25%) or more of the outstanding shares of any class of capital stock or voting power of

A-A-8

the Company, or the commencement or public announcement of a tender or exchange offer, other publicly announced initiative or open market purchase program, following the successful consummation of which such person or group would have beneficial ownership of securities representing twenty five percent (25%) or more of the outstanding shares of any class of capital stock or voting power of the Company. For purposes of this definition, the terms "person," "group" and "beneficial ownership" have the meanings ascribed to them in the Securities Exchange Act of 1934 as amended and the rules and regulations of the SEC thereunder.

        "Voting Agreements" has the meaning ascribed to it in the Recitals to this Agreement.

        "WARN" has the meaning ascribed to it in Section 2.18(f).

A-A-9

ANNEX B
FORM OF VOTING AGREEMENT FOR TUT SYSTEMS

VOTING AGREEMENT

        This Voting Agreement ("Agreement") is made and entered into as of January 7, 2005, by and between TUT Systems, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Cosine Communications, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement that are not defined herein or in Section 8 shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, Stockholder is the holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of the Company;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Cadillac Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Stockholder has agreed to execute and deliver this Agreement.

        NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

        1.    Agreement to Vote Shares.    Prior to the Termination Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall vote the Subject Securities: (a) in favor of adoption of the Merger Agreement and approval of the Merger, (b) against any proposal for any Acquisition Transaction (as defined in the Merger Agreement), other than the Merger, between the Company and any Person or entity other than Parent and (c) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        2.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto (the "Proxy"), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, with respect to the shares referred to therein.

        3.    Agreement to Retain Shares.

          (a)   Restriction on Transfer. Except as otherwise provided in Section 3(c), during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

          (b)   Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy (other than the Proxy granted herein) is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

          (c)   Permitted Transfers. Section 3(a) shall not prohibit a transfer of Company Common Stock by Stockholder (i) upon the death of Stockholder, or (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and delivers a Proxy to Parent in substantially the form of the Proxy attached hereto.

        4.    Waiver of Appraisal Rights.    Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of any outstanding shares of Company Common Stock Owned by Stockholder.

        5.    Representations, Warranties and Covenants of Stockholder.    Stockholder hereby represents and warrants to Parent as follows:

          (a)   Due Authorization, Etc. All consents, approvals, authorizations and orders necessary for the execution and delivery by Stockholder of this Agreement and the Proxy have been obtained, and Stockholder has full right, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute valid and binding agreements of Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

          (b)   No Conflict. The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

          (c)   Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

          (d)   Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through the Termination Date.

        6.    Additional Covenants of Stockholder.

          (a)   Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

        7.    Miscellaneous.

          (a)   Survival of Representations, Warranties and Agreements. All representations and warranties made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, and (ii) the Termination Date.

          (b)   Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

          (c)   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(c), and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          (d)   Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (e)   Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law. Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder:

              (i)  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

             (ii)  agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

            (iii)  agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

        Nothing contained in this Section 7(e) shall be deemed to limit or otherwise affect the right of Parent to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

        HOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

          (f)    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

          (g)   Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

          (h)   Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (i)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

          (j)    Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          (k)   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (l)    Construction.

              (i)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

             (ii)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (iii)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (iv)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        8.    Certain Definitions.    For purposes of this Agreement,

          (a)   "Company Common Stock" shall mean the common stock, par value $0.0001 per share, of the Company.

          (b)   Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder is the "beneficial owner" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 of such security.

          (c)   "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Body.

          (d)   "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all, options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

          (e)   The term "Termination Date" means the earlier to occur of the date of the consummation of the transactions contemplated by the Merger Agreement or the date the Merger Agreement terminates in accordance with its terms.

          (f)    A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security.

        The parties have caused this Agreement to be duly executed on the date first above written.

PARENT:
TUT SYSTEMS, INC.
By:
Name:
Title:
Address for notices:

STOCKHOLDER:
Name:
Address for notices:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

IRREVOCABLE PROXY

        The undersigned stockholder (the "Stockholder") of Cosine Communications, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints Salvatore D'Auria and Randall K. Gausman, of TUT Systems, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares at any time prior to the Termination Date (as defined below).

        This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and between Parent and the undersigned stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), of even date herewith, by and among the Company, Parent and Cadillac Merger Corporation, a Delaware corporation ("Merger Sub"). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "Merger"). As used herein, the term "Termination Date" shall mean the earlier to occur of (i) the date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the date the Merger Agreement shall terminate in accordance with its terms.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of approval and adoption of the Merger and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger, (ii) against any proposal for any Acquisition Transaction, other than the Merger, between the Company and any person or entity (other than Parent or Merger Sub) and (iii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

        If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: January    , 2005

(Signature of Stockholder)
(Print Name of Stockholder)

Number of shares of common stock of the Company owned of record as of the date of this proxy:

ANNEX C
FORM OF VOTING AGREEMENT FOR COSINE

VOTING AGREEMENT

        This Voting Agreement ("Agreement") is made and entered into as of January 7, 2005, by and between Cosine Communications, Inc., a Delaware corporation (the "Company") and, the undersigned stockholder ("Stockholder") of TUT Systems, Inc., a Delaware corporation (the "Parent"). Certain capitalized terms used in this Agreement that are not defined herein or in Section 8 shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, Stockholder is the holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of the Parent;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Cadillac Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition and inducement to Company's willingness to enter into the Merger Agreement, Stockholder has agreed to execute and deliver this Agreement.

        NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

        1.    Agreement to Vote Shares.    Prior to the Termination Date, at every meeting of the stockholders of the Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Parent with respect to any of the following, Stockholder shall vote the Subject Securities: (a) in favor of the issuance of additional shares of Parent Common Stock in connection with the Merger, and (b) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        2.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Company a proxy in the form attached hereto (the "Proxy"), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, with respect to the shares referred to therein.

        3.    Agreement to Retain Shares.

          (a)   Restriction on Transfer. Except as otherwise provided in Section 3(c), during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

          (b)   Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy (other than the Proxy granted herein) is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

          (c)   Permitted Transfers. Section 3(a) shall not prohibit a transfer of Parent Common Stock by Stockholder (i) upon the death of Stockholder, or (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms of this Agreement and delivers a Proxy to Company in substantially the form of the Proxy attached hereto.

        4.    Waiver of Appraisal Rights.    Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of any outstanding shares of Parent Common Stock Owned by Stockholder.

        5.    Representations, Warranties and Covenants of Stockholder.    Stockholder hereby represents and warrants to Company as follows:

          (a)   Due Authorization, Etc. All consents, approvals, authorizations and orders necessary for the execution and delivery by Stockholder of this Agreement and the Proxy have been obtained, and Stockholder has full right, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute valid and binding agreements of Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

          (b)   No Conflict. The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

          (c)   Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Parent Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Parent Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Parent set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Parent, other than the shares and options, warrants and other rights set forth on the signature page hereof.

          (d)   Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through the Termination Date.

        6.    Additional Covenants of Stockholder.

          (a)   Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Compnay may request for the purpose of carrying out and furthering the intent of this Agreement.

        7.    Miscellaneous.

          (a)   Survival of Representations, Warranties and Agreements. All representations and warranties made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, and (ii) the Termination Date.

          (b)   Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Company and its successors and assigns) any rights or remedies of any nature.

          (c)   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(c), and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          (d)   Waiver. No failure on the part of Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Company shall not be deemed to have waived any claim available to Compnay arising out of this Agreement, or any power, right, privilege or remedy of Compnay under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (e)   Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law. Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder:

              (i)  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

             (ii)  agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

            (iii)  agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

        Nothing contained in this Section 7(e) shall be deemed to limit or otherwise affect the right of Parent to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

        HOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

          (f)    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

          (g)   Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

          (h)   Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (i)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

          (j)    Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          (k)   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (l)    Construction.

              (i)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

             (ii)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (iii)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (iv)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        8.    Certain Definitions.    For purposes of this Agreement,

          (a)   "Parent Common Stock" shall mean the common stock, par value $0.001 per share, of the Parent.

          (b)   Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder is the "beneficial owner" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 of such security.

          (c)   "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Body.

          (d)   "Subject Securities" shall mean: (i) all securities of the Parent (including all shares of Parent Common Stock and all, options, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

          (e)   The term "Termination Date" means the earlier to occur of the date of the consummation of the transactions contemplated by the Merger Agreement or the date the Merger Agreement terminates in accordance with its terms.

          (f)    A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company; or (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security.

        The parties have caused this Agreement to be duly executed on the date first above written.

COMPANY:
COSINE COMMUNICATIONS, INC.
By:
Name:
Title:
Address for notices:

STOCKHOLDER:
Name:
Address for notices:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

IRREVOCABLE PROXY

        The undersigned stockholder (the "Stockholder") of TUT Systems, Inc., a Delaware corporation (the "Parent"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints Steve Goggiano and Terry R. Gibson, of Cosine Communications, Inc., a Delaware corporation (the "Company"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of capital stock of the Parent owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Parent which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Parent referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares at any time prior to the Termination Date (as defined below).

        This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and between the Company and the undersigned stockholder, and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), of even date herewith, by and among the Company, Parent and Cadillac Merger Corporation, a Delaware corporation ("Merger Sub"). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "Merger"). As used herein, the term "Termination Date" shall mean the earlier to occur of (i) the date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the date the Merger Agreement shall terminate in accordance with its terms.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Parent and in every written consent in lieu of such meeting: (i) in favor of the issuance of additional shares of Parent Common Stock in connection with the Merger and in favor of any matter that could reasonably be expected to facilitate the Merger, and (ii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

        If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: January    , 2005

(Signature of Stockholder)
(Print Name of Stockholder)

Number of shares of common stock of the Parent owned of record as of the date of this proxy:

ANNEX D

January 7, 2005

Board of Directors
Tut Systems, Inc.
6000 SW Meadows Drive, Suite 200
Lake Oswego, OR 97035

Gentlemen:

        We understand that Tut Systems, Inc. ("Tut"), Cosine Communications, Inc. ("Cosine"), and a wholly-owned subsidiary of Tut ("Merger Sub") propose to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Cosine and Cosine will become a wholly-owned subsidiary of Tut (the "Merger"). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

        Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $0.0001 per share, of Cosine ("Cosine Common Stock") will be converted into the right to receive the number of shares of common stock, $0.001 par value, of Tut ("Tut Common Stock") equal to the Exchange Ratio (as defined below). The Exchange Ratio shall equal the quotient obtained by dividing (i) the quotient obtained by dividing $24,100,000 (as such number may be adjusted pursuant to the Merger Agreement to reflect Cosine's estimated net cash position) by $4.0222 by (ii) the number of issued and outstanding shares of Cosine Common Stock on a fully diluted basis, as calculated pursuant to the Merger Agreement.

        You have asked us to advise you as to the fairness, from a financial point of view, to Tut of the Exchange Ratio pursuant to the Merger Agreement.

        For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated January 6, 2005 but circulated to the parties on January 7, 2005 (the "Draft Merger Agreement"); (ii) reviewed certain publicly available information concerning Tut and Cosine and certain other relevant financial and operating data of Tut and Cosine furnished to us by Tut and Cosine; (iii) reviewed the historical stock prices and trading volumes of Tut Common Stock and Cosine Common Stock; (iv) held discussions with members of management of Tut and Cosine concerning their current and future business prospects and joint prospects for the combined companies, including the potential cost savings that may be achieved by the combined companies; (v) reviewed certain research analyst projections with respect to Tut and held discussions with members of the management of Tut concerning those projections; (vi) reviewed certain financial forecasts with respect to Cosine prepared by the management of Cosine and held discussions with members of such management concerning those forecasts; (vii) reviewed the financial terms of certain financings for companies whose securities are traded in the public markets and that we deemed generally relevant; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

        In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the Draft Merger Agreement without material alteration or waiver thereof and that the liabilities (contingent or otherwise, known or unknown) of Tut and Cosine are as set forth in the financial statements of Tut and Cosine, respectively, reviewed by us for purposes of this opinion. With respect to the financial forecasts for Cosine provided to us by Cosine management and the joint prospects of the combined companies, we have assumed, with your consent and based upon discussions with the management of Tut and Cosine, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Cosine and the combined companies, and we have relied, without independent verification, upon the estimates of such management of the potential cost savings, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. With respect to the research analyst projections for Tut, we have assumed, with your consent and based upon discussions with the management of Tut, that such projections represent reasonable estimates as to the future financial performance of Tut. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based. We have relied on advice of counsel and independent accountants to Tut as to all legal and financial reporting matters with respect to Tut, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Tut or Cosine. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to Tut of the Exchange Ratio pursuant to the Merger Agreement and does not address Tut's underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Tut. Our opinion does not constitute a recommendation to any stockholder of Tut as to how such stockholder should vote with respect to the proposed Merger.

        We are not expressing any opinion as to what the value of Tut Common Stock will be when issued pursuant to the Merger or the prices at which Tut Common Stock or Cosine Common Stock will actually trade at any time.

        Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Tut as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, Tut has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We have in the past and may in the future provide investment banking and financial advisory services to Tut, for which services we have received and expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Cosine and Tut for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Tut and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Tut from a financial point of view.

Very truly yours,
/s/ NEEDHAM & COMPANY, INC.
NEEDHAM & COMPANY, INC.

ANNEX E
OPINION OF BROADVIEW INTERNATIONAL LLC

[Form of Fairness Opinion]

January 6, 2005

CONFIDENTIAL

Board of Directors
CoSine Communications, Inc.
560 S. Winchester Blvd., Suite 500
San Jose, CA 95128

Dear Members of the Board:

        We understand that CoSine Communications, Inc. ("CoSine" or the "Company"), Tut Systems, Inc. ("Tut" or "Parent"), and Cadillac Merger Corporation, a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company and Merger Sub will merge with each other, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the "Merger"). Pursuant to the Merger, each outstanding share of common stock, par value $0.0001 per share (the "Company Common Stock"), of the Company will be converted into the right to receive 0.5898 shares of Parent's common stock, such number being the "Exchange Ratio". Such Exchange Ratio assumes that the Agreement is executed on January 7, 2005. For purposes of this opinion, we have assumed, with your permission, that the Exchange Ratio will not be adjusted in respect of the net cash position of the Company or otherwise. The terms and conditions of the Merger are more fully set forth in the Agreement. You have advised us that Parent does not and will not prior to the effective time of the Merger own any capital stock of the Company.

        You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock.

        Broadview International ("Broadview"), a division of Jefferies & Company, Inc. ("Jefferies"), focuses on providing merger and acquisition advisory services to information technology ("IT"), communications, healthcare technology, and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology, and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to CoSine's Board of Directors and will receive a fee from CoSine upon the successful conclusion of the Merger. We will also receive a fee for rendering this opinion. As you are aware, Charles J. Abbe, a member of the Board, is the father of Robert Abbe, a Managing Director of Broadview. As you are also aware, in the ordinary course of their businesses, Jefferies and its affiliates may publish research reports regarding the securities of the Company and/or Parent and their respective affiliates, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

        In rendering our opinion, we have, among other things:

        1.)   conducted a selling process soliciting interest from a broad set of prospective buyers of the Company;

        2.)   reviewed the terms of the Agreement in the form of the draft furnished to us by the Company's legal counsel on January 6, 2005 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the final Agreement);

        3.)   reviewed CoSine's annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein, and CoSine's quarterly report on Form 10-Q for the periods ended March 31, 2004, June 30, 2004, and September 30, 2004; including the unaudited financial statements included therein;

        4.)   reviewed certain internal historical financial and operating information relating to CoSine, including quarterly cash flow projections through December 31, 2006, prepared and furnished to us by CoSine management;

        5.)   participated in discussions with CoSine's management concerning the operations, business strategy, current financial performance and prospects for the Company;

        6.)   discussed with CoSine's management its view of the strategic rationale for the Merger;

        7.)   reviewed the recent reported closing prices and trading activity of Company Common Stock;

        8.)   analyzed available information concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

        9.)   reviewed a liquidation analysis of the Company prepared by management (the "Liquidation Analysis");

        10.) discussed with the Board its view of the strategic rationale for the Merger;

        11.) reviewed Tut's annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein, and Tut's quarterly reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004, and September 30, 2004; including the unaudited financial statements included therein;

        12.) reviewed certain internal historical financial and operating information relating to Tut, including quarterly projections through December 31, 2005, prepared and furnished to us by Tut management;

        13.) participated in discussions with Tut management concerning the operations, business strategy, financial performance and prospects for Tut;

        14.) discussed with Tut management its view of the strategic rationale for the Merger;

        15.) reviewed the recent reported closing prices and trading activity of Parent's common stock;

        16.) compared certain aspects of the financial performance of Tut with public companies we deemed comparable;

        17.) assisted in negotiations and discussions related to the Merger among CoSine, Tut and their respective financial and legal advisors; and

        18.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

        In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by CoSine, Tut or their respective advisors. With respect to the financial projections and liquidation analysis examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of CoSine and Tut, as applicable, as to the future performance of the Company and Tut, respectively. We have also assumed, with your permission, that in the course of obtaining any necessary regulatory and third party approvals, consents and releases for the Merger, no modification, delay, limitation or restriction or condition will be imposed that will have a material adverse effect on the Merger and that the Merger will be consummated in accordance with applicable laws and regulations and the terms of the Agreement as set forth in the January 6, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Our opinion does not address the relative merits of the Merger as compared to other strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We have neither made nor obtained an independent appraisal or valuation of any of CoSine's or Parent's assets or liabilities (contingent or otherwise). We do not express any view as to the federal, state or local tax consequences of the Merger.

        Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock.

        For purposes of this opinion, we have assumed that neither CoSine nor Tut is currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. It should be understood that, although subsequent developments may affect this opinion, we have no obligation to update, revise or reaffirm the opinion. We express no opinion as to the price at which Tut's common stock will trade when issued in connection with the Merger or at any time in the future.

        This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of CoSine in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock, or any other person, as to how such person should vote or act on any matter related to the Merger. This opinion may not be used for any other purpose whatsoever or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; except that this opinion may be included in its entirety, if required, in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel.

Sincerely,

/s/  BROADVIEW INTERNATIONAL

Broadview International
A division of Jefferies & Company, Inc.

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SPECIAL MEETING OF STOCKHOLDERS MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
SPECIAL MEETING OF STOCKHOLDERS MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
REFERENCES TO ADDITIONAL INFORMATION

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
TUT SYSTEMS SUMMARY CONSOLIDATED FINANCIAL DATA (in thousands, except per share data)
COSINE SUMMARY SELECTED HISTORICAL FINANCIAL DATA
COMPARATIVE PER SHARE INFORMATION(5) (in thousands except per share data)
RISK FACTORS
THE TUT SYSTEMS SPECIAL MEETING
THE COSINE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT AND VOTING AGREEMENTS
TUT SYSTEMS AND CADILLAC MERGER SUB'S BUSINESS
TUT SYSTEMS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TUT SYSTEMS' MANAGEMENT
TUT SYSTEMS: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
TUT SYSTEMS' PRINCIPAL STOCKHOLDERS
COSINE'S BUSINESS
COSINE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
COSINE'S MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF COSINE
COSINE'S PRINCIPAL STOCKHOLDERS
DESCRIPTION OF TUT SYSTEMS COMMON STOCK
COMPARISON OF RIGHTS OF TUT SYSTEMS STOCKHOLDERS AND COSINE STOCKHOLDERS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Tut Systems Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2004
Tut Systems Unaudited Pro Forma Condensed Combined Statement of Operations (in thousands, except per share data)
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN OBTAIN MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
TUT SYSTEMS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TUT SYSTEMS, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
TUT SYSTEMS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
TUT SYSTEMS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands)
TUT SYSTEMS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
TUT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except per share amounts)
SUPPLEMENTARY DATA
COSINE COMMUNICATIONS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF ERNST & YOUNG LLP REGISTERED PUBLIC ACCOUNTING FIRM
COSINE COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEETS
COSINE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
COSINE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands, except share data)
COSINE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
COSINE COMMUNICATIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COSINE COMMUNICATIONS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except for par value and share data)
COSINE COMMUNICATIONS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data) (Unaudited)
COSINE COMMUNICATIONS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
COSINE COMMUNICATIONS, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
ANNEX A

ARTICLE I DESCRIPTION OF TRANSACTION
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
EXHIBIT A CERTAIN DEFINITIONS
ANNEX B FORM OF VOTING AGREEMENT FOR TUT SYSTEMS
ANNEX C FORM OF VOTING AGREEMENT FOR COSINE
ANNEX D
ANNEX E OPINION OF BROADVIEW INTERNATIONAL LLC